Exhibit 10.19

Execution Version

AMENDMENT, INCREMENTAL AGREEMENT AND REAFFIRMATION

dated as of December 2, 2021,

among

GBT GROUP SERVICES B.V.,

as the Borrower,

GBT UK TOPCO LIMITED,

as a Loan Party,

GBT III B.V.,

as a Loan Party,

THE OTHER LOAN PARTIES PARTY HERETO,

THE LENDERS PARTY HERETO,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Collateral Agent

AMENDMENT, INCREMENTAL AGREEMENT AND REAFFIRMATION

This AMENDMENT, INCREMENTAL AGREEMENT AND REAFFIRMATION, dated as of December 2, 2021 (this “Agreement”), is entered into by and among GBT GROUP SERVICES B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office address at Kennedyplein 6, 5611 ZS, Eindhoven, Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 72308885, as the borrower (the “Borrower”), GBT III B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office address at Kennedyplein 6, 5611 ZS, Eindhoven, Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 59194731 (the “Dutch Parent”), GBT UK TOPCO LIMITED, a private limited company incorporated in England and Wales with company registration number 12341105 (“UK TopCo”), the other LOAN PARTIES (as defined in the Credit Agreement (as defined below)) party hereto, each TRANCHE B-3 TERM LENDER (as defined below) party hereto, each other Person that is a party to Refinancing Amendment No. 1 (as defined below), and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and as Collateral Agent (as such terms are defined in the Credit Agreement).

RECITALS:

WHEREAS, reference is made to the Credit Agreement, dated as of August 13, 2018 (as amended by that certain Amendment, Consent and Waiver Agreement, dated as of December 5, 2019, as supplemented by that certain Joinder Agreement, dated as of December 9, 2019, as further amended and modified by that certain Incremental Agreement and Reaffirmation, dated as of September 4, 2020, as further amended and modified by that certain Amendment Agreement, dated as of September 4, 2020, as further amended and modified by that certain Amendment, Incremental Agreement and Reaffirmation, dated as of January 20, 2021, as further amended and modified by that certain Refinancing Amendment No. 1, dated as of the date hereof (the “Refinancing Amendment No. 1”), and as further amended, supplemented or otherwise modified from time to time prior to the Initial Amendment Effective Time (as defined below), the “Existing Credit Agreement” and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, including by this Agreement, the “Credit Agreement”), among the Borrower, the Dutch Parent, UK TopCo, the lenders and L/C issuers from time to time party thereto, the Administrative Agent and the Collateral Agent (capitalized terms used but not defined herein having the respective meanings assigned thereto in the Credit Agreement or, to the extent applicable, the form of Credit Agreement attached hereto as Annex A);

WHEREAS, the Loan Parties and the Lenders party hereto wish to make certain amendments to the terms of the Credit Agreement, and, subject to the satisfaction of the applicable conditions set forth herein, the parties hereto are willing to agree to such amendments on the terms set forth in this Agreement;

WHEREAS, immediately after the occurrence of the Initial Amendment Effective Time, pursuant to Section 2.14 of the Credit Agreement, as amended by Section 1 below:

(i) the Borrower wishes to incur Incremental Term Loans upon the Tranche B-3 Term Amendment Effective Time in an aggregate principal amount equal to the total amount of commitments listed on Schedule 2.01(c)(ii) hereto in the form of additional Loans of the same Class of term loans as the then existing Tranche B-3 Term Loans (such additional Loans, the “Tranche B-3 Initial Incremental Term Loans”; the commitments in respect of such Tranche B-3 Initial Incremental Term Loans, the “Tranche B-3 Initial Incremental Term Commitments”), which will be made available upon the Tranche B-3 Term Amendment Effective Time (as defined below), subject to the terms and conditions hereof and of the Credit Agreement, as amended hereby, and which Tranche B-3 Initial Incremental Term Loans shall constitute Term Loans and Tranche B-3 Term Loans for all purposes of the Credit Agreement and the other Loan Documents from and after the Tranche B-3 Term Amendment Effective Time;

(ii) the Borrower also wishes to incur additional Incremental Term Loans on a delayed draw basis in an aggregate principal amount of $200,000,000 in the form of additional Loans of the same Class of term loans as the then existing Tranche B-3 Term Loans and the Tranche B-3 Initial Incremental Term Loans (such additional Loans, the “Tranche B-3 Delayed Draw Term Loans” and, together with the Tranche B-3 Initial Incremental Term Loans, the “Tranche B-3 Incremental Term Loans”; the commitments in respect of such Tranche B-3 Delayed Draw Term Loans, the “Tranche B-3 Delayed Draw Term Commitments” and, together with the Tranche B-3 Initial Incremental Term Commitments, the “Tranche B-3 Incremental Term Commitments”; the Lenders with Tranche B-3 Incremental Term Commitments and/or Tranche B-3 Incremental Term Loans, the “Tranche B-3 Incremental Term Lenders” and, together with the Lenders with then existing Tranche B-3 Term Loans, the “Tranche B-3 Term Lenders”), which will be made available from time to time after the Tranche B-3 Term Amendment Effective Time (as defined below), subject to the terms and conditions hereof and of the Credit Agreement, as amended hereby, and which Tranche B-3 Delayed Draw Term Loans shall constitute Term Loans and Tranche B-3 Term Loans for all purposes of the Credit Agreement and the other Loan Documents from and after the Tranche B-3 Term Amendment Effective Time; and

(iii) each Person identified on Schedule 2.01(c)(ii) and/or Schedule 2.01(d) attached hereto that is not a Lender under the Existing Credit Agreement immediately prior to the Tranche B-3 Term Amendment Effective Time wishes to become party to the Credit Agreement as an Additional Lender and each Person identified on either such Schedule wishes to become a Tranche B-3 Incremental Term Lender; and

WHEREAS, immediately after the occurrence of the Initial Amendment Effective Time and prior to the Tranche B-3 Term Amendment Effective Time, the Borrower is hereby notifying the Administrative Agent that it is requesting the establishment of Incremental Facilities pursuant to Section 2.14 of the Credit Agreement, as amended by Section 1 below.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.	Amendments to Existing Credit Agreement as of the Initial Amendment Effective Time. Effective as of the Initial Amendment Effective Time, the Existing Credit Agreement is hereby amended as follows:
(a)	Clause (a) of the definition of “Incremental Base Amount” set forth in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) (i) the Incremental Facilities Incurred or established pursuant to the Tranche B-1 Incremental Agreement and the Tranche B-2 Incremental Agreement plus (ii) Incremental Facilities Incurred or established on or after December 2, 2021 in an aggregate principal amount of $403,000,000.00, plus”

2.

Amendments to Credit Agreement as of the Tranche B-3 Term Amendment Effective Time. Effective as of the Tranche B-3 Term Amendment Effective Time, the Credit Agreement is hereby further amended as follows:

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(a)

The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto. Except as set forth in Sections 2(b) and 2(c) below, the Schedules and Exhibits to the Credit Agreement, as in effect immediately prior to the Tranche B-3 Term Amendment Effective Time, shall not be amended hereby.

(b)

The Credit Agreement is hereby further amended and supplemented by attaching thereto Schedule 2.01(d) hereto, which sets forth the Tranche B-3 Delayed Draw Term Commitments of each of the Tranche B-3 Term Lenders as of the Tranche B-3 Term Amendment Effective Time.

(c)

The Credit Agreement is hereby further amended and supplemented by attaching thereto Exhibit A, Exhibit D and Exhibit E hereto, which replace in their entirety Exhibit A, Exhibit D and Exhibit E, respectively, to the Credit Agreement, as in effect immediately prior to the Tranche B-3 Term Amendment Effective Time.

3.

Tranche B-3 Incremental Term Facilities. Subject to the terms and conditions set forth herein and in the Credit Agreement (for the avoidance of doubt, as amended and in effect from time to time after giving effect to the Tranche B-3 Term Amendment Effective Time), each Tranche B-3 Term Lender severally agrees to make (i) Tranche B-3 Initial Incremental Term Loans to the Borrower in Dollars in a single borrowing upon the Tranche B-3 Term Amendment Effective Time in a principal amount equal to such Tranche B-3 Term Lender’s Tranche B-3 Initial Incremental Term Commitment as set forth opposite such Tranche B-3 Lender’s name on Schedule 2.01(c)(ii) hereto under the caption “Tranche B-3 Initial Incremental Term Commitment” (it being understood and agreed that the obligation of each Tranche B-3 Term Lender to make its Tranche B-3 Initial Incremental Term Loans shall be subject only to the satisfaction of the conditions set forth in Section 6 below (or waiver thereof in accordance with such section)) and (ii) Tranche B-3 Delayed Draw Term Loans to the Borrower in Dollars from time to time after the Tranche B-3 Term Amendment Effective Time pursuant to Section 2.01(d) of the Credit Agreement, in an aggregate principal amount not to exceed such Tranche B-3 Term Lender’s Tranche B-3 Delayed Draw Term Commitment (it being understood and agreed that the obligation of each Tranche B-3 Term Lender to make its Tranche B-3 Delayed Draw Term Loans from time to time pursuant to Section 2.01(d) of the Credit Agreement shall be subject only to the satisfaction of the conditions set forth in Section 4.03 of the Credit Agreement (or waiver thereof in accordance with such section)). Tranche B-3 Incremental Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein and in the Credit Agreement. Amounts borrowed pursuant to this Agreement and repaid or prepaid may not be reborrowed. The Tranche B-3 Incremental Term Loans and Tranche B-3 Incremental Term Commitments shall be subject to the following terms and conditions:

(a)	Ratings. Unless otherwise mutually agreed between the Borrower and the Tranche B-3 Term Lenders, Section 6.18(i) of the Credit Agreement shall not apply to the Tranche B-3 Term Facility.
(b)

Other Terms Generally. On and after the Tranche B-3 Term Amendment Effective Time, except as otherwise set forth in this Agreement or in the Credit Agreement as amended pursuant hereto, for all purposes under the Credit Agreement and the other Loan Documents, (i) the Tranche B-3 Incremental Term Loans (x) shall constitute “Term Loans” and “Tranche B-3 Term Loans” under the Credit Agreement and the other Loan Documents, (y) shall have the same terms as the Initial Term Loans and the existing

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Tranche B-3 Term Loans that are outstanding as of the Tranche B-3 Term Amendment Effective Time and (z) shall be treated for purposes of voluntary and mandatory prepayments and all other terms as the Initial Term Loans and the existing Tranche B-3 Term Loans under the Credit Agreement and the other Loan Documents (it being understood that the Tranche B-3 Incremental Term Loans shall constitute (A) a separate Class of Term Loans from the Initial Term Loans under the Credit Agreement and (B) additional Loans of the same Class of term loans as the existing Tranche B-3 Term Loans under the Credit Agreement), and (ii) each Tranche B-3 Incremental Term Lender shall be deemed to be, and shall have all rights of, a “Term Lender” and a “Tranche B-3 Term Lender” under the Credit Agreement and the other Loan Documents.

4.

Commitments. Effective as of the Agreement Effective Time (as defined below), each Tranche B-3 Term Lender hereby commitments to providing the Tranche B-3 Initial Incremental Term Commitments and Tranche B-3 Delayed Draw Term Commitments under the Credit Agreement in a principal amount equal to the amount set forth opposite such Tranche B-3 Lender’s name on Schedule 2.01(c)(ii) and Schedule 2.01(d) hereto, on the terms and conditions set forth herein.

5.	Conditions Precedent.
(a)

Conditions Precedent to the Agreement Effective Time.  This Agreement (other than (x) the provisions contained in Sections 1, 9(d) and 17(a) hereof (such provisions referred to in this clause (x), collectively, the “Initial Amendment Provisions”)) and (y) the provisions contained in Sections 2, 3, 8(e), 9(b), 9(e), 10 and 17(b) hereof (such provisions referred to in this clause (y), collectively, the “Subsequent Amendment Provisions”)) will become effective as of the first time as of which (the time at which this Agreement (other than the Initial Amendment Provisions and the Subsequent Amendment Provisions) becomes effective, the “Agreement Effective Time”) the Administrative Agent (or its counsel) shall have received from each of the Borrower, the other Loan Parties party hereto each of the Persons listed on Schedule 2.01(c) to Refinancing Amendment No. 1 and each of the Persons listed on Schedules 2.01(c)(ii) and 2.01(d) hereto, either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart to this Agreement.

(b)

Conditions Precedent to the Initial Amendment Effective Time. The Initial Amendment Provisions (including the amendments to the Credit Agreement set forth therein) will automatically become effective as of the first time as of which (the time at which the Initial Amendment Provisions become effective, the “Initial Amendment Effective Time”) the Tranche B-3 Term Amendment Effective Time (as defined in Refinancing Amendment No. 1) shall have occurred under Refinancing Amendment No. 1.

6.

Conditions Precedent to the Tranche B-3 Term Amendment Effective Time. The Subsequent Amendment Provisions (including the amendments to the Credit Agreement set forth therein) will become effective, and the Tranche B-3 Incremental Term Commitments will become Incremental Term Loan Commitments under the Credit Agreement, as of the first time as of which (the time at which the Subsequent Amendment Provisions become effective and the Tranche B-3 Incremental Term Commitments become Incremental Term Loan Commitments under the Credit Agreement, the “Tranche B-3 Term Amendment Effective Time”) each of the following conditions have been satisfied (or waived by the Required Lenders and the Tranche B-3 Term Lenders):

(a)	the Initial Amendment Effective Time shall have occurred;

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(b)

the Administrative Agent (or its counsel) shall have also received from each Tranche B-3 Term Lender identified on Schedule 2.01(c)(ii) or Schedule 2.01(d) hereto and each other existing Tranche B-3 Term Lender (as defined in the Credit Agreement), either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart to this Agreement;

(c)

the Administrative Agent shall have received for each Loan Party a certificate of the secretary, assistant secretary, director, managing director (where applicable) or other authorized signatory of such Loan Party dated as of the date on which the Tranche B-3 Term Amendment Effective Time occurs, certifying:

(i)

as to copies of each Organizational Document of such Loan Party certified, to the extent customary in the applicable jurisdiction, as of a recent date by the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, as applicable, being in full force and effect without modification or amendment;

(ii)

as to copies of signature and incumbency certificates of the Responsible Officers or other authorized signatories of such Loan Party executing this Agreement and any other Loan Documents to be executed by such Loan Party in connection herewith being in full force and effect without modification or amendment;

(iii)

as to copies of resolutions (or excerpts thereof) of the Board of Directors or similar governing body or the shareholders or a certificate of a director of such Loan Party, to the extent applicable or customary in the relevant jurisdiction (x) approving and authorizing (or evidencing the approval and authorization of) the execution, delivery (to the extent applicable) and performance of this Agreement and any other Loan Documents to be executed by such Loan Party in connection herewith and the guarantees of the Obligations and the security granted therefor, and (y) in the case of the Borrower, the extensions of credit contemplated hereby and incurrence of the other Obligations in connection herewith being in full force and effect without modification or amendment;

(iv)

as to copies of a good standing certificate (to the extent available, or such other customary functionally equivalent certificates, in each case, if customary in the applicable jurisdiction) of such Loan Party as of a recent date, from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, as applicable, being in full force and effect without modification or amendment;

(v)	as to solvency of the Loan Parties in the manner certified to by the Loan Parties in connection with the Closing Date; and
(vi)

in the case of the Loan Parties (other than the U.S. Loan Parties), that the borrowing, guarantee, or granting of Liens with respect to the Tranche B-3 Term Facility or any of the other Obligations would not cause any borrowing, guarantee, security or similar limit binding on such Loan Party to be exceeded;

(d)	the Administrative Agent and the Tranche B-3 Term Lenders shall have received the following opinions dated as of the date on which the Tranche B-3 Term Amendment

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Effective Time occurs (or from such other counsel in any jurisdiction identified below as is reasonably acceptable to the Administrative Agent and the Tranche B-3 Term Lenders), in each case, addressed to the Administrative Agent, the Tranche B-3 Term Lenders and the other Lenders, in form and substance reasonably satisfactory to the Administrative Agent and the Tranche B-3 Term Lenders and covering such matters relating to the Loan Parties and this Agreement as the Administrative Agent or the Tranche B-3 Term Lenders shall reasonably request prior to the Tranche B-3 Term Amendment Effective Time:

(i)	Skadden, Arps, Slate, Meagher & Flom LLP, as special New York counsel to the Loan Parties;
(ii)	Loyens & Loeff, as Dutch counsel for the Loan Parties; and
(iii)	Skadden, Arps, Slate, Meagher & Flom (UK) LLP, as special English counsel to the Loan Parties;
(e)	the Administrative Agent shall have received a Committed Loan Notice relating to the borrowing of the Tranche B-3 Initial Incremental Term Loans;
(f)

the representations and warranties of the Borrower and each other Loan Party contained in Section 8 below shall be true and correct in all material respects as of the Tranche B-3 Term Amendment Effective Time; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(g)

no Default or Event of Default shall exist, or would result from the effectiveness of the Tranche B-3 Incremental Term Commitments, from the Credit Extensions proposed to be made upon the Tranche B-3 Term Amendment Effective Time pursuant to this Agreement or from the application of the proceeds therefrom;

(h)

the Tranche B-3 Term Lenders shall have received all documentation and other information about the Borrower and the Guarantors as has been reasonably requested by the Tranche B-3 Term Lenders in writing at least five (5) days prior to the Tranche B-3 Term Amendment Effective Time that the Tranche B-3 Term Lenders reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act;

(i)

the Administrative Agent and the Tranche B-3 Term Lenders shall have received a certificate, dated as of the date on which the Tranche B-3 Term Amendment Effective Time occurs and signed by a Responsible Officer of the Borrower confirming the applicable requirements of Sections 6(f) and 6(g) above and Section 6(k) below have been satisfied as of the Tranche B-3 Term Amendment Effective Time; and

(j)

all fees payable hereunder (including the Upfront Fee) shall have been paid by the Borrower to the Tranche B-3 Term Lenders and all reasonable and documented out-of-pocket expenses of the Tranche B-3 Term Lenders and the Administrative Agent incurred in connection with this Agreement and invoiced to the Borrower prior to the Tranche B-3 Term Amendment Effective Time shall have been paid by the Borrower;

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(k)

since December 2, 2021, there has been no event or circumstances that has had or would reasonably be expected to have a Material Adverse Effect, other than any event or circumstances consisting of a COVID-19 Pandemic (as defined below), or any law, regulation, statute, mandate or guideline issued by a Governmental Authority providing for business closures, quarantine, or other restrictions related to or arising out of the COVID-19 Pandemic; and

(l)

the Tranche B-3 Term Amendment Effective Time shall occur on a date that is on or after December 16, 2021, but in any event no later than 1:00pm (New York time) on  December 21, 2021 (such date and time, the “Borrowing Deadline”).

As used herein, “COVID-19 Pandemic” means the novel strain of coronavirus (SARS-Cov-2) (including all additional variations and strains thereof) and its disease commonly known as COVID-19 (“COVID-19”), which was declared to be a global pandemic by the World Health Organization on March 11, 2020.

For purposes of determining compliance with the conditions specified in this Section 6, each of the Tranche B-3 Term Lenders and other Lenders party hereto as of the Tranche B-3 Term Amendment Effective Time shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to such party unless the Administrative Agent shall have received written notice from such party prior to the Tranche B-3 Term Amendment Effective Time specifying its objection thereto.

7.	Conditions Subsequent. The failure to satisfy any of the below conditions subsequent in the time set forth below shall constitute an Event of Default under the Credit Agreement:
(a)

Immediately upon and following the execution of this Agreement, each of the Loan Parties shall use its best efforts to, and to cause the other Loan Parties to, satisfy each of the conditions precedent and conditions subsequent set forth in this Agreement, including but not limited to (i) each of the conditions precedent to the Agreement Effective Time as set forth in Section 5(a) hereto, (ii) each of the conditions precedent to the Initial Amendment Effective Time  as set forth in Section 5(b) hereto, and (ii) each of the conditions precedent to the Tranche B-3 Term Amendment Effective Time as set forth in Section 6 hereto.

(b)

Within sixty (60) days of the Tranche B-3 Term Amendment Effective Time (or such later date as the Required Lenders may agree from time to time in their sole discretion), the applicable Loan Parties shall execute and deliver, or cause to be executed and delivered, (i) a Dutch law Deed of Pledge of Shares between GBT Travel Services UK Limited, as pledgor, and the Collateral Agent, as pledgee, with respect to the shares of GBT III B.V., together with Dutch law and English law customary legal opinions of counsel reasonably acceptable to the Administrative Agent with respect to such Collateral Document, substantially consistent (as applicable) with those delivered on the Closing Date pursuant to Section 4.01(b) of the Credit Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent, (ii) a New York law Deposit Account Control Agreement with respect to the applicable deposit accounts (other than Excluded Accounts) of GBT US LLC, the Dutch Parent and UK TopCo, (iii) all other documents, instruments, agreements, legal opinions and certificates required pursuant to Section 6.10(a) of the Credit Agreement or requested by the Administrative Agent or counsel to the Tranche B-3 Term Lenders pursuant to Section 6.12(a) of the Credit Agreement and (iv) take all other actions required to be taken pursuant to the Agreed Security Principles or any other

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Collateral requirements in the Loan Documents.

8.

Representations and Warranties. As of each of (i) the Agreement Effective Time (other than with respect to Section 8(e) below), (ii) the Initial Amendment Effective Time (other than with respect to Section 8(e) below) and (iii) the Tranche B-3 Term Amendment Effective Time, each Loan Party hereby represents and warrants to the Agents and the Lenders that:

(a)

such Loan Party (i) is duly incorporated, organized or formed, as applicable, and validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, and (ii) has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

(b)

the execution, delivery and performance by such Loan Party of this Agreement and the consummation by such Loan Party of the transactions contemplated hereby are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (i) conflict with or contravene the terms of any of such Person’s Organizational Documents, (ii) result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents and other Liens permitted by the Credit Agreement), (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except with respect to any conflict, breach, contravention or violation (but not creation of Liens) referred to in clause (ii) or (iii), to the extent that such conflict, breach, contravention or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)

no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, such Loan Party of this Agreement, or (ii) the grant by such Loan Party of the Liens granted by it pursuant to the Collateral Documents or the perfection of the Liens created under the Collateral Documents, except for (x) filings, registrations or other Perfection Requirements necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties, (y) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been (A) duly obtained, taken, given or made and are in full force and effect or (B) set out as qualifications or reservations in any legal opinions delivered in connection with this Agreement and/or the other Loan Documents, and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)

such Loan Party has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, liquidation, reconstruction, moratorium or other laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought, (iii) the making or the

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procuring of the appropriate registration, filings, endorsements, notarizations, stampings or notifications of the Loan Documents as specifically contemplated by the relevant Loan Document, (iv) the time barring of claims under applicable law and defences of set-off or counterclaim, and/or (v) any matters which are set out as qualifications or reservations in any legal opinions delivered to the Secured Parties under or in connection with this Agreement and/or the other Loan Documents; and

(e)

immediately after giving effect to the Tranche B-3 Term Amendment Effective Time, the effectiveness of the Tranche B-3 Incremental Term Commitments and the incurrence of the Tranche B-3 Initial Incremental Term Loans, (i) the representations and warranties of the Loan Parties set forth in the Credit Agreement (other than with respect to the representations and warranties set forth in Section 5.05(b) thereof) and the other Loan Documents are true and correct in all material respects; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is true and correct (after giving effect to any qualification therein) in all respects and (ii) no Default exists or will result from the consummation of this Agreement and the transactions contemplated hereby.

9.	Reaffirmation of the Loan Parties; Reference to and Effect on the Credit Agreement and the other Loan Documents.
(a)

Each Loan Party hereby consents to the amendments to the Existing Credit Agreement effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Agreement, each Loan Document to which such Loan Party is a party is, and the obligations of such Loan Party contained in the Credit Agreement, this Agreement or in any other Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Agreement. For greater certainty and without limiting the foregoing, each Loan Party hereby confirms that the existing security interests and/or guarantees granted by such Loan Party in favor of the Secured Parties pursuant to the Loan Documents shall continue to secure the obligations of the Loan Parties under the Credit Agreement and the other Loan Documents, in each case, as and to the extent provided in the Loan Documents. Except as specifically amended by this Agreement, the Credit Agreement and the other Loan Documents shall remain in full force.

(b)

For greater certainty and without limiting the provisions of Section 9(a) above, each Loan Party hereby also confirms that, as of and after the Tranche B-3 Term Amendment Effective Time, the existing security interests and/or guarantees granted by such Loan Party in favor of the Secured Parties pursuant to the Loan Documents shall also extend to all Obligations under the Tranche B-3 Term Facility, including, without limitation, all Tranche B-3 Incremental Term Loans made available to the Borrower from time to time pursuant to Section 2.01(d) of the Credit Agreement, as amended by this Agreement, in each case, as and to the extent provided in the Loan Documents.

(c)

Except to the extent expressly set forth in this Agreement, the execution, delivery and performance of this Agreement shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Credit Agreement or any of the other Loan Documents.

(d)

As of and after the Initial Amendment Effective Time (until the Tranche B-3 Term Amendment Effective Time), each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement,

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and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Existing Credit Agreement as amended, supplemented and otherwise modified by Section 1 of this Agreement.

(e)

As of and after the Tranche B-3 Term Amendment Effective Time, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended, supplemented and otherwise modified by this Agreement.

10.

Recordation of the New Loans. Upon the Tranche B-3 Term Amendment Effective Time, the Administrative Agent will record the Tranche B-3 Incremental Term Commitments provided by each Tranche B-3 Term Lender in the Register.

11.

Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except (i) prior to the Initial Amendment Effective Time, pursuant to a written agreement signed by each of the parties hereto and (ii) from and after the Initial Amendment Effective Time, as permitted by the relevant provisions of the Credit Agreement.

12.

Entire Agreement. This Agreement, the other Loan Documents and, effective as of the Tranche B-3 Term Amendment Effective Time, any separate letter agreements with respect to fees payable to the Tranche B-3 Term Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents (other than as set forth in Section 10.07(a) of the Credit Agreement). This Agreement shall not constitute a novation of any amount owing under the Credit Agreement and all amounts owing in respect of principal, interest, fees and other amounts pursuant to the Credit Agreement and the other Loan Documents shall, to the extent not paid on or prior to the Tranche B-3 Term Amendment Effective Time, continue to be owing under the Credit Agreement or such other Loan Documents until paid in accordance therewith.

13.	GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
14.

Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.

Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method, and any counterpart so delivered shall be deemed to

10

have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each party hereto that has executed this Agreement through electronic means represents and warrants to the other parties hereto that it has the requisite corporate or other organizational capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in such party’s constitutive documents. Except as provided in Sections 5(b) and 6 hereof, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of the Loan Parties as of the date hereof, each of the Persons listed on Schedule 2.01(c) to Refinancing Amendment No. 1 and each of the Persons listed on Schedules 2.01(c)(ii) and 2.01(d) hereto, and thereafter shall be binding in accordance with the terms hereof upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery to the Administrative Agent by any Lender of an executed counterpart of a signature page to this Agreement shall constitute such Lender’s irrevocable consent to each of the amendments to the Credit Agreement set forth herein, which irrevocable consent shall be binding (a) on such Lender’s successors and assigns in accordance with the terms hereof, notwithstanding the occurrence of any assignment of or succession in interest to such Lender’s Loans and/or Commitments prior to the occurrence of the Initial Amendment Effective Time and/or the Tranche B-3 Term Amendment Effective Time and (b) with respect to any Loans and/or Commitments held by such Lender on the date such Lender delivers its executed counterpart of a signature page to this Agreement or thereafter acquired by such Lender.

16.	Upfront Fees; Make Whole Amount Fee; Costs and Expenses of Tranche B-3 Term Lenders
(a)

Immediately upon the Tranche B-3 Term Amendment Effective Time, the Borrower will pay to the Tranche B-3 Term Lenders a fee of 1.50% of the aggregate amount of the aggregate principal amount of the (i) Tranche B-3 Initial Incremental Term Commitments and (ii) Tranche B-3 Delayed Draw Term Commitments (the “Upfront Fee”). Such Upfront Fee shall be fully earned on the execution of this Agreement, and payable on the Tranche B-3 Term Amendment Effective Time. In addition, the Borrower shall pay all reasonable costs and expenses (including without limitation the expenses of counsel) incurred by the Tranche B-3 Term Lenders in connection with this Agreement. Such payment of costs shall be made on the Tranche B-3 Term Amendment Effective Time, as provided in the conditions to the Tranche B-3 Amendment Effective Time, and if and to the extent for any reason such costs and expenses are not paid on the Tranche B-3 Term Amendment Effective Time then the same shall be paid within one (1) Business Day of demand therefore after the Tranche B-3 Amendment Effective Time.

(b)

In the event the Borrower does not borrow the full amount of the aggregate principal amount of the Tranche B-3 Replacement Term Commitments by the Borrowing Deadline (such event, the “Failure to Borrow”) and the Tranche B-3 Term Lenders were ready, willing and able to fund, the Borrower and the other Loan Parties acknowledge and agree that the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Tranche B-3 Term Lenders an amount equal to the applicable Make-Whole Amount on the aggregate principal amount of the Tranche B-3 Replacement Term Commitments that were not borrowed as if such Tranche B-3 Replacement Term Commitments were fully drawn on December 16, 2021 and prepaid prior to the 24-month anniversary of the Tranche B-3 Term Facility Closing Date (the “Make Whole Amount Fee”). Such Make Whole Amount Fee, if any, shall be fully earned and payable on the Borrowing Deadline. In addition, the Borrower shall pay all additional reasonable costs

11

and expenses (including without limitation the expenses of counsel) incurred by the Tranche B-3 Term Lenders in connection with this Agreement and/or the Failure to Borrow. Such payment of costs shall be made on the Borrowing Deadline, and if and to the extent for any reason such costs and expenses are not paid on the Borrowing Deadline then the same shall be paid within one (1) Business Day of demand therefore after the Borrowing Deadline.

17.

WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

18.	Loan Document.
(a)	As of and after the Initial Amendment Effective Time, this Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
(b)	As of and after the Tranche B-3 Term Amendment Effective Time, this Agreement shall also constitute an “Incremental Agreement” for all purposes of the Credit Agreement and the other Loan Documents.

[Signature Pages Follow]

12

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

BORROWER:

GBT GROUP SERVICES B.V.

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorized Signatory

GUARANTORS:

GBT EURO TRAVEL HOLDINGS B.V.

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorized Signatory

GBT II B.V.

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorized Signatory

GBT III B.V.

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorized Signatory

HOGG ROBINSON HOLDINGS B.V.

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorized Signatory

[Signature Page to GBT Amendment, Incremental Agreement and Reaffirmation]

GUARANTORS (CONT’D):

EXECUTIVE TRAVEL ASSOCIATES LLC

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorized Signatory

GBT US III LLC

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorized Signatory

GBT US LLC

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorized Signatory

HOGG ROBINSON USA HOLDINGS LLC

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorized Signatory

HOGG ROBINSON USA LLC

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorized Signatory

OVATION TRAVEL, LLC

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorized Signatory

[Signature Page to GBT Amendment, Incremental Agreement and Reaffirmation]

GUARANTORS (CONT’D):

FARNBOROUGH LIMITED

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorised Signatory

GBT TRAVEL SERVICES UK LIMITED

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorised Signatory

GBT UK TOPCO LIMITED

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorised Signatory

GLOBAL BUSINESS TRAVEL HOLDINGS LIMITED

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorised Signatory

HOGG ROBINSON (TRAVEL) LIMITED

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorised Signatory

[Signature Page to GBT Amendment, Incremental Agreement and Reaffirmation]

GUARANTORS (CONT’D):

HOGG ROBINSON GROUP LIMITED

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorised Signatory

HOGG ROBINSON LIMITED

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorised Signatory

HOGG ROBINSON MONEY MATTERS LIMITED

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorised Signatory

HRG DEBTCO LIMITED

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Authorised Signatory

[Signature Page to GBT Amendment, Incremental Agreement and Reaffirmation]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agent

By:	/s/ Lisa Hanson
Name: Lisa Hanson
Title: Authorized Signatory

[Signature Page to GBT Amendment, Incremental Agreement and Reaffirmation]

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Tranche B-3 Term Lender

By:	/s/ Maya Venkatraman
Name: Maya Venkatraman
Title: Authorized Signatory

[Signature Page to GBT Amendment, Incremental Agreement and Reaffirmation]

APOLLO CREDIT STRATEGIES MASTER FUND LTD.,
as a Lender

By: Apollo ST Fund Management LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO PPF CREDIT STRATEGIES, LLC,
as a Lender

By: Apollo PPF Credit Strategies Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

AOP LOANCO, L.P.,
as a Lender

By: Apollo Origination Advisors, L.P., its general partner

By: AOP Advisors GP, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

[Signature Page to GBT Amendment, Incremental Agreement and Reaffirmation]

APOLLO ACCORD+ AGGREGATOR A, L.P.,
as a Lender

By: Apollo Accord+ Advisors, L.P., its general partner

By: Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO CREDIT MASTER FUND LTD.,
as a Lender

By: Apollo ST Fund Management LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO MOULTRIE CREDIT FUND, L.P.,
as a Lender

By: Apollo Moultrie Credit Fund Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

[Signature Page to GBT Amendment, Incremental Agreement and Reaffirmation]

APOLLO LINCOLN FIXED INCOME FUND, L.P.,
as a Lender

By: Apollo Lincoln Fixed Income Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO CENTRE STREET PARTNERSHIP, L.P.,
as a Lender

By: Apollo Centre Street Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

ATHORA LUX INVEST S.C.Sp., a reserved alternative investment fund in the form of a Luxembourg special limited partnership (société en commandite spéciale), acting in respect of its compartment, Athora Lux Invest – Loan Origination, acting through its managing general partner Athora Lux Invest Management and represented by its delegate portfolio manager, Apollo Management International LLP, as a Lender

By: Apollo Management International LLP, its Portfolio Manager

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

[Signature Page to GBT Amendment, Incremental Agreement and Reaffirmation]

ASOF HOLDINGS II, L.P.,
By: ASOF Investment Management LLC, its manager, as a Lender as a Lender

By:	/s/ Craig Snyder
Name: Craig Snyder
Title: Authorized Signatory

[Signature Page to GBT Amendment, Incremental Agreement and Reaffirmation]

ASOF II HOLDINGS II, L.P.,
By: ASOF Investment Management LLC, its manager, as a Lender

By:	/s/ Craig Snyder
Name: Craig Snyder
Title: Authorized Signatory

[Signature Page to GBT Amendment, Incremental Agreement and Reaffirmation]

ASOF II A HOLDINGS II, L.P.,
By: ASOF Investment Management LLC, its manager, as a Lender

By:	/s/ Craig Snyder
Name: Craig Snyder
Title: Authorized Signatory

[Signature Page to GBT Amendment, Incremental Agreement and Reaffirmation]

SCHEDULE 2.01(c)(ii)

TRANCHE B-3 INITIAL INCREMENTAL TERM COMMITMENTS

(AS OF THE TRANCHE B-3 TERM AMENDMENT EFFECTIVE TIME)

Tranche B-3 Term Lender	Tranche B-3 Initial Incremental Term Commitment	Pro Rata Share
APOLLO CREDIT STRATEGIES MASTER FUND LTD.	$23,412,666.67	11.533333334%
APOLLO PPF CREDIT STRATEGIES, LLC	$2,842,000.00	1.400000000%
AOP LOANCO, L.P.	$14,007,000.00	6.900000000%
APOLLO ACCORD+ AGGREGATOR A, L.P.	$9,338,000.00	4.600000000%
APOLLO CREDIT MASTER FUND LTD.	$4,669,000.00	2.300000000%
APOLLO MOULTRIE CREDIT FUND, L.P.	$2,030,000.00	1.000000000%
APOLLO LINCOLN FIXED INCOME FUND, L.P.	$2,436,000.00	1.200000000%
APOLLO CENTRE STREET PARTNERSHIP, L.P.	$3,857,000.00	1.900000000%
ATHORA LUX INVEST S.C.Sp., a reserved alternative investment fund in the form of a Luxembourg special limited partnership (société en commandite spéciale), acting in respect of its compartment, Athora Lux Invest – Loan Origination, acting through its managing general partner Athora Lux Invest Management and represented by its delegate portfolio manager, Apollo Management International LLP	$5,075,000.00	2.500000000%
ASOF Holdings II, L.P.	$33,833,333.33	16.666666666%
ASOF II Holdings II, L.P.	$16,916,666.67	8.333333334%
ASOF II A Holdings II, L.P.	$16,916,666.67	8.333333333%
Morgan Stanley Senior Funding, Inc.	$67,666,666.67	33.333333333%
TOTAL:	$203,000,000.00	100.000000000%

SCHEDULE 2.01(d)

TRANCHE B-3 DELAYED DRAW TERM COMMITMENTS

(AS OF THE TRANCHE B-3 TERM AMENDMENT EFFECTIVE TIME)

Tranche B-3 Term Lender	Tranche B-3 Delayed Draw Term Commitment	Pro Rata Share
APOLLO CREDIT STRATEGIES MASTER FUND LTD.	$23,066,666.67	11.533333334%
APOLLO PPF CREDIT STRATEGIES, LLC	$2,800,000.00	1.400000000%
AOP LOANCO, L.P.	$13,800,000.00	6.900000000%
APOLLO ACCORD+ AGGREGATOR A, L.P.	$9,200,000.00	4.600000000%
APOLLO CREDIT MASTER FUND LTD.	$4,600,000.00	2.300000000%
APOLLO MOULTRIE CREDIT FUND, L.P.	$2,000,000.00	1.000000000%
APOLLO LINCOLN FIXED INCOME FUND, L.P.	$2,400,000.00	1.200000000%
APOLLO CENTRE STREET PARTNERSHIP, L.P.	$3,800,000.00	1.900000000%
ATHORA LUX INVEST S.C.Sp., a reserved alternative investment fund in the form of a Luxembourg special limited partnership (société en commandite spéciale), acting in respect of its compartment, Athora Lux Invest – Loan Origination, acting through its managing general partner Athora Lux Invest Management and represented by its delegate portfolio manager, Apollo Management International LLP	$5,000,000.00	2.500000000%
ASOF Holdings II, L.P.	$33,333,333.33	16.666666666%
ASOF II Holdings II, L.P.	$16,666,666.67	8.333333334%
ASOF II A Holdings II, L.P.	$16,666,666.67	8.333333333%
Morgan Stanley Senior Funding, Inc.	$66,666,666.67	33.333333333%
TOTAL:	$200,000,000.00	100.000000000%

ANNEX A

CREDIT AGREEMENT

~~EXECUTION VERSION~~

Conformed as of the Tranche B-3 Term Facility Closing Date to reflect

~~Conformed to reflect~~ Amendment 1,

Tranche B-1 Incremental Agreement,

~~Amendment 2 and~~

Amendment 2, Tranche B-2 Incremental Agreement,

Refinancing Amendment No. 1, and Tranche B-3 Incremental Agreement

CREDIT AGREEMENT

Dated as of August 13, 2018

Among

GBT GROUP SERVICES B.V.,

as the Borrower,

GBT III B.V.,

as GBT Dutch Parent,

GBT UK TOPCO LIMITED,

as GBT,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Collateral Agent,

and

THE LENDERS AND L/C ISSUERS FROM TIME TO TIME PARTY HERETO

MORGAN STANLEY SENIOR FUNDING, INC. and GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Page

Section 1.01.	Defined Terms	2
Section 1.02.	Other Interpretive Provisions	~~2~~83
Section 1.03.	Accounting Terms	~~2~~83
Section 1.04.	Rounding	~~2~~84
Section 1.05.	References to Agreements, Laws, Etc.	~~2~~84
Section 1.06.	Times of Day	~~2~~84
Section 1.07.	Timing of Payment or Performance	~~2~~84
Section 1.08.	Currency Equivalents Generally	~~2~~84
Section 1.09.	Pro Forma and Other Calculations	~~2~~85
Section 1.10.	Dutch Terms	~~2~~88
Section 1.11.	Divisions	~~2~~89
Section 1.12.	Benchmark Replacement, Etc	89

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01.	The Loans	~~2~~89
Section 2.02.	Borrowings, Conversions and Continuations of Loans	~~2~~91
Section 2.03.	Letters of Credit	~~2~~92
Section 2.04.	Swing Line Loans	~~2~~100
Section 2.05.	Prepayments	~~2~~103
Section 2.06.	Termination or Reduction of Commitments	~~2~~117
Section 2.07.	Repayment of Loans	~~2~~118
Section 2.08.	Interest.	~~2~~120
Section 2.09.	Fees	~~2~~121
Section 2.10.	Computation of Interest and Fees	~~2~~122
Section 2.11.	Evidence of Indebtedness	~~2~~122
Section 2.12.	Payments Generally	~~2~~123
Section 2.13.	Sharing of Payments	~~2~~124
Section 2.14.	Incremental Credit Extensions	~~2~~125
Section 2.15.	Extensions of Term Loans, Revolving Credit Loans and Revolving Credit Commitments	~~2~~128
Section 2.16.	Defaulting Lenders	~~2~~132
Section 2.17.	Refinancing Amendments	~~2~~134
Section 2.18.	Open Market Purchases	~~2~~135
Section 2.19.	Benchmark Replacement Setting	136

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01.	Taxes	~~2~~140
Section 3.02.	Illegality	~~2~~144
Section 3.03.	Inability to Determine Rates	~~2~~145

(continued)

Page

Section 3.04.	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans	~~2~~145
Section 3.05.	Funding Losses	~~2~~146
Section 3.06.	Matters Applicable to All Requests for Compensation	~~2~~147
Section 3.07.	Replacement of Lenders under Certain Circumstances	~~2~~148
Section 3.08.	Survival	~~2~~149

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01.	Conditions to Initial Credit Extension	~~2~~149
Section 4.02.	Conditions to All Subsequent Credit Extensions (other than under ~~the~~any Tranche B~~-2~~ Term Facility)	~~2~~152
Section 4.03.	Conditions to Credit Extensions ~~under the~~of Tranche B~~-2~~-3 Delayed Draw Term ~~Facility~~Loans	~~2~~152

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01.	Existence, Qualification and Power; Compliance with Laws	~~2~~154
Section 5.02.	Authorization; No Contravention	~~2~~154
Section 5.03.	Governmental Authorization; Other Consents	~~2~~154
Section 5.04.	Binding Effect	~~2~~155
Section 5.05.	Financial Statements; No Material Adverse Effect	~~2~~155
Section 5.06.	Litigation	~~2~~155
Section 5.07.	Ownership of Property; Liens	~~2~~155
Section 5.08.	Environmental Compliance	~~2~~155
Section 5.09.	Taxes	~~2~~156
Section 5.10.	Compliance with ERISA and other Pension Laws; Labor Matters	~~2~~156
Section 5.11.	Subsidiaries; Equity Interests	~~2~~157
Section 5.12.	Margin Regulations; Investment Company Act	~~2~~157
Section 5.13.	Disclosure	~~2~~158
Section 5.14.	Intellectual Property; Licenses, Etc.	~~2~~158
Section 5.15.	Solvency	~~2~~158
Section 5.16.	Collateral Documents	~~2~~159
Section 5.17.	Use of Proceeds	~~2~~159
Section 5.18.	Anti-Corruption Laws and Sanctions	~~2~~159
Section 5.19.	USA PATRIOT Act.	~~2~~160
Section 5.20.	Affected Financial Institution.	~~2~~160

ARTICLE VI

AFFIRMATIVE COVENANTS

Section 6.01.	Financial Statements	~~2~~160
Section 6.02.	Certificates; Other Information	~~2~~162
Section 6.03.	Notices	~~2~~163

-ii-

(continued)

Page

Section 6.04.	Maintenance of Existence	~~2~~164
Section 6.05.	Maintenance of Properties	~~2~~164
Section 6.06.	Maintenance of Insurance	~~2~~164
Section 6.07.	Compliance with Laws	~~2~~164
Section 6.08.	Books and Records	~~2~~165
Section 6.09.	Inspection Rights	~~2~~165
Section 6.10.	Additional Guarantors; Collateral	~~2~~166
Section 6.11.	Use of Proceeds and Letters of Credit	~~2~~167
Section 6.12.	Further Assurances and Post-Closing Conditions	~~2~~167
Section 6.13.	Designation of Subsidiaries	~~2~~168
Section 6.14.	Payment of Taxes	~~2~~168
Section 6.15.	Nature of Business	~~2~~168
Section 6.16.	End of Fiscal Years; Fiscal Quarters	~~2~~168
Section 6.17.	Centre of Main Interests and Establishment	~~2~~168
Section 6.18.	Credit Ratings	~~2~~169
~~Section 6.19.~~	~~Shareholder Commitment Letter~~	~~2~~

ARTICLE VII

NEGATIVE COVENANTS

Section 7.01.	Liens	~~2~~169
Section 7.02.	Investments	~~2~~174
Section 7.03.	Indebtedness	~~2~~180
Section 7.04.	Fundamental Changes	~~2~~185
Section 7.05.	Dispositions	~~2~~187
Section 7.06.	Restricted Payments	~~2~~189
Section 7.07.	Transactions with Affiliates and Specified Permitted Holders	~~2~~194
Section 7.08.	Prepayments, Etc., of Indebtedness	~~2~~197
Section 7.09.	First Lien Net Leverage Ratio	~~2~~197
Section 7.10.	Ownership of Certain Subsidiaries	~~2~~198
Section 7.11.	Negative Pledge; Limitations on Restrictions on Subsidiary Distributions	~~2~~198
Section 7.12.	Anti-Corruption Laws and Sanctions Use of Proceeds	~~2~~199
Section 7.13.	Swap Contract	~~2~~200
Section 7.14.	Tax Elections	~~2~~200
Section 7.15.	Transfer of Assets	~~2~~200
Section 7.16.	Minimum Liquidity	~~2~~200

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01.	Events of Default	~~2~~200
Section 8.02.	Remedies Upon Event of Default	~~2~~202
Section 8.03.	Clean-Up Period	~~2~~203
Section 8.04.	Application of Funds	~~2~~204
Section 8.05.	Permitted Holders’ Right to Cure	~~2~~205

-iii-

(continued)

Page
ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01.	Appointment and Authorization of Agents	~~2~~206
Section 9.02.	Delegation of Duties	~~2~~207
Section 9.03.	Liability of Agents	~~2~~207
Section 9.04.	Reliance by Agents	~~2~~207
Section 9.05.	Notice of Default	~~2~~208
Section 9.06.	Credit Decision; Disclosure of Information by Agents	~~2~~208
Section 9.07.	Indemnification of Agents	~~2~~208
Section 9.08.	Agents in their Individual Capacities	~~2~~209
Section 9.09.	Successor Agents	~~2~~209
Section 9.10.	Administrative Agent May File Proofs of Claim	~~2~~210
Section 9.11.	Collateral and Guaranty Matters	~~2~~210
Section 9.12.	Other Agents; Arrangers and Managers	~~2~~211
Section 9.13.	Secured Cash Management Agreements and Secured Hedge Agreements	~~2~~211
Section 9.14.	Intercreditor Agreements	~~2~~211
Section 9.15.	Certain ERISA Matters	~~2~~212

ARTICLE X

MISCELLANEOUS

Section 10.01.	Amendments, Etc.	~~2~~214
Section 10.02.	Notices and Other Communications; Facsimile Copies	~~2~~216
Section 10.03.	No Waiver; Cumulative Remedies	~~2~~218
Section 10.04.	Attorney Costs and Expenses	~~2~~218
Section 10.05.	Indemnification by the Borrower	~~2~~219
Section 10.06.	Payments Set Aside	~~2~~220
Section 10.07.	Successors and Assigns	~~2~~220
Section 10.08.	Confidentiality	~~2~~227
Section 10.09.	Setoff	~~2~~228
Section 10.10.	Counterparts	~~2~~228
Section 10.11.	Integration	~~2~~229
Section 10.12.	Survival of Representations and Warranties	~~2~~229
Section 10.13.	Severability	~~2~~229
Section 10.14.	GOVERNING LAW	~~2~~229
Section 10.15.	WAIVER OF RIGHT TO TRIAL BY JURY	~~2~~230
Section 10.16.	Binding Effect	~~2~~230
Section 10.17.	Judgment Currency	~~2~~230
Section 10.18.	Lender Action	~~2~~230
Section 10.19.	USA PATRIOT Act and Beneficial Ownership Regulation	~~2~~231
Section 10.20.	Release of Collateral and ~~Guarantee~~Guaranty; Subordination of Liens	~~2~~231
Section 10.21.	No Advisory or Fiduciary Responsibility	~~2~~232
Section 10.22.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~2~~233
Section 10.23.	Parallel Debt (Covenant to pay the Collateral Agent)	~~2~~233
Section 10.24.	Acknowledgement Regarding Any Supported QFCs	~~2~~234

-iv-

SCHEDULES

1.01A	–	Agreed Security Principles
1.01B	–	Certain Security Interests and Guarantees
1.01C	–	Unrestricted Subsidiaries
1.01D	–	Immaterial Subsidiaries
1.01E	–	Guarantors
2.01(a)	–	Term Commitments for Initial Term Loans
2.01(b)	–	Revolving Credit Commitments
2.01(d)	–	Tranche B~~-2~~-3 Delayed Draw Term Commitments
5.06	–	Litigation
5.11	–	Subsidiaries
7.01(b)	–	Existing Liens
7.03(c)	–	Existing Indebtedness
7.05	–	Dispositions
7.07(j)	–	Transactions with Affiliates
7.11	–	Negative Pledge Clauses
10.02	–	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	–	Committed Loan Notice
B	–	Letter of Credit Application
C-1	–	Term Note
C-2	–	Revolving Credit Note
D	–	Compliance Certificate
E	–	Assignment and Assumption
F	–	Guaranty
G	–	NY Law Security Agreement
H	–	[Reserved]
I	–	[Reserved]
J	–	Perfection Certificate
K	–	Discount Range Prepayment Offer
L	–	Specified Discount Prepayment Notice
M	–	Specified Discount Prepayment Response
N	–	Solvency Certificate
O	–	U.S. Tax Compliance Certificate
P	–	Subordinated Intercompany Note
Q	–	Solicited Discounted Prepayment Notice
R	–	Solicited Discounted Prepayment Offer
S	–	Acceptance and Prepayment Notice

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of August 13, 2018, among GBT GROUP SERVICES B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office address at ~~Hoogoorddreef 15 Atlas-Arena, 1101 BA Amsterdam, The~~Kennedyplein 6, 5611 ZS, Eindhoven, Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 72308885, as the borrower (the “Borrower”), GBT III B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office address at ~~Hoogoorddreef 15 Atlas-Arena, 1101 BA Amsterdam, The~~Kennedyplein 6, 5611 ZS, Eindhoven, Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 59194731, as GBT Dutch Parent (as defined below), the LENDERS from time to time party hereto, MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as Administrative Agent and as Collateral Agent, MORGAN STANLEY BANK, N.A. (“MSBNA”), as an L/C Issuer and as Swing Line Lender, the other L/C Issuers from time to time party hereto, and effective as of December 9, 2019, GBT UK TOPCO LIMITED, a private limited company incorporated in England and Wales with company registration number 12341105 (“UK TopCo”).

PRELIMINARY STATEMENTS

1.Global Business Travel Holdings Limited, a limited liability company incorporated in England and Wales with company registration number 11183041 (the “GBT Target Holdings”), a Wholly-Owned Subsidiary (as these and other capitalized terms used in these Preliminary Statements are defined in either the lead in above or Section 1.01 below) of the Borrower, has acquired the Target Shares which were subject to the Target Scheme pursuant to the Target Scheme Documents, which acquisition has been effected pursuant to the Target Scheme (the “Target Acquisition”).

2.The Borrower has requested that the Lenders extend credit to the Borrower in the form of (i) Term Loans in an initial aggregate principal amount equal to $250,000,000 (the “Initial Term Facility”) available in Dollars and (ii) Revolving Credit Commitments in an initial aggregate principal amount of $50,000,000 (the “Revolving Credit Facility”) available in Dollars and Alternative Currencies. The Revolving Credit Facility may include one or more Letters of Credit and/or Swing Line Loans from time to time.

3.(a) The proceeds of the Term Loans (other than any Incremental Term Loan) will be used to finance the Transactions and to provide for the ongoing working capital requirements of GBT and its Subsidiaries and for general corporate purposes (including Permitted Acquisitions).

(b) The Letters of Credit, the proceeds of the Revolving Credit Facility and Swing Line Loans, and the Incremental Facilities may be used by the Borrower for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other investments and dividends (to the extent permitted herein) and any other use not prohibited by the Loan Documents.

4.The applicable Lenders have indicated their willingness to lend, the L/C Issuer has indicated its willingness to issue Letters of Credit and the Swing Line Lender has indicated its willingness to make Swing Line Loans, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(d)(D).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(d)(D).

“Acceptance and Prepayment Notice” means a written notice from the Borrower accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.05(d)(D) substantially in the form of Exhibit S.

“Acceptance Date” has the meaning specified in Section 2.05(d)(D).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to GBT and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Acquired Entity or Business or Converted Restricted Subsidiary and its subsidiaries that will become Restricted Subsidiaries), as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary in accordance with GAAP.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Acquisition Consideration Escrow Amount” has the meaning specified in Section 7.02(j)(iii).

“Additional Lender” has the meaning specified in Section 2.14(d).

“Adjusted Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum equal to the product of (i) the Eurocurrency Rate in effect for such Interest Period and (ii) Statutory Reserves; provided that in no event shall the Adjusted Eurocurrency Rate be less than (x) 1.00% per annum for Tranche B-3 Term Loans and (y) 0.00% per annum for all other purposes of this Agreement.

“Administrative Agent” means MSSF, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that, the term “Affiliate” and “affiliate” with respect to any Loan Party shall not include the Permitted Holders or any subsidiary of any Permitted Holder (other than GBT, its Subsidiaries and any other such Person that is directly, or indirectly through one or more intermediaries, Controlled by GBT or any of its Subsidiaries).  “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Debt Fund” means ~~a Permitted Holder~~an Affiliated Lender that is a bona fide debt fund primarily engaged in, or advising funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which ~~a Permitted Holder, Loan Party~~any Affiliated Lender or any of their Affiliates that, in each case, is not such a bona fide debt fund ~~do~~does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity and that exercises investment discretion independent from the private equity business of ~~a Permitted Holder~~the relevant Affiliated Lender (or any Affiliate thereof).

“Affiliated Lenders” means (a) the Specified Permitted Holders and their respective Affiliates and (b) any other Person that directly, or indirectly through one or more intermediaries, Controls any Loan Party; provided that “Affiliated Lenders” shall not include GBT, the Borrower and the Subsidiaries of GBT; provided further that the Tranche B-3 Term Lenders constituting Affiliates or Approved Funds of Apollo Management, Ares Management or HG Vora Capital Management shall be deemed not to constitute Affiliated Lenders.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, advisors and other representatives of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Security Principles” means the principles set out in Schedule 1.01A hereto (Agreed Security Principles).

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.17.

“Alternative Currency” means Euro, Sterling and any other currency agreed to by (i) with respect to Revolving Credit Loans, the Administrative Agent and each Revolving Credit Lender and (ii) with respect to Letters of Credit, the Administrative Agent and each applicable L/C Issuer, in each case, in their sole discretion.

“Alternative Currency Sublimit” means an aggregate principal Dollar Equivalent not to exceed $30,000,000.

“Amex Agreements” means (i) the Amex Specified Agreements and (ii) the AmEx Trademark License Agreement.

“Amex Permitted Holders” means American Express Company and any Affiliate thereof (disregarding for such purpose the proviso to the definition of “Affiliate”).

“Amex Specified Agreements” means (i) that certain Consumer Services Operating Agreement, dated as of June 30, 2014, between GBT Dutch Parent and American Express Travel Related Services Company, Inc., and (ii) that certain Travel & Lifestyle Services Operating Agreement, dated as of June 30, 2014, between GBT Dutch Parent and American Express Travel Related Services Company, Inc.

“Amex Trademark License Agreement” means that certain Trademark License Agreement, dated as of June 30, 2014, among GBT US LLC, a Delaware limited liability company, GBT Dutch Parent, American Express Travel Related Services Company, Inc. and, effective as of December 9, 2019, GBT JerseyCo ~~Limited, a Parent Entity of the Borrower~~.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to GBT or any of its Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption.

“Applicable Discount” has the meaning specified in Section 2.05(d)(C).

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans, Base Rate Loans, L/C Advances or Letters of Credit, as applicable, as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 3.01(i) and Section 3.02, be changed by such Lender upon ten (10) days’ prior written notice to the Administrative Agent and the Borrower.

“Applicable Rate” means a percentage per annum equal to:

(a)with respect to Initial Term Loans, (x) 2.50% for Eurocurrency Rate Loans and (y) 1.50% for Base Rate Loans;

(b)with respect to (x) Revolving Credit Loans that are Eurocurrency Rate Loans, 2.25%, (y) Revolving Credit Loans and Swing Line Loans that are Base Rate Loans, 1.25% and (z) Letter of Credit fees, 2.25% per annum; and

(c)with respect to Tranche B-3 Term Loans, (i) initially, (x) 6.50% for Eurocurrency Rate Loans and (y) 5.50% for Base Rate Loans, and (ii) commencing with the delivery of the Compliance Certificate pursuant to Section 6.02(a) for the Test Period ending December 31, 2022 and from time to time thereafter, the applicable percentage per annum set forth below, as determined by reference to the Total ~~Net~~ Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Total ~~Net~~  Leverage Ratio		Eurocurrency Rate Loans	Base Rate Loans
1	< 2.50:1.00		~~6.25~~5.00%	~~5.25~~4.00%	
2	> 2.50:1.00 but < 5.00:1.00		~~6.50~~5.75%	~~5.50~~4.75%	
3	> 5.00:1.00		~~7.00~~6.50%	~~6.00~~5.50%	

Any increase or decrease in the Applicable Rate resulting from a change in the Total ~~Net~~ Leverage Ratio shall become effective as of the first Business Day immediately following the date the applicable Compliance Certificate is delivered pursuant to Section 6.02(a) (it being understood and agreed that any such change shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); provided that, unless the Required Tranche B-3 Lenders otherwise agree in writing, “Pricing Level 3” (as set forth above) shall apply without regard to the Total ~~Net~~ Leverage Ratio at any time commencing three (3) Business Days after the date on which a Compliance Certificate was required to have been delivered ~~after the Tranche B-2 Incremental Facility Closing Date~~for any Test Period ending on or after December 31, 2022, but was not delivered and shall continue to so apply to but excluding the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

If, as a result of any restatement of or other adjustment to the financial statements of GBT and its consolidated Subsidiaries or for any other reason, the Borrower determines or the Required Tranche B-3 Lenders determine in good faith (upon written notice to the Borrower setting forth in reasonable detail the basis for such determination) that (i) the Total ~~Net~~ Leverage Ratio as previously calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total ~~Net~~ Leverage Ratio would have resulted in a different Applicable Rate for any period with respect to the Tranche B-3 Term Loans, then (x) if the proper calculation of the Total ~~Net~~ Leverage Ratio would have resulted in a higher Applicable Rate for such period with respect to the Tranche B-3 Term Loans, Borrower shall retroactively be obligated to pay to Administrative Agent, for the benefit of the applicable Tranche B-3 Term Lenders, promptly on demand by Administrative Agent (at the direction of the Required Tranche B-3 Term Lenders), an amount equal to the excess of the amount of interest and fees on Tranche B-3 Term Loans outstanding during such period that should have been paid for such period over the amount of interest and fees on Tranche B-3 Term Loans outstanding during such period actually paid for such period; provided that such inaccuracy shall not in any event be deemed retroactively to be a Default or Event of Default pursuant to Section 8.01(a) if such amount is paid promptly on demand as set forth above; and (y) if the proper calculation of the Total ~~Net~~ Leverage Ratio would have resulted in a lower Applicable Rate for such period, neither Agent nor any Lender shall have any obligation to repay any interest to Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Total ~~Net~~ Leverage Ratio would have resulted in a higher Applicable Rate for one or more periods and a lower Applicable Rate for one or more other periods with respect to the Tranche B-3 Term Loans (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrower pursuant to clause (x) above shall be based upon the excess, if any, of the aggregate amount of interest that should have been paid on outstanding Tranche B-3 Term Loans for all applicable periods over the aggregate amount of interest actually paid on outstanding Tranche B-3 Term Loans for all such periods.

~~For the avoidance of doubt, any interest accrued on any Tranche B-1 Term Loan prior to the Tranche B-2 Incremental Facility Closing Date shall be calculated in accordance with this Agreement as in effect immediately prior to the Tranche B-2 Incremental Facility Closing Date.~~

“Appropriate Lender” means, at any time, (a) with respect to Loans or Commitments of any Class, the Lenders of such Class and (b) with respect to any Letters of Credit, the Revolving Credit Lenders.

“Approved Foreign Bank” has the meaning specified in the definition of “Cash Equivalents.”

“Approved Fund” means any Person (other than a natural person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding or investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business and that is administered, advised or managed by (a) any Lender, (b) an Affiliate of any Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages any Lender.

“Asset Percentage” has the meaning specified in Section 2.05(b)(ii).

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented or invoiced out-of-pocket fees, expenses and disbursements of any specified law firm or other specified external legal counsel.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed or engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger or agent in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(d); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Audited Financial Statements” means the consolidated balance sheet and statements of operations and comprehensive income, stockholders equity and cash flows as of and for the fiscal year of GBT ended December 31, 2017, audited and accompanied by an opinion of KPMG, independent public accountants, certified by its chief financial officer.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount equal at such time to (a) the sum (which shall not be less than zero) of, without duplication:

(i)the aggregate amount of any Retained Declined Proceeds retained by the Borrower during the period from and including the Business Day immediately following the Tranche B-3 Term Facility Closing Date through and including the Available Amount Reference Time;

~~(i) the greater of (x) $120,000,000 or (y) 30% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the Available Amount Reference Time; provided that this clause (i) may only be utilized at any time after the Tranche B-1 Incremental Facility Closing Date if at such time (A) the Total Net Leverage Ratio shall be less than or equal to 2.50:1.00, calculated on a pro forma basis, as of the last day of the most recently~~

~~ended Test Period and (B) Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $75,000,000;~~

~~(ii) the amount (which amount shall not be less than zero) equal to 50% of the Cumulative Consolidated Net Income of GBT and the Restricted Subsidiaries (the amount under this clause (ii), the “Growth Amount”); provided that this clause (ii) may only be utilized at any time after the Tranche B-1 Incremental Facility Closing Date if at such time (A) the Total Net Leverage Ratio shall be less than or equal to 2.50:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period and (B) Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $75,000,000;~~

(ii)~~(iii) to the extent not already included in the calculation of Consolidated Net Income,~~ the aggregate amount of all dividends, returns, interest, profits, distributions, income and similar amounts (in each case, to the extent received in cash or Cash Equivalents (valued at the Fair Market Value of such Cash Equivalents at the time received) ~~or to the extent not received as cash or Cash Equivalents, an amount not to exceed $1,000,000 for all periods after the date hereof~~) received by GBT or any Restricted Subsidiary from any Investment to the extent such Investment was made by using the Available Amount during the period from and including the Business Day immediately following the Tranche B-3 Term Facility Closing Date through and including the Available Amount Reference Time (other than the portion of any such dividends and other distributions that is used by GBT or any Restricted Subsidiary to pay Taxes);

(iii)~~(iv) to the extent not already included in the calculation of Consolidated Net Income,~~ the aggregate amount of all repayments made in cash or Cash Equivalents (valued at the Fair Market Value of such Cash Equivalents at the time received ~~(or to the extent not received as cash or Cash Equivalents, an amount not to exceed $1,000,000))~~ of principal received by GBT or any Restricted Subsidiary from any Investment to the extent such Investment was made by using the Available Amount during the period, from and including the Business Day immediately following the Tranche B-3 Term Facility Closing Date through and including the Available Amount Reference Time in respect of loans made by GBT or any Restricted Subsidiary and that constituted Investments; and

(iv)~~(v)~~ to the extent not ~~already included in the calculation of Consolidated Net Income or~~ applied to prepay the Term Loans in accordance with Section 2.05(a), or to prepay, repurchase, defease or redeem any secured Permitted Additional Debt (or any Indebtedness representing secured Permitted Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof), the aggregate amount of all Net Cash Proceeds received by GBT or any Restricted Subsidiary in connection with the Disposition of its ownership interest in any Investment to any Person other than to GBT or a Restricted Subsidiary and to the extent such Investment was made by using the Available Amount during the period from and including the Business Day immediately following the Tranche B-3 Term Facility Closing Date through and including the Available Amount Reference Time;

~~(vi) the amount of any Investment of GBT or any of its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary pursuant to Section 6.13 or that has been merged, amalgamated or consolidated with or into GBT or any of its Restricted Subsidiaries pursuant to Section 7.04, in each case following the Closing Date and at or prior to the Available Amount Reference Time, in each case, such amount not to exceed the lesser of (x) the Fair Market Value of the Investments of GBT and its Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to giving effect to such re-designation or merger, amalgamation or consolidation and (y) the Fair Market Value of the original Investments made from the Available~~

~~Amount by GBT and its Restricted Subsidiaries in such Unrestricted Subsidiary; and~~

~~(vii) to the extent not already included in the calculation of Consolidated Net Income, the aggregate amount of any Retained Declined Proceeds retained by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time;~~

minus (b) the sum of, without duplication and without taking into account the proposed portion of the amount calculated above to be used at the applicable Available Amount Reference Time:

(i)the aggregate amount of any Investments made by GBT or any Restricted Subsidiary using the Available Amount pursuant to Section 7.02(d) or 7.02(n) after the Tranche B-3 Term Facility Closing Date and prior to the Available Amount Reference Time;

(ii)the aggregate amount of any Indebtedness Incurred by GBT or any Restricted Subsidiary using the Available Amount pursuant to Section 7.03(dd) after the Tranche B-3 Term Facility Closing Date and prior to the Available Amount Reference Time;

(iii)the aggregate amount of any Restricted Payments made by GBT or any Restricted Subsidiary using the Available Amount pursuant to Section 7.06(j) after the Tranche B-3 Term Facility Closing Date and prior to the Available Amount Reference Time; and

(iv)the aggregate amount expended on prepayments, repurchases, redemptions, defeasements and other payments made by GBT or any Restricted Subsidiary using the Available Amount pursuant to Section 7.08(a) after the Tranche B-3 Term Facility Closing Date and prior to the Available Amount Reference Time.

For the avoidance of doubt, to the extent that any transaction consummated prior to the Tranche B-3 Term Facility Closing Date used the Available Amount (as defined in this Agreement as in effect immediately prior to the Tranche B-3 Term Facility Closing Date) in accordance with the provisions of this Agreement as in effect at such time, such transaction shall continue to be permitted in reliance on such provisions and shall not be required to be reclassified to rely on any other applicable covenant exception set forth in Article VII of this Agreement.

“Available Amount Reference Time” has the meaning specified in the definition of the term “Available Amount”.

“Available Equity Amount” means, at any time (the “Available Equity Amount Reference Time”), an amount equal to, without duplication,

(a)the amount of any capital contribution or other equity issuances (or issuances of Indebtedness that have been converted into or exchanged for Qualified Equity Interests) received as cash equity (other than intercompany equity contributions among GBT and its Restricted Subsidiaries) by GBT or one of its Restricted Subsidiaries during the period from and including the Business Day immediately following the Tranche B~~-1 Incremental~~-3 Term Facility Closing Date through and including the Available Equity Amount Reference Time, but excluding (i) all proceeds from the issuance of Disqualified Equity Interests, (ii) any Cure Amount, (iii) any proceeds from the issuance of Equity Interests used for, or otherwise having the effect of increasing any baskets under, Section 7.02 (other than Sections 7.02(d)(iv) and 7.02(n)(ii)), Section 7.03 (other than Section 7.03(dd)), Section 7.06 (other than Section 7.06(j)(i)) or Section 7.08 (other than Section 7.08(a)(iii)), (iv) the aggregate amount expended on prepayments made by GBT or any Restricted

Subsidiary pursuant to Section 2.05(b)(viii) and (v) the aggregate amount of any capital contribution or other equity issuances received as cash equity by GBT or one of its Restricted Subsidiaries, directly or indirectly, pursuant to the Shareholder Commitment Letters, plus

(b)the amount of any capital contributions received by GBT or one of its Restricted Subsidiaries (provided that the gross proceeds received in a form other than cash and Cash Equivalents shall not exceed $2,500,000) during the period from and including the Business Day immediately following the Tranche B~~-1 Incremental~~-3 Term Facility Closing Date through and including the Available Equity Amount Reference Time, but excluding (i) all proceeds from the issuance of Disqualified Equity Interests, (ii) any Cure Amount, (iii) any capital contributions used for, or otherwise having the effect of increasing any baskets under, Section 7.02 (other than Sections 7.02(d)(iv) and 7.02(n)(ii)),  Section 7.03 (other than Section 7.03(dd)), Section 7.06 (other than Section 7.06(j)(i)) or Section 7.08 (other than Section 7.08(a)(iii)), (iv) the aggregate amount expended on prepayments made by GBT or any Restricted Subsidiary pursuant to Section 2.05(b)(viii) and (v) the aggregate amount of any capital contribution or other equity issuances received as cash equity by GBT or one of its Restricted Subsidiaries, directly or indirectly, pursuant to the Shareholder Commitment Letters, plus

(c)the aggregate amount of all dividends, returns, interests, profits, distributions, income and similar amounts (in each case, to the extent made in cash or Cash Equivalents (valued at the Fair Market Value of such Cash Equivalents at the time received), which amounts shall not exceed the amount of such Investment (valued at the Fair Market Value of such Investment at the time such Investment was made)), received by GBT or any Restricted Subsidiary on Investments made using the Available Equity Amount during the period from and including the Business Day immediately following the Tranche B~~-1 Incremental~~-3 Term Facility Closing Date through and including the Available Equity Amount Reference Time, minus

(d)the sum, without duplication, and, without taking into account the proposed portion of the Available Equity Amount calculated above to be used at the applicable Available Equity Amount Reference Time, of:

(i)the aggregate amount of any Investments made by GBT or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 7.02(d) and Section 7.02(n) after the Tranche B~~-1 Incremental~~-3 Term Facility Closing Date and prior to the Available Equity Amount Reference Time;

(ii)the aggregate amount of any Indebtedness Incurred by GBT or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 7.03(dd) after the Tranche B~~-1 Incremental~~-3 Term Facility Closing Date and prior to the Available Equity Amount Reference Time;

(iii)the aggregate amount of any Restricted Payments made by GBT or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 7.06(j) after the Tranche B~~-1 Incremental~~-3 Term Facility Closing Date and prior to the Available Equity Amount Reference Time; and

(iv)the aggregate amount expended on prepayments, repurchases, redemptions and defeasements made by GBT or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 7.08(a) after the Tranche B~~-1 Incremental~~-3 Term Facility Closing Date and prior to the Available Equity Amount Reference Time.

For the avoidance of doubt, to the extent that any transaction consummated prior to the Tranche B~~-1 Incremental~~-3 Term Facility Closing Date used the Available Equity Amount (as defined in this Agreement as in effect immediately prior to the ~~Second Amendment Effective~~Tranche B-3 Term Facility Closing Date) in accordance with the provisions of this Agreement as in effect at such time, such transaction shall continue to be permitted in reliance on such provisions and shall not be required to be reclassified to rely on any other applicable covenant exception set forth in Article VII of this Agreement.

“Available Equity Amount Reference Time” has the meaning specified in the definition of the term “Available Equity Amount”.

“Available Revolving Credit Commitment” means, in respect of any Revolving Credit Lender, at any time, (a) such Lender’s Revolving Credit Commitment minus (b) such Lender’s (and its Affiliate’s) Revolving Credit Exposure at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)the Prime Rate in effect on such day;

(b)½ of 1% per annum above the Federal Funds Rate in effect on such day; and

(c)the Eurocurrency Rate for an Interest Period of one (1) month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the avoidance of doubt, for purposes of calculating the Eurocurrency Rate pursuant to this clause (c), the Eurocurrency Rate for any day shall be the rate per annum determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making a Eurocurrency Rate available) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or successor thereto if the ICE Benchmark Administration is no longer making a Eurocurrency Rate available) as an authorized vendor for the purposes of displaying such rates).  Any change in such rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, as the case may be.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate, and in any event, shall include all Swing Line Loans.

“Basel III” means, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III:  International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

~~“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.~~

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers or board of directors of such Person (or, in the case of any limited liability company that is member-managed, the managing member of such Person), (c) in the case of any partnership, the board of directors or board of managers of a general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement and includes, to the extent applicable, any Successor Borrower.

“Borrower Materials” has the meaning specified in Section 10.02(b)(i).

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.05(d)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.05(d)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(d)(D).

“Borrowing” means (a) the Incurrence of one Class and Type of Term Loans on the Closing Date (or resulting from continuations or conversions on a given date after the Closing Date) having, in the case of Eurocurrency Rate Loans, the same Interest Period, (b) the Incurrence of one Class and Type of

Incremental Term Loan on an Incremental Facility Funding Date (or resulting from continuations or conversions on a given date after the applicable Incremental Facility Funding Date) having, in the case of Eurocurrency Rate Loans, the same Interest Period, (c) the Incurrence of one Class and Type of Revolving Credit Loan on a given date (or resulting from continuations or conversions on a given date) having, in the case of Eurocurrency Rate Loans, the same Interest Period, (d) the incurrence of Swing Line Loans, (e) the Incurrence of one Type of Extended Revolving Credit Loan of a specified Class on a given date (or resulting from continuations or conversions on a given date) having, in the case of Eurocurrency Rate Loans, the same Interest Period ~~and~~, (f) the Incurrence of one Type of Extended Term Loan of a specified Class on a given date (or resulting from continuations or conversions on a given date) having, in the case of Eurocurrency Rate Loans, the same Interest Period~~.~~, or (g) the Incurrence of one Type of Replacement Term Loan of a specified Class on a given date (or resulting from continuations or conversions on a given date) having, in the case of Eurocurrency Rate Loans, the same Interest Period, as the context may require.

“Bridge Credit Agreement” means the Bridge Credit Agreement, dated as of February 9, 2018, among GBT Target Holdings, as borrower, the Initial Guarantors party thereto, the lenders party thereto, and MSSF, as administrative agent and collateral agent.

“Business Combination Agreement” means that certain Business Combination Agreement (including the schedules, exhibits and disclosure letters thereto), dated as of December 2, 2021, between GBT JerseyCo and Apollo Strategic Growth Capital, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation at the Closing (as defined therein) (as so domesticated and as may be renamed, the “Business Combination Public Parent”).

“Business Combination Closing” means the “Closing” as defined in the Business Combination Agreement.

“Business Combination Public Parent” has the meaning set forth in the definition of “Business Combination Agreement”.

“Business Combination Transaction” means the transactions contemplated by the Business Combination Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of, or are in fact closed in, New York City, New York; provided that (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, the term “Business Day” shall also exclude (i) in the case of any Eurocurrency Rate Loan denominated in Sterling, any day on which banks are not open for dealings in deposits in Sterling conducted by and between banks in the London interbank market for Sterling, (ii) in the case of any Eurocurrency Rate Loan denominated in Euros, any day that is not a TARGET Day and (iii) in the case of any Eurocurrency Rate Loan denominated in Dollars, any day on which banks are not open for dealings in deposits in Dollars conducted by and between banks in the London interbank market and (b) if such day relates to any fundings, disbursements, settlements and payments in respect of any Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than interest rate settings), the term “Business Day” shall also exclude any day on which banks are not open for foreign exchange business in London.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Research and Development Costs and Capitalized Software Expenditures) by GBT and its Restricted Subsidiaries during such period that, in conformity with GAAP, are, or are required to be, included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of GBT and its Restricted

Subsidiaries and (b) all fixed asset additions financed through Capitalized Lease Obligations Incurred by GBT and its Restricted Subsidiaries and recorded on the balance sheet in accordance with GAAP during such period.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means, as applied to any Person, all leases of property that have been or are required to be, in accordance with GAAP, recorded as capitalized leases of such Person; provided that all obligations of GBT and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date (or any change in the implementation in GAAP for future periods that are contemplated as of the Closing Date) that would otherwise require such obligation to be recharacterized as a Capitalized Lease.

“Capitalized Research and Development Costs” means research and development costs that have been, or are required to be, in accordance with GAAP, capitalized.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by GBT and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are, or are required to be, reflected as capitalized costs on the consolidated balance sheet of GBT and its Restricted Subsidiaries.

“Capped Adjustments” means, for any period of determination, all addbacks and additions to, or in the calculation of, Consolidated EBITDA for such period pursuant to clauses (a)(x), (a)(xiv), (a)(xv), (a)(xxii), (a)(xxv), (a)(xxvi), (a)(xxvii) and (a)(xxviii) of the definition of “Consolidated EBITDA” and pursuant to clause (i) or (ii) of Section 1.09(c).

“Cash” means money, currency or a credit balance in any demand account, deposit account or other bank account.

“Cash Collateral” has the meaning specified in Section 2.03(f).

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by GBT or any Restricted Subsidiary:

(1)(i) Dollars and (ii) with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(2)securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3)certificates of deposit, bankers’ acceptances, time deposits and eurocurrency time deposits with maturities of two years or less from the date of acquisition, with any United States or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the equivalent in any local currency as of the date of determination) in the case of non-U.S. banks;

(4)repurchase agreements with a term of not more than thirty (30) days for underlying securities of the types described in clauses (2), (3) and (7) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)commercial paper or any variable or fixed rate note rated at least “P-2” by Moody’s or at least “A-2” by S&P, and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with an Investment Grade Rating from Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by ~~the Borrower~~any Loan Party), with maturities of 24 months or less from the date of acquisition;

(6)marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by ~~the Borrower~~any Loan Party);

(7)readily marketable direct obligations issued by any state, commonwealth, province or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by ~~the Borrower~~any Loan Party);

(8)readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from Moody’s or S&P with maturities of 12 months or less from the date of acquisition (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by ~~the Borrower~~any Loan Party);

(9)Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated within the top three ratings categories by S&P or Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by ~~the Borrower~~any Loan Party);

(10)with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved

Foreign Bank;

(11)in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (9) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (1) through (9) ~~of this paragraph~~above; and

(12)investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (11) above.

“Cash Management Agreement” means any agreement entered into from time to time by GBT or any Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services or for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services, wire transfer services and other related services.

“Cash Management Bank” means any Lender, any Agent, any Lead Arranger or any Affiliate of the foregoing at the time it provides any Cash Management Services or any Person that shall have become a Lender or an Affiliate of a Lender or an Agent at any time after it has provided any Cash Management Services.

“Cash Management Obligations” means obligations owed by GBT or any Restricted Subsidiary to any Cash Management Bank in respect of Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreements.

“Casualty Event” means any event that gives rise to the receipt by GBT or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Certain Funds Representations” means each of the representations set out in Section 5.01, 5.02, 5.03, 5.04, 5.11(b), 5.12, and 5.18(c) in so far as they relate to the Borrower or any Guarantor (and not, for the avoidance of doubt, any Person proposed to be acquired pursuant to a Limited Condition Transaction or any subsidiary of any such Person).

“CFC” has the meaning specified in the Agreed Security Principles.

“Change in Control” means:

(a) at any time (i) prior to a Qualifying IPO, (x) Permitted Juweel Holders cease to beneficially own (as defined in SEC Rules 13(d)-3 and 13(d)-5 under the Exchange Act), collectively,

directly or indirectly, at least 25.0% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of GBT or (y) the Amex Permitted Holders cease to beneficially own (as defined in SEC Rules 13(d)-3 and 13(d)-5 under the Exchange Act), collectively, directly or indirectly, at least 35.0% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of GBT, or (ii) on and after a Qualifying IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act but excluding any employee benefit plan of such Person, entity or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (in any such case, other than (1) any combination of the Permitted Holders and (2) any underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with any IPO or other public or private offering of Equity Interests by GBT (or any Parent Entity thereof) or any selling securityholder thereof solely for the purposes of facilitating the distribution of such Equity Interests), shall at any time have acquired direct or indirect beneficial ownership (as defined in SEC Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of GBT; provided that, notwithstanding the foregoing, the acquisition or ownership of Equity Interests in GBT by a parent entity shall not in and of itself cause a Change in Control under this clause (a) to the extent the acquisition or ownership of Equity Interests in GBT by the holders of Equity Interests in such parent entity would not trigger a Change of Control under this definition if such holders directly owned such Equity Interests acquired or owned by such parent entity in GBT;

(b)at any time prior to a Qualifying IPO, either (i) Permitted Juweel ~~ceases~~Holders  cease to beneficially own (as defined in SEC Rules 13(d)-3 and 13(d)-5 under the Exchange Act), collectively, directly or indirectly, at least 25.0% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of GBT or (ii) there occurs a Change of Control (as defined in the Amex Trademark License Agreement) of Juweel, and, in any case of subclause (i) or (ii) above, such event is not waived by the requisite parties to the Amex Trademark License Agreement within 30 days of the occurrence of such event;

(c)occupation of a majority of the seats (other than vacant seats) on the Board of Directors of GBT (or, on and after a Qualifying IPO, of the Person that is the issuer of such Qualifying IPO) by Persons who were neither (i) nominated, appointed or approved for election by the Board of Directors of GBT (or, on and after a Qualifying IPO, of the Person that is the issuer of such Qualifying IPO) nor (ii) appointed by directors so nominated, appointed or approved for election; or

(d) GBT ceases to own and control, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower or any Intermediate Holding Company.

Notwithstanding the foregoing, (i) a transaction shall not be deemed to constitute a Change in Control if (1) GBT becomes a direct or indirect Wholly-Owned Subsidiary of a holding company and (2) the direct or indirect holders of the aggregate ordinary voting power represented by the outstanding Equity Interests of such holding company immediately following such transaction (or affiliates thereof) are substantially the same (in substantially the same percentages) as the direct or indirect holders of the aggregate ordinary voting power represented by the outstanding Equity Interests of GBT immediately prior to such transaction (or, if applicable, will be substantially the same immediately after giving effect to the consummation of related transactions) ~~and~~, (ii) the consummation of any IPO Reorganization Transaction will not be deemed to constitute a Change in Control if the direct or indirect holders of the aggregate ordinary voting power represented by the outstanding Equity Interests of such holding company immediately following such transaction are substantially the same (in the substantially same percentages) as the direct or indirect holders of the aggregate ordinary voting power represented by the outstanding Equity Interests of GBT immediately prior to such transaction, and (iii) the Business Combination Transaction shall be deemed not to constitute a Change in Control.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration or interpretation thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“City Code” means the City Code on Takeovers and Mergers, as amended and as from time to time issued and interpreted by the Panel.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Initial Term Loans, Tranche B-1 Term Loans, Tranche B-2 Term Loans, Tranche B-3 Term Loans, other Incremental Term Loans (of a Class), Extended Term Loans (of the same Extension Series) or Extended Revolving Credit Loans (of the same Extension Series) (and any related swing line loans thereunder), and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, a Term Commitment for Initial Term Loans, a Tranche B-1 Term Commitment, a Tranche B-2 Term Commitment, a Tranche B-3 Term Commitment, any other Incremental Term Loan Commitment (of a Class) or an Extended Revolving Credit Commitment (of the same Extension Series) (and any related swing line commitment thereunder) and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class.

“Clean-Up Period” has the meaning assigned to such item in Section 8.03.

“Closing Date” means August 13, 2018.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means, subject to the Agreed Security Principles, all the “Collateral” as defined in any Collateral Document and any other asset on which a Lien is (or purported to be) granted pursuant to any Collateral Document and at all times excluding any Excluded Assets.

“Collateral Agent” means MSSF, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09.

“Collateral Documents” means, collectively, all agreements, instruments and documents executed in connection with this Agreement that create, perfect or evidence Liens (or are intended to or purport to do so) to secure the Obligations (and including the Security Trust Deed), executed by any Loan Party or any of its Subsidiaries and delivered to the Administrative Agent and/or Collateral Agent.

“Commitment” means, with respect to each Lender (to the extent applicable), such Lender’s Term Commitment for Initial Term Loans, Tranche B-1 Term Commitment, Tranche B-2 Term Commitment, ~~any other~~Tranche B-3 Replacement Term Commitment, Tranche B-3 Initial Incremental Term Commitment, Tranche B-3 Delayed Draw Term Commitment, Incremental Term Loan Commitment of any other Class, Replacement Term Commitment of any other Class, Revolving Credit Commitment, Extended Revolving Credit Commitment or any combination thereof (as the context requires).

“Commitment Fee” has the meaning provided in Section 2.09(a).

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A (or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, as to GBT and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income for such period, plus:

(a)without duplication and to the extent deducted from revenues in arriving at such Consolidated Net Income for such period, the sum of the following amounts for such period:

(i)Consolidated Interest Expense,

(ii)provision for taxes based on income, profits or capital, including federal, state, local and foreign franchise, ~~excise~~  and similar taxes paid or accrued (including withholding tax payments) during such period (including in respect of repatriated funds),

(iii)depreciation and amortization (including amortization of debt discount, deferred financing fees or costs internal labor costs, debt issuance costs, commissions, fees and expenses, capital expenditures, customer acquisition costs, upfront payments related to any contract signing, signing bonuses, and incentive payments, conversion costs and contract acquisition costs),

(iv)other non-cash losses, charges or expenses, including impairment of long-lived assets,

(v)fees, costs and expenses incurred under or related to the Loan Documents or the loan documents relating any other Indebtedness permitted under Section 7.03), including in connection with any amendment, restatement, waiver, supplement or other modification (or proposed amendment, restatement, waiver, supplement or other modification) or the administration or syndication of such Indebtedness (including any fees paid to ratings agencies),

(vi)management fees, transaction fees, transition services agreement, expense reimbursement payments and indemnification paid to (or for the benefit of) any of the Permitted Holders or their affiliates~~, expense reimbursement payments and indemnification paid to (or for the benefit of) directors that are not affiliates of the Permitted Holders, and directors fees paid to directors that are not affiliates of the Permitted Holders,~~ or any other Affiliate of any Loan Party or Parent Entity, and fees paid pursuant to Section 7.06 or 7.07 pursuant to any Management Agreement, and in the case of management fees, transaction fees, and transition services ~~and director fees~~, to the extent such fees are permitted to be paid pursuant to ~~the~~ this Agreement,

(vii)non-cash purchase accounting adjustments and expenses resulting from the application of purchase accounting in connection with any Permitted Acquisition, ~~or~~any similar Investment permitted under this Agreement or Dispositions permitted under this Agreement or other Specified Transaction,

(viii)transaction fees, costs and expenses and indemnities incurred in connection with the consummation of any Specified Transaction, the ~~initial~~ funding of the Loans ~~and~~, the consummation of the other Transactions ~~(~~, the refinancing and repayment of the Tranche B-1 Term Facility and Tranche B-2 Term Facility pursuant to Refinancing Amendment No. 1, and the consummation of the Business Combination Transaction (in each case, including transaction bonuses, consulting and advisory fees, option exercise expense, warrant exercise expense, prepayment fees and other similar fees),

(ix)any fees, costs and expenses incurred by GBT or any Subsidiary (or any Parent Entity thereof if paid by GBT or any Subsidiary as permitted by this Agreement) in connection with the making of any acquisition ~~or disposition, equity  or debt~~, Investment, Disposition, issuance ~~or~~of Equity Interests, Incurrence of Indebtedness or capital expenditure not prohibited by the Loan Documents (including, without limitation, any legal, consulting or other advisory fees, indemnities, transaction fees and expenses, whether or not payable in cash, related to ~~such acquisition), the incurrence of Indebtedness or the issuance of capital stock,~~the applicable transaction), whether or not the applicable transaction is consummated,

(x)restructuring and integration charges, costs or expenses, severance and retention bonuses, recruiting fees, relocation costs and other one-time compensation expenses and systems and infrastructure costs (including transaction expenses incurred in connection with the foregoing), costs of strategic initiatives, consolidation and closing costs, business optimization expenses or costs, costs related to the implementation and migration of operating and reporting systems and technology and compliance initiatives, transition costs, curtailment or modifications to pension and post retirement employee benefit plans, signing, retention, recruiting, relocation, signing, stay or completion bonuses and expenses (including payments made to employees who are subject to non-compete agreements),

(xi)non-cash charges, costs, reserves or expenses in connection with pension plans or other post-employment benefits;

(xii)any cost or expense incurred pursuant to any management equity plan or stock option plan, any cash-based or equity-based incentive plan or any other management or employee benefit plan or agreement or any severance or stock subscription or shareholder agreement, ~~to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of a such Person or net proceeds of an issuance of Equity Interests of such Person (other than Disqualified Equity Interests),~~

(xiii)any one-time costs, charges and expense relating to IFRS to GAAP or similar accounting integration and implementation of accounting function and costs and expenses associated with public company delisting and re-registration and licensing,

(xiv)any non-recurring litigation settlement costs or other non-cash reserves,

(xv)other extraordinary, unusual or non-recurring losses or charges,

(xvi)with respect to any joint venture, an amount equal to the proportion of those items described in clauses (ii) and (iii) above relating to such joint venture corresponding to GBT and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent the same was deducted (and not added back) in calculating Consolidated Net Income,

(xvii)~~earnout~~expenses of earnouts and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) ~~and adjustments thereof and purchase price adjustments~~paid during the relevant period in respect of any Acquisition or similar Investment permitted hereunder,

(xviii)any net loss included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45,

(xix)realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheets,

(xx)net realized losses from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements,

(xxi)the amount of board ~~fees to any director,~~or director fees to and any expense reimbursement payments and indemnification paid to (or for the benefit of) any director of GBT, any Restricted Subsidiary or any Parent Entity (for the avoidance of doubt, including any portion of Restricted Payments made pursuant to Section 7.06 to any Parent Entity for the payment of any such amount),

(xxii)the amount of any charges, expenses, costs or other payments in respect of (x) facilities no longer used or useful in the conduct of the business of GBT and its Restricted Subsidiaries, (y) abandoned, closed, disposed or discontinued operations and (z) any losses on disposal of abandoned, closed or discontinued operations,

(xxiii)any non-cash losses realized in such period in connection with adjustments to any Benefit Plan due to changes in actuarial assumptions, valuation or studies,

(xxiv)any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of the initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature,

(xxv)adjustments and addbacks set forth in any quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent in connection with any Permitted Acquisition or similar permitted Investment,

(xxvi)costs related to the implementation of operational and reporting systems and technology initiatives, ~~and~~

(xxvii)(x) any costs or expenses associated with the Transactions or (y) any costs or expenses associated with any single or one-time event, and

(xxviii)any Public Company Costs;

provided that the amount of charges added back and other additions in the calculation of Consolidated EBITDA for such period pursuant to clauses (x), (xiv), (xv), (xxii), (xxv), (xxvi), (xxvii) and (xxviii) above, together with, without duplication, the aggregate amount of all other Capped Adjustments for such period, shall not exceed 25% of Consolidated EBITDA for such period (determined prior to giving effect to any addback or addition for any Capped Adjustments for such period), minus

(b)without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)interest income,

(ii)non-cash gains, increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period,

(iii)extraordinary gains and unusual or non-recurring gains,

(iv)tax credits for any of the taxes of a type described in clause (a)(ii) above (to the extent not netted from the tax expense described in such clause (a)(ii)),

(v)any cash payments made during such period in respect of non-cash items described in clause (a)(iv) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred,

(vi)realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheets,

(vii)any net realized income or gains from any obligations under any Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements,

(viii)any amount included in Consolidated Net Income of such Person for such period attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45,

(ix)any gains on disposal of abandoned, closed or discontinued operations;

in each case, as determined on a consolidated basis for GBT and its Restricted Subsidiaries in accordance with GAAP.

If Consolidated EBITDA for any period would be negative but for the Capped Adjustments for such period, then Consolidated EBITDA for such period shall be deemed to be zero.

There shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by GBT or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise Disposed of by GBT or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired (including pursuant to (i) a transaction consummated prior to the Closing Date and (ii) a Permitted Acquisition (or similar Investment not prohibited hereunder)) and not subsequently so Disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) determined on a historical pro forma basis. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by GBT or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or Disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or Disposition) determined on a historical pro forma basis; provided that for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this paragraph until such Disposition shall have been consummated.

“Consolidated Interest Expense” means, with respect to GBT and its Restricted Subsidiaries for any period, the total interest expense of GBT and its Restricted Subsidiaries during such period determined on a consolidated basis, in accordance with GAAP, and shall in any event include interest on any Capitalized Lease Obligation which shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP, but excluding, for the avoidance of doubt, (a) any non-cash interest expense and any capitalized interest, whether paid or accrued, (b) the amortization of original issue discount resulting from the issuance of indebtedness at less than par, (c) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (d) any expenses resulting from discounting of indebtedness in connection with the application of recapitalization accounting or purchase accounting, (e) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (f) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Indebtedness) during such period, (g) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to ASC 815, Derivatives and Hedging, (h) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (i) any payments with respect to make whole premiums or other breakage costs of any Indebtedness, (j) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP and (k) expensing of bridge, arrangement, structuring, commitment, consent or other financing fees. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by GBT and the Restricted Subsidiaries with respect to interest rate or currency Swap Contracts.

“Consolidated Net Income” means, for any period, the net income (or loss) attributable to GBT and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(1)any net income (or loss) of any Person if such Person is not GBT or a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that GBT or any Restricted Subsidiary’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed ~~or that (as reasonably determined by a Responsible Officer of GBT) could have been distributed~~ by such Person during such period to GBT or a Restricted Subsidiary as a dividend or other distribution or return on investment;

(2)any net gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized upon the sale or other Disposition of any asset of GBT or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise Disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the Board of Directors of GBT);

~~(3) extraordinary, non-recurring or unusual gains or losses, together with any related provision for taxes on any such gain (or the tax effect of any such loss), (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Closing Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities);~~

(3)[reserved];

(4)the cumulative effect of a change in accounting principles;

(5)(i) stock-based, partnership interest-based and similar non-cash incentive-based compensation award or arrangement charges or expenses (including with respect to any profits interest relating to membership interests in any partnership or limited liability company and any non-cash charges or expenses arising from the grants of stock appreciation or similar rights, options, restricted stock or other rights or equity incentive programs) and any non-cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, officers, directors or employees of GBT or any of its Restricted Subsidiaries, or any of its Parent Entities, (ii) and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (iii) income (or loss) attributable to deferred compensation plans or trusts,

(6)any unrealized gains or losses in respect of any obligations under any Swap Contracts or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Swap Contracts;

(7)any unrealized foreign exchange gains or losses resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the balance sheet of GBT;

(8)any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to GBT and the Restricted Subsidiaries), as a result of any consummated acquisition (including any acquisition prior to the Closing Date), or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(9)any goodwill or other intangible asset impairment charge or write-off;

(10)any income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Swap Contracts or other derivative instruments;

(11)accruals and reserves that are established within twelve months after the - that are so required to be established as a result of the Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period;

(12)any net unrealized gains and losses resulting from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of FASB Accounting Standards Codification Topic 815 – Derivatives and Hedging and related pronouncements; and

(13)any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(14)income or expense related to changes in the fair value of contingent liability for earn-out obligations and similar liabilities in connection with any Permitted Acquisition or similar Investment; and

~~(15) solely for the purpose of determining the Growth Amount, the net income (or loss) for such period of any Restricted Subsidiary (other than any of the Guarantors) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equityholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of GBT will be increased by the amount of such dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents prior to the date of such determination) to GBT or a Restricted Subsidiary thereof in respect of such period; and~~

(15)~~(16)~~ Tax Distributions made during such period pursuant to Section 7.06(g)(i).

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of GBT and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of GBT and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition (or any similar permitted Investment)), consisting of (i) Indebtedness for borrowed money, (ii) Unreimbursed Amounts, (iii) Capitalized Lease Obligations, (iv) debt obligations evidenced by promissory notes or similar instruments, and (v) unreimbursed amounts in respect of drawings under any letters of credit, performance guarantees or equivalent arrangements, minus (b) unrestricted cash and Cash Equivalents included in the consolidated balance sheet of GBT and its Restricted Subsidiaries as of such date (not including any Acquisition Consideration Escrow Amount); provided that the proceeds of Indebtedness Incurred by GBT or any Restricted Subsidiary shall not be considered cash or Cash Equivalents for purposes of any “netting” pursuant to clause (b) of this definition for purposes of determining any concurrent (or substantially concurrent) Incurrence test under this Agreement and whether GBT is in pro forma compliance with any such concurrent (or substantially concurrent) test; provided, further, that Consolidated Total Debt shall not include (x) letters of credit, performance guarantees ~~or equivalent~~, surety or performance bonds or similar arrangements, except to the extent of unreimbursed amounts thereunder and (y) obligations under Swap Contracts permitted under Section 7.03(h).

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of (i) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of GBT and its Restricted Subsidiaries at such date and (ii) long term accounts receivable over (b) the sum of (i) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of GBT and its Restricted Subsidiaries on such date and (ii) long-term deferred revenue, but excluding (for the purposes of both clauses (a) and (b) above), without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of Revolving Credit Loans and L/C Obligations, any Extended Revolving Credit Facility or any other revolving credit facility that is effective in reliance on Section 7.03(u), to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) the current portion of any Capitalized Lease Obligations, (f) deferred revenue arising from cash receipts that are earmarked for specific projects, (g) the current portion of deferred acquisition costs, (h) current accrued costs associated with any restructuring or business optimization (including accrued severance and accrued facility closure costs), (i) any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date and (j) the effects from applying purchase accounting; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or Dispositions by GBT and the Restricted Subsidiaries shall be measured from the date on which such acquisition or Disposition occurred until the first anniversary of such acquisition or Disposition with respect to the Person subject to such acquisition or Disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Swap Contracts or other derivative obligations, (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Corrective Extension Agreement” has the meaning specified in Section 2.15(e).

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 10.24.

“COVID-19 Pandemic” means the novel strain of coronavirus (SARS-Cov-2) (including all additional variations, evolutions, mutations, strains thereof or related or associated epidemics, pandemics or disease outbreaks) and its disease commonly known as COVID-19 (“COVID-19”), which was declared to be a global pandemic by the World Health Organization on March 11, 2020.

“Credit Extension” means each of the following: (a) a Borrowing, (b) an L/C Credit Extension or (c) and extension of a Swing Line Loan.

“Cumulative Consolidated Net Income” means, as at any date of determination, Consolidated Net Income for the period (taken as one accounting period) commencing on the Closing Date and ending on the last day of the most recent fiscal quarter for which Section 6.01 Financials have been delivered.

“Cure Amount” has the meaning specified in Section 8.05.

“Cure Deadline” has the meaning specified in Section 8.05.

“Cure Right” has the meaning specified in Section 8.05.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the Incurrence of secured Indebtedness permitted under this Agreement, the Liens on the Collateral of which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), at the option of the Borrower and the Administrative Agent acting together in good faith, either (i) any intercreditor agreement substantially in the form of the Equal Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the Incurrence of secured Indebtedness permitted under this Agreement the Liens on the Collateral of which are intended to rank junior in priority to the Liens on the Collateral securing the Obligations, at the option of the Borrower and the Administrative Agent acting together in good faith, either (i) an intercreditor agreement substantially in the form of the Junior Lien Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations.

“Customary Term A Loans” means any term loans that contain provisions customary for “term A loans,” as reasonably determined by the Borrower in consultation with the Administrative Agent, and that are syndicated primarily to Persons regulated as banks in the primary syndication thereof.

“DCC” or “Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“Debt Incurrence Prepayment Event” means any Incurrence by GBT or any of the Restricted Subsidiaries of any Indebtedness, but excluding any Indebtedness permitted to be Incurred under Section 7.03 (other than any Refinancing Amendment Debt Incurred in reliance on Section 2.17 and Permitted Additional Debt Incurred in reliance on Section 7.03(u)(i)).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by GBT or its Restricted Subsidiaries in connection with a Disposition pursuant to Section 7.05(l) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, setting forth the basis of such valuation (which amount will be reduced by (i) the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition and (ii) the amount of Cash Equivalents received in connection with a subsequent sale of such Designated

Non-Cash Consideration).

“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.05(d)(B).

“Discount Range” has the meaning specified in Section 2.05(d)(C).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.05(d)(C).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(d)(C) substantially in the form of Exhibit K (or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent).

“Discount Range Prepayment Offer” means the written offer by a Term Lender, substantially in the form of Exhibit K (or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent), submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.05(d)(C).

“Discount Range Proration” has the meaning specified in Section 2.05(d)(C).

“Discounted Prepayment Determination Date” has the meaning specified in Section 2.05(d)(D).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.05(d)(B), Section 2.05(d)(C) or Section 2.05(d)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning specified in Section 2.05(d)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary (determined as if references to GBT and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease or other disposition (including any Sale Leaseback and any sale or issuance of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by GBT (or any Parent Entity) of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition:

(a)matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale or casualty or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale or casualty or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under any Secured Hedge Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations that are not then due and payable) that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit (unless Cash Collateralized)),

(b)is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part,

(c)provides for the scheduled payments of dividends in cash prior to the date that is ninety-one (91) days after the Latest Maturity Date, or

(d)is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests,

in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided that if such Equity Interests are issued pursuant to any plan for the benefit of employees of GBT (or any Parent Entity thereof), the Borrower or any of GBT’s Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because ~~it~~such Equity Interests may be required to be repurchased by GBT (or any Parent Entity thereof), the Borrower or any of GBT’s Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means (~~i~~a) competitors of the Loan Parties or the Target identified by the Borrower in writing to the Administrative Agent and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed) or (b) those Persons identified by GBT in writing to the Administrative Agent on July 26, 2018 or on the Second Amendment Effective Date, prior to the Amendment Effective Time (as defined in the Second Amendment) (or their affiliates that are reasonably identifiable by name or so designated in writing); provided that no permitted supplement or modification to the list of Disqualified Lenders shall apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Loans or Commitments.

“Distressed Person” has the meaning specified in the definition of “Lender-Related Distress Event.”

“Dollar”, “U.S. Dollars”, “US$” and “$” mean lawful money of the United States.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined, in the case of any Letters of Credit, in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable L/C Issuer using any method of determination it deems appropriate.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of (i) the United States or any state thereof or (ii) the District of Columbia.

“DRE” means an entity disregarded as separate from its owner for U.S. federal income tax purposes.

“Dutch Loan Party” means each Loan Party incorporated or organized under the laws of The Netherlands.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“ECF Percentage” has the meaning specified in Section 2.05(b)(i).

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness as determined by the Borrower and the Administrative Agent and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate “floors” (the effect of which floors shall be determined in a manner set forth in the proviso below and assuming that, if interest on such Indebtedness is calculated on the basis of a floating rate, that the “LIBOR” component of such formula is used to calculate Effective Yield) or similar devices and all fees, including upfront or similar fees or original issue discount paid by GBT or any of its Restricted Subsidiaries (amortized over the shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of Incurrence thereof) and payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement fees, structuring fees, or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, ticking fees accruing prior to the funding of such Indebtedness and customary consent fees for an amendment paid generally to consenting Lenders; provided that, with respect to any Indebtedness that includes a “floor,” (a) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) that becomes an Assignee in accordance with Section 10.07(b).

“Engagement Letter” means the Engagement Letter, dated as of February 9, 2018, among

MSSF, GBT Target Holdings and GBT, as amended, restated, amended and restated, modified or supplemented from time to time, including pursuant to the joinder letter dated as of February 26, 2018, among MSSF, GBT Target Holdings, GBT and Goldman Sachs Bank USA.

“Environment” means ambient or outdoor air, indoor air, surface water, groundwater, drinking water, land surface, sediments, soil and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all applicable Laws relating to pollution or the protection of human health (as relating to exposure to Hazardous Materials) or the Environment or to the manufacture, Release, threatened Release, use, storage, handling, disposal or transport of, or exposure to, hazardous or toxic substances.

“Equal Priority Intercreditor Agreement” means a customary Equal Priority Intercreditor Agreement among the Administrative Agent and/or the Collateral Agent and one or more representatives for holders of one or more classes of Indebtedness, in form and substance reasonably acceptable to the Administrative Agent and the Borrower.

“Equity Interests” means, with respect to any Person, (a) all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock or share capital of (or other ownership or profit interests or units in) such Person and (b) all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Sections 414(b) or (c) of the Code (or Sections 414(m) or (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the failure of any Loan Party or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan; (d) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard, in each case with respect to a Pension Plan, or a failure to make any required contribution to a Multiemployer Plan; (e) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or that is in endangered or critical status, within the meaning of Section 305 of ERISA; (f) any event or condition which constitutes grounds for a termination under Section 4041A of ERISA, the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, including the imposition of a lien under Section 412 or 430(k) of the Internal Revenue Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of a Loan Party or any ERISA Affiliate, but excluding PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (i) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code) or (j) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party (within the meaning of Section 4975 of the Code or Section 406 of ERISA), which could result in liability to any Loan Party.

“Erroneous Payment” has the meaning assigned to it in Section 9.16(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.16(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.16(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.16(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.16(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and the sign “€” each mean the single currency of participating member States of the European Union.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan:

(a)in the case of any Eurocurrency Rate Loan denominated in Dollars:

(i)the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Thomson Reuters Screen LIBOR01 (or any successor thereto) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period;

(ii)if the rates referenced in the preceding subsection (i) are not available, the Interpolated Rate; or

(iii)for Interest Periods where no interest rate corresponding to an interest period of the same duration as such Interest Period appears on any such page referenced in the preceding subsection (i) and an Interpolated Rate cannot be determined under the preceding subsection (ii), such rate shall be determined as provided for in Section 3.03;

provided that, notwithstanding the foregoing, if any such rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement;

(b)in the case of any Eurocurrency Rate Loan denominated in Euro:

(i)the rate per annum equal to the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters, determined as of approximately 11:00 a.m. (Brussels time) two TARGET Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the European interbank market for deposits of amounts in Euro for delivery on the first day of such Interest Period;

(ii)if the rates referenced in the preceding subsection (i) are not available, the Interpolated Rate; or

(iii)for Interest Periods where no interest rate corresponding to an interest period of the same duration as such Interest Period appears on any such page referenced in the preceding subsection (i) and an Interpolated Rate cannot be determined under the preceding subsection (ii), such rate shall be determined as provided for in Section 3.03;

provided that, notwithstanding the foregoing, if any such rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement;

(c)in the case of any Eurocurrency Rate Loan denominated in Sterling:

(i)the rate per annum equal to the rate determined by the Administrative Agent to be the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Sterling and the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters, determined as of approximately 11:00 a.m. (London time) on the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in Sterling for delivery on the first day of such Interest Period;

(ii)if the rates referenced in the preceding subsection (i) are not available, the Interpolated Rate; or

(iii)for Interest Periods where no interest rate corresponding to an interest period of the same duration as such Interest Period appears on any such page referenced in the preceding subsection (i) and an Interpolated Rate cannot be determined under the preceding subsection (ii), such rate shall be determined as provided for in Section 3.03;

provided that, notwithstanding the foregoing, if any such rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement;

(d)in the case of any Eurocurrency Rate Loan denominated in an Alternative Currency (other than Euro or Sterling):

(i)the rate per annum equal to the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for such Alternative Currency and the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in such Alternative Currency for delivery on the first day of such Interest Period;

(ii)if the rates referenced in the preceding subsection (i) are not available, the Interpolated Rate; or

(iii)for Interest Periods where no interest rate corresponding to an interest period of the same duration as such Interest Period appears on any such page referenced in the preceding subsection (i) and an Interpolated Rate cannot be determined under the preceding subsection (ii), such rate shall be determined as provided for in Section 3.03;

provided that, notwithstanding the foregoing, if any such rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Adjusted Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)the sum, without duplication, of:

(i)Consolidated Net Income for such period;

(ii)an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided that, in each case, if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period);

(iii)decreases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa), decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue for such period;

(iv)an amount equal to the aggregate net non-cash loss on Dispositions by GBT and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

(v)cash payments received in respect of Secured Hedge Agreements during such period to the extent not included in arriving at such Consolidated Net Income; and

(vi)income tax expense to the extent deducted in arriving at such Consolidated Net Income; minus

(b)the sum, without duplication, of:

(i)an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges included in clauses (1) through (16) of the definition of Consolidated Net Income;

(ii)without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of Intellectual Property made in cash or accrued during such period, to the extent that such Capital Expenditures or acquisitions were not financed with any of the proceeds received from (A) the Incurrence of long-term Indebtedness, (B) capital contributions or the issuance of Equity Interests or (C) Dispositions outside the ordinary course of business to the extent such Dispositions are subject to Section 2.05(b)(ii);

(iii)the aggregate amount of all principal payments of Indebtedness of GBT and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) all principal payments of Permitted Additional Debt and (C) the amount of any mandatory prepayment of Term Loans actually made pursuant to Section 2.05(b)(ii), in the case of this clause (C) from the proceeds of any Disposition and that resulted in an increase to Consolidated Net Income (and have not otherwise been excluded under the definition thereof) and not in excess of the amount of such increase but excluding (1) all other prepayments, repurchases, defeasances, and/or redemptions of Term Loans or Permitted Additional Debt (but, for the avoidance of doubt, including all repayments made pursuant to Section 2.07) and (2) all prepayments of revolving credit loans and swingline loans permitted hereunder made during such period (other than in respect of any revolving credit facility to the extent there is an equivalent permanent reduction in commitments thereunder (excluding in respect of (x) the Revolving Credit Facility or any Extended Revolving Credit Loans and (y) other revolving loans that are effective in reliance on Section 7.03(u)), except to the extent financed by (A) the Incurrence of long-term Indebtedness, (B) capital contributions or the issuance of Equity Interests or (C) Dispositions outside the ordinary course of business to the extent such Dispositions are subject to Section 2.05(b)(ii));

(iv)an amount equal to the aggregate net non-cash gain on Dispositions by GBT and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v)increases in Consolidated Working Capital (except as a result of the reclassification of items from short term to long term or vice versa), increases in long term accounts receivable and decreases in the long-term portion of deferred revenue for such period;

(vi)cash payments by GBT and its Restricted Subsidiaries during such period in respect of long-term liabilities of GBT and its Restricted Subsidiaries other than

Indebtedness (including such Indebtedness specified in clause (b)(iii) above), to the extent that such cash payments were not financed with any of the proceeds received from (A) the Incurrence of long-term Indebtedness, (B) capital contributions or the issuance of Equity Interests or (C) Dispositions outside the ordinary course of business;

(vii)without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments made with cash or Cash Equivalents (other than Investments made in cash and Cash Equivalents) and acquisitions made during such period to the extent that such Investments and acquisitions were not financed with any of the proceeds received from (A) the Incurrence of long-term Indebtedness, (B) capital contributions or the issuance of Equity Interests or (C) Dispositions outside the ordinary course of business to the extent such Dispositions are subject to Section 2.05(b)(ii);

(viii)the amount of Restricted Payments paid in cash during such period to the extent such Restricted Payments were not financed with any of the proceeds received from (A) the Incurrence of long-term Indebtedness, (B) capital contributions or the issuance of Equity Interests or (C) Dispositions outside the ordinary course of business to the extent such Dispositions are subject to Section 2.05(b)(ii);

(ix)the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by GBT and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness;

(x)the aggregate amount of expenditures actually made by GBT and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, to the extent that such cash payments were not financed with any of the proceeds received from (A) the Incurrence of long-term Indebtedness, (B) capital contributions or the issuance of Equity Interests or (C) Dispositions outside the ordinary course of business;

(xi)without duplication of amounts deducted from Excess Cash Flow in other periods, (A) the aggregate consideration required to be paid in cash by GBT or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (B) any planned cash expenditures by GBT or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (A) and (B), (x) together with the costs, fees and expenses related thereto and (y) relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, other cash expenditures or acquisitions of Intellectual Property to be consummated or made during the period of four consecutive fiscal quarters of GBT following the end of such period (except to the extent financed with any of the proceeds received from (A) the Incurrence of long-term Indebtedness, (B) capital contributions or the issuance of Equity Interests or (C) Dispositions outside the ordinary course of business to the extent such Dispositions are subject to Section 2.05(b)(ii)); provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures or acquisitions of Intellectual Property during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters;

(xii)cash expenditures made in respect of Secured Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income; and

(xiii)without duplication of clause (xi) above, payments in cash by GBT and its Restricted Subsidiaries during such period in respect of any purchase price holdbacks, earn-out obligations, and long-term liabilities of GBT and its Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income or from the determination of Excess Cash Flow for such period or any prior period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Excluded Assets”  means  (i) any leasehold interest in real property and any fee-owned real property, (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction), (iii) assets expressly excluded as Collateral pursuant to the Agreed Security Principles, (iv) assets and personal property for which a pledge thereof or a security interest therein is prohibited by applicable laws (including any legally effective requirement to obtain the consent of any Governmental Authority, except to the extent such consent has been or is required to be obtained pursuant to the Agreed Security Principles), (v) any intent-to-use trademark or service mark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to-use application under applicable federal law, (vi) any contract, instrument, document, lease, license or other agreement to which a Loan Party or any of their property (including personal property) is subject with any Person on the Closing Date or the date on which such Subsidiary becomes a Loan Party (in each case, to the extent not entered into in contemplation hereof) if, to the extent and for so long as the grant of a Lien thereon to secure the Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, such lease, license or other agreement (but only to the extent any of the foregoing is not rendered ineffective by, or is not otherwise unenforceable under, the UCC or any applicable law), (vii) any lease, license, contract, instrument or other agreements or any property (including personal property) subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license, contract, instrument or agreement, purchase money, Capitalized Lease Obligation or similar arrangement, or create a right of termination in favor of any other party thereto (other than any Loan Party or Subsidiary) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and other applicable laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code and other applicable laws notwithstanding such prohibition, (viii) assets of and Equity Interests in non-Wholly Owned Subsidiaries, partnerships that are not Wholly-Owned Subsidiaries or joint ventures which cannot be pledged without the consent of one or more third parties (after giving effect to the applicable anti-assignment provisions under of the Uniform Commercial Code and other applicable laws) or to the extent the pledge thereof is not permitted by the terms of such person’s organizational, partnership or joint venture documents, (ix) margin stock, and (x) any proceeds, substitutions or replacements of any of the foregoing, but only to the extent that and for so long as such proceeds, substitutions or replacements would otherwise constitute Excluded Assets pursuant to any of clauses (i) through (ix) of this definition.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor pursuant to the Guarantee of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee pursuant to the Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Swap Obligations.  If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.  As used herein, “Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 3.07) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f), (d) any U.S. federal withholding Taxes imposed under FATCA, (e) any Tax imposed as a result of a Lender having a substantial interest (aanmerkelijk belang) in the relevant Loan Party as laid down in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001), and (f) with respect to any ~~Tranche B~~ Term Lender (other than any Initial Term Lender in its capacity as such) and any Obligations in respect of any ~~Tranche B~~ Term Facility (other than the Initial Term Facility), any Tax pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) substantially in the form as published in the Official Gazette (Staatsblad) Stb. 2019, 513 of December 27, 2019 or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with; provided that ~~(i)~~, in the case of (i) any Person that becomes a ~~Tranche B-1~~ Term Lender ~~after the Tranche B-1~~of any Class (other than any Initial Term Lender in its capacity as such) after the relevant Incremental Facility Closing Date ~~or~~for such Class or the effective date of the relevant Extension Agreement or Refinancing Amendment for such Class, as applicable, or (ii) any Term Lender of any Class (other than any Initial Term Lender in its capacity as such) that changes its Applicable Lending Office after the ~~Tranche B-1~~relevant Incremental Facility Closing Date for such Class or the effective date of the relevant Extension Agreement or Refinancing Amendment for such Class, as applicable, this clause (f) shall also give effect to any amended or successor version thereof that is in effect on the date such Person so becomes a ~~Tranche B-1~~ Term Lender of such Class or so changes its Applicable Lending Office solely with respect to such Person in its capacity as a ~~Tranche B-1~~ Term Lender of such

Class and any Obligations owed or owing to such Person from time to time in respect of the ~~Tranche B-1~~ Term Facility ~~and (ii) in the case of any Person that becomes a Tranche B-2 Term Lender after the Tranche B-2 Incremental Facility Closing Date or changes its Applicable Lending Office after the Tranche B-2 Incremental Facility Closing Date, this clause (f) shall also give effect to any amended or successor version thereof that is in effect on the date such Person so becomes a Tranche B-2 Term Lender or so changes its Applicable Lending Office solely with respect to such Person in its capacity as a Tranche B-2 Term Lender and any Obligations owed or owing to such Person from time to time in respect of the Tranche B-2 Term Facility.~~of such Class.

“Existing Class” means Existing Term Loan Classes and each Class of Existing Revolving Credit Commitments.

“Existing Revolving Credit Class” has the meaning specified in Section 2.15(a)(ii).

“Existing Revolving Credit Commitments” has the meaning specified in Section 2.15(a)(ii).

“Existing Revolving Credit Loans” has the meaning specified in Section 2.15(a)(ii).

“Existing Term Loan Class” has the meaning specified in Section 2.15(a)(i).

“Expected Cure Amount” has the meaning specified in Section 8.05.

“Extended Loans/Commitments” means Extended Term Loans, Extended Revolving Credit Loans and/or Extended Revolving Credit Commitments.

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.15(a)(ii).

“Extended Revolving Credit Facility” means each Class of Extended Revolving Credit Commitments established pursuant to Section 2.15(a)(ii).

“Extended Revolving Credit Loans” has the meaning specified in Section 2.15(a)(ii).

“Extended Term Loan Facility” means each Class of Extended Term Loans made pursuant to Section 2.15.

“Extended Term Loan Repayment Amount” has the meaning specified in Section 2.07(d).

“Extended Term Loans” has the meaning specified in Section 2.15(a)(i).

“Extending Lender” has the meaning specified in Section 2.15(b).

“Extension Agreement” has the meaning specified in Section 2.15(c).

“Extension Election” has the meaning specified in Section 2.15(b).

“Extension Request” means any Term Loan Extension ~~Requests and~~Request or Revolving Credit Extension ~~Requests~~Request, as applicable.

“Extension Series” means all Extended Term Loans or Extended Revolving Credit Commitments (as applicable) that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Facility” means any of the Initial Term Facility, the Tranche B-1 Term Facility, the Tranche B-2 Term Facility, the Tranche B-3 Term Facility, any other Incremental Term Loan Facility, the Revolving Credit Facility, any Extended Term Loan Facility or any Extended Revolving Credit Facility, as applicable.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.

“Fair Value” and “fair value” mean the amount at which the assets (both tangible and intangible), in their entirety, of GBT and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements to implement such Sections of the Code entered into between any relevant authorities on behalf of the United States and such jurisdiction.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Final Termination Date” has the meaning specified in Section 10.20(b).

“Financial Covenant” means the covenant set forth in Section 7.09.

“First Amendment” means that certain Amendment, Consent and Waiver Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Agents.

“First Amendment Effective Date” means the “Amendment Effective Date” (as defined in the First Amendment).

“First Lien Leverage Ratio” means, with respect to any date of determination, the ratio of (a) Consolidated Total Debt (including the Loans hereunder) secured by Liens that rank on an equal priority basis (but without regard to the control of remedies) with (or senior to) the Liens securing the Obligations as of the last day of the Test Period most recently ended on or prior to the date of determination to (b) Consolidated EBITDA for such Test Period; provided that the amount of unrestricted cash and Cash Equivalents “netted” pursuant to clause (b) of the definition of “Consolidated Total Debt” for purposes determining such ratio as of any date shall not exceed $500,000,000.

“First Lien Net Leverage Ratio” means, with respect to any date of determination, the ratio of (a) Consolidated Total Debt (including the Loans hereunder) secured by Liens that rank on an equal priority basis (but without regard to the control of remedies) with (or senior to) the Liens securing the Obligations as of the last day of the Test Period most recently ended on or prior to the date of determination to (b) Consolidated EBITDA for such Test Period.

“First Lien Obligations” means (i) the Obligations and (ii) any other Indebtedness that is secured by Liens on the Collateral that rank on an equal priority basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Obligations.

“Fitch” means Fitch Ratings Ltd, or any successor thereto.

“Fixed Amounts” has the meaning specified in Section 1.09(g).

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Pension Event” means (a) with respect to any Foreign Plan, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan, (ii) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered, or (iii) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan, or (b) a final determination that any Loan Party is responsible for a deficit or funding shortfall in a multi-employer pension plan as that term is defined under applicable foreign pension and benefits standards statute or regulation or other Foreign Plan administered under a collective bargaining agreement; it being agreed and understood that the Target Pension Arrangements shall not be a Foreign Plan Event for the purpose of this Agreement.

“Foreign Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA) that is not subject to United States law, that is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Subsidiary” means any direct or indirect Subsidiary of GBT that is not a Domestic Subsidiary.

“Fraedom Disposition” means the disposal by the Target of Freeboard Holdings Limited, Freeboard LLC and their respective subsidiaries pursuant to that certain Share Purchase Agreement dated as of February 9, 2018 (as amended), by among others, the Target, as seller and Visa International Holdings Limited and Visa U.S.A. Inc., as buyers.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Fee” has the meaning specified in Section 2.03(h).

“FSHCO” has the meaning specified in the Agreed Security Principles.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of GBT and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding anything herein to the contrary, it is understood and agreed that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP as in effect on the Closing Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations or Capitalized Leases) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations or Capitalized Leases.

“GBT” shall mean a reference to (a) GBT Dutch Parent, to the extent such reference relates to any time occurring prior to, or any period (or portion thereof) ended prior to, the earlier of (x) the consummation of the Specified GBT UK Parent Restructuring and (y) the consummation of the Specified GBT US Parent Restructuring, and (b) UK TopCo, to the extent such reference relates to any time as of or after, or any period (or portion thereof) commencing as of or after, the earlier of (x) the consummation of the Specified GBT UK Parent Restructuring and (y) the consummation of the Specified GBT US Parent Restructuring~~.~~; provided that, upon request by the Borrower, the Borrower and the Agents may amend this Agreement to add one or more Parent Entities of UK TopCo as additional Guarantors, subject to the satisfaction of collateral and guarantee matters that would apply to any such joining Parent Entity as a Guarantor pursuant to the Agreed Security Principles, provided that such amendment shall only become effective on the sixth (6th) Business Day after the date notice of, and a copy of, such proposed amendment is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of, and a copy of, such amendment is provided to the Lenders, written notice of objection to such amendment from Lenders comprising the Majority Lenders.

“GBT Dutch Parent” means GBT III B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office address at ~~Hoogoorddreef 15 Atlas-Arena, 1101 BA Amsterdam, The~~Kennedyplein 6, 5611 ZS, Eindhoven,

Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 59194731.

“GBT Euro” has the meaning specified in the definition of “Initial Guarantors”.

“GBT JerseyCo” means GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey and an indirect Parent Entity of the Borrower.

“GBT Target Holdings” has the meaning specified in the Preliminary Statements to this Agreement.

“GBT UK Parent” has the meaning specified in the definition of “Initial Guarantors”.

“GBT US Parent” has the meaning specified in the definition of “Initial Guarantors”.

“Governmental Authority” means any nation or government, any state, territorial or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Group” means, collectively, GBT and its consolidated Restricted Subsidiaries.

~~“Growth Amount” has the meaning specified in the definition of “Available Amount”.~~

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  For purposes of all calculations provided for in this Agreement, the amount of any Guarantee of any guarantor shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (y) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by GBT in good faith.

“Guarantor Coverage Certification Date” shall mean, with respect to any Guarantor Coverage Test Date, the date on which the Compliance Certificate was delivered (or, if earlier, was required to be delivered) pursuant to Section 6.02(a) relating to the financial statements covering the period ended on such Guarantor Coverage Test Date.

“Guarantor Coverage Test” shall have the meaning assigned to such term in Section 6.10(b); provided that, notwithstanding anything to the contrary in this agreement, solely for purposes of calculating the Guarantor Coverage Test, any calculation of Consolidated EBITDA, and the amount thereof attributable to any Loan Party or ~~Restricted~~ Subsidiary, may be based on the calculation of management adjusted EBITDA for any Test Period as approved by the Board of Directors of GBT (which calculation shall be prepared in a manner consistent with the calculations of adjusted EBITDA delivered to the Administrative Agent prior to the Tranche B-1 Incremental Facility Closing Date and, notwithstanding anything to the contrary set forth herein, in no event shall be greater than the calculation of any such amount pursuant to the definition of Consolidated EBITDA set forth herein).

“Guarantor Coverage Test Date” shall mean the last day of each fiscal quarter of GBT ending after the Closing Date (commencing with the fiscal quarter ending December 31, 2020).

“Guarantors” means GBT, each Intermediate Holding Company, each Subsidiary of GBT that is a party to the Guaranty from time to time and, other than in the case of Obligations incurred directly by it, the Borrower.  The Guarantors on the Closing Date are the Initial Guarantors.

“Guaranty” means, collectively, (a) the Guaranty executed by each Guarantor on the Closing Date substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.10 or the Agreed Security Principles.

“Hazardous Materials” means all substances or wastes regulated, listed or defined as contaminants or pollutants or as hazardous or toxic (or other term of equivalent regulatory import) pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials and polychlorinated biphenyls.

“Hedge Bank” means any Person that is a counterparty to a Secured Hedge Agreement with a Loan Party or one of its Restricted Subsidiaries, in its capacity as such, and that either (i) is a Lender, an Agent, a Lead Arranger or an Affiliate of any of the foregoing at the time it enters into such a Secured Hedge Agreement, in its capacity as a party thereto or (ii) becomes a Lender or an Affiliate of a Lender or an Agent after it has entered into such a Secured Hedge Agreement; provided that no such Person (except an Agent) shall be considered a Hedge Bank until such time as it shall have delivered written notice to the Collateral Agent that such a transaction has been entered into and that such Person constitutes a Hedge Bank entitled to the benefits of the Collateral Documents.  For the avoidance of doubt, each Agent shall constitute a Hedge Bank to the extent it has entered into a Secured Hedge Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Swap Contracts.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“ICAO” means the International Civil Aviation Organization.

“Identified Participating Lender” has the meaning specified in Section 2.05(d)(C).

“Identified Qualifying Lender” has the meaning specified in Section 2.05(d)(D).

“IFRS” means International Financial Reporting Standards.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of GBT which is not a Material Subsidiary.

“Immediate Family Members” means with respect to any individual, such individual’s estate, heirs, legatees, distributees, successors, executors, administrators, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Agreement” has the meaning specified in Section 2.14(e).

“Incremental Base Amount” means, as of any date of determination~~, (a) the greater of $600,000,000 and 100% of Consolidated EBITDA for the Test Period most recently ended on or prior to the date of the incurrence of the proposed Incremental Facilities, plus (b) the amount of any voluntary prepayments of the Loans or any existing Incremental Term Loans made prior to any such date (so long as, in the case of any such prepayment of a revolving facility, such prepayment is accompanied by a voluntary permanent reductions of the Revolving Credit Commitment or the Extended Revolving Credit Commitment, as applicable), in each case, made prior to such date and except, in each case, to the extent financed with proceeds from the Incurrence of long-term Indebtedness.~~  :

(a) (i) Incremental Facilities incurred or established on the Tranche B-3 Term Facility Closing Date in an aggregate principal amount that, when taken together with the initial aggregate principal amount of Tranche B-3 Replacement Term Loans made on the Tranche B-3 Term Facility Closing Date pursuant to Refinancing Amendment No. 1, does not exceed $1,000,000,000 (such amount, the “Tranche B-3 Incremental Amount”) (it being understood that this amount is fully utilized after giving effect to the establishment of the Tranche B-3 Term Facility on the Tranche B-3 Term Facility Closing Date), plus (ii) solely for purposes of one or more Incremental Revolving Credit Commitment Increases after the Tranche B-3 Term Facility Closing Date, $50 million, plus (iii) solely with respect to any Incremental Facilities and/or Permitted Additional Debt to be Incurred after the Tranche B-3 Term Facility Closing Date that is to be unsecured or to be secured by a Lien on the Collateral that is junior to the Lien securing the First Lien Obligations, an amount equal to the sum of (x) $100,000,000 and (y) if at such time Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $85,000,000, the greater of  $100,000,000 and 50% of Consolidated EBITDA of GBT and its Restricted Subsidiaries (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date, plus (iv) with respect to any other Incremental Facilities and/or Permitted Additional Debt to be Incurred after the Tranche B-3 Term Facility Closing Date (which, for the avoidance of doubt, may be unsecured or secured by a Lien on the Collateral that is pari passu with or junior to the Lien securing the First Lien Obligations), $75,000,000, plus

(b) [reserved].

Notwithstanding anything to the contrary set forth herein, (w) Incremental Facilities and Permitted Additional Debt may be incurred under one or more of clauses (a) through (b) of this definition and Section 2.14(b)(B) or subclause (B) of the proviso set forth in Section 7.03(u)(ii), as applicable, as selected by Borrower in its sole discretion, and (x) if Incremental Facilities or Permitted Additional Debt are intended to be incurred under Section 2.14(b)(B) or subclause (B) of the proviso set forth in Section 7.03(u)(ii), as applicable, and any other clause of this definition in a single transaction or series of related transactions, (A) incurrence of the portion of such Incremental Facilities or Permitted Additional Debt to be incurred under Section 2.14(b)(B) or subclause (B) of the proviso set forth in Section 7.03(u)(ii), as applicable, shall first be calculated without giving effect to any Incremental Facilities or Permitted Additional Debt to be incurred under all other clauses of this definition), but giving full pro forma effect to the use of proceeds of all such Incremental Facilities or Permitted Additional Debt and related transactions, and (B) thereafter, incurrence of the portion of such Incremental Facilities or Permitted Additional Debt to be incurred under such other applicable clauses of this definition shall be calculated~~, and (z) any portion of Incremental Facilities or Permitted Additional Debt incurred under clauses (a) and (b) of this definition may be reclassified, as the Borrower elects from time to time, as incurred under Section 2.14(b)(B) or subclause (B) of the proviso set forth in Section 7.03(u)(ii), as applicable, if such portion of Incremental Facilities or Permitted Additional Debt could at such time be incurred under Section 2.14(b)(B) or subclause (B) of the proviso set forth in Section 7.03(u)(ii), as applicable, on a pro forma basis; provided, that upon delivery of any financial statements pursuant to Section 6.01 following the initial incurrence of such Incremental Facilities or Permitted Additional Debt under clauses (a) and (b) of this definition, if such Incremental Facilities or Permitted Additional Debt could, based on any such financial statements, have been incurred under Section 2.14(b)(B) or subclause (B) of the proviso set forth in Section 7.03(u)(ii), as applicable, then such Incremental Facilities or Permitted Additional Debt shall automatically be reclassified as incurred under the applicable provision of Section 2.14(b)(B) or subclause (B) of the proviso set forth in Section 7.03(u)(ii), as applicable.  Once such Incremental Facilities or Permitted Additional Debt is reclassified in accordance with the preceding sentence, it shall not further be reclassified as incurred under the original basket pursuant to which such item was originally incurred.~~.

“Incremental Commitments” has the meaning specified in Section 2.14(a).

“Incremental Facilities” has the meaning specified in Section 2.14(a).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(e).

“Incremental Facility Funding Date” means any date on which the conditions to Borrowing under an Incremental Facility are satisfied (or waived) and any Loans are made to the Borrower under such Incremental Facility, which day shall be a Business Day.

“Incremental Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Commitment Increase Lender” has the meaning specified in Section 2.14(f)(ii).

“Incremental Term Loan Commitment” means the Commitment of any Lender to make Incremental Term Loans of a particular Class pursuant to Section 2.14(a).

“Incremental Term Loan Facility” means each Class of Incremental Term Loans made pursuant to Section 2.14.

“Incremental Term Loan Maturity Date” means, with respect to any Class of Incremental Term Loans made pursuant to Section 2.14, the final maturity date thereof.

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Incur” means, create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary.  The term “Incurrence” when used as a noun shall have a correlative meaning.  Solely for purposes of determining compliance with Section 7.03 with respect to any initial incurrence of Indebtedness:

(a)amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(b)the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms; and

(c)the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment or redemption or making of a mandatory offer to prepay, redeem or purchase such Indebtedness;

will, in each case, not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable, liabilities or accrued expenses in the ordinary course of business and (ii) any earnout obligation or similar deferred or contingent purchase price obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within thirty (30) days after becoming due and payable);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all Capitalized Lease Obligations and Purchase Money Obligations of such Person;

(g)(x) all obligations of such Person in respect of Disqualified Equity Interests and (y) in the case of any Restricted Subsidiary, the aggregate liquidation preference of any preferred stock issued by such Person; and

(h)all Guarantees of such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such assets, (iii) Guarantees incurred in the ordinary course of business and not supporting or otherwise related to any Indebtedness for borrowed money and (iv)

Indebtedness of any Parent Entity of GBT appearing on the balance sheet of GBT and/or the Borrower solely by reason of push down accounting under GAAP.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of GBT, the Borrower and their Restricted Subsidiaries, exclude all (x) intercompany liabilities arising from their cash management, tax, and accounting operations and (y) intercompany loans~~,~~ or advances ~~or Indebtedness~~(funded in cash) having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) (provided that such intercompany loans and advances that are Incurred on or after the Tranche B-3 Term Facility Signing Date shall only be so excluded to the extent made pursuant to the reasonable requirements of the business of GBT, the Borrower and their Restricted Subsidiaries and having a term not exceeding 270 days (inclusive of any roll-over or extensions of terms)) and, in each case of this clause (B), made in the ordinary course of business consistent with past practice. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value of such Swap Contract as of such date; provided that in no event shall any obligations under any Swap Contracts be deemed “Indebtedness” for any calculation of the Total ~~Net~~ Leverage Ratio, the First Lien Net Leverage Ratio, the Secured ~~Net~~ Leverage Ratio, ~~the Interest Coverage Ratio~~ or any other financial ratio under this Agreement. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Ineligible Institution” means (a) a natural person, (b) a Disqualified Lender, (c) a Defaulting Lender or its parent, (d) GBT, any of its Subsidiaries or any of its Affiliates, (e) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (f) a person who does not form part of the public (within the meaning of the Capital Requirements Regulation (EU/575/2013).

“Information” has the meaning specified in Section 10.08.

“Initial Guarantors” has the meaning specified in the Agreed Security Principles.

“Initial Term Facility” has the meaning specified in the Preliminary Statements to this Agreement.

“Initial Term Lender” means a Lender with an outstanding Initial Term Loan.

“Initial Term Loan” means a Loan made pursuant to Section 2.01(a).

“Initial Term Loan Repayment Amount” has the meaning specified in Section 2.07(a)(i).

“Intellectual Property” means Intellectual Property as defined in the NY Law Security Agreement.

~~“Inside Maturity Loans” means (i) any customary bridge facility, so long as the long-term debt into which any customary bridge facility is to be converted satisfies any maturity and weighted average life limitations, (ii) any Customary Term A Loans and/or (iii) other Indebtedness under this clause (iii) in the aggregate amount not to exceed $250,000,000.~~

~~“Interest Coverage Ratio” means, with respect to any date of determination, the ratio of (i) Consolidated EBITDA as of the last day of the Test Period most recently ended on or prior to the date of determination to (ii) the Consolidated Interest Expense (which, solely for purposes of issuances of Disqualified Equity Interests pursuant to Section 2.14(b)(B), Section 7.03(t)(B), clause (Z)(B) of the proviso set forth in Section 7.03(u)(ii), or Section 7.03(cc), shall also include the sum of all cash dividend payments (excluding items eliminated in consolidation) to fund any series of Disqualified Equity Interests of GBT and its Restricted Subsidiaries on a consolidated basis for such Test Period) for such Test Period.~~

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each December, March, June and September and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent available to each applicable Lender of such Eurocurrency Rate Loan, twelve months or a period shorter than one month, thereafter as selected by the Borrower in its Committed Loan Notice; provided that:

(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Intermediate Holding Company” means any Subsidiary of GBT that, directly or indirectly, owns any of the issued and outstanding Equity Interests of the Borrower (unless and until such Person ceases to own any of the issued and outstanding Equity Interests of the Borrower).

“Interpolated Rate” means, in relation to the Eurocurrency Rate for any Eurocurrency Rate Loan, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Eurocurrency Rate for the longest period (for which the applicable Eurocurrency Rate is available for the applicable currency) that is shorter than the Interest Period of that Eurocurrency

Rate Loan and (b) the applicable Eurocurrency Rate for the shortest period (for which such Eurocurrency Rate is available for the applicable currency) that exceeds the Interest Period of that Eurocurrency Rate Loan, in each case, as of (x) in the case of the Eurocurrency Rate based on clauses (a) and (c) of the definition of “Eurocurrency Rate”, 11:00 a.m. (London time) or (y) in the case of the Eurocurrency Rate based on clause (b) of the definition of “Eurocurrency Rate”, 11:00 a.m. (Brussels time), two Business Days prior to the first day of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantees with respect to any obligation of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of GBT and its Restricted Subsidiaries, investments in respect of intercompany ~~loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business~~liabilities excluded from constituting Indebtedness pursuant to clause (B) of the last paragraph of the definition of such term) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing principal or a return of capital in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of a Permitted Acquisition or other acquisition shall be the Permitted Acquisition Consideration, minus, in any case of the foregoing clauses (i), (ii), (iii) and (iv) above, (v) the amount of any portion of such Investment that has been repaid to the investor as a repayment of principal or a return of capital, and of any payments or other amounts actually received by such investor representing dividends or other distributions or similar payments in respect of such Investment (to the extent the amounts referred to in clause (v) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Total Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.  For purposes of Section 7.02, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by the Borrower.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by Fitch.

“IP Rights” has the meaning specified in Section 5.14.

“IPO” means (a) a transaction whereby, or upon the consummation of which, common Equity Interests of GBT or any Parent Entity thereof are, or may thereafter be, offered or sold in an underwritten public offering (including pursuant to a secondary public offering, but other than a public offering pursuant to a registration statement on Form S-8) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus), (b) a direct or indirect listing by GBT or any Parent Entity thereof of its common Equity Interests on a recognized securities exchange, (c) ~~a~~the Business Combination Transaction or any other transaction with a special purpose acquisition company or targeted acquisition company or any entity similar to the foregoing in connection with a plan of arrangement, merger, amalgamation, reverse take-over, or other business combination, in the case of this clause (c), in connection with which the common Equity Interests of GBT or any Parent Entity thereof are listed on a recognized securities exchange, (d) a sale or distribution by one or more of the Permitted Holders of common Equity Interests in a holding company that directly or indirectly owns any Equity Interests of GBT, in connection with which such holding company becomes a Parent Entity of GBT and its common Equity Interests are listed on a recognized securities exchange, or (e) any combination or successive occurrences of the foregoing.

“IPO Reorganization Transactions” means any transactions or activities taken in connection with, and that the Borrower or GBT, in good faith, determines are reasonably related to, incidental to or necessary to effectuate, the consummation of an IPO and the transactions related thereto, including for the purposes of enabling the payments required by or in connection with any such transactions and other activities; provided that, after giving effect thereto (and any additional or replacement Liens and/or Guarantees provided in connection therewith or as a result thereof), (a) there is no material adverse impact on the value (when taken as a whole) of (i) the Collateral granted to the Collateral Agent for the benefit of the Secured Parties or (ii) the Guarantees in favor of the Lenders, and (b) the security interest of the Collateral Agent in the Collateral (when taken as a whole) is not materially impaired.

“Judgment Currency” has the meaning specified in Section 10.17.

“Junior Debt” means (a) Subordinated Debt (other than Specified Subordinated Debt) and (b) all other Indebtedness (other than any permitted intercompany Indebtedness owing to GBT, the Borrower or any Restricted Subsidiary) that is secured by a Lien on the Collateral, which Lien is junior to the Liens securing the Obligations.

“Junior Debt Documents” means any agreement, indenture and instrument pursuant to which any Junior Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Junior Lien Intercreditor Agreement” means a customary Junior Lien Intercreditor Agreement, among the Administrative Agent and/or the Collateral Agent and one or more representatives for holders of one or more classes of Indebtedness, in form and substance reasonably acceptable to the Administrative Agent and the Borrower.

“Juweel” means Juweel Investors (SPC) Limited (as successor-in-interest to Juweel Investors Limited).

“Latest Maturity Date” means, with respect to the Incurrence of any Indebtedness or the issuance of any Equity Interests, the latest Maturity Date applicable to any Facility that is outstanding hereunder as determined on the date such Indebtedness is Incurred or such Equity Interests are issued.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” means the Borrower’s election to exercise its right to designate any acquisition as a Limited Condition Transaction pursuant to the terms hereof.

“LCA Test Date” means the date on which the definitive agreement for any such Limited Condition Transaction is entered into.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means (i) MSBNA or any of its Subsidiaries or Affiliates, (ii) Goldman Sachs Bank USA or any of its Subsidiaries or Affiliates and (iii) any other Lender (or any of its Subsidiaries or Affiliates) that becomes an L/C Issuer in accordance with Section 2.03(j) or Section 10.07(m); in the case of each of clauses (i), (ii) and (iii) above, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.  In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit, at such time plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit (including L/C Borrowings) outstanding at such time.

“Lead Arrangers” means MSSF and Goldman Sachs Bank USA in their capacities as Joint Lead Arrangers and Joint Bookrunners under this Agreement.

“Lender” means (a) ~~the Persons~~any Person listed on Schedule 2.01(a) ~~and~~or Schedule 2.01(b), (b) any other Person that shall become a party hereto as a “lender” pursuant to Section ~~10.04~~10.07 and (c) each Person that becomes a party hereto as a “lender” pursuant to the terms of Section 2.14, 2.15, 2.17 or 3.07, in each case, other than a Person who ceases to hold any outstanding Loans, Letter of Credit, Swing Line Loans or any Commitment. As the context may require the term “Lender” shall include the Swing Line Lender and the L/C Issuers, and their respective successors and assigns as permitted hereunder.

“Lender Default” means (i) the refusal (in writing) or failure of any Revolving Credit Lender to make available its portion of any Incurrence of Revolving Credit Loans or participations in Letters of Credit or Swing Line Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure (unless such writing or failure is based on such Revolving Credit Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied); (ii) the failure of any Revolving Credit Lender to pay over to the Administrative Agent, any L/C Issuer, and Swing Line Lender or any other Revolving Credit Lender any other amount required to be paid by it hereunder within one Business Day of the date when due; (iii) a Revolving Credit Lender has notified the Borrower or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notice indicates that such position is based on such Revolving Credit Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied); (iv) the failure by a Revolving Credit Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations hereunder (unless such obligation relates to a funding obligation and such failure is based on such Revolving Credit Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied); (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event; or (vi) has become the subject of a Bail-In Action.

“Lender-Related Distress Event” means, with respect to any Revolving Credit Lender, that such Revolving Credit Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of (i) the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof or (ii) an Undisclosed Administration that is not expected to impair or delay a Lender’s ability to satisfy its funding obligations hereunder, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a standby letter of credit or, solely to the extent agreed to by the applicable L/C Issuer, a commercial letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form of Exhibit B (or such other form as may be reasonably agreed by the Borrower and the applicable L/C Issuer).

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the immediately following Business Day).

“Letter of Credit Sublimit” means an amount equal to $10,000,000.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any

Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means any acquisition of or in any assets, business or Person, whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Liquidity” means, at any time of determination, an amount equal to the sum of (a) the aggregate amount of unrestricted Cash and Cash Equivalents of ~~UK TopCo and its~~the Loan Parties and their Restricted Subsidiaries (it being understood that such amount shall include any such cash and Cash Equivalents constituting a Cure Amount but in any event such amount shall not include any Acquisition Consideration Escrow Amount), plus (b) the Available Revolving Credit Commitment at such time, the conditions for the availability of which (including pro forma compliance with the Financial Covenant, if applicable, after giving effect to any utilization thereof) would be satisfied at such time (other than with respect to the delivery of a Committed Loan Notice); provided that the Available Revolving Credit Commitment on any date after the 90th day prior to the Maturity Date of the Revolving Credit Facility shall be deemed to be zero, plus (c) the aggregate amount of proceeds to be received by GBT JerseyCo ~~Limited~~ (or other applicable Parent Entity) pursuant to the Shareholder Commitment Letters in full force and effect at such time, to the extent that (i) Drawdown Notice(s) (as defined in the applicable Shareholder Commitment Letter(s)) for such amounts have been delivered by GBT JerseyCo ~~Limited~~ (or other applicable Parent Entity) to each applicable Shareholder (as defined in the applicable Shareholder Commitment Letter(s)), (ii) such Drawdown Notice(s) have not been contested or disputed by the applicable Shareholder, and (iii) GBT JerseyCo ~~Limited~~ (or other applicable Parent Entity party to the applicable Shareholder Commitment Letter(s), if GBT JerseyCo or such other Parent Entity, as applicable, is not a Loan Party), has agreed in writing with GBT to make a direct or indirect equity investment in GBT equal to such amount in cash in the form of common Equity Interests (or other Qualified Equity Interests reasonably acceptable to the Administrative Agent) or otherwise to make cash contributions equal to such amount to the capital of GBT in all cases within one (1) Business Day of receipt of such funds (and if not so made on such date, such amounts shall not be counted hereunder).

“Loan” means any Revolving Credit Loan, Swing Line Loan, Extended Revolving Credit

Loan or Term Loan made by any Lender hereunder.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Guaranty, (v) each Letter of Credit Application, (vi) any Incremental Agreement, (vii) any Extension Agreement, (viii) any Junior Lien Intercreditor Agreement, (ix) any Equal Priority Intercreditor Agreement, (x) any other Customary Intercreditor Agreement entered into after the Closing Date to which the Collateral Agent and/or Administrative Agent is a party, (xi) any Refinancing Amendment, (xii) the Perfection Certificate and any supplements or updates thereto, and (xiii) and any other document related to this Agreement designated in writing by the Borrower and the Administrative Agent as a “Loan Document”.

“Loan Parties” means, collectively, (i) the Borrower, (ii) GBT and (iii) each other Guarantor.

~~“Loan Party Unrestricted Cash” means, as of any time of determination, the aggregate amount of unrestricted Cash and Cash Equivalents held in demand accounts, deposit accounts, securities accounts and other bank accounts of the Borrower and the Guarantors (which accounts are subject to control agreements to the extent required at such time pursuant to the Agreed Security Principles and relevant Collateral Documents) to the extent that the use of such Cash and Cash Equivalents for application to payment of the Obligations is not prohibited by applicable law or any contract or other agreement binding on GBT or any Subsidiary, and such Cash and Cash Equivalents are free and clear of all Liens (other than~~

~~Liens permitted by Section 7.01).~~

“Losses” has the meaning specified in Section 10.05.

“Majority Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) the Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) as of such date, (b) the aggregate unused Term Commitments, Tranche B-3 Term Commitments and any other Incremental Term Loan Commitments as of such date and (c) Total Available Revolving Credit Commitments and aggregate unused Extended Revolving Credit Commitments as of such date; provided that the unused Term Commitment, the unused Tranche B-3 Term Commitment, any other unused Incremental Term Loan Commitment and Available Revolving Credit Commitment, Extended Revolving Credit Commitments of, and the portion of the Total Outstandings held or deemed held as of such date by any Defaulting Lender or Lenders that are Affiliated Lenders (other than Affiliated Debt Funds) shall be excluded for purposes of making a determination of Majority Lenders.

“Majority Tranche B-3 Term Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) the aggregate principal amount of Tranche B-3 Term Loans outstanding as of such date, and (b) the aggregate unused Tranche B-3 Term Commitments as of such date; provided that the unused Tranche B-3 Term Commitments of, and the portion of the outstanding Tranche B-3 Term Loans held or deemed held as of such date by, any Defaulting Lender or Lenders that are Affiliated Lenders (other than Affiliated Debt Funds) shall be excluded for purposes of making a determination of Majority Tranche B-3 Term Lenders.

“Make-Whole Amount” means, with respect to any applicable repayment or prepayment of any Tranche B-3 Term Loans ~~or any applicable termination or permanent reduction of any Tranche B-2 Term Commitments~~, an amount equal to the sum of (a) an amount equal to the present value of the amount of interest that would have been paid on the principal amount of such Tranche B-3 Term Loans being so repaid or prepaid ~~(or such Tranche B-2 Term Commitments being so terminated or permanently reduced as if such Tranche B-2 Term Commitments had been drawn)~~ for the period from and including the date of such repayment or prepayment ~~(or such termination or permanent reduction)~~ to but excluding~~, (i) with respect to any such Tranche B-1 Term Loans,~~  the date that is the ~~one (1) year~~24-month anniversary of the Tranche B~~-2 Incremental~~-3 Term Facility Closing Date~~, (ii) with respect to any such Tranche B-2 Term Loans, the date that is the one (1) year anniversary of the applicable Tranche B-2 Incremental Facility Funding Date for such Tranche B-2 Term Loans or (iii) with respect to any such Tranche B-2 Term Commitments, the date that is the one (1) year anniversary of the Tranche B-2 Incremental Facility Closing Date, as applicable~~  (in each case, calculated (x) on the basis of the interest rate with respect to such Class of Loans that is in effect on the date of such repayment or prepayment ~~(or such termination or permanent reduction)~~ and (y) on the basis of actual days elapsed over a year of three hundred sixty-five (365) days), discounted to the prepayment date at the Treasury Rate as of such prepayment date plus 50 basis points, and (b) ~~4.00~~2.25% of the principal amount of such Tranche B-3 Term Loans being so repaid or prepaid ~~(or of the principal amount of such Tranche B-2 Term Commitments being so terminated or permanently reduced)~~.

“Management Incentive Plan” means ~~that certain~~the GBT ~~III B.V.~~JerseyCo Limited Management Incentive Plan~~, adopted as of June 30, 2014~~ (and any predecessor plan), as may be amended, amended and restated, restated, supplemented, modified or replaced from time to time.

“Management Stockholders’ Agreement” means that certain GBT JerseyCo Limited Management Stockholders’ Agreement, ~~dated as of June 30, 2014,~~ by and among GBT ~~and the Majority Stockholders (as defined therein)~~JerseyCo, Juweel, American Express Travel Holdings Netherlands

Coöperatief U.A. and any other stockholder party thereto from time to time, as the same may be amended, amended and restated, restated, supplemented, modified or replaced from time to time, to the extent such amendment, restatement, supplement, modification, or replacement, taken as a whole, is not materially adverse to the Lenders.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, assets or financial condition of GBT and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents to which it is a party or (c) the rights and remedies, taken as a whole, of the Agents and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans), of any Loan Party or Material Subsidiary in an aggregate principal amount exceeding $50,000,000.

“Material Intellectual Property” means all the Intellectual Property which is material in the context of the business of the Group or the applicable Loan Party or which is required by the Group or the applicable Loan Party in order to carry on its business as it is being conducted.

“Material Subsidiary” means, at any date of determination, any Person that is a Subsidiary of GBT that represents or contributed (either on an individual basis or on a consolidated basis with such Person’s Subsidiaries) 5% or more of the Consolidated EBITDA of the Group for the most recently ended period of four consecutive fiscal quarters for which financial statements shall have been delivered pursuant to Section 4.01(f)(i)(ii), 6.01(a) or 6.01(b) (giving pro forma effect to the Target Acquisition after completion thereof, as applicable). In the case of any Subsidiary which is acquired as part of the Target Acquisition or any other acquisition, such calculation shall be made after giving pro forma effect to the applicable acquisition.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the fifth anniversary of the Closing Date, (b) with respect to the Initial Term Loans ~~and the Tranche B Term Loans~~, the seventh anniversary of the Closing Date (the “Initial Term Loan Maturity Date”), (c) ~~any~~with respect to the Tranche B-3 Term Loans, the fifth anniversary of the Tranche B-3 Term Facility Closing Date (the “Tranche B-3 Term Loan Maturity Date”), (d) any other Incremental Term Loan Maturity Date or any maturity date related to any Class of Extended Term Loans or any Class of Extended Revolving Credit Commitments, as applicable and (~~d~~e) with respect to any other Refinancing Amendment Debt, the maturity date as set forth in the applicable Refinancing Amendment; provided that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“MFN Provision” has the meaning specified in Section 2.14(c).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“MSBNA” has the meaning specified in the introductory paragraph to this Agreement.

“MSSF” has the meaning specified in the introductory paragraph to this Agreement.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute.

“Necessary Cure Amount” has the meaning specified in Section 8.05.

“Net Cash Proceeds” means:

(a)with respect to the Disposition of any asset by GBT or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received by or on behalf of GBT and its Restricted Subsidiaries in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment (but excluding any interest payments) pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of GBT or any Restricted Subsidiary (excluding any business interruption insurance proceeds) over (ii) the sum of the direct costs of such Disposition of Casualty Event, as applicable, including (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is actually repaid) in connection with such Disposition or Casualty Event under the existing terms of the documentation thereof (other than Indebtedness under the Loan Documents and Indebtedness secured by Liens that are subject to a Customary Intercreditor Agreement), (B) the fees and/or out of pocket expenses (including, without limitation, accountants’ and attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by GBT, the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith (including (i) withholding taxes imposed on the repatriation of any such Net Cash Proceeds and (ii) where the proceeds are realized by a Restricted Subsidiary of GBT (other than the Borrower), any incremental non-U.S., U.S. federal, state and/or local income taxes that would be imposed as a result of distributing the proceeds in question from such Restricted Subsidiary to the Borrower) and the amount of any reserves established by GBT, the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, (D) in the case of any Disposition by a non-Wholly-Owned Restricted Subsidiary or Casualty Event with respect to assets of a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of GBT or a Wholly-Owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by GBT or any Restricted Subsidiary after such sale or other Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction; it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration by GBT or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) above or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve; provided that, solely in connection with a mandatory prepayment pursuant to Section 2.05(b)(ii), no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds under this clause (a) unless such net cash proceeds shall exceed $20,000,000 or in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $40,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a))

(b)with respect to the Incurrence of any Indebtedness by GBT or any Restricted

Subsidiary or any sale or issuance of Qualified Equity Interests by GBT, the excess, if any, of (A) the sum of the cash and Cash Equivalents received by or on behalf of GBT and its Restricted Subsidiaries in connection with such Incurrence, issuance or sale over (B) the fees, discounts, issuance costs, commissions, costs and other out-of-pocket expenses and other customary expenses (and, in the case of the Incurrence of any Indebtedness the proceeds of which are required to be used to prepay any Class of Loans and/or reduce any Class of Commitments hereunder, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans and/or Commitments in connection with any such prepayment and/or reduction), incurred by GBT or such Restricted Subsidiary in connection with such Incurrence, issuance or sale.

“Net IPO Proceeds” has the meaning specified in Section 2.05(b)(viii).

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Debt Fund Affiliate” means any ~~Permitted Holder~~ Affiliated Lender that is not an Affiliated Debt Fund.

“Non-Loan Party” means any Restricted Subsidiary of GBT that is not a Loan Party.

“Non-Loan Party Casualty Event” has the meaning specified in Section 2.05(b)(vi).

“Non-Loan Party Disposition” has the meaning specified in Section 2.05(b)(vi).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note or a Revolving Credit Note (including a Swing Line Note) as the context may require.

“NY Law Security Agreement” means the Security Agreement executed by the GBT US Parent on the Closing Date substantially in the form of Exhibit G.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding, (y) Hedging Obligations (other than with respect to any Loan Party’s Hedging Obligations that constitute Excluded Swap Obligations solely and, with respect to clauses (x) and (y), including all interest, fees and expenses that accrue after commencement by or against any Loan Party of any proceeding under Debtor Relief Laws, regardless of whether such interest, fees and expenses are allowed claims in such proceeding, with respect to such Loan Party) under each Secured Hedge Agreement, and (z) Cash Management Obligations.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.  Notwithstanding the foregoing, (i) unless otherwise agreed to by the Borrower and any Hedge Bank or Cash Management Bank, the obligations of GBT, the Borrower or any Subsidiary under any Secured Hedge Agreement or any Cash Management Obligations shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in a manner permitted by this Agreement or any other Loan Document shall not require the consent of any counterparty to any Secured Hedge Agreement or of the holders of Cash Management Obligations other than in their capacity as a Lender or an Agent.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Offered Amount” has the meaning specified in Section 2.05(d)(D).

“Offered Discount” has the meaning specified in Section 2.05(d)(D).

“Open Market Purchase” has the meaning specified in Section 2.18.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans, Swing Line Loans and Extended Revolving Credit Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Extended Revolving Credit Loans, Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in any Alternative Currency, the rate of interest per annum at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Panel” means the Panel on Takeovers and Mergers.

“Parallel Debt” has the meaning assigned to such term in Section 10.23.

“Parent Entity” means any Person (which may be organized as, among other things, a partnership) of which GBT and/or the Borrower, as applicable, is (or, after giving effect to one or more transactions (or series of related transactions) consummated in connection with an IPO, will be) a direct or indirect Wholly-Owned Subsidiary; provided that from and after the Business Combination Closing, the Business Combination Public Parent shall also constitute a Parent Entity so long as each of GBT and the Borrower constitute a direct or indirect Subsidiary thereof.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.05(d)(C).

“Payment Recipient” has the meaning assigned to it in Section 9.16(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and in respect of which any Loan Party or any ERISA Affiliate of a Loan Party is (or, if such plan were terminated would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Certificate” means a certificate substantially in the form of Exhibit J hereto or such other form reasonably satisfactory to the Administrative Agent.

“Permitted Acquisition” has the meaning specified in Section 7.02(j).

“Permitted Acquisition Consideration” means, in connection with any Permitted Acquisition or other acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Acquisition or other acquisition at the time such Permitted Acquisition or other acquisition is made) of, without duplication:  (a) the purchase consideration paid or payable for such Permitted Acquisition or other acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or other acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantees, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness Incurred in connection with such Permitted Acquisition or other acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition or other acquisition) to be established in respect thereof by GBT, the Borrower or their Restricted Subsidiaries.

“Permitted Additional Debt” means (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens on the Collateral that rank equal in priority with the Liens on the Collateral securing the Obligations (but without regard to control of remedies) or by Liens on the Collateral that rank junior in priority relative to the Liens on the Collateral securing the Obligations) or (ii) secured or unsecured loans or commitments to provide secured or unsecured loans (which loans or commitments, if secured, must be secured by Liens that rank junior in priority relative to the Liens on the Collateral securing the Obligations), in each case Incurred by the Borrower or a Guarantor; provided that (a) the terms of such Indebtedness or commitments do not provide for maturity or any scheduled amortization or mandatory repayment, mandatory redemption, mandatory commitment reduction, mandatory offer to purchase or sinking fund obligation prior to the Latest Maturity Date, other than, subject (except, in the case of any such Indebtedness or commitments that constitute, or are intended to constitute, other First Lien Obligations) to the prior repayment or prepayment of, or the prior offer to repay or prepay (and to the extent such offer is accepted, the prior repayment or prepayment of) the Obligations hereunder (other than Obligations under any Secured Hedge Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations not then due and payable), customary prepayments, commitment reductions, repurchases, redemptions, defeasances or satisfactions and discharges, or offers to prepay, reduce, redeem, repurchase, defease or satisfies and discharges upon, a change of control, asset sale event or casualty or condemnation event, or on account of the accumulation of excess cash flow (in the case of loans or commitments) and customary acceleration rights upon an event of default, (b) the covenants, events of default, Subsidiary guarantees and other terms for such Indebtedness or commitments (excluding interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, funding discounts, original issue discounts and redemption or prepayment terms and premiums determined by the Borrower to be market rates, margins, rate floors, fees, discounts, terms and premiums at the time of Incurrence of such Indebtedness) shall not be materially more restrictive on GBT and its Restricted Subsidiaries, when taken as a whole, than the terms of this Agreement, when taken as a whole; provided that such terms shall not be deemed to be more restrictive solely as a result of (i) the inclusion in the documentation governing such Indebtedness or commitment of any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility (provided, however, that if (x) the documentation governing the Permitted Additional Debt that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, then this Agreement shall be amended to include such Previously Absent Financial Maintenance Covenant only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Indebtedness or commitment shall continue not to be deemed not more restrictive solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities) or (ii) covenants or other provisions applicable only to periods after the Latest Maturity Date at such time; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) if such Indebtedness is secured, such Indebtedness shall not be secured by any property or assets other than the Collateral and shall be subject to an applicable Customary Intercreditor Agreement, (d) no Subsidiary of GBT (other than a Guarantor) shall be an obligor under such Indebtedness, (e) the final maturity date with respect to such Indebtedness ~~(other than Inside Maturity Loans)~~ shall not be earlier than the Latest Maturity Date on the date of the issuance or incurrence, as applicable, (f) the Weighted Average Life to Maturity applicable to such Indebtedness ~~(other than Inside Maturity Loans)~~ shall not be shorter than the then existing Term Loan (without giving effect to any prepayments thereof), (g) in the case of any such Indebtedness in the form of Qualifying ~~Term~~ Loans ~~incurred in reliance on subclause (B) of the proviso set forth in Section 7.03(u)(ii)~~, the MFN Provision shall apply solely for the benefit of any Tranche B-3 Term Loans and (h) no Specified Event of Default shall have occurred and be continuing or would result therefrom (except in the case that the proceeds of any Indebtedness that is being used to finance a Limited Condition Transaction, in which case the standard will be no Specified Event of Default shall have occurred and be continuing or would result therefrom on the LCA Test Date).

“Permitted Additional Debt Documents” means any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Permitted Additional Debt by any Loan Party.

“Permitted Additional Debt Obligations” means, if any secured Permitted Additional Debt has been Incurred and is outstanding, the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in the applicable Permitted Additional Debt Documents (including interest accruing during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) on any such Permitted Additional Debt, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, redemption or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Loan Party to any of the Permitted Additional Debt Secured Parties under the applicable Permitted Additional Debt Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any Loan Party under or pursuant to applicable Permitted Additional Debt Documents.

“Permitted Additional Debt Secured Parties” means the holders from time to time of the secured Permitted Additional Debt Obligations (and any representative on their behalf).

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between GBT, the Borrower or a Restricted Subsidiary and another Person.

“Permitted Holders” means one or more of any of the following Persons:

~~“Permitted Holders” means any of~~ (a) American Express Travel Holdings Netherlands Coöperatief U.A.~~,~~  or any other Amex Permitted Holder;

(b) ~~Juweel Investors Limited,~~ one or more of any of the following Persons: (i) Juweel and/or any direct or indirect equity owner ~~thereof~~of Juweel as of the ~~date of this Agreement or (c) any Affiliate of any of the foregoing.~~Tranche B-3 Term Facility Signing Date; (ii) any direct or indirect subsidiary of any Permitted Holder referred to in this clause (b) or any other Affiliate of any Permitted Holder referred to in this clause (b) (but excluding any operating portfolio company of any of the foregoing for purposes of this subclause (ii)); (iii) any fund or account under management by, or any other affiliated investment entity controlled by, any Permitted Holder referred to in this clause (b); (iv) any Person of which (x) the investment manager or (y) the general partner, managing member or similar equity owner with management rights is a Permitted Holder referred to in this clause (b); (v) any group (within the meaning of Section 13(d)(3) of the Exchange Act) of which one or more of the Permitted Holders referred to in this clause (b) are the sole members or that is otherwise Controlled by one or more Permitted Holders referred to in this clause (b); and/or (vi) any trust (or trustee thereof), corporation, partnership, limited liability company or other entity, the beneficiaries, grantors (with respect to any trust), stockholders, partners or owners of which consist solely of, or that is otherwise Controlled by, one or more Permitted Holders referred to in this clause (b);

~~“Permitted Holder Affiliated Lenders” means the Permitted Holders and their respective Affiliates, other than GBT, the Borrower and the Subsidiaries of GBT.~~

(c)from and after the Business Combination Closing, Sponsor; and

(d)any Affiliate of any of the foregoing.

“Permitted Juweel Holders” means ~~any of (a) Juweel or any direct or indirect equity owner thereof as of the date of this Agreement~~ one or more of (a) any of the Permitted Holders referred to in clause (b) of the definition of “Permitted Holders” and/or (b) any Affiliate of any of the foregoing.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness Incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), either by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or after the original instrument giving rise to such Indebtedness has been terminated and including, by entering into any new credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are Incurred for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, amending, supplementing, restructuring, repaying or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (a) after giving effect to such Refinancing, the principal amount (or accreted value, if applicable) thereof will not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such Refinancing plus an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), such Permitted Refinancing Indebtedness ~~(other than any Inside Maturity Loans)~~ has a Weighted Average Life to Maturity and maturity date that is equal to or greater than the Weighted Average Life to Maturity and maturity date of the Refinanced Indebtedness and such Permitted Refinancing Indebtedness does not contain any mandatory prepayment, redemption or other similar requirements that are in excess of those provided for under the applicable Refinanced Indebtedness unless such requirements are customary and on market terms for the nature of the subject Refinancing Indebtedness at the time of its Incurrence, (c) (i) if such Refinanced Indebtedness is unsecured, such Permitted Refinancing Indebtedness shall be unsecured and (ii) if such Refinanced Indebtedness is secured, such Permitted Refinancing Indebtedness shall either be unsecured or secured by the same collateral, and with the same (or junior) lien priority, as exists with respect to the Refinanced Indebtedness, (d) each of the obligors with respect to such Permitted Refinancing Indebtedness are Guarantors (other than in connection with Refinanced Indebtedness of a Non-Loan Party), (e) to the extent such Refinanced Indebtedness is secured by a Lien on the Collateral, the Lien securing such Permitted Refinancing Indebtedness as modified, refinanced, refunded, renewed or extended shall not be senior in priority to the Lien on the Collateral securing the Refinanced Indebtedness unless such Lien is otherwise permitted hereunder and a Customary

Intercreditor Agreement is entered into (including to create customary criss cross Liens in connection with an asset based facility) and, subject to the Agreed Security Principles, shall not be secured by any additional Collateral unless such additional Collateral substantially simultaneously secures the Obligations or is otherwise permitted under this Agreement, (f) to the extent such Refinanced Indebtedness is guaranteed by a Guarantee, such Permitted Refinancing Indebtedness as modified, refinanced, renewed or extended shall not have any additional guarantees unless such additional guarantees are substantially simultaneously provided in respect of the Loans and Commitments under this Agreement and (g) if such Refinanced Indebtedness is permitted pursuant to Section 7.03(c), (i) to the extent such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, when taken as a whole, as those contained in the documentation governing the Indebtedness being so Refinanced and (ii) the terms and conditions (excluding pricing, call protection, premiums and optional prepayment or optional redemption terms or covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect) of any such Permitted Refinancing Indebtedness shall be either, taken as a whole, no more favorable to the lenders providing such Permitted Refinancing Indebtedness, in their capacity as such or be on market terms at the time of the establishment of such Indebtedness (in each case, as reasonably determined by the Borrower) (except for (x) covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect or (y) to the extent any more restrictive covenant or provision is added for the benefit of (A) with respect to any such Permitted Refinancing Indebtedness incurred as term B loan, such covenant or provision is also added for the benefit of each Facility remaining outstanding after the incurrence or issuance of such Indebtedness or (B) with respect to any revolving facility or Customary Term A Loans, such covenant or provision (except to the extent only applicable after the maturity date of the Revolving Credit Facility) is also added for the benefit of the Revolving Credit Facility to the extent it remains outstanding after the incurrence of such Indebtedness; it being understood and agreed that in each such case, no consent of the Administrative Agent and/or any Lender shall be required in connection with adding such covenant or provision); provided that such terms and conditions shall not be deemed to be more restrictive solely as a result of (i) the inclusion in the documentation governing such Permitted Refinancing Indebtedness of a Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility (provided, however, that if (x) the documentation governing the Permitted Refinancing Indebtedness that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant, the Previously Absent Financial Maintenance Covenant shall only be included in this Agreement for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Permitted Refinancing Indebtedness shall continue to not be deemed more restrictive solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities or (ii) covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such Refinancing; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Restructuring Transactions” means the “Permitted Restructuring Transactions” (as defined in the First Amendment).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” has the meaning specified in Section 2.08.

“Planned Expenditures” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Platform” has the meaning specified in Section 10.02(b)(i).

“Prepayment Premium” has the meaning specified in Section 2.05(a).

“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the applicable Person taken as a whole are sold on a going-concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Previously Absent Financial Maintenance Covenant” means, at any time (x) any financial maintenance covenant that is not included in this Agreement at such time and (y) any financial maintenance covenant that is included in this Agreement at such time, but with covenant levels in this Agreement that are more restrictive on GBT and the Restricted Subsidiaries.

“Prime Rate” means the rate of interest per annum announced from time to time by MSSF (or any successor to MSSF in its capacity as Administrative Agent) as its prime commercial lending rate in effect at its principal office in New York City.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities (or, in the case of one or more Term Facilities, the amount of the unused Term Commitments and/or Term Loans, as the context may require, of such Lender under the applicable Term Facility or Term Facilities) at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities (or, in the case of one or more Term Facilities, the amount of the unused Term Commitments and/or Term Loans, as the context may require, of all Term Lenders under the applicable Term Facility or Term Facilities) at such time; provided that if the Revolving Credit Commitments or Extended Revolving Credit Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means any loss, charge, fee, expense, cost, accrual or reserve of any kind (i) associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, (ii) relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar law under other jurisdictions), the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, or (iii) relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Lender” has the meaning specified in Section 10.02(b)(i).

“Public Lender Information” has the meaning specified in Section 10.02(b)(i).

“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capitalized Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets or the cost of installation, construction or improvement of any fixed or capital assets; provided, however, that (i) such Indebtedness is incurred within 30 days after such acquisition, installation, construction or improvement of such fixed or capital assets by such Person and (ii) the amount of such Indebtedness does not exceed the lesser of 100% of the fair market value of such fixed or capital asset or the cost of the acquisition, installation, construction or improvement thereof, as the case may be.

“Purchasing Borrower Party” means GBT, the Borrower or any other Subsidiary of GBT.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.24.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means either (a) the occurrence of the Business Combination Closing or (b) one or more other IPOs that, in the case of this clause (b), taken together, directly or indirectly, result in Net IPO Proceeds of not less than $375,000,000 ~~(the “Qualifying IPO Prepayment Amount”)~~ being received by or contributed in Cash, directly or indirectly, to one or more Loan Parties.

“Qualifying Lender” has the meaning specified in Section 2.05(d)(D).

“Qualifying ~~Term~~ Loans” means Indebtedness ~~(i)~~ incurred prior to the ~~6 month~~first anniversary of the Tranche B-3 Term Facility Closing Date~~, (ii) denominated in Dollars~~  in the form of ~~syndicated term loans (other than customary bridge loans or Customary Term A Loans),~~loans or loan facilities (including loans committed to be made under revolving or delayed draw loan facilities) secured by the Collateral on a pari passu basis with the ~~Initial~~Tranche B-3 Term Loans in right of payment and with respect to security~~, (iii) the maturity of which is prior to the date one year after the Initial Term Loan Maturity Date and (iv) in excess of $75,000,000~~.

“Recipient” means any Agent or any Lender, as applicable.

“Reference Rate” means, on any date of determination, an interest rate per annum equal to the Eurocurrency Rate for such day determined by the Administrative Agent on such date to be the offered rate that appears on the Reuters Screen LIBOR01 (or any successor thereto) that displays an average ICE Benchmark Administration Interest Settlement Rate (or the successor thereto if the ICE Benchmark Administration is no longer making a Eurocurrency Rate available) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term of three months, determined as of approximately 11:00 a.m. (London time) on such day; provided that (i) to the extent that the Eurocurrency Rate is not ascertainable pursuant to the foregoing, the Reference Rate shall be determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for a three month Interest

Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on such date.

“Refinance, Refinanced and Refinancing” each has the meaning specified in the definition of the term “Permitted Refinancing Indebtedness”.

“Refinanced Debt” has the meaning specified in the definition of “Refinancing Amendment Debt”.

“Refinanced Indebtedness” has the meaning specified in the definition of the term “Permitted Refinancing Indebtedness”.

“Refinanced Revolving Debt” has the meaning specified in the definition of “Refinancing Amendment Debt”.

“Refinanced Term Debt” has the meaning specified in the definition of “Refinancing Amendment Debt”.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower and GBT, the Administrative Agent and each Additional Lender that agrees to provide any portion of the Refinancing Amendment Debt being incurred pursuant thereto, in accordance with Section 2.17.

“Refinancing Amendment Debt” means any Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) by the Borrower in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans of any Class (such Indebtedness, “Replacement Term Loans”) or ~~any Term Commitment for Initial~~existing unused Commitments for Term Loans~~,~~ of any ~~Tranche B-1 Term Commitment, any Tranche B-2 Term Commitment or any other Incremental Term Loan Commitment~~Class (such Indebtedness, “Replacement Term Commitments”) or, in whole, existing Revolving Credit Loans (such Indebtedness, “Replacement Revolving Credit Loans” and, together with the Replacement Term Loans, the “Replacement Loans”) (or unused Revolving Credit Commitments (such Indebtedness, “Replacement Revolving Credit Commitments” and, together with the Replacement Term Commitments, “Replacement Commitments”)) (including any successive Refinancing Amendment Debt) (such existing Term Loans~~, Term~~ of the relevant Class, Commitments for ~~Initial~~ Term Loans~~, Tranche B-1 Term Commitments, Tranche B-2 Term Commitments, other Incremental Term Loan Commitments~~ of the relevant Class, Revolving Credit Loans and/or Revolving Credit Commitments so exchanged, extended, renewed, replaced or refinanced, in whole or part, collectively, “Refinanced Debt” and any such Refinanced Debt that consists of Term Loans and/or Commitments for Term Loans, “Refinanced Term Debt” and any such Refinanced Debt that is a revolving credit facility, “Refinanced Revolving Debt”); provided that:

(a)such exchanging, extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt outstanding at the time of such exchange, extension, renewal, replacement or refinancing except by an amount equal to unpaid accrued interest and premium (including tender premium) thereon, plus upfront fees and original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, extension, renewal, replacement or refinancing and (i) substantially concurrently with the incurrence of any such Replacement Term Loans, 100% of the proceeds thereof or 100% of the aggregate principal amount thereof shall be applied to repay (or shall be exchanged for, extend, renew or replace) the Refinanced Term Debt (including accrued interest, fees and premiums (if any) payable in connection therewith) and to pay such other reasonable and customary fees and expenses in connection with such exchange, extension, renewal, replacement or refinancing and (ii) substantially concurrently with the effectiveness of such Replacement Revolving Credit Commitments, all of the Revolving Credit Commitments in effect immediately prior to such effectiveness shall be terminated, and all of the Revolving Credit Loans then outstanding, together with interest thereon and all other amounts accrued for the benefit of the Revolving Credit Lenders, shall be repaid or paid;

(b)such Indebtedness has a maturity the same as or later to occur than, and, in the case of Refinanced Term Debt only, a Weighted Average Life to Maturity equal to or greater than, in each case, the Refinanced Debt;

(c)at no time shall there be more than one tranche or Class of Revolving Credit Commitments hereunder;

(d)such Refinancing Amendment Debt may be: (i) secured by all or a portion of the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and ~~is~~ not secured by any property or assets other than the Collateral, (ii) secured by all or a portion of the Collateral on a second-priority (or lesser) basis (but without regard to the control of remedies) with the Obligations and ~~is~~ not secured by any property or assets other than the Collateral or (iii) unsecured;

(e)Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Refinancing Amendment Debt is issued, incurred or obtained;

(f)the aggregate Revolving Credit Commitments under such Refinancing Amendment Debt shall not exceed, without duplication, the Revolving Credit Commitments and existing Revolving Credit Loans being replaced;

(g)such Refinancing Amendment Debt is incurred solely to Refinance, in whole or part, Refinanced Debt;

(h) such Refinancing Amendment Debt is not guaranteed by any Person other than the Guarantors;

(i)no Default or Event of Default exists or would result from such Refinancing Amendment Debt being issued, incurred or obtained; ~~and~~

(j)the terms and conditions of such Refinancing Amendment Debt (except with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are substantially identical to the terms and conditions applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Refinancing Amendment Debt)~~.~~; and

(k)In the case of any Refinancing Amendment Debt in the form of Qualifying Loans, the MFN Provision shall apply (for the avoidance of doubt, solely for the benefit of any Tranche B-3 Term Loans that are not being Refinanced with such Refinancing Amendment Debt).

“Refinancing Amendment No. 1” means that certain Refinancing Amendment, dated as of the Tranche B-3 Term Facility Signing Date, among the Borrower, the other Loan Parties party thereto, the

Administrative Agent, the Collateral Agent, and the Tranche B-3 Term Lenders party thereto.

“Refunded Swing Line Loans” has the meaning Specified in Section 2.04(b)(iv).

“Register” has the meaning specified in Section 10.07(d).

“Registrar” means the Registrar of Companies in England and Wales.

“Regulation” means the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings and Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as applicable.

“Rejection Notice” has the meaning specified in Section 2.05(b)(v).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a similar business; provided that any assets received by GBT, the Borrower or the Restricted Subsidiaries in exchange for assets transferred by GBT, the Borrower or the Restricted Subsidiaries shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Release” means any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through or otherwise enter the Environment or any building, structure, facility or fixture (subject to human occupation) of any Hazardous Materials.

“Repayment Amount” means any Initial Term Loan Repayment Amount, any Tranche B~~-1 Term Loan Repayment Amount, any Tranche B-2~~-3 Term Loan Repayment Amount, an Extended Term Loan Repayment Amount with respect to any Extension Series and/or the amount of any installment of Incremental Term Loans scheduled to be repaid on any date (as the context requires).

“Replacement Commitments” has the meaning specified in the definition of “Refinancing Amendment Debt”.

“Replacement Lender” means, at any time, any bank, other financial institution or institutional investor or fund that, in each case, is not an existing Lender and that agrees to provide any portion of any Refinancing Amendment Debt pursuant to a Refinancing Amendment in accordance with Section 2.17.

“Replacement Loans” has the meaning specified in the definition of “Refinancing Amendment Debt”.

“Replacement Revolving Credit Commitments” has the meaning specified in the definition of “Refinancing Amendment Debt”.

“Replacement Revolving Credit Loans” has the meaning specified in the definition of “Refinancing Amendment Debt”.

“Replacement Term Commitments” has the meaning specified in the definition of “Refinancing Amendment Debt”.

“Replacement Term Loans” has the meaning specified in the definition of “Refinancing

Amendment Debt”.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders having more than ~~50~~66 2/3% of the sum of (a) the Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) as of such date, (b) the aggregate unused Term Commitments, Tranche B~~-1 Term Commitments, Tranche B-2~~-3 Term Commitments and any other Incremental Term Loan Commitments as of such date and (c) Total Available Revolving Credit Commitments and aggregate unused Extended Revolving Credit Commitments as of such date; provided that the unused Term Commitment, the unused Tranche B~~-1~~-3 Term Commitment, ~~the unused Tranche B-2 Term Commitments,~~ any other unused Incremental Term Loan Commitment and Available Revolving Credit Commitment, Extended Revolving Credit Commitments of, and the portion of the Total Outstandings held or deemed held as of such date by any Defaulting Lender or Lenders that are ~~Permitted Holder~~ Affiliated Lenders (other than Affiliated Debt Funds) shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, lenders having more than 50.0% in the aggregate of (a) the Total Available Revolving Credit Commitments and Extended Revolving Credit Commitments or (b) after the termination of the Revolving Credit Commitments and Extended Revolving Credit Commitments, the Revolving Credit Exposure (including for these purposes in respect of Extended Revolving Credit Commitments); provided that the Available Revolving Credit Commitments and Extended Revolving Credit Commitments and the Revolving Credit Exposure of any Defaulting Lender or Lenders that are ~~Permitted Holder~~ Affiliated Lenders (other than Affiliated Debt Funds) shall be excluded for the purposes of making a determination of Required Revolving Credit Lenders.

“Required Tranche B Term Lenders” means, as of any date of determination, Lenders having more than ~~50~~66 2/3% of the sum of (a) the aggregate principal amount of Tranche B Term Loans outstanding as of such date, and (b) the aggregate unused Tranche B Term Commitments as of such date; provided that the unused Tranche B Term Commitments of, and the portion of the outstanding Tranche B Term Loans held or deemed held as of such date by, any Defaulting Lender or Lenders that are ~~Permitted Holder~~ Affiliated Lenders (other than Affiliated Debt Funds) shall be excluded for purposes of making a determination of Required Tranche B Term Lenders.

“Required Tranche B~~-2~~-3 Term Lenders” means, as of any date of determination, Lenders having more than ~~50~~66 2/3% of the sum of (a) the aggregate principal amount of Tranche B~~-2~~-3 Term Loans outstanding as of such date, and (b) the aggregate unused Tranche B~~-2~~-3 Term Commitments as of such date; provided that the unused Tranche B~~-2~~-3 Term Commitments of, and the portion of the outstanding Tranche B~~-2~~-3 Term Loans held or deemed held as of such date by, any Defaulting Lender or Lenders that are ~~Permitted Holder~~ Affiliated Lenders (other than Affiliated Debt Funds) shall be excluded for purposes of making a determination of Required Tranche B~~-2~~-3 Term Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK

Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, director, controller, director of finance, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower, GBT, any Parent Entity or Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest of the Borrower, GBT, any Parent Entity or Subsidiary or (b) any distribution with respect to, any prepayment of or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation, termination or other satisfaction of any Specified Subordinated Debt.

“Restricted Subsidiary” means any Subsidiary of GBT (other than an Unrestricted Subsidiary).

“Retained Declined Proceeds” has the meaning specified in Section 2.05(b)(v).

“Revaluation Date” means with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (c) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (d) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) or Section 2.03, as applicable, (b) purchase participations in L/C Obligations in respect of Letters of Credit  and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(b) under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $50,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement (including under Section 2.06).

“Revolving Credit Exposure” means, as to each Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of all Revolving Credit Loans held by such Revolving Credit Lender (or its Applicable Lending Office) and (b) such Revolving Credit Lender’s Pro Rata Share of the L/C Obligations and Swing Line Loans.

“Revolving Credit Facility” has the meaning specified in the Preliminary Statements to this Agreement.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which GBT or any of its Restricted Subsidiaries (a) sells, transfers or otherwise Disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or Disposed.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (which includes, as of the Closing Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant Sanctions authority, (b) any Person headquartered in, operating from, organized in or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or (c) any other applicable sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means that certain Amendment Agreement, dated as of the Second Amendment Effective Date, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Agents.

“Second Amendment Effective Date” means September 4, 2020.

“Section 6.01 Financials” means the financial statements delivered, or required to be delivered, pursuant to Section 6.01(a) or 6.01(b) together with the Compliance Certificate; provided that, prior to the first date the Section 6.01 Financials have been delivered, any reference in Article VII to Section

6.01 Financials shall be a reference to the Unaudited Financial Statements delivered pursuant to Section 4.01 for the fiscal quarter ended March 31, 2018, unless the context otherwise requires.

“Secured Cash Management Agreement” means any agreement relating to Cash Management Services that is entered into by and between GBT or any Restricted Subsidiary and a Cash Management Bank which is specified in writing by the Borrower to the Administrative Agent as constituting a “Secured Cash Management Agreement” hereunder.

“Secured Hedge Agreement” means any agreement in respect of any Swap Contract agreement specified by the Borrower and permitted under Section 7.03(h) that (a) is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank and (b) is specified in writing by the Borrower to the Administrative Agent as constituting a “Secured Hedge Agreement” hereunder.

“Secured ~~Net~~ Leverage Ratio” means, with respect to any date of determination, the ratio of (a) Consolidated Total Debt (including the Loans hereunder) that is secured by a Lien on all or any portion of the Collateral as of the last day of the Test Period most recently ended prior to the date of determination to (b) Consolidated EBITDA for such Test Period; provided that the amount of unrestricted cash and Cash Equivalents “netted” pursuant to clause (b) of the definition of “Consolidated Total Debt” for purposes determining such ratio as of any date shall not exceed $500,000,000.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each L/C Issuer, and each Lender, in each case with respect to the Facilities, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to a Secured Cash Management Agreement and each sub-agent pursuant to Section 9.01(c) appointed by the Administrative Agent with respect to matters relating to the Facilities or the Collateral Agent with respect to matters relating to any Collateral Document.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Trust Deed” means that certain Security Trust Deed, dated as of the Closing Date, among GBT, GBT Euro, GBT UK Parent, the Borrower, GBT Target Holdings, the other Loan Parties party thereto from time to time and the Collateral Agent.

“Shareholder Commitment Letter” means (a) that certain shareholder commitment letter, dated August 25, 2020, between GBT JerseyCo ~~Limited, an indirect Parent Entity of the Borrower,~~ and Juweel, as amended on or about the Tranche B-2 Incremental Facility Closing Date, (b) that certain shareholder commitment letter, dated August 25, 2020, between GBT JerseyCo ~~Limited, an indirect Parent Entity of the Borrower,~~ and American Express Travel Holdings Netherlands Coöperatief U.A., as amended on or about the Tranche B-2 Incremental Facility Closing Date and/or (c) any other shareholder commitment letter reasonably satisfactory to the Required Lenders entered into from time to time between a Parent Entity of the Borrower and one or more Permitted Holders and/or other direct or indirect shareholders of GBT JerseyCo ~~Limited~~ (provided that, in the case of any such other shareholder that is not a Permitted Holder, such shareholder is reasonably acceptable to the Required Lenders) pursuant to which such Permitted Holder(s) and/or such other shareholder(s) of GBT JerseyCo ~~Limited~~ have committed, subject only to the conditions set forth therein, to invest or cause to be invested in the equity capital of such Parent Entity, in each case of clauses (a) through (c) above, as such shareholder commitment letter may be amended, restated, modified, replaced or extended from time to time on terms and conditions that are either reasonably satisfactory to the Required Lenders or not materially adverse to the interests of the Lenders in connection with the Transactions, when taken as a whole, as compared to such shareholder commitment letter as in effect prior to such time (as reasonably determined by the Borrower); provided that the Borrower shall promptly provide to counsel to the Tranche B-3 Term Lenders and counsel to the Administrative Agent copies of any amendments, modifications and extensions to such shareholder commitment letter.

“Shareholders Agreement” means ~~the~~that certain Second Amended & Restated Shareholders Agreement, dated as of ~~June 30, 2014~~November 1, 2021, by and among GBT ~~Dutch Parent and~~JerseyCo, the Permitted Holders party thereto and other shareholders party thereto from time to time; provided that, from and after the effectiveness thereof, “Shareholders Agreement” shall mean ~~(a)~~ that certain ~~Shareholders Agreement, dated as of December 10, 2019, by and among GBT JerseyCo Limited, an indirect Parent Entity of the Borrower, and the Permitted Holders and other shareholders party thereto from time to time or (b) that certain Amended & Restated~~ Shareholders Agreement contemplated to be entered into by GBT JerseyCo ~~Limited~~ pursuant to the ~~Shareholder Commitment Letters~~Business Combination Agreement as in effect on the Tranche B~~-2 Incremental~~-3 Term Facility ~~Closing~~Signing Date, in any such case, as amended, amended and restated, restated, supplemented, replaced or otherwise modified from time to time.

“Similar Business” means (a) any businesses, services or activities engaged in by GBT or any of its Restricted Subsidiaries on the Closing Date and (b) any businesses, services and activities engaged in by the GBT or any of its Restricted Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning specified in Section 2.05(d)(D).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(d)(D).

“Solicited Discounted Prepayment Notice” means a written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.05(d)(D) substantially in the form of Exhibit Q (or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent).

“Solicited Discounted Prepayment Offer” means the written offer by each Term Lender, substantially in the form of Exhibit R (or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent), submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(d)(D).

“Solvent” means, with respect to any Person, at any date, that (a) the sum of such Person’s liabilities (including contingent liabilities) do not exceed the Present Fair Saleable Value of such Person’s present assets, (b) the fair value of the property of such Person is greater than the total amount of such Person’s liabilities (including contingent liabilities), (c) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date and (d) such Person has not incurred and does not intend to incur, or believe that it will incur, debts (including current obligations) beyond its ability to pay such debts as they become due (whether at maturity or otherwise).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPC” has the meaning specified in Section 10.07(h).

“Specified Discount” has the meaning assigned to such term in Section 2.05(d)(B).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(d)(B).

“Specified Discount Prepayment Notice” means a written notice of the Borrower of a Discounted Term Loan Prepayment made pursuant to Section 2.05(d)(B) substantially in the form of Exhibit L (or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent).

“Specified Discount Prepayment Response” means the written response by each Term Lender, substantially in the form of Exhibit M (or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent), to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(d)(B).

“Specified Discount Proration” has the meaning specified in Section 2.05(d)(B).

“Specified Event of Default” means any Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(k).

“Specified Existing Revolving Credit Commitment” means any Existing Revolving Credit Commitments belonging to a Specified Existing Revolving Credit Commitment Class.

“Specified Existing Revolving Credit Commitment Class” has the meaning specified in Section 2.15(a)(ii).

“Specified GBT UK Parent Restructuring” means the “Specified GBT UK Parent Restructuring” (as defined in the First Amendment).

“Specified GBT US Parent Restructuring” means the “Specified GBT US Parent Restructuring” (as defined in the First Amendment).

“Specified Permitted Holder” means any Permitted Holder that directly, or indirectly through one or more intermediaries, Controls any Loan Party.

“Specified Subordinated Debt” means Indebtedness incurred pursuant to Section 7.03(e)(ii).

“Specified Transaction” means, with respect to any period (including any period prior to the Closing Date), any Investment, Disposition, Incurrence of Indebtedness, Refinancing, prepayment or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan, provision of Incremental Revolving Credit Commitment Increases, creation of Extended Term Loans or Extended Revolving Credit Commitments, restructuring, other strategic initiative (including cost saving initiative) or other action of GBT or any of its Restricted Subsidiaries after the Closing Date or other event that by the terms of the Loan Documents requires “pro forma compliance” with a test, ratio or covenant hereunder or requires such test or covenant to be calculated on a “pro forma basis” or after giving “pro forma effect” thereto, other than, for the avoidance of doubt, any such action or other event that constitutes a “Transaction” as set forth in the definition thereof; provided that any increase in the Revolving Credit Commitment, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn.

“Sponsor” means APSG Sponsor, L.P., a Cayman Islands exempted limited partnership.

“Spot Rate” means, on any day with respect to any currency, the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer if the Person acting in such capacity does not have, as of the date of determination, a spot buying rate for any such currency; provided, further, that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the FRB).  Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the FRB) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and the sign “£” each mean the lawful money of the United Kingdom.

“Submitted Amount” has the meaning specified in Section 2.05(d)(C).

“Submitted Discount” has the meaning specified in Section 2.05(d)(C).

“Subordinated Debt” means Indebtedness for borrowed money incurred by a Loan Party that is subordinated in right of payment to the prior payment of the Obligations of such Loan Party under the Loan Documents.

“Subordinated Intercompany Note” means the Intercompany Subordinated Note, dated as of the Closing Date, substantially in the form of Exhibit P executed by each Loan Party and each other Restricted Subsidiary of GBT party thereto.

“Subsidiary” or “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, or (c) in relation to a Person incorporated (or established) under Dutch law, a “dochtermaatschappij” within the meaning of section 2:24a of the DCC (regardless of whether the shares or voting rights on the shares in such company are held directly or indirectly through another “dochtermaatschappij”). As used herein, unless the context expressly provides otherwise, references to a Subsidiary shall mean a Subsidiary of GBT.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of GBT that are Guarantors.

“Successor Borrower” has the meaning specified in Section 7.04(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Commitment” means the obligations of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.04 in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Sublimit.

“Swing Line Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the immediately following Business Day).

“Swing Line Lender” means MSBNA, in its capacity as the lender of Swing Line Loans or any successor swing line lender hereunder.

“Swing Line Loan” means a Loan made by the Swing Line Lender to the Borrower pursuant to Section 2.04(a).

“Swing Line Note” means a promissory note in form and substance reasonably acceptable to the Administrative Agent, the Borrower and the Swing Line Lender.

“Swing Line Sublimit” means $10,000,000. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Target” means Hogg Robinson Group plc, a public limited company incorporated under the laws of England and Wales with company registration number 03946303.

“TARGET2” means the Trans European Automated Real time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“Target Acquisition” has the meaning specified in the Preliminary Statements to this Agreement.

“Target Group” means the Target and its subsidiaries.

“Target Pension Arrangements” means any trust provision, arrangement or agreement (or similar) that provides for one or more members of the Group to be a sponsor and/or have any liability or obligation in respect of the Hogg Robinson (1987) Pension Scheme, together with any unsecured Guarantees issued in respect thereof by one or more members of the Group; provided that the terms and conditions of such trust provision, arrangement or agreement (or similar) and related Guarantees (i) shall be substantially consistent in all material respects with that certain memorandum of understanding entered into between GBT Dutch Parent and the trustee of the Hogg Robinson (1987) Pension Scheme on February 8, 2018, except for such terms and conditions that are not materially adverse to the interests of the Lenders in connection with the Transactions and (ii) shall not materially restrict the ability of GBT and its Subsidiaries that are, or are required to become, Loan Parties to (x) grant Liens on their respective assets to secure the Obligations to the extent required pursuant to the Loan Documents or (y) act as Loan Parties pursuant to the Loan Documents.

“Target Shares” means all of the issued and to be issued ordinary share capital of the Target.

“Target Scheme” means a scheme of arrangement made under Part 26 of the United Kingdom Companies Act 2006 between, or on behalf of, the Target and the registered holders of the Target Shares subject to such scheme, pursuant to which GBT Target Holdings became the holder of all of the Target Shares in accordance with the Target Scheme Documents, subject to such modifications, additions, conditions or amendments to the extent not prohibited by the Bridge Credit Agreement.

“Target Scheme Documents” means, collectively, (a) the document issued by or on behalf of the Target to shareholders of the Target, dated February 21, 2018, setting out the terms and conditions of the Target Scheme and a statement of recommendation for the Target Acquisition and the Target Scheme by the directors of the Target, as such document may have been amended from time to time prior to the Closing Date to the extent such amendment was not prohibited by the Bridge Credit Agreement, (b) the press announcement released by or on behalf of GBT Target Holdings on February 9, 2018, announcing that the Target Acquisition is to be effected by the Target Scheme and setting out the terms and conditions of the Target Scheme, (c) the resolutions of the shareholders of the Target which were required to implement the Target Scheme and which were passed at the general meeting of the holders of Target Shares held on March 16, 2018 and (d) any other document issued to the shareholders of the Target in respect of the Target Scheme and any other document designated as a “Target Scheme Document” hereunder by the Administrative Agent and the Borrower.

“Tax Distribution” has the meaning specified in the Shareholders Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a Borrowing in respect of any Class of Term Loans.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(a) under the caption “Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Term Commitments is $250,000,000 as of the Closing Date.

“Term Facility” means any of the Initial Term Facility, the Tranche B-1 Term Facility, the Tranche B-2 Term Facility, the Tranche B-3 Term Facility, any other Incremental Term Loan Facility or any Extended Term Loan Facility, as applicable.

“Term Lender” means, at any time, any lender that has a Term Commitment, a Tranche B-1 Term Commitment, a Tranche B-2 Term Commitment, a Tranche B-3 Term Commitment, any other Incremental Term Loan Commitment, an Initial Term Loan, a Tranche B-1 Term Loan, a Tranche B-2 Term Loan, a Tranche B-3 Term Loan, any other Incremental Term Loan or an Extended Term Loan at such time.

“Term Loan” means an Initial Term Loan, a Tranche B-1 Term Loan, a Tranche B-2 Term Loan, a Tranche B-3 Term Loan, any other Incremental Term Loan or any Extended Term Loan, as applicable.

“Term Loan Extension Request” has the meaning provided in Section 2.15(a)(i).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of GBT ending on or prior to such date for which Section 6.01 Financials have been delivered; provided that prior to the first date the Section 6.01 Financials have been delivered, the Test Period in effect shall be the period of four consecutive fiscal quarters of GBT ended March 31, 2018.  A Test Period may be designated by reference to the last day thereof (i.e., the March 31, 2018 Test Period refers to the period of four consecutive fiscal quarters of GBT ended March 31, 2018), and a Test Period shall be deemed to end on the last day thereof.

“Total Available Amount” means, at any time, an amount equal to, without duplication, the sum of the Available Amount plus the Available Equity Amount.

“Total Available Revolving Credit Commitments” means, at any time, the aggregate of the Available Revolving Credit Commitments of all Lenders at such time.

“Total ~~Net~~ Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the Test Period most recently ended on or prior to the date of determination to (b) Consolidated EBITDA for such Test Period; provided that the amount of unrestricted cash and Cash Equivalents “netted” pursuant to clause (b) of the definition of “Consolidated Total Debt” for purposes determining such ratio as of any date shall not exceed $500,000,000. Notwithstanding anything to the contrary contained herein or in the definition of “Secured Leverage Ratio”, for purposes of calculating the Total ~~Net~~Leverage Ratio or Secured Leverage Ratio for any Test Period when Consolidated EBITDA for such Test Period is negative or zero, the Total ~~Net~~Leverage Ratio and the Secured Leverage Ratio for such Test Period shall be deemed to exceed any applicable level provided for in this Agreement~~.~~; provided that, solely with respect to any determination of Total Leverage Ratio or the Secured Leverage Ratio for purposes of the Applicable Margin or Section 7.02 for such a Test Period ending on or before September 30, 2023, if Consolidated EBITDA is greater than zero for each of the two most recently ended fiscal quarters of such Test Period, then Consolidated EBITDA for such Test Period shall be deemed to be the sum of Consolidated EBITDA for such two most recently ended fiscal quarters multiplied by 2.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

~~“Tranche B Incremental Agreements” means the Tranche B-1 Incremental Agreement and the Tranche B-2 Incremental Agreement.~~

“Tranche B Term Commitments” means (a) prior to the effectiveness of Refinancing Amendment No. 1, the Tranche B-1 Term Commitments and the Tranche B-2 Term Commitments and (b) thereafter, the Tranche B-3 Term Commitments.

“Tranche B Term Facilities” means (a) prior to the effectiveness of Refinancing Amendment No. 1, the Tranche B-1 Term Facility and the Tranche B-2 Term Facility and (b) thereafter, the Tranche B-3 Term Facility.

“Tranche B Term Lenders” means (a) prior to the effectiveness of Refinancing Amendment No. 1, the Tranche B-1 Term Lenders and the Tranche B-2 Term Lenders and (b) thereafter, the Tranche B-3 Term Lenders.

“Tranche B Term Loans” means (a) prior to the effectiveness of Refinancing Amendment No. 1, the Tranche B-1 Term Loans and the Tranche B-2 Term Loans and (b) thereafter, the Tranche B-3 Term Loans.

“Tranche B-1 Incremental Agreement” means that certain Incremental Agreement and Reaffirmation, dated as of the Tranche B-1 Incremental Facility Closing Date, among the Borrower, the other Loan Parties party thereto, the Administrative Agent, the Collateral Agent and the Tranche B-1 Term Lenders party thereto.

“~~Tranche B-1 Incremental Closing Payment Letter” means that certain Closing Payment Letter dated as of the~~ Tranche B-1 Incremental Facility Closing Date ~~between the Borrower and HPS Investment Partners, LLC~~” means September 4, 2020.

“Tranche B-1 Term Commitment” means “Tranche B-1 Term Commitment” (as defined in this Agreement as in effect immediately prior to the effectiveness of Refinancing Amendment No. 1).

“Tranche B-1 Term Facility” means “Tranche B-1 Term Facility” (as defined in this Agreement as in effect immediately prior to the effectiveness of Refinancing Amendment No. 1).

“Tranche B-1 Term Lender” means “Tranche B-1 Term Lender” (as defined in this Agreement as in effect immediately prior to the effectiveness of Refinancing Amendment No. 1).

“Tranche B-1 Term Loans” means “Tranche B-1 Term Loans” (as defined in this Agreement as in effect immediately prior to the effectiveness of Refinancing Amendment No. 1).

“Tranche B-2 Incremental Agreement” means that certain Amendment, Incremental Agreement and Reaffirmation, dated as of January 20, 2021, among the Borrower, the other Loan Parties party thereto, the Administrative Agent, the Collateral Agent, the Tranche B-2 Term Lenders party thereto and the other Lenders party thereto.

“Tranche B~~-1~~-2 Incremental Facility Closing Date” means ~~September 4, 2020~~January 20, 2021.

“Tranche B~~-1~~-2 Term ~~Commitments~~Commitment” means “Tranche B-2 Term ~~Commitments~~Commitment” (as defined in ~~the Tranche B-1 Incremental~~this Agreement as in effect immediately prior to the effectiveness of Refinancing Amendment No. 1).

“Tranche B~~-1~~-2 Term Facility” means ~~the~~ “Tranche B~~-1~~-2 Term ~~Commitments and the~~ Facility” (as defined in this Agreement as in effect immediately prior to the effectiveness of Refinancing Amendment No. 1).

“Tranche B~~-1~~-2 Term ~~Loans made hereunder~~Lender” means “Tranche B-2 Term Lender” (as defined in this Agreement as in effect immediately prior to the effectiveness of Refinancing Amendment No. 1).

“Tranche B~~-1~~-2 Term ~~Lender~~Loans” means ~~a Lender with a~~ “Tranche B~~-1~~-2 Term ~~Commitment or an outstanding Tranche B-1 Term Loan~~Loans” (as defined in this Agreement as in effect immediately prior to the effectiveness of Refinancing Amendment No. 1).

“Tranche B-3 Delayed Draw Term Availability Period” means the period beginning on the Tranche B-3 Term Facility Closing Date and ending on the six-month anniversary of such date.

“Tranche B~~-1~~-3 Delayed Draw Term ~~Loan Repayment Amount~~Commitment Fee” has the meaning specified in Section ~~2.07~~2.09(~~a)(ii~~c).

“Tranche B-3 Delayed Draw Term Commitments” means, as to each Tranche B-3 Term Lender, its obligation to make Tranche B-3 Delayed Draw Term Loans to the Borrower pursuant to Section 2.01(d), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(d) to the Tranche B-3 Incremental Agreement under the caption “Tranche B-3 Delayed Draw Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Tranche B-3 Delayed Draw Term Commitments of all Tranche B-3 Term Lenders shall be $200,000,000 on the Tranche B-3 Term Facility Signing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement (including under Section 2.06).

“Tranche B~~-1 Term Loans” means “Tranche B Term Loans” as defined in~~-3 Delayed Draw Term Loan” means a loan made from time to time on or after the Tranche B~~-1 Incremental Agreement~~-3 Term Facility Closing Date pursuant to Section 2.01(d).

“Tranche B~~-2~~-3 Incremental Agreement” means that certain Amendment, Incremental Agreement and Reaffirmation, dated as of ~~January 20, 2021~~the Tranche B-3 Term Facility Signing Date, among the Borrower, the other Loan Parties party thereto, the Administrative Agent, the Collateral Agent, the Tranche B~~-2~~-3 Term Lenders party thereto and the other Lenders party thereto.

“Tranche B~~-2~~-3 Incremental ~~Closing Payment Letter” means that certain Closing Payment Letter dated as of the Tranche B-2 Incremental Facility Closing Date between the Borrower and HPS Investment Partners, LLC.~~Amount” has the meaning assigned to such term in the definition of “Incremental Base Amount.”

~~“Tranche B-2 Incremental Facility Closing Date” means January 20, 2021.~~

“Tranche B~~-2~~-3 Incremental Facility Funding Date” means (a) with respect to the Tranche B-3 Initial Incremental Term Loans, the Tranche B-3 Term Facility Closing Date or (b) any date thereafter on which the applicable conditions set forth in Section 4.03 are satisfied (or waived in accordance with Section 4.03) and any Tranche B~~-2~~-3 Delayed Draw Term Loans are made to the Borrower pursuant to Section 2.01(d), which day shall be a Business Day, in the case of this clause (b), occurring during, or on the last day of, the Tranche B~~-2~~-3 Delayed Draw Term Availability Period.

“Tranche B~~-2~~-3 Incremental Term ~~Availability Period~~Facility” means ~~the period beginning on~~ the Tranche B~~-2~~-3 Initial Incremental ~~Facility Closing Date and ending on December 31, 2021.~~Term Commitments, the Tranche B-3 Delayed Draw Term Commitments, the Tranche B-3 Initial Incremental Term Loans and the Tranche B-3 Delayed Draw Term Loans made under this Agreement from time to time.

“Tranche B~~-2 Term Commitment Fee” has the meaning specified in Section 2.09(c).~~-3 Incremental Term Loan” means a Tranche B-3 Initial Incremental Term Loan or a Tranche B-3 Delayed Draw Term Loan, as applicable.

“Tranche B~~-2~~-3 Initial Incremental Term Commitments” means, as to each Tranche B~~-2~~-3 Term Lender, its obligation to make Tranche B~~-2~~-3 Initial Incremental Term Loans to the Borrower on the Tranche B-3 Term Facility Closing Date pursuant to ~~Section 2.01(d)~~the Tranche B-3 Incremental Agreement, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(~~d~~c)(ii) to the Tranche B~~-2~~-3 Incremental Agreement under the caption “Tranche B~~-2~~-3 Initial Incremental Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Tranche B~~-2~~-3 Initial Incremental Term Commitments of all Tranche B~~-2~~-3 Term Lenders ~~shall be~~(as in effect immediately prior to the making of the Tranche B-3 Initial Incremental Term Loans) shall be an amount equal to (x) the Tranche B-3 Incremental Amount minus (y) $200,000,000 on the Tranche B~~-2 Incremental~~-3 Term Facility Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement (including under Section 2.06).

“Tranche B-3 Initial Incremental Term Loans” means “Tranche B-3 Initial Incremental Term Loans” as defined in the Tranche B-3 Incremental Agreement.

“Tranche B-3 Replacement Term Commitments” means “Tranche B-3 Term Commitments” as defined in Refinancing Amendment No. 1.

“Tranche B-3 Replacement Term Loans” means “Tranche B-3 Term Loans” as defined in Refinancing Amendment No. 1.

“Tranche B-3 Term Commitment” means a Tranche B-3 Replacement Term Commitment, Tranche B-3 Initial Incremental Term Commitment or Tranche B-3 Delayed Draw Term Commitment, as applicable.

“Tranche B-3 Term Facility Closing Date” means the date on which the Tranche B-3 Term Amendment Effective Time (as defined in the Tranche B-3 Incremental Agreement) shall have occurred.

“Tranche B-3 Term Facility Signing Date” means December 2, 2021.

“Tranche B~~-2~~-3 Term Facility” means the Tranche B~~-2~~-3 Term Commitments and the Tranche B~~-2~~-3 Term Loans made ~~hereunder~~under Refinancing Amendment No. 1, under the Tranche B-3 Incremental Agreement or otherwise under this Agreement from time to time.

“Tranche B~~-2~~-3 Term Lender” means a Lender with a Tranche B~~-2~~-3 Term Commitment or an outstanding Tranche B~~-2~~-3 Term Loan.

“Tranche B~~-2~~-3 Term Loan Repayment Amount” has the meaning specified in Section 2.07(a)(~~iii~~ii).

“Tranche B~~-2~~-3 Term ~~Loans” means a loan made from time to time pursuant to Section 2.01(d)~~Loan” means a Tranche B-3 Replacement Term Loan, Tranche B-3 Initial Incremental Term Loan or Tranche B-3 Delayed Draw Term Loan, as applicable.

“Transactions” means (i) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, (ii) the repayment of existing Indebtedness of GBT Target Holdings under the Bridge Credit Agreement and (iii) the payment of the Transaction Costs.

“Transaction Costs” means all fees, costs and expenses incurred or payable by GBT or any of its Subsidiaries in connection with the Transactions and any stamp duty tax paid in connection with the Target Acquisition.

“Travel MAC” means the occurrence of any event that (i) is not reasonably foreseeable or otherwise caused by or under the control of GBT or any of its Restricted Subsidiaries, including but not limited to, acts of God, fires, floods, volcanic eruptions, explosions, riots, wars, hurricanes, terrorism, or any other event that results in the issuance of any public declarations or emergency travel advisories by the ICAO or the WHO, and (ii) has a material and disproportionate adverse effect on the travel or tourism industry.

“Travel MAC Period” means the two month period following the commencement of a Travel MAC.  For purposes herein, a Travel MAC shall commence upon the occurrence thereof or, if applicable, the issuance of any public declaration or emergency travel advisories by the ICAO or WHO that either recommend travel bans or declare travel unsafe with respect to G20 countries in which GBT or any of its Restricted Subsidiaries operate.

“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the applicable prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the applicable prepayment date to the 24-month anniversary of the Tranche B-3 Term Facility Closing Date; provided, however, that if the period from such prepayment date to such 24-month anniversary is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type” means (a) as to any Term Loan, its nature as a Base Rate Loan or a Eurocurrency

Rate Loan, (b) as to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurocurrency Rate Loan or (c) as to any Extended Revolving Credit Loan, its nature as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended ~~form~~from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Insolvency Event” means:

(a)a UK Relevant Entity is unable, admits inability or is deemed unable to pay its debts as they fall due (other than (i) debts owed to GBT or a Subsidiary, (ii) solely by reason of balance sheet liabilities exceeding balance sheet assets or (iii) under section 123(1)(a) of the Insolvency Act 1986 of the United Kingdom where demand is made for an amount of less than £1,000,000 and such demand is settled and/or discharged within 21 days of being made), suspends making payments on any of its material debts, fails generally to pay its debts as they become due, or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more class of creditors (other than pursuant to the Loan Documents) with a view to rescheduling any of its Material Indebtedness;

(b)any corporate action, legal proceedings or other formal legal procedure or step is taken in relation to:

(i)the suspension of payments of its debts generally, a moratorium of any indebtedness, winding-up, liquidation, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any UK Relevant Entity;

(ii)(by reason of actual or anticipated financial difficulties) a composition, compromise, assignment or arrangement with any class of creditors of any UK Relevant Entity (excluding any Secured Party in its capacity as such with respect to any Obligations);

(iii)the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or other similar officer in respect of any UK Relevant Entity, or all or substantially all of its assets; or

(iv)enforcement of any Lien over any material asset of any UK Relevant Entity,

or any analogous procedure or step is taken in any jurisdiction, save that this clause (b) shall not apply to (i) any involuntary proceeding or procedure that is discharged, permanently stayed or dismissed within 21 days of commencement, or (ii) any solvent liquidation or reorganization of any Subsidiary incorporated under the laws of England and Wales which is not a Loan Party so long as any payments or assets distributed as a result of such liquidation or reorganization are distributed to GBT or other Subsidiaries; provided that, in the case of any such Subsidiary being liquidated or reorganized (x) that is a Wholly-Owned Subsidiary, such distribution is to one or more Loan Parties or Wholly-Owned Subsidiaries or (y) the Equity Interests of which were directly owned by one or more Loan Parties, such distribution is to one or more Loan Parties;

(c)any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a UK Relevant Entity, except where such action has not had, and would not reasonably be expected to have, a Material Adverse Effect;

(d)any UK Relevant Entity institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official; and

(e)any UK Relevant Entity takes any action in furtherance of, or confirming its consent to, approval of, or acquiescence in, or supporting or facilitating any of the foregoing acts described in (a) to (d) above.

“UK Loan Party” means any Loan Party that is:

(a)incorporated under the laws of England and Wales;

(b)resident for tax purposes in the UK; or

(c)not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of an applicable interest in a Loan or Commitment in computing its chargeable profits (within the meaning of section 19 of the United Kingdom Corporation Tax Act 2009).

“UK Relevant Entity” means any UK Loan Party or any other Loan Party or Material Subsidiary capable of becoming subject of an order for winding-up or administration under the Insolvency Act 1986 of the United Kingdom.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK TopCo” has the meaning specified in the introductory paragraph to this Agreement.

“Unaudited Financial Statements” means the unaudited consolidated balance sheet and statements of operations and comprehensive income, stockholders equity and cash flows of GBT for each fiscal quarter ended after the most recent fiscal year covered by the Audited Financial Statements and at least forty-five (45) days before the Closing Date.

“Undisclosed Administration” means the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or its ~~Parent~~parent under the Dutch Financial Supervision Act (Wet op het financieel toezicht) (as amended from time to time and including any successor legislation).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means each Subsidiary of GBT listed on Schedule 1.01C.  It is understood and agreed that (a) as of the Second Amendment Effective Date, Hogg Robinson (1987) Pension Scheme Trustee Limited is the only Unrestricted Subsidiary and (b) from and after the Second Amendment Effective Date, (i) there shall be no additional Unrestricted Subsidiaries and (ii) all references to and provisions herein or in any of the other Loan Documents relating to an “Unrestricted Subsidiary” or “Unrestricted Subsidiaries” shall be deemed to refer only to Hogg Robinson (1987) Pension Scheme Trustee Limited for all purposes of the Loan Documents~~.~~

“U.S. Loan Party” means each Loan Party organized under the laws of a jurisdiction located in the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning specified in Section 10.24.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(f)(ii)(B)(3).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“WHO” means the World Health Organization.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned directly or indirectly by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)The term “including” is by way of example and not limitation.

(e)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03.Accounting Terms.

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)If at any time any change in GAAP or other Accounting Change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change (subject to the approval of the Required Lenders); provided that until so amended:

(i) such ratio or requirement shall continue to be computed in accordance with GAAP and applicable accounting principles immediately prior to such Accounting Change with respect to which such an amendment has been so requested and (ii) GBT and the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement, or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such Accounting Change.

(c)In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants (or a component definition thereof), standards or terms in this Agreement, then upon the written request of the Borrower or the Administrative Agent, the Borrower, the Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s and Group’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided, that such Accounting Change shall be disregarded for purposes of this Agreement until the effective date of such amendment.

(d)“Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, as applicable, the International Accounting Standards Board, in each case, occurring after the Closing Date, including any change to GAAP or, as applicable, IFRS.

(e)Where reference is made to “GBT and its Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Unrestricted Subsidiaries.

(f)Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of GBT or any subsidiary at “fair value,” as defined therein.

Section 1.04.Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05.References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06.Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07.Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest

Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08.Currency Equivalents Generally.

(a)For purposes of any determination under Article VI, Article VII (other than Section 7.09) or Article VIII or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into the Dollar Equivalent provided, however, that (x) for purposes of determining compliance with Article VII with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 7.08 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is Incurred or Disposition, Restricted Payment or payment under Section 7.08 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency Spot Rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinanced Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably Incurred, in connection with such Refinancing and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Articles, including with respect to determining whether any Indebtedness or Investment may be Incurred or Disposition, Restricted Payment or payment under Section 7.08 may be made at any time under such Sections.  For purposes of Section 7.09, amounts in currencies other than Dollars shall be translated into the Dollar Equivalents used in preparing the most recently delivered Section 6.01 Financials on or prior to such date.

(b)The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable. The Administrative Agent may, but shall not be obligated to, rely on any determination of the Dollar Equivalent of any amount made by any Loan Party in any document delivered to the Administrative Agent.

(c)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.09.Pro Forma and Other Calculations.

(a)Notwithstanding anything to the contrary herein, financial ratios and tests (including measurements of the First Lien Net Leverage Ratio, First Lien Leverage Ratio, Secured ~~Net~~ Leverage Ratio, Total ~~Net~~ Leverage Ratio and ~~the Interest Coverage Ratio~~any other leverage ratio) shall be calculated in the manner prescribed by this Section 1.09; provided that, notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.09, (i) for the purposes of the proviso set forth in

Section 2.05(b)(i), the First Lien ~~Net~~ Leverage Ratio shall be calculated giving pro forma effect to any payments of Indebtedness pursuant to Section 2.05(b)(i)(B) to the extent such payments were made after year end but prior to the time such prepayment is required by Section 2.05(b), and (ii) when calculating the Total ~~Net~~ Leverage Ratio for purposes of the definition of “Applicable Rate”, the events described in this Section 1.09 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.  In addition, whenever a financial ratio or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which Section 6.01 Financials have been delivered (or, prior to the first date the Section 6.01 Financials have been delivered, the Test Period ended March 31, 2018).

(b)For purposes of calculating any financial ratio or test (including Consolidated Total Assets or Consolidated EBITDA), Specified Transactions (with any Incurrence or Refinancing of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.09) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, on the last day of the applicable Test Period).  If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into GBT or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then such financial ratio or test (including Consolidated Total Assets and Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.09.

(c)Whenever pro forma effect or a determination of pro forma compliance is to be given to a Specified Transaction or other pro forma calculation is made, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and may include, for the avoidance of doubt, (i) any projected synergies or cost savings (net of continuing associated expenses) that are reasonably anticipated by GBT to be achieved in connection with any such event within the 24-month period following the consummation of such event, which GBT determines in good faith are reasonable as of the date of such computation and (ii) cost savings initiatives and/or operating improvements, restructurings, cost savings and similar initiatives, actions and/or events, including (A) reductions in costs of an acquired entity or business or a sold entity or business which will be non-recurring following the acquisition or Disposition, as the case may be, thereof (including payments to shareholders or management fees, etc.), (B) reduction in personnel expenses (including severance), (C) reduction of costs related to administrative functions, (D) reductions of costs (including closures) related to leased or owned properties, (E) reduction or elimination of costs from the consolidation of operations or synergies therefrom and (F) streamlining of overhead (taking into account the historical financial statements of any relevant acquired entity or business or a sold entity or business and the consolidated financial statements of GBT and its Restricted Subsidiaries), assuming the relevant Specified Transaction and/or operating improvement, restructuring, cost savings and/or similar initiative, action and/or event and all other Specified Transactions, operating improvements, restructurings, cost savings and similar initiatives, actions and/or events that have been consummated after the beginning of such period, had been consummated at the beginning of such period; provided that (x) all adjustments pursuant to this paragraph will be without duplication of any amounts that are otherwise included or added back in computing Consolidated EBITDA in accordance with the definition of such term ~~and~~, (y) if any cost savings or other adjustments included in any pro forma calculations based on the anticipation that such cost savings or other adjustments will be achieved within such 24-month period shall at any time cease to be reasonably anticipated by GBT to be so achieved, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings or other adjustments~~.~~

and (z) the amount of charges added back and other additions to, or in the calculation of, Consolidated EBITDA, pursuant to clauses (i) and (ii) above for any period being tested, together with, without duplication, the aggregate amount of all other Capped Adjustments for such period, shall not exceed 25% of Consolidated EBITDA for such period (determined prior to giving effect to any addback or addition for any Capped Adjustments for such period).

(d)In the event that GBT or any Restricted Subsidiary Incurs (including by assumption or guarantee) or Refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness (other than Indebtedness Incurred or Refinanced under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced), in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such Incurrence or Refinancing of Indebtedness, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Total ~~Net~~ Leverage Ratio (or similar ratio), in which case such Incurrence or Refinancing of Indebtedness will be given effect, as if the same had occurred on the first day of the applicable Test Period); provided that, with respect to any Incurrence of Indebtedness pursuant to the provisions of either Section 2.14 or Section 7.03(u), the pro forma calculation of the First ~~Net~~ Lien Leverage Ratio, Secured ~~Net~~ Leverage Ratio and the Total ~~Net~~ Leverage Ratio, as applicable, shall be subject to Section 1.09(g).

(e)Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as GBT or applicable Restricted Subsidiary may designate. For purposes of making the computations referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

(f)Solely for the purpose of (i) measuring the relevant ratios and baskets (including, for the avoidance of doubt, any basket measured as a percentage of Consolidated EBITDA or Consolidated Total Assets and, for the avoidance of doubt including with respect to the incurrence of any Indebtedness (including any Loans made pursuant to Incremental Facilities), Liens or the making of any acquisitions or other Investments, or fundamental changes, in each case, in connection with a Limited Condition Transaction) or (ii) determining compliance with the representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Transaction, if the Borrower makes a LCA Election, the relevant date of determination in determining whether any such acquisition (or similar investment) is permitted shall be deemed to be the LCA Test Date, and if, after giving  effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred as of the relevant date of determination, ending prior to the LCA Test Date on a pro forma basis, the Borrower (or other applicable Loan Party or Restricted Subsidiary) could have taken such action on the relevant LCA Test Date in compliance with any such ratio or basket, such ratio or basket shall be deemed to have been complied with. If the Borrower has made a LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated and tested on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated.

(g)Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with Section 7.09 hereof (but not actual compliance therewith), any ~~Interest Coverage Ratio, any~~ First Lien Net Leverage Ratio or First Lien Leverage Ratio test, any Secured ~~Net~~Leverage Ratio test, any Total Leverage Ratio test and/or any ~~Total Net Leverage Ratio test~~other leverage ratio test (except as expressly set forth above)) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of any Loan Document that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that, for purposes of this Agreement, the Fixed Amounts under such section and any substantially concurrent borrowings under the Revolving Credit Facility (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

Section 1.10.Dutch Terms.  In this Agreement, where it relates to a Person incorporated (or established) under Dutch law, a reference to:

(a)all necessary corporate or other organizational action where applicable, includes without limitation:

(i)any action required to comply with the Works Councils Act of The Netherlands (Wet op de ondernemingsraden) (the “Dutch Works Councils Act”) or the European Works Councils Act (Wet op de Europese Ondernemingsraden); and

(ii)obtaining an unconditional positive advice (advies) from the component works council(s) if a positive advice is required pursuant to the Dutch Works Councils Act;

(b)gross negligence means grove schuld;

(c)a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of the title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d)bankruptcy, insolvency, reorganization, liquidation or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard), dissolved (ontbonden) or subjected to emergency regulations (noodregeling) on the basis of the Dutch Financial Supervision Act (Wet op het financieel toezicht) or any proceedings under the Act on the Confirmation of Out-of-Court Restructuring Plans (Wet Homologatie Onderhands Akkoord);

(e)a suspension of payments or a moratorium includes (voorlopige) surseance van betaling;

(f)institutes or consents to the institution of any proceeding under any Debtor Relief Law includes a Dutch entity having filed a notice under Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990) or Section 60 paragraphs 2 and/or 3 of the Dutch Social Insurance Financing Act

(Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);

(g)an administrative receiver or receiver includes a curator or a bewindvoerder;

(h)an administrator includes a bewindvoerder and a stille bewindvoerder;

(i)an attachment includes a beslag;

(j)a liquidator includes a vereffenaar or a curator and a beoogd curator;

(k)a merger includes a juridische fusie;

(l)a distribution or dividend includes any distribution of profits (winstuitkering) or the distribution of reserves (uitkering uit reserves);

(m)financial assistance means any action or contemplated action prohibited by a naamloze vennootschap, section 2:98(c) of the DCC; and

(n)Responsible Officer of a Dutch entity includes any authorized signatory of a Dutch entity.

Section 1.11.Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division with respect to a limited liability company under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.12.Benchmark Replacement, Etc.  The Administrative Agent does not warrant nor accept any responsibility nor shall the Administrative Agent have any liability with respect to (i) any Benchmark Replacement Conforming Changes, (ii) the administration, submission or any matter relating to the rates in the definition of Benchmark or with respect to any rate that is an alternative, comparable or successor rate thereto or (iii) the effect of any of the foregoing.

Section 1.13.Calculation of First Lien Net Leverage Ratio for Purposes of Sectoin 7.09.  Notwithstanding anything contained herein, the calculation of the First Lien Net Leverage Ratio for purposes of Section 7.09 (including, for the avoidance of doubt all component definitions thereof) shall be determined without giving effect to any amendments to this Agreement made pursuant to the Tranche B-3 Incremental Amendment (including, for the avoidance of dounbt, any changes made to Section 1.09(c)(z)) and, until otherwise amended or modified after the Tranche B-3 Term Facility Closing Date pursuant to the terms hereof, the First Lien Net Leverage Ratio for purposes of Section 7.09 shall be calculated purusant to this Agreement as in effect immediately prior to the Tranche B-3 Term Facility Closing Date.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01.The Loans.

(a)The Initial Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower a single loan denominated in Dollars in a principal amount equal to such Term Lender’s Term Commitment on the Closing Date. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make (or cause its Applicable Lending Office to make) loans denominated in Dollars or any Alternative Currency (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day on or after the Closing Date until the Maturity Date with respect to the Revolving Credit Facility, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any such Revolving Credit Borrowing, (i) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender in an Alternative Currency plus such Lender’s Pro Rata Share of Outstanding Amount of all L/C Obligations in an Alternative Currency shall not exceed such Lender’s Pro Rata Share of the Alternative Currency Sublimit. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(c)The Tranche B-3 Initial Term Borrowings.

(i)Pursuant to Refinancing Amendment No. 1, on the Tranche B-3 Term Facility Closing Date, each Tranche B-3 Term Lender party to Refinancing Amendment No. 1 made to the Borrower a single loan denominated in Dollars in a principal amount equal to such Tranche B-3 Term Lender’s Tranche B-3 Replacement Term Commitment (as set forth in Refinancing Amendment No. 1) on the Tranche B-3 Term Facility Closing Date.

(ii)~~(c) The Tranche B-1 Term Borrowings.~~  Pursuant to the Tranche B~~-1~~-3 Incremental Agreement, on the Tranche B~~-1 Incremental~~-3 Term Facility Closing Date, each Tranche B~~-1~~-3 Term Lender party to the Tranche B~~-1~~-3 Incremental Agreement made to the Borrower a single loan denominated in Dollars in a principal amount equal to such Tranche B~~-1~~-3 Term Lender’s Tranche B~~-1~~-3 Initial Incremental Term Commitment (as set forth in the Tranche B-3 Incremental Agreement) on the Tranche B~~-1 Incremental~~-3 Term Facility Closing Date. Any Tranche B-3 Initial Incremental Term Loans made to the Borrower as referred to this Section 2.01(c) shall constitute additional Term Loans of the same Class as the Tranche B-3 Replacement Term Loans for all purposes under this Agreement and the other Loan Documents, including for any purposes of any determination of Required Lenders and the application of repayments or prepayments, and the Lenders agree that the Administrative Agent, the Borrower and the Required Tranche B-3 Term Lenders may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate (as determined in good faith by the Administrative Agent, the Borrower and the Required Tranche B-3 Term Lenders) to effect the provisions of this sentence and to ensure that, upon the making of any Tranche B-3 Delayed Draw Term Loans on any Tranche B-3 Incremental Facility Funding Date, all such Tranche B-3 Delayed Draw Term Loans and all Tranche B-3 Replacement Term Loans and the Tranche B-3 Initial Incremental Term Loans shall be deemed to be a single Class of Term Loans, and the

Administrative Agent and the Borrower agree to reasonably cooperate with the Required Tranche B-3 Term Lenders to effect any such amendment at the reasonable written request of the Required Tranche B-3 Term Lenders.  The Tranche B-3 Initial Incremental Term Loans made to the Borrower shall be treated as fungible with the Tranche B-3 Replacement Term Loans and any Tranche B-3 Delayed Draw Term Loans for U.S. federal income tax purposes.

(iii)Amounts borrowed pursuant to Refinancing Amendment No. 1 or the Tranche B~~-1~~-3 Incremental Agreement and repaid or prepaid may not be reborrowed. Tranche B~~-1~~-3 Replacement Term Loans and Tranche B-3 Initial Incremental Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(d)The Tranche B~~-2~~-3 Delayed Draw Term Borrowings.  Subject to the terms and conditions set forth herein and in the Tranche B~~-2~~-3 Incremental Agreement, each Tranche B~~-2~~-3 Term Lender severally agrees to make loans denominated in Dollars from time to time to the Borrower, on any Business Day during, or on the last day of, the Tranche B~~-2~~-3 Delayed Draw Term Availability Period, in an aggregate principal amount not to exceed such Term Lender’s Tranche B~~-2~~-3 Delayed Draw Term Commitment as of such date; provided that, unless otherwise agreed by the Required Tranche B~~-2~~-3 Term Lenders, (i) there shall be no more than ~~four~~three (~~4~~3) Tranche B~~-2~~-3 Incremental Facility Funding Dates~~, (ii) there shall be no more than one (1)~~ after the Tranche B~~-2 Incremental~~-3 Term Facility ~~Funding Date during any fiscal quarter of the Borrower, (iii~~Closing Date, and (ii) the aggregate principal amount of Tranche B~~-2~~-3 Delayed Draw Term Loans borrowed on any such Tranche B~~-2~~-3 Incremental Facility Funding Date shall be no less than $50,000,000~~, and (iv) after the occurrence of the first Tranche B-2 Incremental Facility Funding Date pursuant to this Section 2.01(d), no subsequent Tranche B-2 Incremental Facility Funding Date may occur sooner than the date that is sixty (60) days after the immediately preceding Tranche B-2 Incremental Facility Funding Date~~. Amounts borrowed under this Section 2.01(d) and repaid or prepaid may not be reborrowed. Tranche B~~-2~~-3 Delayed Draw Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Any Tranche B-3 Delayed Draw Term Loans made to the Borrower pursuant to this Section 2.01(d) shall constitute additional Term Loans of the same Class as the Tranche B-3 Replacement Term Loans and the Tranche B-3 Initial Incremental Term Loans for all purposes under this Agreement and the other Loan Documents, including for any purposes of any determination of Required Lenders and the application of repayments or prepayments.  The Tranche B-3 Delayed Draw Term Loans made to the Borrower, if any, shall, to the extent allowed by Law, be treated as fungible with the Tranche B-3 Replacement Term Loans and the Tranche B-3 Initial Incremental Term Loans for U.S. federal income tax purposes.

Section 2.02.Borrowings, Conversions and Continuations of Loans.

(a)Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s notice (which shall be revocable for a Term Borrowing so long as the Borrower agrees to comply with the applicable provisions of Section 3.05 upon any such revocation) to the Administrative Agent, which may be given by telephone. Each such notice (other than notices with respect to any Borrowing of Tranche B~~-2~~-3 Delayed Draw Term Loans) must be received by the Administrative Agent not later than 1:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, as applicable, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans or any conversion of Eurocurrency Rate Loans to Base Rate Loans, as applicable; provided that each Revolving Credit Borrowing denominated in an Alternative Currency other than Euro or Sterling shall be made on notice given by the Borrower to the Administrative Agent not later than 1:00 p.m. (New York time) five Business Days prior to the date of the proposed Borrowing; provided further that, notwithstanding the foregoing, (A) notice must only be given by 1:00 p.m. on the date of Borrowing in the case of any Borrowing on the Closing Date or any Incremental Facility Closing Date and (B) each such notice must be received by the Administrative Agent not later than 1:00 p.m. ~~five~~ten (~~5~~10) Business Days prior to the requested date of any Borrowing of Tranche B~~-2~~-3 Delayed Draw Term Loans (or such shorter notice period as may be approved by the Required Tranche B~~-2~~-3 Lenders and the Administrative Agent). Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; provided that Revolving Credit Borrowings in any Alternative Currency shall be in minimal and integral multiples as reasonably determined by the Administrative Agent and the Borrower.  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount and currency of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the relevant Class of Loans. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice, then the applicable Loans shall be made as Eurocurrency Rate Loans with an Interest Period of one (1) month.  If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as the same Type of Loan, and if applicable, with the same Interest Period, as such Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurocurrency Rate Loan.

(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of such Loans as described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice; provided that on the Closing Date (or, with respect to any Incremental Facilities, on the relevant Incremental Facilities Funding Date), such funds may be made available at such earlier time as may be agreed among the relevant Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions (or any transactions to occur in connection with such Incremental Facility Funding Date or a Refinancing Amendment). Upon satisfaction of the applicable conditions set forth in Section 4.02, to the extent applicable (or, if such Borrowing is (x) the initial Credit Extension, Section 4.01 and Section 4.02 or (y) a Credit Extension ~~under the~~of Tranche B~~-2~~-3 Delayed Draw Term ~~Facility,~~Loans, Section 4.03, to the extent applicable), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, further, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c)Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan, unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans, provided that in any event no Loans may be converted to or continued as Eurocurrency Rate Loans during the continuance of a Specified Event of Default.

(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)Anything in subsections (a) to (d) above to the contrary notwithstanding, after giving effect to all Term Borrowings and Revolving Credit Borrowings, all conversions of Term Loans and Revolving Credit Loans from one Type to the other, and all continuations of Term Loans and Revolving Credit Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect for Term Borrowings and Revolving Credit Borrowings (which number of Interest Periods may be increased by agreement between the Borrower and the Administrative Agent in connection with any Incremental Term Loan Facility or Extended Term Loan Facility).

Section 2.03.Letters of Credit.

(a)The Letter of Credit Commitments.

(i)Subject to the terms and conditions set forth herein, (1) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or Alternative Currencies for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any other Loan Party or Restricted Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Letters of Credit, and (2) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if after giving effect to such L/C Credit Extension, (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender in an Alternative Currency plus such Lender’s Pro Rata Share of Outstanding Amount of all L/C Obligations in an Alternative Currency would exceed such Lender’s Pro Rata Share of the Alternative Currency Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B)subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders and such L/C Issuer have approved such expiry date;

(C)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Letter of Credit will be Cash Collateralized or backstopped on terms reasonably satisfactory to such L/C Issuer;

(D)the issuance of such Letter of Credit would violate any material Laws, regulations or internal policies binding upon such L/C Issuer;

(E)with respect to any Letters of Credit requested to be denominated in any Alternative Currency, the L/C Issuer receives written notice from the Administrative Agent after 11:00 a.m. (New York time) on the date of the proposed issuance of such Letter of Credit that, immediately after giving effect to the issuance of such Letter of Credit, all L/C Obligations at such time in respect of each Letter of Credit denominated in Alternative Currencies would exceed $10,000,000;

(F)such Letter of Credit is requested to be denominated in any currency other than Dollars or an Alternative Currency; or

(G)in the case of Morgan Stanley Bank, N.A. or any of its Subsidiaries or Affiliates, such requested Letter of Credit is not a standby letter of credit.

(iii)An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto Renewal Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the delivery by the Borrower of a Letter of Credit Application to an L/C Issuer (with a copy to the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount and currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Credit Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.

(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall promptly notify the Borrower and the Administrative Agent in writing thereof. On the Business Day immediately following the Business Day on which the Borrower shall have received such notice of any payment by an L/C Issuer under a Letter of Credit (or, if the Borrower shall have received such notice later than 1:00 p.m. on any Business Day, on the second succeeding Business Day) (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in (x) Dollars or (y) with respect to any Letter of Credit issued in an Alternative Currency, in such Alternative Currency (or if requested by the applicable L/C Issuer, the Dollar Equivalent thereof in Dollars). If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans, to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders, and subject to the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative

Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(b)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not L/C Advances) pursuant to this Section 2.03(c)  is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Overnight Rate. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent demonstrable error.

(vii)If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to each Revolving Credit Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii)If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the

Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate.

(d)Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential or exemplary damages) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence, willful misconduct or bad faith when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e)Role of L/C Issuers.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person, any of the respective correspondents, participants or assignees, Affiliates or Subsidiaries of any L/C Issuer or any of the respective officers, directors, employees, agents, advisors or other representatives of an L/C Issuer or its Affiliate shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, willful misconduct or bad faith; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by such L/C Issuer’s gross negligence, willful misconduct or bad faith or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)Cash Collateral.  (i) If any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02(b)(iii) or (ii) an Event of Default set forth under Section 8.01(f) or (k) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 102% of the Outstanding Amount determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 1:00 p.m., or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 8.01(f) or (k) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day, in either case, by 1:00 p.m. on such day.  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Revolving Credit Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at MSSF and may be invested in readily available Cash Equivalents at MSSF’s sole discretion. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the L/C Issuers and the Revolving Credit Lenders) or that the total amount of such funds is less than 102% of the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at MSSF as aforesaid, an amount equal to the excess of (a) 102% of such aggregate

Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds 102% of the then Outstanding Amount of such L/C Obligations and so long as no other Event of Default has occurred and is continuing (or if such Cash Collateral was not granted after an Event of Default, no Event Default has occurred and is continuing), the excess shall be refunded to the Borrower. If such Cash Collateral was granted after an Event of Default, then if such Event of Default is cured or waived and no Event of Default is then occurring and continuing, the amount of any Cash Collateral and accrued interest thereon shall be refunded to the Borrower.  If such Cash Collateral was not granted after an Event of Default, then the amount of any Cash Collateral and accrued interest thereon shall be refunded to the Borrower upon the circumstances requiring Cash Collateralization ceasing to exist.

(g)Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender (except for a Defaulting Lender) in accordance with its Pro Rata Share a per annum Letter of Credit fee equal to the product of (i) the Applicable Rate for Letter of Credit fees and (ii) the average daily amount of L/C Obligations. Such letter of credit fees shall be computed on a quarterly basis in arrears and upon the termination of the respective Letter of Credit, in each case for the actual number of days elapsed over a 360-day year. Such letter of credit fees shall be due and payable on the last Business Day each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate for Letter of Credit fees during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate for Letter of Credit fees separately for each period during such quarter that such Applicable Rate was in effect.

(h)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee (a “Fronting Fee”) with respect to each Letter of Credit issued by it equal to 0.125% per annum (or such other percentage as may be separately agreed to between the applicable L/C Issuer and the Borrower) of the average daily amount of L/C Obligations.  Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each December, March, June and September, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i)Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j)Replacement/Addition of an L/C Issuer. The Borrower may add any Revolving Credit Lender as an L/C Issuer with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and the Administrative Agent may add any Additional Lender as an L/C Issuer with the consent of the Borrower (such consent not to be unreasonably withheld), in each case, with the agreement of such new L/C Issuer, whereupon such new issuer of Letters of Credit shall be granted the rights, powers and duties of a L/C Issuer hereunder, and the term “L/C Issuer” shall mean such new issuer of Letters of Credit effective upon such appointment.  The acceptance of any appointment as a L/C Issuer hereunder shall be evidenced by an agreement entered into by such new issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, such new issuer of Letters of Credit shall become a “L/C Issuer” hereunder.

(k)Letters of Credit Issued for Loan Parties or Subsidiaries (other than the Borrower).  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, GBT or a Subsidiary of GBT (other than the Borrower), the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of GBT or any other Subsidiary of GBT inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of GBT and such Subsidiaries.

Section 2.04.Swing Line Loans.

(a)The Swing Line Commitments.  Subject to the terms and conditions set forth herein, (1) each Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, (x) from time to time on any Business Day during the period from the Closing Date until the Swing Line Expiration Date, to make Swing Line Loans denominated in Dollars to the Borrower in an aggregate amount up to but not exceeding the Swing Line Sublimit; provided that no Swing Line Lender shall be obligated to provide a Swing Line Loan if, after giving effect to the making of any Swing Line Loan, (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment or (y) the aggregate amount of outstanding Swing Line Loans would exceed the Swing Line Sublimit. The Swing Line Lender’s Swing Line Commitment shall expire on the Swing Line Expiration Date and all amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than such date.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may, until the Swing Line Expiration Date, borrow, prepay and reborrow Swing Line Loans pursuant to this Section 2.04.

(b)Procedures for Borrowings of Swing Line Loans.

(i)Swing Line Loans shall be made in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

(ii)Whenever the Borrower desires that the Swing Line Lender make a Swing Line Loan, the Borrower shall deliver to the Administrative Agent and the Swing Line Lender no later than 12:00 p.m. (New York City time) on the proposed date for the Borrowing written notice requesting the Swing Line Loan.

(iii)Upon satisfaction or waiver of the conditions precedent specified herein, the Swing Line Lender shall make the amount of its Swing Line Loan available to the Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable date of the Borrowing by wire transfer of same day funds in Dollars, at the principal office designated by the Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swing Line Loans available to the Borrower by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Swing Line Lender to be credited to the account of the Borrower at the principal office designated by the Administrative Agent, or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

(iv)The Swing Line Lender shall have the right to demand repayment by the Borrower of any Swing Line Loan, in whole or in part, upon giving written notice to the Borrower and the Administrative Agent before 12:00 p.m. (New York City time) on the

15th day and the last day of each calendar month (or, if any such day is not a Business Day, on the next succeeding Business Day).  With respect to any Swing Line Loans which have not been repaid by the Borrower upon demand pursuant to the foregoing sentence or voluntarily prepaid by the Borrower pursuant to Section 2.05, the Swing Line Lender may at any time in its sole and absolute discretion deliver to the Administrative Agent (with a copy to the Borrower), no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed Borrowing, a notice requesting that each Lender holding a Revolving Credit Commitments make Revolving Credit Loans that are Base Rate Loans to the Borrower on the proposed date of the Borrowing in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Credit Loans made by the Lenders other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Credit Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Credit Loan made by the Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note (if any) of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Credit Loans to the Borrower.  The Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Credit Loans made by the Lenders, including the Revolving Credit Loans deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 10.06.

(v)If for any reason Revolving Credit Loans are not made pursuant to Section 2.04(b)(iv) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the Swing Line Lender, each Lender holding a Revolving Credit Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon.  Upon one Business Days’ notice from the Swing Line Lender, each Lender holding a Revolving Credit Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the principal office designated by the Swing Line Lender.  In order to evidence such participation each Lender holding a Revolving Credit Commitment agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender.  In the event any Lender holding a Revolving Credit Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this Section 2.04(b)(v), the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi)Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to Section 2.04(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swing Line Lender had not received prior notice from the Borrower or the Required Lenders that any of the conditions under Section 4.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (2) the Swing Line Lender shall not be obligated to make any Swing Line Loans (A) it does not in good faith believe that all conditions under Section 4.02 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (B) at a time when any Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender’s participation in such Swing Line Loans.

(c)Resignation and Removal of Swing Line Lender.  The Swing Line Lender may resign as Swing Line Lender upon 30 days prior written notice to the Administrative Agent, the Lenders and the Borrower.  The Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swing Line Lender and the successor Swing Line Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Swing Line Lender.  At the time any such replacement or resignation shall become effective, (i) the Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

Section 2.05.Prepayments.

(a)Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans, Revolving Credit Loans and Swing Line Loans in whole or in part without premium (other than as set forth in this Section 2.05(a) with respect to Tranche B-3 Term Loans) or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans (including Swing Line Loans); (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in the case of each of clauses (2) and (3) above, the entire principal amount thereof then outstanding (or, with respect to Revolving Credit Loans in an Alternative Currency, such other minimal or integral multiples as the Administrative Agent and GBT may agree). Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid; provided that notice of prepayment of a Swing Line Loan may be given telephonically.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon and any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied to the Repayment Amounts as directed by the Borrower and shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares. For the avoidance of doubt, the Borrower may (i) prepay Term Loans of an Existing Term Loan Class pursuant to this Section 2.05(a) without any requirement to prepay Extended Term Loans that were converted or exchanged from such Existing Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 2.05(a) without any requirement to prepay Term Loans of an Existing Term Loan Class that were converted or exchanged for such Extended Term Loans.  In the event that the Borrower does not specify the order in which to apply prepayments to reduce Repayment Amounts or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the installments in direct order of maturity on a pro-rata basis among all of the Classes of Term Loans.  At the Borrower’s election in connection with any prepayment pursuant to this Section 2.05(a), such prepayment shall not be applied to any Loan of a Defaulting Lender.  Notwithstanding the foregoing provisions of this Section 2.05(a) or anything in this Agreement or any other Loan Document to the contrary, in the event that, prior to the ~~fourth~~42-month anniversary of the Tranche B~~-2 Incremental~~-3 Term Facility Closing Date, any of the Tranche B-3 Term Loans are repaid or prepaid for any reason (including as a result of any mandatory prepayments, voluntary prepayments, payments made following acceleration of the Tranche B-3 Term Loans or after an Event of Default) ~~or any unused Tranche B-2 Term Commitments are terminated or permanently reduced by the Borrower pursuant to Section 2.06(a) or Section 2.06(b) (for the avoidance of doubt, other than a reduction pursuant to Section 2.06(b) resulting from the making of Tranche B-2 Term Loans from time to time pursuant to Section 2.01(d))~~, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Tranche B-3 Term Lenders, (A~~) in the case of any such prepayment, repayment of Tranche B Term Loans or any such termination or permanent reduction of any Tranche B-2 Term Commitments, in each case, that is effected prior to the first anniversary of (i~~) in the case of any such prepayment or repayment of any Tranche B~~-1~~-3 Term ~~Loans,~~Loan that is made prior to the 24-month anniversary of the Tranche B~~-2 Incremental~~-3 Term Facility Closing Date~~, (ii) in the case of any such prepayment or repayment of any Tranche B-2 Term Loans, the applicable Tranche B-2 Incremental Facility Funding Date for such Tranche B-2 Term Loans being so prepaid or repaid or (iii) in the case of any such termination or permanent reduction of any Tranche B-2 Term Commitments, the Tranche B-2 Incremental Facility Closing Date, as applicable~~, the applicable Make-Whole Amount as of the date of such repayment or prepayment of ~~any~~such Tranche B-3 Term ~~Loans or of such termination or permanent reduction of any Tranche B-2 Term Commitments~~Loan, and (B) in the case of any other such prepayment or repayment of any Tranche B-3 Term Loan ~~or any other such termination or permanent reduction of any Tranche B-2 Term Commitments~~, the applicable premium set forth in the table below of the principal amount of ~~any~~such Tranche B-3 Term ~~Loans~~Loan being so repaid or prepaid ~~or of the principal amount of any Tranche B-2 Term Commitments being so terminated or permanently reduced~~, which amounts shall be earned, due and payable on the date ~~that~~of such prepayment or repayment of ~~any~~such Tranche B-3 Term ~~Loans or such termination or reduction of any Tranche B-2 Term Commitments is consummated~~Loan (such amounts, including any applicable Make-Whole Amount pursuant to clause (A) above and any applicable premium amount pursuant to this clause (B), as the case may be, the “Prepayment Premium”); provided that no Make-Whole Amount or other Prepayment Premium shall apply to or be earned, due or payable in respect of ~~(x) Tranche B-1 Term Loan Repayment Amounts made by Borrower pursuant to Section 2.07(a)(ii), (y) Tranche B-2 Term Loan Repayment Amounts made by Borrower pursuant to Section 2.07(a)(iii), or (z)~~ mandatory prepayments made by Borrower pursuant to Section 2.05(b)(i)~~; provided, further, that the Prepayment Premium that shall apply to, and be earned, due and payable with respect to, any voluntary or mandatory prepayment of any Tranche B Term Loans in connection with an IPO pursuant to Section 2.05(b)(viii)) or termination or reduction of unused Tranche B-~~

~~2 Term Commitments in connection with such IPO pursuant to Section 2.05(b)(viii) shall equal the lesser of (I) 4.00% of the principal amount of any Tranche B Term Loans being so repaid or prepaid or of the principal amount of any Tranche B-2 Term Commitments being so reduced or terminated and (II) the applicable Prepayment Premium set forth in the table below:~~, 2.05(b)(ii) or 2.05(b)(viii):

Relevant Period under Clause (B) Above			Prepayment Premium

~~On~~Any prepayment or repayment of any Tranche B-3 Term Loan on or after the ~~first~~24-month anniversary of~~,~~ the Tranche B-3 Term Facility Closing Date and prior to the ~~second~~36-month anniversary of~~, (I) with respect to any Tranche B-1 Term Loans,~~  the Tranche B~~-2 Incremental~~-3 Term Facility Closing ~~Date, (II) with respect to any Tranche B-2 Term Loans, the applicable Tranche B-2 Incremental Facility Funding Date for such Tranche B-2 Term Loans being so prepaid or repaid or (III) with respect to any Tranche B-2 Term Commitments, the Tranche B-2 Incremental Facility Closing~~ Date

			~~4.00~~2.25%

~~On~~Any prepayment or repayment of any Tranche B-3 Term Loan on or after the ~~second~~36-month anniversary of~~,~~ the Tranche B-3 Term Facility Closing Date and prior to the ~~third~~42-month anniversary of~~, (I) with respect to any Tranche B-1 Term Loans,~~  the Tranche B~~-2 Incremental~~-3 Term Facility Closing ~~Date, (II) with respect to any Tranche B-2 Term Loans, the applicable Tranche B-2 Incremental Facility Funding Date for such Tranche B-2 Term Loans being so prepaid or repaid or (III) with respect to any Tranche B-2 Term Commitments, the Tranche B-2 Incremental Facility Closing~~ Date

			~~3.00~~1.00%

~~On or after the third anniversary of, and prior to the fourth anniversary of, (I) with respect to any Tranche B-1 Term Loans, the Tranche B-2 Incremental Facility Closing Date, (II) with respect to any Tranche B-2 Term Loans, the applicable Tranche B-2 Incremental Facility Funding Date for such Tranche B-2 Term Loans being so prepaid or repaid or (III) with respect to any Tranche B-2 Term Commitments, the Tranche B-2 Incremental Facility Closing Date~~

			~~2.00%~~

If, prior to the 42-month anniversary of the Tranche B-3 Term Facility Closing Date, any Tranche B-3 Term Loans are accelerated or otherwise become due prior to their maturity date ~~or any unused Tranche B-2 Term Commitments are terminated or reduced, in each case,~~ as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium that becomes due and payable on such Tranche B-3 Term Loans ~~and such unused Tranche B-2 Term Commitments~~ shall equal the sum of (X) 100% of the principal amount of the Tranche B-3 Term Loans so accelerated or otherwise becoming due and (Y) the Prepayment Premium in effect on the date of such acceleration or such other prior due date with respect to such Tranche B-3 Term Loans so accelerated or otherwise becoming due ~~and such unused Tranche B-2 Term Commitments so terminated or reduced~~, as if such acceleration or other occurrence were a voluntary prepayment of the Tranche B-3 Term Loans accelerated or otherwise becoming due ~~and a voluntary reduction of the unused Tranche B-2 Term Commitments so terminated or reduced~~.  Without limiting the generality of the foregoing, it is understood and agreed that if any Tranche B-3 Term Loans are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium that would have been applicable with respect to a voluntary prepayment of such Tranche B-3 Term Loans ~~and a voluntary termination or reduction of unused Tranche B-2 Term Commitments~~ will also be due and payable on the date of such acceleration or such other prior due date as though the Tranche B-3 Term Loans so accelerated or otherwise becoming due ~~and the unused Tranche B-2 Term Commitments so terminated or reduced~~ were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the Borrower and the Tranche B-3 Term Lenders as to a reasonable calculation of each Tranche B-3 Term Lender’s loss as a result thereof.  Any premium payable to a Tranche B-3 Term Lender pursuant to this Section 2.05(a) shall be presumed to be the liquidated damages sustained by such Tranche B-3 Term Lender and the Borrower agrees that it is reasonable under the circumstances currently existing.  THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable to the Tranche B-3 Term Lenders notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Tranche B-3 Term Lenders and the Borrower giving specific consideration in the transactions contemplated by Refinancing Amendment No. 1 and the Tranche B-3 Incremental ~~Agreements~~Agreement for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to with the Tranche B-3 Term Lenders in this paragraph.  ~~For purposes of the Prepayment Premium provisions set forth in this Section 2.05(a), any prepayment or repayment of Tranche B-2 Term Loans shall be deemed to be a prepayment or repayment of the Tranche B-2 Term Loans funded on the earliest Tranche B-2 Incremental Facility Funding Date then in effect until repaid in full and then the next earliest Tranche B-2 Incremental Facility Funding Date and so on.~~

(b)Mandatory Prepayments.

(i)Within ten (10) Business Days after financial statements have been delivered (or were required to be delivered) pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) (commencing with the financial statements to be delivered with respect to the fiscal year ending December 31, 2019), the Borrower shall offer to prepay (or cause an offer to prepay) an aggregate principal amount of Term Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements, minus (B) the sum of (without duplication of amounts deducted pursuant to the definition of Excess Cash Flow) (i) all voluntary prepayments of Term Loans and any other prepayments of Permitted Additional Debt and/or other Indebtedness secured by Liens on the Collateral on a pari passu basis or senior basis to the Liens on the Collateral securing the Initial Term Loans and the Tranche B-3 Term Loans (including in connection with debt buybacks made by the Borrower in an amount equal to the discounted amount actually paid in respect thereof pursuant to Section 2.05(d), Section 10.07 and/or otherwise, and/or application of any “yank-a-bank” provisions) during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans during such fiscal year to the extent the applicable Revolving Credit Commitments are permanently reduced by the amount of such payments or any voluntary prepayments of revolving loans or other revolving Indebtedness constituting Permitted Additional Debt or an Incremental Revolving Credit Commitment Increase secured by Liens on the Collateral on a pari passu basis or senior basis to the Liens on the Collateral securing the Revolving Credit Loans to the extent the applicable commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), in each case, during such fiscal year or, without duplication of any amounts deducted in any previous fiscal year, after year-end and prior to the time such prepayment is required pursuant to this Section 2.05(b); provided that (x) the ECF Percentage shall be 25% if the First Lien ~~Net~~ Leverage Ratio as of the last day of the fiscal year covered by such financial statements was equal to or less than 1.75:1.00 and greater than 1.25:1.00 and (y) the ECF Percentage shall be 0% if the First Lien ~~Net~~ Leverage Ratio as of the last day of the fiscal year covered by such financial statements was equal to or less than 1.25:1.00.  Notwithstanding the foregoing, no prepayment pursuant to this Section 2.05(b)(i) shall be required in any fiscal year unless the amount of such prepayment for such fiscal year exceeds $20,000,000 (and, in such case, only the amount by which such prepayment amount for such fiscal year exceeds $20,000,000 shall be required to prepaid hereunder).

(ii)

(A)Subject to Section 2.05(b)(ii)(B), if (x) GBT or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05 (except pursuant to Section 7.05(l), Section 7.05(m)(ii) and Section 7.05(x)), or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by GBT or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall offer to make a prepayment (or cause an offer to make a prepayment), in accordance with Section 2.05(b)(ii)(C), of an aggregate principal amount of Term Loans equal to 100%  (such percentage as it may be reduced as described below, the “Asset Sale Sweep Percentage”) or, if any Indebtedness (other than the Loans) is outstanding that constitute First Lien Obligations and that require a prepayment from such Net Cash Proceeds a percentage equal to the product of the Asset Sale Sweep Percentage multiplied by a fraction the numerator of which is the aggregate principal amount of Loans outstanding and the denominator of which is the aggregate principal amount of Loans and such other Indebtedness outstanding (such percentage, the “Asset Percentage”) of all such Net Cash Proceeds realized or received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intention to reinvest, or, in the case of a Restricted Subsidiary, cause to be reinvested, in accordance with Section 2.05(b)(ii)(B); provided further that the Asset Sale Sweep Percentage shall be 50% if the First Lien ~~Net~~ Leverage Ratio for the most recent Test Period for which Section 6.01 Financials have been delivered ~~pursuant to Section 6.01~~ was equal to or less than 1.75:1.00 and greater than 1.25:1.00 and (y) the Asset Sale Sweep Percentage shall be 0% if the First Lien ~~Net~~ Leverage Ratio for the fiscal year covered by such financial statements was equal to or less than 1.25:1.00.

(B)With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest, or, in the case of a Restricted Subsidiary, cause to be reinvested, all or any portion of such Net Cash Proceeds in its business within (x) 18 months following receipt of such Net Cash Proceeds or (y) if the Borrower or other applicable Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within 18 months following receipt thereof, within the later of (1) 18 months following receipt thereof or (2) one hundred and eighty (180) days of the date of such legally binding commitment; provided that if any Net Cash Proceeds are not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, an amount equal to the Asset Sale Sweep Percentage or Asset Percentage (as applicable) of any such Net Cash Proceeds shall be offered to the prepayment of the Term Loans as set forth in this Section 2.05(b).

(C)On each occasion that the Borrower must make a prepayment of the Term Loans pursuant to this Section 2.05(b)(ii), the Borrower shall, within five (5) Business Days after the date of realization or receipt of such Net Cash Proceeds (or, in the case of prepayments required pursuant to Section 2.05(b)(ii)(B), within five (5) Business Days of the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment (or cause an offer to make a prepayment), in accordance with Section 2.05(b)(v) below, of the principal amount of Term Loans in an amount equal to the Asset Sale Sweep Percentage of such Net Cash Proceeds realized or received.

(iii)On each occasion that a Debt Incurrence Prepayment Event occurs, the Borrower shall, within one Business Day after the receipt of Net Cash Proceeds from a Debt Incurrence Prepayment Event, offer to prepay, in accordance with clause (iv) below, a principal amount of Term Loans and unpaid accrued interest and premium thereon in an amount equal to 100% of the Net Cash Proceeds from such Debt Incurrence Prepayment Event.

(iv)Except as set forth in clause (vii) below and subject to clause (v) below, (x) each prepayment of Loans pursuant to this Section 2.05(b) shall be applied, in the first instance to the Term Loans, to the Repayment Amounts (and, with respect to the pro rata share thereof applied to the Initial Term Loans, such amount shall be applied to the Initial Term Loan Repayment Amounts in direct order of maturity to the first applicable eight scheduled Initial Term Loan Repayment Amounts~~, Tranche B-1 Term Loan Repayment Amounts and Tranche B-2 Term Loan Repayment Amounts~~  contemplated in Section 2.07 following the applicable prepayment event and then pro rata to the remaining scheduled Initial Term Loan Repayment Amounts~~, Tranche B-1 Term Loan Repayment Amounts and Tranche B-2 Term Loan Repayment Amounts,~~) following the applicable prepayment event; and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares and (y)(A) each prepayment of Term Loans required by Sections 2.05(b)(i), (ii) and (viii) shall be allocated to the Classes of Term Loans outstanding, pro rata, based upon the applicable remaining Repayment Amounts due in respect of each such Class of Term Loans, shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled Repayment Amounts within each such Class in accordance with clause (x) above and (B) each prepayment of Term Loans required by clause (iii) above in connection with a Debt Incurrence Prepayment Event shall be allocated to any Class of Term Loans outstanding as directed by the Borrower, shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled Repayment Amounts within each such Class in accordance with clause (x) above; provided that with respect to the allocation of such prepayments under clause (A) above only between an Existing Term Loan Class and Extended Term Loans of the same Extension Series, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any Extension Series any such mandatory prepayment under such clause (A) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining Repayment Amounts due in respect thereof, of the Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted or exchanged (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full). In the second instance, each prepayment of Loans pursuant to this Section 2.05(b) shall be applied to the prepayment of Revolving Credit Loans and Extended Revolving Credit Loans (without affecting a permanent reduction of the Commitments) on a basis consistent with the pro rata application described in connection with the prepayment of Term Loans in this Section 2.05(b)(iv), and finally to Cash Collateralize issued Letters of Credit.

(v)The Borrower shall notify the Administrative Agent in writing of (A) any mandatory prepayment of Term Loans required to be made pursuant to clauses (i), (ii), and (iii) of this Section 2.05(b) at least one (1) Business Day prior to 1:00 p.m. on the date of such prepayment and (B) any mandatory prepayment of Term Loans ~~and mandatory reduction of Tranche B-2 Term Commitments~~ required to be offered pursuant to clause (viii) of this Section 2.05(b) at least five (5) Business Days prior to 1:00 p.m. on the date of such prepayment ~~or reduction~~. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment ~~(or, in the case of clause (viii) of this Section 2.05(b), of such Appropriate Lender’s Pro Rata Share of the prepayment and, if applicable, Tranche B-2 Term Commitment reduction)~~. Each Appropriate Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment of Term Loans ~~and/or mandatory reduction of Tranche B-2 Term Commitments~~ (such declined amounts of Term Loan prepayments, the “Declined Proceeds”) required to be made pursuant to clauses (i), (ii) and (viii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than (x) in the case of clauses (i) and (ii) of this Section 2.05(b), 9:00 a.m. one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment and (y) in the case of clause (viii) of this Section 2.05(b), 9:00 a.m. one (1) Business Day prior to the date of such prepayment ~~or commitment reduction~~. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans ~~and, if applicable, mandatory reduction of Tranche B-2 Term Commitments~~ to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of such mandatory prepayment of the Term Loans ~~and, if applicable, such mandatory reduction of Tranche B-2 Term Commitments~~ to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans ~~and, if applicable, such mandatory reduction of Tranche B-2 Term Commitments~~. Any Declined Proceeds shall be returned to and be permitted to be retained by the Borrower (“Retained Declined Proceeds”).

(vi)Notwithstanding any other provisions of this Section 2.05(b), (i) to the extent that any of or all the Net Cash Proceeds of any Disposition by a Non-Loan Party giving rise to a prepayment pursuant to Section 2.05(b)(ii) (a “Non-Loan Party Disposition”), the Net Cash Proceeds of any Casualty Event from a Non-Loan Party (a “Non-Loan Party Casualty Event”), or Excess Cash Flow is prohibited or delayed by applicable local Law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be offered to prepay Term Loans at the times provided in Section 2.05(b)(i), or the Borrower shall not be required to offer to prepay the Term Loans at the time provided in Section 2.05(b)(ii), as the case may be. Instead, such amounts may be retained by the applicable Non-Loan Party so long, but only so long, as the applicable local Law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Non-Loan Party to use commercially reasonable efforts to take actions required by the applicable local Law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local Law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than three (3) Business Days after such repatriation) offered to be applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Non-Loan Party Disposition, any Non-Loan Party Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence to GBT, the Borrower or any Restricted Subsidiary (whether as a result of a deemed dividend, a tax cost, withholding tax or otherwise, but, in any case, taking into account any foreign tax credit or benefit received in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Non-Loan Party; provided that in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.05(b) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower shall apply an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Non-Loan Party, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Non-Loan Party) or (y) such Net Cash Proceeds or Excess Cash Flow shall be applied to the repayment of Indebtedness of a Non-Loan Party.

(vii)With respect to each prepayment of Revolving Credit Loans and Extended Revolving Credit Loans elected by the Borrower pursuant to Section 2.05(a), the Borrower may designate (i) the Class and Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans or Extended Revolving Credit Loans to be prepaid; provided that (x) Eurocurrency Rate Loans may be designated for prepayment pursuant to this Section 2.05(b) only on the last day of an Interest Period applicable thereto unless all Eurocurrency Rate Loans with Interest Periods ending on such date of required prepayment and all Base Rate Loans have been paid in full; (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans of such Class (except that any prepayment made in connection with a reduction of the Commitments of such Class pursuant to Section 2.06 shall be applied pro rata based on the amount of the reduction in the Commitments of such Class of each applicable Lender); and (z) notwithstanding the provisions of the preceding clause (y), at the option of the Borrower, no prepayment made pursuant to Section 2.05(a) of Revolving Credit Loans or Extended Revolving Credit Loans shall be applied to the Loans of any Defaulting Lender.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.

(viii)Upon the consummation of an IPO other than the Business Combination Transaction, within seven (7) Business Days after the receipt by GBT or any Parent Entity thereof of Cash proceeds therefrom (net of fees, underwriting discounts and commissions and other reasonable or customary costs and expenses associated therewith, such net amount, the “Net IPO Proceeds”), the Borrower shall offer to prepay (or cause an offer to prepay) Term Loans, ~~and shall offer to permanently reduce (or cause an offer to permanently reduce) undrawn Tranche B-2 Term Commitments,~~ together with all accrued and unpaid interest and, if applicable, premium due and payable thereon, in an aggregate amount equal to ~~100~~50% of such Net IPO Proceeds (which offer shall be made ratably (x) as between outstanding Term Loans and ~~unused Tranche B-2 Term Commitments and~~ (y) to the Term Lenders based on the aggregate ~~principle~~principal amount of all outstanding Term Loans ~~and all undrawn Tranche B-2 Term Commitments~~ of the Term Lenders at such time); provided that in no event shall the amount of all Term Loans offered to be prepaid ~~and all undrawn Tranche B-2 Term Commitments offered to be reduced~~ pursuant to this clause (viii), together with all accrued and unpaid interest and, if applicable, premium due and payable thereon, be required to be an aggregate amount that is greater than ~~the Qualifying IPO Prepayment Amount.~~$375,000,000.  For the avoidance of doubt, this clause (viii) shall not apply to the Business Combination Transaction, and the Borrower shall not be required to prepay or offer to prepay any Term Loans pursuant to this Section 2.05(b) with the proceeds from the Business Combination Transaction.

(c)Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05, in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit with the Administrative Agent the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Such deposit shall constitute cash collateral for the Eurocurrency Rate Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.05.

(d)Discounted Voluntary Prepayments.

Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Event of Default has occurred and is continuing, (y) no proceeds of Revolving Credit Loans are used for this purpose and (z) the Total ~~Net~~ Leverage Ratio shall be less than or equal to 2.50:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period, the Borrower may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently cancelled and the Register updated to reflect such cancellation (calculated on the par amount thereof) immediately upon acquisition by the Borrower) on the following basis; provided that, notwithstanding anything to the contrary in this Section 2.05(d),  no prepayments of any Tranche B-3 Term Loans may be made pursuant to this Section 2.05(d):

(A)The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.05(d); provided that the Borrower shall not initiate any action under this Section 2.05(d) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment (if applicable) as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least two (2) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of a Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B)(i)Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class), (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(d)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.  The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(1)Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such Specified Discount.  Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable.  Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(2)If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this subsection (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”).  The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Loans of such Lender to be prepaid at the Specified Discount on such date.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and such Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)(ii)Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended to each Term Lender and/or each Lender with respect to any Class of Loans on an individual Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class), (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant

Class of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be submitted with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(d)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date.  The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”).  Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) (it being understood that different Submitted Discounts may be specified in respect of different portions of the Submitted Amount) such Lender is willing to have prepaid at the Submitted Discount.  Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(1)The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C).  The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts.  Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (2)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(2)If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”).  The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)(iii)Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual  Class basis (but, for the avoidance of doubt, pro rata to all Lenders within such Class), (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(d)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date.  The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”).  Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount.  Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(1)The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date.  The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any.  If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount.  If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(2)Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this subsection (D).  If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount.  Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”).  The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”).  On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of such fees and expenses from the Borrower as may be separately agreed between the Borrower and the Auction Agent in connection therewith.

(F)If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date.  The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in same day funds not later than 12:00 noon on the Discounted Prepayment Effective Date and all such prepayments (calculated on the par amount thereof) shall be applied to the remaining principal installments of the relevant Class of Term Loans in such order as the Borrower may direct.  The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(d) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable.  The aggregate principal amount of the Classes and Repayment Amounts shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G)To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent, with the provisions in this Section 2.05(d), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H)Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(d), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)Each of the Borrower and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.05(d) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(d) as well as activities of the Auction Agent.

(J)The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.05(d) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

Section 2.06.Termination or Reduction of Commitments.

(a)Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent two (2) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof,  and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. Except as provided above, the amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower. It is understood and agreed that (1) the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments at its direction (including, for the avoidance of doubt, to the Commitments with respect to any Class of Extended Revolving Credit Commitments without any termination or reduction of the Commitments with respect to any Existing Revolving Credit Commitments of the same Specified Existing Revolving Credit Commitment Class) and (2) in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.15, the Existing Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Specified Existing Revolving Credit Commitments so extended on such date or, if agreed by the Borrower and the Lenders providing such Extended Revolving Credit Commitments, by any greater amount so long as the Borrower prepays the Existing Revolving Credit Loans of such Class owed to such Lenders providing such Extended Revolving Credit Commitments to the extent necessary to ensure that after giving effect to such repayment or reduction, the Existing Revolving Credit Loans of such Class are held by the Lenders of such Class on a pro rata basis in accordance with their Existing Revolving Credit Commitments of such Class after giving effect to such reduction; provided that after giving effect to any such reduction and to the repayment of any Loans made on such date, the aggregate amount of the revolving credit exposure of any such Lender does not exceed the Existing Revolving Credit Commitment thereof (such revolving credit exposure and Revolving Credit Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Credit Commitment and any exposure in respect thereof).

(b)Mandatory. The Term Commitment of each Term Lender to make Initial Term Loans shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Initial Term Loans pursuant to Section 2.01(a).  The Revolving Credit Commitments (other than any Extended Revolving Credit Commitments) shall terminate on the applicable Maturity Date. The Swing Line Commitment shall terminate on the Swing Line Expiration Date. The Tranche B~~-2 Term Commitment of each Term Lender shall be automatically and permanently reduced on a dollar-for-dollar basis by the aggregate principal amount of Tranche B-2 Term Loans made by such Term Lender from time to time pursuant to Section 2.01(d).  Unless otherwise agreed by the Required Tranche B-2 Term Lenders, commencing with the fiscal quarter ending March 31, 2021 and for each fiscal quarter of the Borrower thereafter occurring during the Tranche B-2 Term Availability Period until all of the Tranche B-2 Term Commitments have been permanently reduced to $0, in the event that a Tranche B-2 Incremental Facility Funding Date has not occurred on or before the last day of any such fiscal quarter during the Tranche B-2 Term Availability Period, then the Tranche B-2 Term Commitments shall be automatically and permanently reduced by an aggregate principal amount of $50,000,000 at 5:00 p.m. on the last day of such fiscal quarter, which reduction shall be deemed to be a voluntary reduction of the Tranche B-2 Term Commitments by the Borrower and shall apply proportionately to the Tranche B-2 Term Commitment of each Term Lender. The Tranche B-2~~-3 Replacement Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the ~~expiration~~making of such Term Lender’s Tranche B-3 Replacement Term Loans pursuant to Section 2.01(c)(i). The Tranche B-3 Initial Incremental Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Tranche B-3 Initial Incremental Term Loans pursuant to Section 2.01(c)(ii).  The Tranche B-3 Delayed Draw Term Commitment of each Term Lender shall be automatically and permanently reduced on a dollar-for-dollar basis by the aggregate principal amount of Tranche B-3 Delayed Draw Term Loans made by such Term Lender from time to time pursuant to Section 2.01(d), and any remaining unused Tranche B-3 Delayed Draw Term Loan Commitment of each Term Lender shall be automatically and permanently reduced to $0 at 5:00 p.m. on the last day of the Tranche B~~-2~~-3 Delayed Draw Term Availability Period (to the extent not reduced to zero prior to such time). The Incremental Term Loan Commitment for any other Class shall, unless otherwise provided in the documentation governing such Incremental Term Loan Commitment, terminate at 5:00 p.m. on the Incremental Facility Closing Date for such Class.  With respect to each mandatory reduction and termination of Revolving Credit Commitments (and any previously extended Extended Revolving Credit Commitments) required (x) in connection with the incurrence of any Refinancing Amendment Debt Incurred in reliance on Section 2.17 or Permitted Additional Debt Incurred in reliance on Section 7.03(u)(i) and (y) in connection with the incurrence of any Extended Revolving Credit Commitments, the Borrower may designate (A) the Classes of Commitments to be reduced and terminated and (B) the corresponding Classes of Loans to be prepaid; provided that (x) any such reduction and termination shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within any such Class and (y) after giving effect to such termination or reduction and to any prepayments of Loans or cancellation or cash collateralization of letters of credit made on the date of each such reduction and termination in accordance with this Agreement, the aggregate amount of such Lenders’ credit exposures shall not exceed the remaining Commitments of such Lenders’ in respect of the Class reduced and terminated.  In connection with any such termination or reduction, to the extent necessary, the participations hereunder in outstanding Letters of Credit may be required to be reallocated and related loans outstanding prepaid and then reborrowed, in each case in the manner contemplated by the last three sentences of Section 2.14(f)(ii) (as modified to account for a termination or reduction, as opposed to an increase, of such Commitment).

(c)Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

Section 2.07.Repayment of Loans.

(a)Term Loans.  Subject to adjustment, as applicable, as a result of (x) the application of prepayments in accordance with Section 2.05 and (y) necessary technical adjustments in connection with the Incurrence of Incremental Term Loans, in each case, solely to the extent of any such amounts are applied to the prepayment of the applicable Class of Term Loans referred to below, the Borrower shall repay to the Administrative Agent for the ratable account of the applicable Class of Term Lenders referred to below on each date set forth below in the principal amount (each amount, a “Term Loan Repayment Amount”) equal to:

(i)With respect to the Initial Term Loans for the ratable account of the Initial Term Lenders:  (x) the outstanding principal amount of Initial Term Loans made to the Borrower on the Closing Date multiplied by (y) the percentage set forth below opposite such date (and with a final installment due on the Maturity Date in an amount equal to the remaining unpaid principal balance of the Initial Term Loans) (each amount, an “Initial Term Loan Repayment Amount”); provided, further, that, if such day is not a Business Day, such payments shall be made on the immediately preceding Business Day:

Date	Initial Term Loan Repayment Amount
December 31, 2018	0.25%
March 31, 2019	0.25%
June 30, 2019	0.25%

Date	Initial Term Loan Repayment Amount
September 30, 2019	0.25%
December 31, 2019	0.25%
March 31, 2020	0.25%
June 30, 2020	0.25%
September 30, 2020	0.25%
December 31, 2020	0.25%
March 31, 2021	0.25%
June 30, 2021	0.25%
September 30, 2021	0.25%
December 31, 2021	0.25%
March 31, 2022	0.25%
June 30, 2022	0.25%
September 30, 2022	0.25%
December 31, 2022	0.25%
March 31, 2023	0.25%
June 30, 2023	0.25%
September 30, 2023	0.25%
December 31, 2023	0.25%
March 31, 2024	0.25%
June 30, 2024	0.25%
September 30, 2024	0.25%
December 31, 2024	0.25%
March 31, 2025	0.25%
June 30, 2025	0.25%
Maturity Date	Remainder

(ii)With respect to the Tranche B~~-1~~-3 Term Loans for the ratable account of the Tranche B~~-1~~-3 Term Lenders~~: (x) the outstanding principal amount of Tranche B-1 Term Loans made to the Borrower on the Tranche B-1 Incremental Facility Closing Date multiplied by (y) the percentage set forth below opposite such date (and with a final installment due on the Maturity Date in an amount equal to~~, the remaining unpaid principal balance of the outstanding Tranche B~~-1~~-3 Term Loans~~) (each~~ shall be due on the Maturity Date (such amount, ~~a~~the “Tranche B~~-1~~-3 Term Loan Repayment Amount”); provided, further, that, if such day is not a Business Day, such ~~payments~~payment shall be made on the immediately preceding Business Day~~:~~.

~~Date~~		~~Tranche B-1 Term Loan Repayment Amount~~
~~December 31, 2020~~		~~0.25%~~
~~March 31, 2021~~		~~0.25%~~
~~June 30, 2021~~		~~0.25%~~
~~September 30, 2021~~		~~0.25%~~
~~December 31, 2021~~		~~0.25%~~
~~March 31, 2022~~		~~0.25%~~

~~Date~~		~~Tranche B-1 Term Loan Repayment Amount~~
~~June 30, 2022~~		~~0.25%~~
~~September 30, 2022~~		~~0.25%~~
~~December 31, 2022~~		~~0.25%~~
~~March 31, 2023~~		~~0.25%~~
~~June 30, 2023~~		~~0.25%~~
~~September 30, 2023~~		~~0.25%~~
~~December 31, 2023~~		~~0.25%~~
~~March 31, 2024~~		~~0.25%~~
~~June 30, 2024~~		~~0.25%~~
~~September 30, 2024~~		~~0.25%~~
~~December 31, 2024~~		~~0.25%~~
~~March 31, 2025~~		~~0.25%~~
~~June 30, 2025~~		~~0.25%~~
~~Maturity Date~~		~~Remainder~~

~~(iii)With respect to the Tranche B-2 Term Loans for the ratable account of the Tranche B-2 Term Lenders: (x) the outstanding principal amount of Tranche B-2 Term Loans made to the Borrower on any Tranche B-2 Incremental Facility Funding Date multiplied by (y) the percentage set forth below opposite such date (and with a final installment due on the Maturity Date in an amount equal to the remaining unpaid principal balance of the Tranche B-2 Term Loans) (each amount, a “Tranche B-2 Term Loan Repayment Amount”); provided, further, that, if such day is not a Business Day, such payments shall be made on the immediately preceding Business Day:~~

~~Date~~		~~Tranche B-2 Term Loan Repayment Amount~~
~~March 31, 2021~~		~~0.25%~~
~~June 30, 2021~~		~~0.25%~~
~~September 30, 2021~~		~~0.25%~~
~~December 31, 2021~~		~~0.25%~~
~~March 31, 2022~~		~~0.25%~~
~~June 30, 2022~~		~~0.25%~~
~~September 30, 2022~~		~~0.25%~~
~~December 31, 2022~~		~~0.25%~~
~~March 31, 2023~~		~~0.25%~~
~~June 30, 2023~~		~~0.25%~~
~~September 30, 2023~~		~~0.25%~~
~~December 31, 2023~~		~~0.25%~~
~~March 31, 2024~~		~~0.25%~~
~~June 30, 2024~~		~~0.25%~~
~~September 30, 2024~~		~~0.25%~~
~~December 31, 2024~~		~~0.25%~~
~~March 31, 2025~~		~~0.25%~~
~~June 30, 2025~~		~~0.25%~~

~~Date~~		~~Tranche B-2 Term Loan Repayment Amount~~
~~Maturity Date~~		~~Remainder~~

(b)Repayment of Excess Revolving Credit Exposure.  If, on any date, the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Credit Loans (including Swing Line Loans) for any reason exceeds 100% of the Revolving Credit Commitments of such Class then in effect, the Borrower shall forthwith repay on such date the Revolving Credit Loans and Swing Line Loans of such Class in an amount equal to such excess first to the holders of Swing Line Loans and second to the holders of Revolving Credit Loans. If, after giving effect to the prepayment of all outstanding Revolving Credit Loans and Swing Line Loans of such Class, the Revolving Credit Exposures of such Class exceeds the Revolving Credit Commitment of such Class then in effect, the Borrower shall Cash Collateralize the Letters of Credit Outstanding in relation to such Class to the extent of such excess.

(c)Repayment of Revolving Credit Loans on the Maturity Date. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date, and for the account of the Swing Line Lender on the Swing Line Expiration Date the aggregate principal amount of all of Swing Line Loans.

(d)Incremental and Extended Loans.  In the event any Incremental Term Loans are made, such Incremental Term Loans shall mature and be repaid in amounts and on dates as agreed between the Borrower and the relevant Lenders of such Incremental Term Loans in the applicable Incremental Agreement, subject to the requirements set forth in Section 2.14.  In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to the requirements of Section 2.15, mature and be repaid by the Borrower in the amounts (each such amount, an “Extended Term Loan Repayment Amount”) and on the dates set forth in the applicable Extension Agreement.  In the event any Extended Revolving Credit Commitments are established, such Extended Revolving Credit Commitments shall, subject to the requirements of Section 2.15, be terminated (and all Extended Revolving Credit Loans of the same Extension Series repaid) on dates set forth in the applicable Extension Agreement.

Section 2.08.Interest.

(a)Subject to the provisions of Section 2.08(b):

(i)~~(a) Subject to the provisions of Section 2.08(b), (i) each~~(x) Each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurocurrency Rate for such Interest Period plus the Applicable Rate for Eurocurrency Rate Loans then in effect for Eurocurrency Rate Loans, (~~ii~~y) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate then in effect for Base Rate Loans and (~~iii~~z) all Loans denominated in an Alternative Currency shall be made as Eurocurrency Rate Loans.

(ii)Notwithstanding clause (i) above, through and including the date that is the 24-month anniversary of the Tranche B-3 Term Facility Closing Date, so long as no Event of Default has occurred and is continuing, solely with respect to the Tranche B-3 Term Loans, the Borrower shall have the option to either (x) pay all accrued interest due on the Tranche B-3 Term Loans on an Interest Payment Date in cash at the applicable rate per annum pursuant to clause (i) above or (y) pay a portion of the accrued interest due on the Tranche B-3 Term Loans on such Interest Payment Date in-kind by capitalizing such interest and adding it to the then-outstanding principal amount of the Tranche B-3 Term Loans, with such amount of capitalized interest to be deemed added to the outstanding principal amount of each of the Tranche B-3 Term Loans for all purposes of the Loan Documents (any such amount so paid-in-kind and added as principal to the Tranche B-3 Term Loans, “PIK Interest” and any such election, a “PIK Election”) and the balance of such accrued interest that has not been paid in-kind shall be paid in cash. If the Borrower makes a PIK Election with respect to any such Interest Payment Date, then the interest accrued and payable on the Tranche B-3 Term Loans for the relevant period shall be: (A) interest on the outstanding principal amount thereof for such period at a rate per annum equal to the Adjusted Eurocurrency Rate for such period plus 4.00%, which interest amount pursuant to this clause (A) shall be due and payable in cash on such Interest Payment Date and (B) interest on the outstanding principal amount thereof for such period at a rate per annum equal to 4.00%, which interest amount pursuant to this clause (B) shall be due and payable as PIK Interest on such Interest Payment Date. The Borrower may make a PIK Election with respect to any such Interest Payment Date by delivering written notice thereof to the Administrative Agent no later than 11:00 a.m. five (5) Business Days prior to the first day of the related Interest Period for the relevant Tranche B-3 Term Loans.

For the avoidance of doubt, if at the time any amount is paid pursuant to Section 2.07, the Borrower shall pay the interest accrued on such paid amount at such time.

(b)The Borrower shall, to the fullest extent permitted by applicable Laws, automatically, after the occurrence and during the continuance of a Specified Event of Default, pay interest on all past due amounts under the Loan Documents (or, in the case of a Specified Event of Default under Section 8.01(f) or 8.01(k), all amounts (whether or not past due)) at a fluctuating interest rate per annum at all times equal to the Default Rate.  Accrued and unpaid interest on all such amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09.Fees.

(a)Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each (i) Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee (the “Commitment Fee”) equal to 0.375% per annum on the amount by which the aggregate average daily balance of the Revolving Credit Commitment for such period exceeds the sum of (A) the average daily balance of the Outstanding Amount of Revolving Credit Loans for such period and (B) the average daily balance of the Outstanding Amount of L/C Obligations for such period; provided that the amount of outstanding Swing Line Loans shall not be counted towards or considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee.  The Commitment Fee shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each December, March, June and September, commencing with the first full fiscal quarter to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The Commitment Fee shall be calculated quarterly in arrears.

(b)Original Issue Discount and Term Loan Upfront Fees.  The Borrower and Term Lenders agree that the Initial Term Loans are issued with original issue discount of 0.25% and such original issue discount shall constitute principal for all purposes under the Loan Documents. The Borrower ~~and Tranche B-1 Term Lenders agree that the Tranche B-1 Term Loans are issued with the original issue discount specified in the Tranche B-1 Incremental Closing Payment Letter and such original issue discount shall constitute principal for all purposes under the Loan Documents. The Borrower~~ shall pay to each Tranche B~~-2~~-3 Term Lender as of the Tranche B-3 Term Facility Closing Date an upfront fee equal to ~~the amount specified in~~1.5% of such Lender’s aggregate Tranche B-3 Term Commitment on the Term Facility Closing Date (which upfront fee is, for the avoidance of doubt, the ““Upfront Fee” under and as defined in each of Refinancing Amendment No. 1 and the Tranche B~~-2~~-3 Incremental ~~Closing Payment Letter and at the time specified in the Tranche B-2 Incremental Closing Payment Letter~~Agreement).

(c)Tranche B~~-2~~-3 Delayed Draw Term Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Term Lender with a Tranche B~~-2~~-3 Delayed Draw Term Commitment, in accordance with its Pro Rata Share, a commitment fee (the “Tranche B~~-2~~-3 Delayed Draw Term Commitment Fee”), which shall accrue at a rate equal to ~~0.75~~3.00% per annum on the actual daily unused amount of the Tranche B~~-2~~-3 Delayed Draw Term Commitments of such Term Lender beginning on the Tranche B~~-2 Incremental~~-3 Term Facility Closing Date until the date on which all of the Tranche B~~-2~~-3 Delayed Draw Term Commitments are terminated or expire or otherwise permanently reduced to $0.  Accrued Tranche B~~-2~~-3 Delayed Draw Term Commitment Fees shall be due and payable ~~quarterly in arrears on the last Business Day of each December, March, June and September, commencing with the first full fiscal quarter to occur~~on the date that is three months after the Tranche B~~-2 Incremental~~-3 Term Facility Closing Date~~,~~  and  on the date on which all of the Tranche B~~-2~~-3 Delayed Draw Term Commitments are terminated or expire or otherwise permanently reduced to $0. The Tranche B~~-2~~-3 Delayed Draw Term Commitment Fees shall be calculated quarterly in arrears or at such other time of determination required pursuant to the immediately preceding sentence.

(d)Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed (including pursuant to the Engagement Letter) upon in writing in the amounts and at the times so specified. On the Closing Date, the Borrower shall also pay to each Revolving Credit Lender an upfront fee equal to 0.50% of the principal amount the Revolving Credit Commitments of such Revolving Credit Lender as of the Closing Date.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent or Revolving Credit Lender, as the case may be).

Section 2.10.Computation of Interest and Fees.  All computations of interest on Base Rate Loans calculated by reference to the Prime Rate and Loans denominated in Sterling shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11.Evidence of Indebtedness.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), Class, amount, maturity and currency of its Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in Section 2.11(c), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable to such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12.Payments Generally.

(a)All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 3:00 p.m. on the date specified herein or such later time as the Administrative Agent may otherwise determine in its reasonable discretion. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. Unless otherwise agreed by the Administrative Agent, all payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Overnight Rate; and

(ii)if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. The foregoing shall not release Lender from its obligation to fulfill its Commitment or prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent demonstrable error.

(d)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the applicable conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)Whenever any payment received by the Administrative Agent under this

Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13.Sharing of Payments.  If, other than as provided elsewhere in this Agreement, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise, but excluding any amounts applied by the Swing Line Lenders to outstanding Swing Line Loans) in excess of its ratable share that it is owed (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations and Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon, (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant and (z) the provisions of this Section 2.13 shall not be construed to apply to any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14.Incremental Credit Extensions.

(a)The Borrower may at any time or from time to time after the Closing Date, by written notice delivered to the Administrative Agent, request (i) one or more additional Classes of term loans or additional Loans of the same Class of term loans as an existing Class of Term Loans (the “Incremental Term Loans”) or (ii) one or more increases in the amount of the Revolving Credit

Commitments of any Class (each such increase, an “Incremental Revolving Credit Commitment Increase” and together with the Incremental Term Loans, the “Incremental Facilities” and the commitments in respect thereof are referred to as the “Incremental Commitments”); provided that, subject to the provisions set forth in the remainder of this Section 2.14, the effectiveness of any such Incremental Facility on the Incremental Facility Closing Date thereof, and the Borrowing of any Incremental Term Loans, shall be subject to the following: (A) other than in the case that the proceeds of any Incremental Facilities are being used to finance a Limited Condition Transaction: (i) no Specified Event of Default shall have occurred and be continuing or would result therefrom as of such Incremental Facility Closing Date or the date of such Borrowing, as the case may be, and (ii) except as otherwise agreed by the parties to the Incremental Agreement for such Incremental Facility (or waived in accordance with the terms of the relevant Incremental Agreement by the requisite Lenders providing such Incremental Facility or making such Incremental Term Loans, as the case may be) all representations and warranties of the Loan Parties contained in the Loan Documents (for the avoidance of doubt, subject to any exceptions or changes with respect thereto set forth in the relevant Incremental Agreement) shall be true and correct in all material respects as of such Incremental Facility Closing Date or the date of such Borrowing, as the case may be (provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any such representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on the applicable date), or (B) in the case that the proceeds of any Incremental Facilities are being used to finance a Limited Condition Transaction: (i) no Specified Event of Default shall have occurred and be continuing or would result therefrom on the LCA Test Date and (ii) except as otherwise agreed by the parties to the Incremental Agreement for such Incremental Facility (or waived in accordance with the terms of the relevant Incremental Agreement by the requisite Lenders providing such Incremental Facility or making such Incremental Term Loans, as the case may be), (x) the representations referred to in the definition of “Certain Funds Representations” in so far as they relate to the Loan Parties as of such Incremental Facility Closing Date or the date of such Borrowing, as the case may be, and (y) customary “SunGard” or “certain funds” representations with respect to such Limited Condition Transaction shall be true and correct in all material respects as of such Incremental Facility Closing Date or the date of such Borrowing, as the case may be (provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any such representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on the applicable date);

(b)Each tranche of Incremental Term Loans and each Incremental Revolving Credit Commitment Increase shall be in an aggregate principal amount that is not less than $5,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth below) (and in minimum increments of $1,000,000 in excess thereof), and, subject to calculation adjustments set forth in Section 1.09(f) with respect to any Incremental Facility being incurred in connection with a Limited Condition Transaction, the aggregate amount of (X) the Incremental Term Loans and Incremental Revolving Credit Commitment Increases incurred pursuant to this Section 2.14 plus (Y) the aggregate principal amount of Permitted Additional Debt incurred under Section 7.03(u)(i)(A) shall not exceed, as of the date of Incurrence of such Indebtedness or commitments, the sum of (A) the Incremental Base Amount plus (B) ~~subject to Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date exceeding $75,000,000,~~ an aggregate additional amount of Indebtedness, such that, after giving pro forma effect to such Incurrence (and after giving effect to any Specified Transaction to be consummated in connection therewith and assuming that all Incremental Revolving Credit Commitment Increases Incurred at such time and in connection therewith were fully drawn) GBT and its Restricted Subsidiaries would be in compliance with (I) subject to Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date exceeding $75,000,000, if such Indebtedness to be Incurred thereunder is intended to be a First Lien Obligation, a First Lien ~~Net~~ Leverage Ratio that is no greater than 2.50:1.00 ~~(or, to the extent such Permitted Additional Debt is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 2.50:1.00 and the~~; provided that no cash or Cash Equivalents shall be “netted” pursuant to clause (b) of the definition of “Consolidated Total Debt” in determining such First Lien ~~Net~~ Leverage Ratio ~~at the end of the most recently ended Test Period),~~for the purpose of this subclause (I) as of any date, and (II) if such Indebtedness to be Incurred thereunder is intended to be secured by a Lien on the Collateral that is junior to the Lien securing the First Lien Obligations~~, a Secured Net Leverage Ratio that is no greater than 3.50:1.00 (or, to the extent such Permitted Additional Debt is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 3.50:1.00 and the Secured Net Leverage Ratio at the end of the most recently ended Test Period) and (III) if such Indebtedness to be Incurred thereunder is intended to be~~ or unsecured, ~~either at the Borrower’s option (x)~~ a Total ~~Net~~ Leverage Ratio that is no greater than 4.00:1.00 ~~(or, to the extent such Permitted Additional Debt is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 4.00:1.00 and the Total Net Leverage Ratio at the end of the most recently ended Test Period) or (y) an Interest Coverage Ratio that is not less than 2.00:1.00 for the most recently ended Test Period (or, to the extent such Permitted Additional Debt is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the lesser of 2.00:1.00 and the Interest Coverage Ratio at the end of the most recently ended Test Period).~~.

(c)(A)The Incremental Term Loans (i) shall rank (x) equal in right of payment and of security with the Initial Term Loans and Tranche B-3 Term Loans and shall be secured only by all or a portion of the Collateral securing the Obligations or (y) subordinated in right of payment and of security to the Initial Term Loans and Tranche B-3 Term Loans and shall either be unsecured or secured only on a junior lien basis by all or a portion of the Collateral securing the Obligations, (ii) shall not be guaranteed by any Person that is not a Guarantor hereunder, (iii) ~~other than Inside Maturity Loans,~~ shall not mature earlier than the Latest Maturity Date with respect to the Initial Term Loans~~, the Tranche B-1 Term Loans~~ or the Tranche B~~-2~~-3 Term Loans, (iv) ~~other than Inside Maturity Loans,~~ shall not have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans~~, the remaining Tranche B-1 Term Loans~~  or the remaining Tranche B~~-2~~-3 Term Loans, (v) shall have a maturity date (subject to clause (iii)), an amortization schedule (subject to clause (iv)), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums for the Incremental Term Loans as determined by the Borrower and the lenders of the Incremental Term Loans; provided that in the event that the Effective Yield for any such Incremental ~~Term Loans~~Facilities that are Qualifying ~~Term~~ Loans ~~incurred in reliance on Section 2.14(b)(B) (other than any (a) Incremental Term Loans with an Incremental Facility Closing Date after the six month anniversary of the Closing Date or (b) Incremental Term Loans that are unsecured or secured on a junior lien basis by all or a portion of the Collateral securing the Obligations)~~ is greater than the Effective Yield for the Tranche B-3 Term Loans by more than 0.50% per annum, then the Applicable Rates for the Tranche B-3 Term Loans shall be increased to the extent necessary so that the Effective Yield for the Tranche B-3 Term Loans are equal to the Effective Yield for the Incremental Term Loans minus 0.50% per annum; provided further that, unless otherwise agreed by the Borrower in its sole discretion, that any increase in the Effective Yield to any Tranche B-3 Term Loan due to the application or imposition of a Base Rate floor or Eurocurrency Rate floor on any such Indebtedness shall be effected solely through an increase in (or implementation of, as applicable) any Base Rate floor or Eurocurrency Rate floor applicable to such Tranche B-3 Term Loan (this proviso, the “MFN Provision”); and (vi) may otherwise have terms and conditions different from those of the Initial Term Facility or any Tranche B-3 Term Facility; provided that (x) except with respect to matters contemplated by clauses (iii), (iv) and (v) above, any differences shall be reasonably satisfactory to the Administrative Agent, (y) the documentation governing any Incremental Term Loans may include any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility; provided, further, however, that if the applicable Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant, the Previously Absent Financial Maintenance Covenant shall be automatically included in this agreement only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and (z) the documentation governing any Incremental Term Loans may include covenants or other provisions applicable only to periods after the Latest Maturity Date at such time.

(B)The Incremental Revolving Credit Commitment Increase shall be treated the same as the Revolving Credit Commitments (including with respect to maturity date thereof) and shall be considered to be part of the Revolving Credit Facility (it being understood that, if required to consummate an Incremental Revolving Credit Commitment Increase, the interest rate margins, rate floors and undrawn commitment fees on the Revolving Credit Commitments may be increased and additional upfront or similar fees may be payable to the lenders providing the Incremental Revolving Credit Commitment Increase).

(d)Each notice from the Borrower pursuant to this Section 2.14 shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Credit Commitment Increases.  Incremental Term Loans may be made, and Incremental Revolving Credit Commitment Increases may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld or delayed), by any existing Lender (it being understood that no existing Lender will have an obligation to make a portion of any Incremental Term Loan, Incremental Revolving Credit Commitment Increase) or by any other bank, financial institution, other institutional lender or other investor (any such other bank, financial institution or other investor being called an “Additional Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Credit Commitment Increases if such consent would be required under Section 10.07(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender; provided, further, that, solely with respect to any Incremental Revolving Credit Commitment Increases, each L/C Issuer and Swing Line Lender shall have consented (not to be unreasonably withheld) to such Additional Lender’s providing such Incremental Revolving Credit Commitment Increases if such consent would be required under Section 10.07(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.

(e)Commitments in respect of Incremental Term Loans and Incremental Revolving Credit Commitment Increases shall become Commitments (or in the case of an Incremental Revolving Credit Commitment Increase to be provided by an existing Lender with a Revolving Credit Commitment, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Agreement”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, each L/C Issuer and Swing Line Lender (if applicable) and the Administrative Agent.  The Incremental Agreement may, subject to Section 2.14(c), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14 (including, (i) in connection with an Incremental Revolving Credit Commitment Increase, to reallocate Revolving Credit Exposure on a pro rata basis among the relevant Revolving Credit Lenders and (ii) any needed adjustments to amortization payments to ensure fungibility of any Incremental Term Loans).  The effectiveness of any Incremental Agreement shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) and the occurrence of any extension of credit thereunder shall be subject to the satisfaction of such conditions as the parties thereto shall agree.  The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Credit Commitment Increases for ongoing working capital requirements of GBT and its Subsidiaries and for general corporate purposes (including to fund Permitted Acquisitions or any other acquisitions not prohibited by the Loan Documents).

(f)(i)No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitment Increases unless it so agrees and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans or Incremental Revolving Credit Commitment Increases.

(ii)Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.14, each Lender with a Revolving Credit Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Credit Commitment Increase (each, an “Incremental Revolving Credit Commitment Increase Lender”) in respect of such increase, and each such Incremental Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and Swing Line Loans held by each Lender with a Revolving Credit Commitment of such Class (including each such Incremental Revolving Credit Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of such Class of all Lenders represented by such Lender’s Revolving Credit Commitment of such Class.  If, on the date of such increase, there are any Revolving Credit Loans of such Class outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Incremental Revolving Credit Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 3.05.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(g)This Section 2.14 shall supersede any provisions in Section 2.02(b) or 10.01 to the contrary.  For the avoidance of doubt, any provisions of this Section 2.14 may be amended with the consent of the Required Lenders; provided no such amendment shall require any Lender to provide any Incremental Commitment without such Lender’s consent.

Section 2.15.Extensions of Term Loans, Revolving Credit Loans and Revolving Credit Commitments.

(a)(i)The Borrower may at any time and from time to time request that all or a portion of each Term Loan of any Class (an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled final maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15.  Prior to entering into any Extension Agreement with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class, with such request offered equally to all such Lenders of such Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended

Term Loans to be established, which terms shall be similar to the Term Loans of the Existing Term Loan Class from which they are to be extended except that (w) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in the applicable provisions of Section 2.07(a) or in the Extension Agreement or the Incremental Agreement, as the case may be, with respect to the Existing Term Loan Class of Term Loans from which such Extended Term Loans were extended, in each case as more particularly set forth in Section 2.15(c) below), (x)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Agreement, (y) subject to the provisions set forth in Section 2.06, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Lenders thereof and (z) the Extension Agreement may provide for other covenants and terms that apply to any period after the Latest Maturity Date.  No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request.  Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were extended.

(ii)The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class, the Extended Revolving Credit Commitments of any Class (and, in each case, including any previously extended Revolving Credit Commitments ), existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans under any such facility, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Credit Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related revolving credit loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.15.  Prior to entering into any Extension Agreement with respect to any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments, with such request offered equally to all Lenders of such Class) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established thereunder, which terms shall be similar to those applicable to the Existing Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment Class”) except that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments of the Specified

Existing Revolving Credit Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be different than those for the Specified Existing Revolving Credit Commitment Class and (2) the Extension Agreement may provide for other covenants and terms that apply to any period after the Latest Maturity Date; provided that notwithstanding anything to the contrary in this Section 2.15, or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Credit Loans of the Specified Existing Revolving Credit Commitment Class (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Revolving Credit Commitment Class), (II) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the assignment and participation provisions set forth in Section 10.07 and (III) subject to the applicable limitations set forth in Section 2.07, permanent repayments of Extended Revolving Credit Loans (and corresponding permanent reduction in the related Extended Revolving Credit Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof.  No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted or exchanged into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request.  Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(b)The Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.15.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans or Revolving Credit Commitments (or any earlier Extended Revolving Credit Commitments) of an Existing Class subject to such Extension Request converted or exchanged into Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans and Revolving Credit Commitments (and/or any earlier extended Extended Revolving Credit Commitments) which it has elected to convert or exchange into Extended Loans/Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent).  In the event that the aggregate amount of Term Loans and Revolving Credit Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Term Loans, Revolving Credit Commitments, or earlier extended Extended Revolving Credit Commitments, as applicable, subject to Extension Elections shall be converted to or exchanged to Extended Loans/Commitments on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Term Loans, Revolving Credit Commitments and earlier extended Extended Revolving Credit Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement.  Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, unless expressly agreed by the holders of each affected Existing Revolving Credit Commitment of the Specified Existing Revolving Credit Commitment Class, such Extended Revolving Credit Commitment shall not be treated more favorably than all Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class for purposes of the obligations of a Revolving Credit Lender in respect of Letters of Credit under Section 2.03, except that the applicable Extension Amendment may provide that the last day for issuing Letters of Credit or providing Swing Line Loans may be extended and the related obligations to issue Letters of Credit or Swing Line Loans may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable L/C Issuer  and/or Swing Line Lender has consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c)Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Loan Parties and the Extending Lenders (and notice thereof together with the Extension Agreement delivered to the Administrative Agent).  In addition to any terms and changes required or permitted by Section 2.15(a), each Extension Agreement in respect of Extended Term Loans shall amend the scheduled amortization payments pursuant to the applicable provisions of Section 2.07(a) or the applicable Incremental Agreement or Extension Agreement, as the case may be, with respect to the Existing Class of Term Loans from which the Extended Term Loans were exchanged to reduce each scheduled Repayment Amount for the Existing Class in the same proportion as the amount of Term Loans of the Existing Class is to be reduced pursuant to such Extension Agreement (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof).  In connection with any Extension Agreement, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence) and covering customary matters and (ii) to the effect that such Extension Agreement, including the Extended Loans/Commitments provided for therein, does not breach or result in a default under the provisions of Section 10.01 of this Agreement.

(d)Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Term Loan Class or Class of Existing Revolving Credit Commitments is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted or exchanged by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Existing Revolving Credit Commitments of each Extending Lender under any Specified Existing Revolving Credit Commitment Class, the aggregate principal amount of such Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted or exchanged by such Lender on such date (or by any greater amount as may be agreed by the Borrower and such Lender), and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Credit Loans of any Extending Lender are outstanding under the Specified

Existing Revolving Credit Commitment Class, such Existing Revolving Credit Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Revolving Credit Loans (and related participations) of the applicable Class in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments of such Class.

(e)In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Agreement”) within 15 days following the effective date of such Extension Agreement, as the case may be, which Corrective Extension Agreement shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Credit Commitments (and related Revolving Credit Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Credit Commitments (and related revolving credit exposure) of the applicable Extension Series into which such other Term Loans or commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.15(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.15(c).

(f)No conversion or exchange of Loans or Commitments pursuant to any Extension Agreement in accordance with this Section 2.15 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(g)This Section 2.15 shall supersede any provisions in Section 2.02(b) or Section 10.01 to the contrary.  For the avoidance of doubt, any of the provisions of this Section 2.15 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Loans/Commitments without such Lender’s consent.

Section 2.16.Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)The Commitment Fee shall cease to accrue on any of the Revolving Credit Commitments of such Defaulting Lender pursuant to Section 2.09(a);

(b)The Commitment, Outstanding Amount of Term Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately when compared to the other affected Lenders, or increases or extends the Commitment of such Defaulting Lender, shall require the consent of such Defaulting Lender;

(c)If any L/C Obligations or participations in Swing Line Loans exist at the time such Lender becomes a Defaulting Lender then:

(i)all or any part of the L/C Obligations or participations in Swing Line Loans of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Administrative Agent, (x) first repay the Swing Line Loans in an amount equal to such Defaulting Lender’s participation therein (after giving effect to any partial reallocation pursuant to clause (i) above) and (y) second Cash Collateralize for the benefit of the L/C Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(f) for so long as such L/C Obligations are outstanding;

(iii)if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(h) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are Cash Collateralized;

(iv)if the L/C Obligations or participation in Swing Line Loans of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.09(a) and 2.03(h) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(v)if all or any portion of such Defaulting Lender’s L/C Obligations or participation in Swing Line Loans  is neither reallocated, repaid or Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuer, Swing Line Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.03(h)  or in respect of Swing Line Loans with respect to such Defaulting Lender’s L/C Obligations or participation in Swing Line Loans shall be payable to the L/C Issuer  or Swing Line Lender until and to the extent that such L/C Obligations or participation in Swing Line Loans are repaid, reallocated, and/or Cash Collateralized; and

(d)So long as (i) such Lender is a Defaulting Lender and (ii) a reallocation pursuant to clauses (c)(i) or (c)(ii) above cannot be effectuated, the L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it has received assurances reasonably satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or cash collateral will be provided by the Borrower in accordance with Section 2.16(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.16(c)(i) (and such Defaulting Lender shall not participate therein).

(e)In the event that the Administrative Agent, the Borrower, the L/C Issuer and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations and participations in Swing Line Loans of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Pro Rata Share; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.17.Refinancing Amendments.

(a)After the Closing Date, the Borrower may obtain by written notice to the Administrative Agent, from any Lender or any Replacement Lender, Refinancing Amendment Debt in respect of all or any portion of the Term Loans or Revolving Credit Loans then outstanding under this Agreement or Commitments then existing of any Class, in each case pursuant to a Refinancing Amendment.  Any Replacement Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment.  Such notice shall set forth (x) the amount of the applicable Refinancing Amendment Debt, (y) the date on which the applicable Refinancing Amendment Debt is to become effective and (z) whether such Refinancing Amendment Debt will be made pursuant to Replacement Revolving Credit Commitments and/or Replacement Term Loans.

(b)The Borrower may seek Refinancing Amendment Debt from existing Lenders or any Replacement Lender.  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 4.02(a) (other than with respect to the representations and warranties set forth in Section 5.05(b)), 4.02(b) and 4.02(c) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements substantially consistent with those delivered on the Closing Date under Section 4.01~~)~~.

(c)Each incurrence of Refinancing Amendment Debt under this Section 2.17 shall be in an aggregate principal amount of not less than $5,000,000.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Amendment Debt incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Replacement Loans and/or Replacement Revolving Credit Commitments).  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17.  For the avoidance of doubt, this Section 2.17 shall supersede any provisions in Section 10.01.

(d)It is understood that (w) any Lender approached to provide all or a portion of Refinancing Amendment Debt may elect or decline, in its sole discretion, to provide such Refinancing Amendment Debt (it being understood that there is no obligation to approach any existing Lenders to provide any Replacement Commitment or Replacement Loan), (x) the Administrative Agent’s consent (such consent not to be unreasonably withheld) and, with respect to any Replacement Revolving Credit Commitment, the consent of each L/C Issuer that is a Lender and the Swing Lender shall be required with respect to any Person’s providing such Refinancing Amendment Debt if such consent would be required under Section 10.07 for an assignment of Loans or Commitments to such Person and (y) any Purchasing

Borrower Party or any ~~Permitted Holder~~ Affiliated Lender providing ~~an~~a Replacement Term Commitment shall be subject to the same restrictions set forth in Section 10.07(j) as it would otherwise be subject to with respect to any purchase by or assignment of Term Loans to such Purchasing Borrower Party or ~~Permitted Holder~~ Affiliated Lender and no Purchasing Borrower Party or any ~~Permitted Holder~~ Affiliated Lender may provide any Replacement Revolving Credit Commitment or Revolving Credit Loan and (z) any Affiliated Debt Fund providing a Replacement Term Commitment or Replacement Term Loan shall be subject to the same restrictions set forth in Section 10.07(k) as it would otherwise be subject to with respect to any purchase by or assignment of Term Loans to such Affiliated Debt Fund and no Affiliated Debt Fund may provide any Replacement Revolving Credit Commitment or Revolving Credit Loan.

(e)Upon the effectiveness of any Replacement Revolving Credit Commitments pursuant to this Section 2.17, each Revolving Credit Lender with a Revolving Credit Commitment immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each Replacement Lender with such Replacement Revolving Credit Commitment, and each such Replacement Lender will automatically and without further act be deemed to have assumed a portion of such existing Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations and any other adjustments that the Administrative Agent may deem necessary, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and Swing Line Loans held by each Revolving Credit Lender (including each such Replacement Lender) will equal the percentage of such Lender’s Revolving Credit Commitment divided by the aggregate Revolving Credit Commitments.

(f)Notwithstanding anything to the contrary set forth herein, in no event shall there be more than one (1) outstanding Revolving Credit Commitment hereunder at any time.

Section 2.18.Open Market Purchases.

(a)Notwithstanding anything to the contrary contained in this Agreement, the Borrower may at any time and from time to time make open market purchases of Term Loans of any Class (other than any Tranche B-3 Term Loan) (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i)no Default or Event of Default shall have occurred and be continuing on the date of such Open Market Purchase, and the Borrower shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower confirming compliance with this clause (i) and clause (iv) below;

(ii)the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(iii)the Borrower shall represent and warrant, as of the date of such Open Market Purchase, that none of the Loan Parties, their Subsidiaries or any of their respective directors or officers has any material non-public information that has not been disclosed to the Term Lenders generally (other than to the extent any such Term Lender does not wish to receive material non-public information with respect to any Loan Party or its Subsidiaries or any of their respective securities) prior to such date;

(iv)the Total ~~Net~~ Leverage Ratio shall be less than or equal to 2.50:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period; and

(v)the proceeds of the Revolving Credit Facility and Swing Line Loans shall not be used for any Open Market Purchase.

(b)With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.18, the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase document as agreed by the respective selling Lender).

(c)The Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.18 and hereby waive the requirements of any provision of this Agreement that may otherwise prohibit any Open Market Purchase in accordance with this Section 2.18.

Section 2.19.Benchmark Replacement Setting.  Notwithstanding anything to the contrary herein or in any other Loan Document, solely with respect to the Tranche B-3 Term Facility:

(a)Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12- month USD LIBOR tenor settings. On the date (the “Benchmark Transition Date”) that is the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the applicable Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Tranche B-3 Term Lenders without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Tranche B-3 Term Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Tranche B-3 Term Loans to  be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans.  During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(c)Term SOFR Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if (i) the Benchmark Transition Date has occurred and as a result the then-current Benchmark is being determined in accordance with clause (1)(b) of the definition of “Benchmark

Replacement”, and (ii) the Administrative Agent subsequently determines, in its sole discretion, that (w) Term SOFR is or has becomes available, (x) there is currently a market for U.S. dollar-denominated syndicated credit facilities utilizing Term SOFR as a Benchmark, (y) Term SOFR is being recommended as the Benchmark for U.S. dollar-denominated syndicated credit facilities by the Relevant Government Authority and (z) Term SOFR and the application thereof is administratively feasible for the Administrative Agent (as determined by the Administrative Agent in its sole discretion), then clause (1)(a) of the definition of “Benchmark Replacement” will, without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Loan Document, replace such then-current Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings on and from the beginning of the next Interest Period or, as the case may be, Available Tenor so long as the Administrative Agent notifies the Borrower and the Tranche B-3 Term Lenders prior to the commencement of such next Interest Period or, as the case may be, Available Tenor.

(d)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(e)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Tranche B-3 Term Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Tranche B-3 Term Lender (or group of Tranche B-3 Term Lenders) pursuant to this Section 2.19, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.19.

(f)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(g)Definitions.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, USD LIBOR; provided that, if a replacement of the Benchmark has occurred pursuant to this Section 2.19, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1)For purposes of clause (a) of this Section 2.19, the first alternative set forth below that can be determined by the Administrative Agent:

(a)the sum of: (i) Term SOFR and (ii) 0.10%, or

(b)the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section 2.19; and

(2)For purposes of clause (b) of this Section 2.19, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in  a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark, or (b) all

Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Tranche B-3 Term Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Tranche B-3 Term Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Tranche B-3 Term Lenders.

“Early Opt-in Election” means the occurrence of:

(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Tranche B-3 Term Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR for the applicable Class of Loans.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01.Taxes.

(a)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.

(c)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)To the extent not paid pursuant to Section 3.01(a) or 3.01(b), the Loan Parties shall indemnify each Recipient, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(e).

(f)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable;

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit O-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-2 or Exhibit O-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)If any party reasonably determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party within fifteen (15) days an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.01(g) (plus any interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 3.01(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 3.01(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)VAT.  Notwithstanding anything in this Section 3.01 to the contrary:

(i)All amounts expressed to be payable under a Loan Document by any Loan Party to a Lender or Agent which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender or Agent to any Loan Party under a Loan Document and such Lender or Agent is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Lender or Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender or Agent must promptly provide an appropriate VAT invoice to that Loan Party).

(ii)If VAT is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Specified Recipient”) under a Loan Document, and any Loan Party other than the Specified Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Specified Recipient in respect of that consideration):

(A)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Specified Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Specified Recipient receives from the relevant tax authority which the Specified Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)(where the Specified Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Specified Recipient, pay to the Specified Recipient an

amount equal to the VAT chargeable on that supply but only to the extent that the Specified Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender or Agent for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)Any reference in this Section 3.01(h) to any Loan Party shall, at any time when such Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 of the United Kingdom).

(v)In relation to any supply made by a Lender or Agent to any Loan Party under a Loan Document, if reasonably requested by such Lender or Agent, that Loan Party must promptly provide such Lender or Agent with details of that Loan Party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s or Agent’s VAT reporting requirements in relation to such supply.

(i)Each Lender agrees that, upon the occurrence of any event requiring payment of Indemnified Taxes under Section 3.01(a) or (d) with respect to a Lender, such affected Lender will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material unreimbursed cost or expense or economic, legal or regulatory disadvantage. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation.

(j)The agreements in this Section 3.01 shall survive the resignation and/or replacement of any Agent, any assignment of rights by, or replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations.

Section 3.02.Illegality.

(a)If any Lender reasonably determines that due to any Change in Law after the Closing Date it is unlawful, or that any Governmental Authority that is a court, statutory board or commission has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, to determine or charge interest rates based upon the Adjusted Eurocurrency Rate as contemplated by this Agreement, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, in respect of Eurocurrency Rate Loans, (A) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans, as applicable, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, (B) upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay in the case of Eurocurrency Rate Loans, such Eurocurrency Rate Loans, that have become unlawful or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans, (C) upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(b)If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower to make any payment of interest or other amount payable to any Secured Party in an amount or calculated at a rate which would be prohibited by law, then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law.

Section 3.03.Inability to Determine Rates.  If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurocurrency market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04.Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a)If any Lender determines that as a result of any Change in Law after the Closing Date, there shall be any actual increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loan or issuing or participating in Letters of Credit or Swing Line Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount related to (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” (iii) Connection Income Taxes or (iv) reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) Business Days after demand by such Lender setting forth in reasonable detail such actual increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such actual Lender for such increased cost or reduction.

(b)If any Lender determines that as a result of a Change in Law regarding capital adequacy or liquidity requirements after the Closing Date, has the effect of reducing the actual rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity requirements and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such actual reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of demonstrable error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such actual additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days after receipt of such notice.

(d)Subject to Section 3.06(b), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

(f)Notwithstanding anything in this Section 3.04 to the contrary, no Lender shall receive compensation pursuant to this Section 3.04, unless such Lender is generally seeking compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 3.04.

Section 3.05.Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actual loss, cost or expense (but excluding, for the avoidance of doubt, any lost profits) incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower;

including any actual loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees actually paid to terminate the deposits from which such funds were obtained.

Section 3.06.Matters Applicable to All Requests for Compensation.

(a)Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)If the obligation of any Lender to make or continue any Eurocurrency Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans, shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i)to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to Eurocurrency Rate Loans on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07.Replacement of Lenders under Certain Circumstances.

(a)If at any time (i) any Lender requests reimbursement for amounts owing pursuant to Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02, or Section 3.04,

(ii) any Lender becomes a Defaulting Lender or (iii) any Lender is a Non-Consenting Lender, then the Borrower may, on prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be waived by the Administrative Agent in such instance) all of its rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents. Subject to Section 3.07(c), if any Lender that acts as an L/C Issuer or a Swing Line Lender is replaced pursuant to this Section 3.07(a), such Lender shall also be replaced in its capacity as an L/C Issuer or a Swing Line Lender contemporaneously therewith in accordance with the terms of this Section 3.07(a).

(b)Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register and (ii) deliver Notes, if any, evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption, and any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 3.05 as a consequence of such assignment shall have been paid by the Borrower to the assigning Lender and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer  or Swing Line Lender (x) may not be replaced hereunder at any time that it has any Letter of Credit  or Swing Line Loan outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer, or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) or Swing Line Lender have been made with respect to each such outstanding Letter of Credit or Swing Line Loan and (y) may not be replaced unless all outstanding amounts then owing to it in respect of Letters of Credit issued by it (including without limitation any reimbursement obligations or Letter of Credit fees) or Swing Line Loans (together with any applicable fees in respect thereof) shall first have been paid in full and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure, termination, discharge or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans, or with respect to the Facilities as a whole and (iii)

the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(e)Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 3.07 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

Section 3.08.Survival.  All of the Borrower’s obligations under Section 3.01, Section 3.04, Section 3.06 and Section 3.07 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01.Conditions to Initial Credit Extension.  The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction (or waiver) of the following conditions precedent:

(a)The Administrative Agent’s receipt of the following in form and substance reasonably satisfactory to the Administrative Agent, each of which shall be originals, facsimiles or other electronic copies (in each case, followed promptly by originals if requested) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party:

(i)executed counterparts of this Agreement and the Guaranty (described in clause (a) of the definition of such term);

(ii)the Perfection Certificate duly executed by each Loan Party and each Collateral Document set forth on Schedule 1.01B, duly executed by each Loan Party thereto, together with (except as provided in such Collateral Documents and subject to the Agreed Security Principles):

(A)certificates, if any, representing the pledged equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the pledged debt referred to therein endorsed in blank; and

(B)evidence that all financing statements (or equivalent) under the Uniform Commercial Code have been filed or are otherwise in a form appropriate for filing;

(C)evidence that all other actions, recordings and filings required by the Collateral Documents as of the Closing Date or that the Administrative Agent may deem reasonably necessary in accordance with the Agreed Security Principles shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iii)for each Loan Party, a certificate of the secretary, assistant secretary, director, managing director (where applicable) or authorized signatory of each Loan Party dated as of the Closing Date, certifying:

(A) as to copies of each Organizational Document of such Loan Party certified, to the extent customary in the applicable jurisdiction, as of a recent date by the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, as applicable, being in full force and effect without modification or amendment;

(B)as to copies of signature and incumbency certificates of the Responsible Officers or other authorized signatory of such Loan Party executing the Loan Documents to which it is a party being in full force and effect without modification or amendment;

(C)as to copies of resolutions (or excerpts thereof) of the board of directors or similar governing body or the shareholders or a certificate of a director of such Loan Party, to the extent applicable or customary in the relevant jurisdiction (1) approving and authorizing (or evidencing the approval and authorization of) the execution, delivery (to the extent applicable) and performance of the Loan Documents to which it is a party and the guarantees of the Obligations and the security granted therefor, and (2) in the case of the Borrower, the extensions of credit and incurrence of the other Obligations being in full force and effect without modification or amendment;

(D)as to copies of a good standing certificate (to the extent available, or such other customary functionally equivalent certificates, in each case, if customary in the applicable jurisdiction) of such Loan Party (in so-called “long-form” if available) as of a recent date, from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, as applicable, being in full force and effect without modification or amendment; and

(E)in the case of the Loan Parties that are not organized or incorporated in the United States, a state or territory thereof or the District of Columbia, that the borrowing, guarantee, or granting of Liens with respect to the Loans or any of the other Obligations would not cause any borrowing, guarantee, security or similar limit binding on such Loan Party to be exceeded;

(iv)a certificate, in the form of Exhibit N, attesting to the Solvency of GBT and its Subsidiaries (on a consolidated basis) on the Closing Date after giving effect to the Transactions, from the Chief Financial Officer of GBT;

(v)any Notes requested by any Lender prior to the Closing Date; and

(vi)a Committed Loan Notice relating to the initial Credit Extensions.

(b)The Administrative Agent shall have received the following opinions dated as of the Closing Date, in each case, addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and its counsel and covering such matters relating to the Loan Parties and the Loan Documents as the Administrative Agent shall reasonably request prior to the date of this Agreement:

(i)Loyens & Loeff, as Dutch counsel for the Loan Parties;

(ii)Houthoff London ~~B.V.~~LLP, as Dutch counsel to the Administrative Agent;

(iii)Skadden, Arps, Slate, Meagher & Flom (UK) LLP, as special English counsel to the Administrative Agent; and

(iv)Dechert LLP, as special New York counsel to the Loan Parties.

(c)All fees and expenses required to be paid on the Closing Date pursuant to the Engagement Letter, and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Engagement Letter, to the extent invoiced at least two (2) Business Day prior to the Closing Date (except as otherwise agreed by the Borrower) shall, substantially concurrently with the initial Borrowing under the Initial Term Facility, have been paid (which amounts may, at the Borrower’s option, be offset against the proceeds of the Facilities).

(d)The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(e)The Administrative Agent shall have received copies of recent Lien (including tax Lien), judgment and bankruptcy searches in each jurisdiction of incorporation, organization or formation, as applicable, of each Loan Party, to the extent customarily available.

(f)The Lead Arrangers shall have received (i) the Audited Financial Statements, (ii) the Unaudited Financial Statements and (iii) that certain financial model and projections of GBT, dated as of a date prior to the Closing Date.

(g)The Administrative Agent and the Lead Arrangers shall have received, at least three (3) Business Days prior to the Closing Date (or such shorter period agreed by the Administrative Agent), all documentation and other information about the Borrower and the Guarantors as has been reasonably requested by the Administrative Agent or the Lead Arrangers in writing at least ten (10) days prior to the Closing Date that the Administrative Agent and the Lead Arrangers reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(h)No Default or Event of Default shall exist, or would result from the Credit Extensions proposed to be made on the Closing Date or from the application of the proceeds therefrom.

(i)The Borrowing Date under and as defined in the Bridge Credit Agreement shall have occurred.  The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that all Indebtedness under the Bridge Credit Agreement shall be simultaneously terminated and all amounts thereunder shall be simultaneously repaid in full.

(j)The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a director of the Borrower confirming the applicable requirements of Sections 4.01(d) and 4.01(h) have been satisfied on or prior to the Closing Date.

Section 4.02.Conditions to All Subsequent Credit Extensions (other than under ~~the~~any Tranche B~~-2~~-3 Term Facility).  Except in the case of the Initial Credit Extensions and any Credit Extension under the Tranche B~~-2~~-3 Term Facility, the obligation of each Lender to honor any Request for Credit

Extension (other than (i) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans and (ii) borrowings made pursuant to Section 2.14 or Section 2.15, which may be subject to different conditions precedent and representations but only if so agreed by the Borrower and the applicable Lenders making such borrowings) is subject to the following conditions precedent:

(a)The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)The Administrative Agent and, if applicable, the relevant L/C Issuer or Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each such Request for Credit Extension (other than (i) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans, and (ii) borrowings made pursuant to Section 2.14 or Section 2.15, which may be subject to different conditions precedent and representations but only if so agreed by the Borrower and the applicable Lenders making such borrowings) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Section 4.03.Conditions to Credit Extensions ~~under the~~of Tranche B~~-2~~-3 Delayed Draw Term ~~Facility~~Loans.  The obligations of the Tranche B~~-2~~-3 Term Lenders to make any Tranche B~~-2~~-3 Delayed Draw Term Loans from time to time pursuant to the Tranche B~~-2~~-3 Delayed Draw Term Commitments is subject to the satisfaction (or waiver by the Required Tranche B~~-2~~-3 Term Lenders) of the following conditions precedent, as such conditions precedent in this Section 4.03 may be amended or otherwise modified from time to time with only the consent of the Borrower and the Required Tranche B~~-2~~-3 Term Lenders (and any such waiver, amendment or other modification shall not require the consent of any other Lender):

(a)The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof requesting a Borrowing under the Tranche B~~-2~~-3 Delayed Draw Term Commitments on such Tranche B~~-2~~-3 Incremental Facility Funding Date.

(b)~~No later than substantially concurrently with such Borrowing on such Tranche B-2 Incremental Facility Funding Date, GBT shall have received cash proceeds in an amount no less than the principal amount of such Borrowing from a capital contribution or other equity issuance received as cash equity by GBT, which amount shall have been funded by GBT JerseyCo Limited (or other applicable Parent Entity) with the proceeds of drawings pursuant to the Shareholder Commitment Letters.~~Since the Tranche B-3 Term Facility Signing Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect, other than any event or circumstances consisting of, or arising out of or resulting from, a COVID-19 Pandemic (as defined below), or any law, regulation, statute, mandate or guideline issued by a Governmental Authority providing for business closures, quarantine, or other restrictions or actions related to or arising out of the COVID-19 Pandemic.

(c)If the proceeds from such proposed Credit Extension are to be used, directly or indirectly, to fund or finance, in whole or in part, any Limited Condition Transaction:

(i)the representations referred to in the definition of “Certain Funds Representations” in so far as they relate to the Loan Parties at the time of such Tranche B~~-2~~-3 Incremental Facility Funding Date and (y) customary “SunGard” or “certain funds” representations with respect to such Limited Condition Transaction shall be true and correct in all material respects on and as of such Tranche B~~-2~~-3 Incremental Facility Funding Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(ii)no Specified Event of Default shall have occurred and be continuing or would result therefrom on the LCA Test Date for such Limited Condition Transaction; and

(iii)such Limited Condition Transaction shall have been consummated or, substantially concurrently with the making of such proposed Credit Extension, shall be consummated.

(d)If the proceeds from such proposed Credit Extension are to be used for any other purpose:

(i)the representations and warranties of the Borrower and each other Loan Party contained in Article V (other than with respect to the representations and warranties set forth in Section 5.05(b)) or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and

(ii)no Default or Event of Default shall exist as of the date of such Credit Extension, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

Each such Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(b) and either 4.03(~~b~~c) or 4.03(~~c~~d), as applicable, have been satisfied on and as of the date of the applicable Credit Extensions.

For purposes of determining compliance with any of the conditions specified in this Section 4.03 to the making of any such Credit Extension, each Tranche B~~-2~~-3 Term Lender as of the relevant Tranche B~~-2~~-3 Incremental Facility Funding Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Tranche B~~-2~~-3 Term Lender unless the Administrative Agent shall have received written notice from such Tranche B~~-2~~-3 Term Lender prior to such Tranche B~~-2~~-3 Incremental Facility Funding Date specifying its objection thereto. No waiver, amendment, or other modification of any condition precedent in this Section 4.03 that becomes effective in accordance with the first paragraph of this Section 4.03 shall constitute an extension or increase of any Tranche B~~-2~~-3 Delayed Draw Term Commitment of any Lender, a postponement of any date scheduled for the payment of principal or interest, or a reduction or forgiveness of principal.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Agents and the Lenders, in each case, after giving effect to the consummation of the Transactions, that:

Section 5.01.Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each other Restricted Subsidiary (a) is a Person duly incorporated, organized or formed, and validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) solely in the case of each Loan Party, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in this Section 5.01 (other than, with respect to any Loan Party, clauses (a) and (b)(ii)), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02.Authorization; No Contravention.  The Transactions and the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) conflict with or contravene the terms of any of such Person’s Organizational Documents, (b) result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except with respect to any conflict, breach or contravention or payment or violation (but not creation of Liens) referred to in clauses (b) or (c), to the extent that such conflict, breach, contravention or payment or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03.Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the Transactions, (b) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or (c) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or the perfection of the Liens created under the Collateral Documents, except for (i) approvals consents, authorizations, notices or filings as contemplated in the Target Scheme Documents, (ii) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties, (iii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been (x) duly obtained, taken, given or made and are in full force and effect or (y) set out as qualifications or reservations in any legal opinions delivered in connection with this Agreement and/or the other Loan Documents or (iv) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04.Binding Effect.  Each Loan Party has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, liquidation, reconstruction, moratorium or other laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought, (iii) the making or the procuring of the appropriate registration, filings, endorsements, notarizations, stampings or notifications of the Loan Documents as specifically contemplated by the relevant Loan Document, (iv) the time barring of claims under applicable law and defences of set-off or counterclaim and/or (v) any matters which are set out as qualifications or reservations in any legal opinions delivered to the Secured Parties under or in connection with this Agreement.

Section 5.05.Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the financial condition of GBT and its consolidated Subsidiaries as of the dates thereof and its results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except (i) to the extent provided in the notes thereto subject, in the case of the Unaudited Financial Statements, to changes resulting from audit, normal year-end audit adjustments and to the absence of footnotes and (ii) as otherwise disclosed to the Administrative Agent prior to the Closing Date.

(b)Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06.Litigation.  Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of GBT and the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against GBT or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.07.Ownership of Property; Liens.  Each Loan Party and each of its Restricted Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all property material to the operation of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted under the Loan Documents and except where the failure to have such title or other interest would not reasonably be expected to interfere with its ability to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08.Environmental Compliance.

(a)There are no actions, suits or proceedings pending or, to the knowledge of GBT and the Borrower, threatened in writing against GBT, Borrower or any Restricted Subsidiary alleging violation of, or liability under, any applicable Environmental Law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been no Release of Hazardous Materials by GBT, the Borrower or any Restricted Subsidiary at, on, under or from any location or, to the knowledge of GBT and the Borrower, by any other Person at any Property owned, leased or operated by GBT, Borrower or any Restricted Subsidiary, in either case in a manner which would reasonably be expected to give rise to liability or obligations under applicable Environmental Laws.

(c)Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, GBT, the Borrower and the Restricted Subsidiaries are in compliance with all applicable Environmental Laws.

(d)Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, to the knowledge of GBT and the Borrower, no conditions or facts exist that would reasonably be expected result in liability under, or impose an obligation with respect to, Environmental Law.

Section 5.09.Taxes.

(a)(i) GBT, the Borrower and each Restricted Subsidiary have timely filed or caused to be filed all material Tax returns and reports required to be filed with the appropriate Governmental Authority; (ii) all such Tax returns are true and correct in all material respects; and (iii) all Taxes, charges or other imposition reflected therein or otherwise due and payable have been paid or caused to be paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment except for payments for (x) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP (or ~~IFRS, as applicable~~in conformity with IFRS (or, with respect to a Restricted Subsidiary that is a Foreign Subsidiary, other generally accepted accounting principles that are (x) applicable in such Restricted Subsidiary’s jurisdiction of organization and (y) ordinarily used by such Restricted Subsidiary to maintain its individual books and records), or (y) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)Except as would not reasonably be expected to have a Material Adverse Effect, no Tax return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority.

(c)As of the Closing Date, the information previously disclosed in writing to the Administrative Agent sets forth a true and correct listing of the Tax classification for U.S. federal income tax purposes of each Guarantor and its Material Subsidiaries as of such date.

Section 5.10.Compliance with ERISA and other Pension Laws; Labor Matters.

(a)Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Pension Plan is in compliance in with the applicable provisions of ERISA, the Code and other federal or state Laws, and (ii) each Foreign Plan established, sponsored or maintained by any Loan Party has been registered, established, invested, administered and maintained in compliance with all applicable Laws.  The present value of all accumulated benefit obligations under all Pension Plans (based on those assumptions used to fund such Pension Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by an amount, which, if all of such Pension Plans were terminated, would result in a Material Adverse Effect.

(b)(i) No ERISA Event has occurred or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has incurred any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA would result in such liability) under Section 4201 et seq. of ERISA with respect to a Multiemployer Plan, (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA and (iv) no Foreign Pension Event has occurred or is reasonably expected to occur, except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11.Subsidiaries; Equity Interests.

(a)As of the Closing Date and after giving effect to the Transactions occurring on the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in GBT and its Subsidiaries have been validly issued, and to the extent such concepts exist with respect to such Equity Interests, are fully paid and nonassessable and all Equity Interests owned by GBT or any other Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted by Section 7.01.

(b)As of the Closing Date and after giving effect to the Transaction occurring on the Closing Date, (i) Schedule 5.11 sets forth  (x) the legal name and jurisdiction of incorporation, formation, organization, as the case may be, of each Subsidiary, (y) sets forth the ownership interest of GBT, the Borrower and any of their Restricted Subsidiaries in each of their Subsidiaries, including the class and percentage of ownership of such Equity Interests (on an “as-converted” or “as-exercised” basis) and (z) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Agreed Security Principles and (ii) the aggregate amount of the Consolidated EBITDA of the Group (after giving pro forma effect to the Transactions) attributable to the Borrower and the Initial Guarantors and the joinder of each of the Subsidiaries set forth on Schedule 1.01E is no less than 70% of the Consolidated EBITDA of the Group for the four fiscal quarters of GBT ended on March 31, 2018 (the “Initial Guarantor Coverage Ratio”).  Schedule 1.01E sets forth the Subsidiaries of GBT that are required to become Guarantors during the Initial Joinder Period (as defined in the Agreed Security Principles) to satisfy the Initial Guarantor Coverage Ratio.

(c)Except for the Wholly-Owned Subsidiaries of the Loan Parties and non-Wholly Owned Material Subsidiaries of the Loan Parties previously disclosed to the Administrative Agent in writing, as of the Closing Date, the Loan Parties do not have any other Wholly-Owned Subsidiaries or non-Wholly-Owned Material Subsidiaries. To the knowledge of the Loan Parties, as of the Closing Date, there are no, outstanding material warrants, options or other rights entitling any Person (other than a Loan Party or its Subsidiaries) to purchase or acquire any material portion of the Equity Interests (of the type referred to in clause (a) of such definition) in any Material Subsidiary.

(d)As of the ~~Second Amendment Effective~~Tranche B-3 Term Facility Signing Date, Hogg Robinson (1987) Pension Scheme Trustee Limited is the only Unrestricted Subsidiary of GBT.

Section 5.12.Margin Regulations; Investment Company Act.

(a)As of the Closing Date, none of the Collateral is comprised of any margin stock.  No Loan Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation T, U or X of the FRB.

(b)None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.13.Disclosure.

(a)No written report, financial statement, certificate or other written information furnished by GBT, the Borrower, any of their respective Restricted Subsidiaries or any of their respective authorized representatives in writing to any Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein ~~or reports filed pursuant to the Securities Exchange Act of 1934, as amended~~ (in each case, as modified or supplemented by other information so furnished prior to the date on which this representation and warranty is made or deemed made), as of the date of such reports, financial statement, certificate of other written information, contains any untrue statement of material fact or omits to state any material fact (known to any Loan Party, in the case of any information concerning the Target Group prior to the Closing Date) necessary to make the statements therein (taken as a whole) (to the actual knowledge of a Responsible Officer of a Loan Party involved in the Transactions, insofar as it applies to information concerning the Target Group prior to the Closing Date), not materially misleading (after giving effect to all supplements so furnished prior to the time such statements were made) in light of the circumstances under which such statements were made; it being understood and agreed that for purposes of this Section 5.13(a), such written reports, financial statements, certificates or other written information shall not include projections (including financial estimates, budgets, forecasts and other forward-looking information), pro forma financial information or information of a general economic or industry specific nature.

(b)The projections, taken as a whole, contained in the information and data referred to in Section 5.13(a) were prepared in good faith based upon estimates and assumptions believed by GBT and the Borrower to be reasonable at the time made; it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of GBT, the Borrower and the Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 5.14.Intellectual Property; Licenses, Etc.  Each of the Loan Parties and the other Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, technology, software, trade secrets, know-how, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and the use thereof by such Loan Party and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except to the extent such failures to own, license or possess or infringements, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  No claim, proceeding or litigation regarding any such IP Rights is pending or, to the knowledge of any Loan Party, threatened against any Loan Party or its Subsidiary, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, none of the Loan Parties or Wholly-Owned Subsidiaries owns any registered Material Intellectual Property.

Section 5.15.Solvency.  On the Closing Date after giving effect to the Transactions occurring on the Closing Date, and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds thereof, GBT, the Borrower and their Subsidiaries, on a consolidated basis are and will continue to be Solvent.

Section 5.16.Collateral Documents.  The Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on, and security interests in, the Collateral (and solely in the case of Collateral Documents executed by a UK Loan Party and their enforceability against Persons other than such UK Loan Party itself, subject only to any necessary registration under section 859A of the United Kingdom Companies Act 2006), except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Collateral Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), the Liens created by such Collateral Documents will constitute so far as possible under relevant Law fully perfected first-priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than any Lien that is permitted by Section 7.01.

Section 5.17.Use of Proceeds.  The proceeds of the Initial Term Loans and the Revolving Credit Loans shall be used in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement. The Borrower shall use the proceeds of the Tranche B~~-1~~-3 Incremental Term Loans ~~made on the Tranche B-1 Incremental Facility Closing Date~~ for ongoing working capital requirements of GBT and its Subsidiaries and for general corporate purposes (including, without limitation, to fund Permitted Acquisitions or any other acquisitions not prohibited by the Loan Documents~~). The Borrower shall use the proceeds of the Tranche B-2 Incremental Term Loans made on any Tranche B-2 Incremental Facility Funding Date and the proceeds of draws under the Shareholder Commitment Letter on any Tranche B-2 Incremental Facility Funding Date to provide for the ongoing working capital requirements of GBT and its Subsidiaries and for general corporate purposes; provided that, prior to a Qualifying IPO, no more than $75,000,000 of the aggregate proceeds of the Tranche B-2 Incremental Term Loans and draws under the Shareholder Commitment Letters may be used to fund Permitted Acquisitions or any other acquisitions not prohibited by the Loan Documents.~~ and to backstop or fund any Acquiror Share Redemption (as defined in the Business Combination Agreement)).

Section 5.18.Anti-Corruption Laws and Sanctions.

(a)GBT has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by GBT, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions. Each of the Loan Parties, their respective Subsidiaries and any officers and directors of any Loan Party or Subsidiary and, to the knowledge of the Loan Parties, the respective employees, agents, affiliates and representatives of any Loan Party or Subsidiary, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that has had, has resulted in or would reasonably be expected to result in GBT or any Subsidiary being designated as a Sanctioned Person.  None of GBT, any Subsidiary or any officers and directors of any Loan Party or Subsidiary or, to the knowledge of GBT or such Subsidiary, any employee, agent, affiliate or representative of any Loan Party or Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(b)None of the Loan Parties will, directly or to its knowledge indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund or facilitate any activities or business of or with any Sanctioned Person, or otherwise in any country or territory, that, at the time of such funding, is the subject of comprehensive territorial Sanctions, except to the extent that such activities or business may be lawfully conducted by U.S. Persons under applicable Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person participating in this Agreement, or (iii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any other applicable Anti-Corruption Law.

(c)No Loan, use of proceeds or other transaction contemplated by this Agreement will, violate any Anti-Corruption Law or any Sanctions and none of the Loan Parties will, directly or to its knowledge indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, if such proceeds would be used in a manner that would violate applicable Anti-Corruption Laws or any Sanctions.

Section 5.19.USA PATRIOT Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

Section 5.20.Affected Financial Institution. No Loan Party is an Affected Financial Institution.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Hedging Obligations, Cash Management Obligations and contingent indemnification obligations and other contingent obligations) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless such Letters of Credit have been Cash Collateralized), each Loan Party shall, and shall cause each Restricted Subsidiary to:

Section 6.01.Financial Statements.   Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of GBT, an audited consolidated balance sheet of GBT and its consolidated Subsidiaries ~~and, if different, an audited consolidated balance sheet of GBT and its Restricted Subsidiaries, in each case~~ as at the end of such fiscal year, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year ~~(or, in lieu of such audited financial statements of GBT and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for GBT and the Restricted Subsidiaries, on the one hand, and GBT and its consolidated Subsidiaries, on the other hand)~~, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and except with respect to any ~~such~~ reconciliation required in connection therewith, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall (i) be prepared in accordance with generally accepted auditing standards and (ii) not be subject to any “going concern” or like qualification (other than an emphasis of matter paragraph) (other than ~~(x)~~ with respect to, or resulting from, ~~a current debt maturity, (y) any~~(x) an upcoming maturity date under any indebtedness that is scheduled to occur within eighteen (18) months from the time such report and opinion are delivered, (y) any actual or potential default or event of default of, or inability to satisfy, any financial covenant under this Agreement and/or any other Indebtedness and/or (z) exceptions for qualifications relating to change in accounting principles or practices reflecting a change in GAAP and required or approved by such independent certified public accountants) or any qualification or exception as to the scope of such audit;

(b)commencing with the fiscal quarter ended June 30, 2018 (it being understood that the financial statements of GBT and its consolidated Subsidiaries for such period shall not include the Target Group), as soon as available, but in any event, within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of GBT (or, solely in the case of the financial statements described in this clause (b) related to the fiscal quarter ending September 30, 2018, ninety (90) days after the end of such fiscal quarter), a consolidated balance sheet of GBT and its consolidated Subsidiaries ~~and, if different, a consolidated balance sheet of GBT and the Restricted Subsidiaries, in each case~~ as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended ~~(or in lieu of such financial statements of GBT and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for GBT and the Restricted Subsidiaries, on the one hand, and GBT and its consolidated Subsidiaries on the other hand)~~, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of GBT as fairly presenting in all material respects the financial condition, results of operations and cash flows of GBT and its consolidated Subsidiaries ~~(or, in the case of any reconciliation, GBT and its Restricted Subsidiaries)~~ in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and to the absence of footnotes~~.~~; and

(c)substantially concurrently with the delivery of any Compliance Certificate pursuant to Sections 6.02(a) below, if GBT has any Unrestricted Subsidiaries, consolidating information (which need not be audited and may be in narrative form) that explains in reasonable detail the differences between the financial information relating to GBT and its consolidated Subsidiaries, on the one hand, and the financial information relating to GBT and the Restricted Subsidiaries on a standalone basis, on the other hand (or, at the option of the Borrower in the case of any such Compliance Certificate relating to a fiscal period for which financial statements of a Parent Entity of GBT have been delivered pursuant to clause (i) of the last paragraph of this Section 6.01, the differences between the financial information relating to such Parent Entity and its consolidated subsidiaries, on the one hand, and the financial information relating to such Unrestricted Subsidiaries, on the other hand.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of GBT and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of any Parent Entity that holds the Equity Interests of GBT or (B) if applicable, GBT’s (or any Parent Entity’s) Form 10-K, 10-Q, Annual Information Form and quarterly financial statements, as applicable, filed with the SEC; provided that with respect to each of clauses (A) and (B), (i) to the extent such information relates to a Parent Entity and/or any of its Subsidiaries that are not GBT or a Subsidiary of GBT, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to GBT (or such parent), on the one hand, and the information relating to GBT and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

Section 6.02.Certificates; Other Information.  Deliver to the Administrative Agent for

prompt further distribution to each Lender (subject to Section 10.02(b)):

(a)no later than five (5) days after the delivery of the financial statements ~~referred~~pursuant to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of GBT (i) stating that ~~he or she~~such Responsible Officer has obtained no knowledge that a Default has occurred that is continuing as of the date of such Compliance Certificate (except as set forth in such certificate) and, if a Default ~~has occurred, specifying the details thereof~~exists at such time, describing such Default and any action taken or proposed to be taken with respect thereto in reasonable detail, (ii) stating whether any change in GAAP or in the application thereof or any other Accounting Change has occurred since the date of the audited financial statements referred to in Section 5.05 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iii) certifying whether or not the Guarantor Coverage Test was satisfied as of such Guarantor Coverage Test Date (as determined in accordance with Section 6.10(b)), and (iv) commencing with the first Compliance Certificate ~~delivered after the Tranche B-2 Incremental Facility Closing Date~~to be delivered in connection with the Section 6.01 Financials for the fiscal year ending December 31, 2022, certifying a calculation of the Total ~~Net~~ Leverage Ratio as of the last day of the most recently ended Test Period and whether such Total ~~Net~~ Leverage Ratio results in a change in the applicable “Pricing Level” with respect to Tranche B-3 Term Loans as set forth in clause (c) of the definition of “Applicable Rate”;

(b)promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which GBT files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)together with the delivery of each Compliance Certificate pursuant to Section 6.02(a) delivered in connection with the financial statements pursuant to Section 6.01(a), (i) a report setting forth the information required by Section 3.03 of the NY Law Security Agreement (or confirming that there has been no change in such information since the Closing Date or the date of the last Compliance Certificate), (ii) a list of Subsidiaries that identifies each Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (iii) such other information required by the Compliance Certificate;

(d)prior to a Qualifying IPO, no later than ninety (90) days following the first day of each fiscal year of GBT, an annual budget (on a quarterly basis) for such fiscal year in form customarily prepared by GBT;

(e)with reasonable promptness, but subject to the limitations set forth in the last sentence of Section 6.09 and Section 10.08, such other information (financial or otherwise) as is reasonably requested in writing from time to time by the Administrative Agent on its own behalf or on behalf of any Lender, including without limitation, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of the Beneficial Ownership Certification;

(f)as promptly as reasonably practicable after delivery of the financial statements pursuant to Sections 6.01(a) and (b) ~~prior to a Qualifying IPO~~, hold a conference call with Lenders to discuss the results of operations for the relevant reporting period; provided that no such conference calls shall be required to be held at any time on or after a Qualifying IPO;

(g)concurrently with delivery of the financial statements pursuant to Sections 6.01(a) and (b), delivery of a copy of management’s discussion and analysis of the financial condition and results of operations of GBT~~, the Borrower and their Restricted~~ and its consolidated Subsidiaries for such fiscal quarter or fiscal year, as compared to the previous fiscal quarter or fiscal year, as applicable~~, and the portion of the projections covering such periods~~; and

(h)if a Qualifying IPO is consummated, prompt written notice of the consummation thereof.

Documents required to be delivered pursuant to Section 6.01 and Sections 6.02(a) ~~and~~, (b), (c) and ~~Section 6.02(b~~(g) (or to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System~~; provided that: (i) upon written request~~, or posted on behalf of the Borrower (or any Parent Entity) to the Platform or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent~~,~~; provided that GBT or the Borrower shall ~~deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) GBT or the Borrower shall~~ notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents described in this paragraph and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents~~.  Each~~ to the extent requested by the Administrative Agent.  The Administrative Agent shall have no responsibility to monitor compliance by the Borrower, and each Lender shall be solely responsible for timely accessing posted documents ~~or requesting delivery of paper copies of such documents from the Administrative Agent~~ and maintaining its copies of such documents.

Notwithstanding the foregoing, the Loan Parties shall have no obligation to (i) disclose information in violation of confidentiality restrictions dictated by applicable law or by a Governmental Authority or (ii) disclose any information (x) that is privileged legal advice or constitutes attorney work product, or (y) the disclosure of which would cause a breach of a fiduciary duty or binding non-disclosure agreement with a third party to the extent such agreement is not made in contemplation of the avoidance of this Section 6.02.

Section 6.03.Notices.  Promptly after a Responsible Officer of any Loan Party obtains actual knowledge thereof, notify the Administrative Agent in writing:

(a)of the occurrence of any Default or Event of Default, except to the extent the Administrative Agent shall have furnished the Borrower written notice thereof; provided that it is understood and agreed that any delivery of a notice of Default or Event of Default shall automatically cure any Default or Event of Default then existing with respect to any failure to deliver such notice;

(b)of the filing, commencement or pendency of any action, suit or proceeding (including, without limitation, pursuant to any applicable Environmental Laws) against GBT, the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, would reasonably be expected to result in a Material Adverse Effect;

(c)of the occurrence of any ERISA Event with respect to a Pension Plan or Multiemployer Plan or a Foreign Pension Event with respect to a Foreign Plan, in each case, that would reasonably be expected to have a Material Adverse Effect; and

(d)of any other development that would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 6.03 shall be accompanied by a statement of a Responsible Officer of GBT setting forth ~~the details~~, in reasonable detail, a description of the event or development requiring such notice and any action taken or proposed to be taken by the applicable Loan Party or Subsidiary with respect thereto.

Notwithstanding the foregoing, the Loan Parties shall have no obligation to (i) disclose information in violation of confidentiality restrictions dictated by applicable law or by a Governmental Authority or (ii) disclose any information (x) that is privileged legal advice or constitutes attorney work product, or (y) the disclosure of which would cause a breach of a fiduciary duty or a binding non-disclosure agreement with a third party to the extent such agreement is not made in contemplation of the avoidance of this Section 6.03.

Section 6.04.Maintenance of Existence.  (a)  Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization (except as otherwise permitted hereunder) and (b) take all reasonable action to maintain all rights, privileges (including its good standing (to the extent such concept is applicable in the relevant jurisdiction)), permits, licenses and franchises necessary in the normal conduct of its business, except in the case of clauses (a) and (b), (i) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect (other than with respect to ~~(x) the Borrower in clause (a) and (b)~~ the legal existence of the Borrower, GBT, any other Loan Party that is a Material Subsidiary or any Intermediate Holding Company) or (ii) pursuant to ~~a~~any merger, amalgamation, consolidation, liquidation, dissolution or other transaction permitted by Section 7.04 or Section 7.05; provided that ~~the foregoing~~this Section 6.04 shall not prohibit the delisting of ~~the Target and certain of its Subsidiaries as a~~any publicly listed company~~,~~ acquired by any Loan Party or Restricted Subsidiary pursuant to a transaction otherwise permitted under this Agreement or the reregistration of ~~the Target (and the applicable Subsidiaries of Target)~~any such entity as a private limited liability company (or other applicable non-public entity) ~~or any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 7.04~~.

Section 6.05.Maintenance of Properties.  Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its properties, rights and equipment material to the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all reasonably necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

Section 6.06.Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies (in the good faith determination of GBT and the Borrower), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business in the same or similar locations, of such types and in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as GBT, the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons (in the good faith determination of GBT and the Borrower).

Section 6.07.Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments of any Governmental Authority applicable to it or to its business or property (including without limitation Environmental Laws and ERISA), except if the failure to comply therewith would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that each Loan Party and Restricted Subsidiary shall comply in all material respects with applicable Anti-Corruption Laws, applicable Sanctions and applicable anti-money laundering laws.  Maintain in effect policies and procedures reasonably designed to ensure compliance by GBT, the Borrower, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

Section 6.08.Books and Records.  Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of GBT, the Borrower or such Restricted Subsidiary, as the case may be; it being agreed that (i) any Foreign Subsidiary may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in the jurisdiction of organization or formation of such Foreign Subsidiary, and (ii) GBT and its Restricted Subsidiaries shall only be required to provide such books of record and account in accordance with and to the extent required by the standards set forth in Section 6.09.

Section 6.09.Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to, at the Borrower’s expense (subject to the limitations below and subject to any restrictions or limitations in any applicable lease, sublease or other written occupancy arrangement to which any Loan Party or Restricted Subsidiary is a party) visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of a Specified Event of Default or an Event of Default under Section 8.01(b)(ii) (solely with respect to the Financial Covenant), (a) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 6.09 and (b) the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year; provided, further, that when a Specified Event of Default or an Event of Default under Section 8.01(b) (solely with respect to the Financial Covenant) exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give GBT, the Borrower or any Parent Entity thereof (to the extent requested by such Parent Entity) the opportunity to participate in any discussions with GBT’s or the Borrower’s independent public accountants. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties, their Subsidiaries and their respective assets for internal use by the Administrative Agent and the Lenders in connection with the transactions contemplated by the Loan Documents, subject to Section 10.08.

Notwithstanding anything to the contrary in this Section 6.09 or any other provision of any Loan Document, none of GBT, the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets, commercially sensitive information or non-financial proprietary information~~,~~; (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) ~~is prohibited by Law or any binding agreement or (iii) that is subject to attorney client~~would result in a waiver or loss of, or otherwise jeopardize, any attorney-client or similar privilege or ~~constitutes~~any attorney work product protection; provided that, in the case of ~~clauses (ii) and (iii) that~~this clause (ii), to the extent such information would have otherwise been specifically required to be provided pursuant to this Agreement, GBT and the Borrower shall use commercially reasonable efforts to ~~obtain, or cause to be obtained, waivers from the applicable binding agreement or privilege, as the case may be.  Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties, their Subsidiaries and~~

~~their respective assets for internal use by the Administrative Agent and the Lenders.~~allow for such disclosure (or as much of it as possible) in a manner that would not result in a waiver or loss of, or otherwise jeopardize, such privilege or protection; or (iii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by or would violate any Law, any binding agreement, or any obligation of confidentiality from a third party binding on any Loan Party or any Subsidiary so long as such confidentiality obligation was not entered into in contemplation of the avoidance of disclosure pursuant hereto; provided that, in the case of this clause (iii), to the extent such information would have otherwise been specifically required to be provided pursuant to this Agreement, GBT and the Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon any Loan Party obtaining knowledge that such information is being withheld pursuant to this clause (iii) (but solely if providing such notice would not violate such obligation of confidentiality, any other binding agreement or any applicable Law, rule or regulation).

Section 6.10.Additional Guarantors; Collateral.

(a)Subject to the limitations set forth herein and in the Agreed Security Principles and in the Collateral Documents, each Loan Party will (i) take, or cause to be taken, all actions (limited to commercially reasonable actions, where so stated in the Agreed Security Principles and in the Collateral Documents) necessary or reasonably requested by the Administrative Agent or Collateral Agent to ensure that the requirements set forth in the Agreed Security Principles are satisfied when required to be satisfied and (ii) promptly following the reasonable request by the Administrative Agent or the Collateral Agent (x) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (y) do, execute, acknowledge, deliver, record, re-record, file, refile, register and re-register such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement, the Agreed Security Principles and the Collateral Documents, including, subject to the Agreed Security Principles, to (A) subject to the Liens created by any of the Collateral Documents any of the property, rights or interests covered by any of the Collateral Documents, (B) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (C) to convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights now or hereafter granted to the Secured Parties.

(b)~~as~~As of each Guarantor Coverage Test Date, ensure that no less than 70% of Consolidated Total Assets of GBT and its ~~Restricted~~ Subsidiaries for the Test Period ending on such Guarantor Coverage Test Date shall be attributable, in the aggregate, to GBT and each Restricted Subsidiary that is a Loan Party as of such Guarantor Coverage Test Date (or that became a Loan Party after such date but on or prior to the relevant Guarantor Coverage Certification Date) (the requirements set forth in this clause (b) being referred to herein as the “Guarantor Coverage Test”); provided that:

(i) such 70% Guarantor Coverage Test shall be calculated using Consolidated EBITDA of GBT and its ~~Restricted~~ Subsidiaries (rather than Consolidated Total Assets) from and after the first date after the Second Amendment Effective Date on which Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $100,000,000; ~~provided, further, that,~~

(ii)solely for purposes of any calculation of the Guarantor Coverage Test pursuant to this Section 6.10(b), Consolidated Total Assets or Consolidated EBITDA, as applicable, shall be determined as if references to GBT and the Restricted Subsidiaries in the definition of the term “Consolidated Total Assets” or “Consolidated EBITDA” (and in the component financial definitions used therein), as applicable, were references to GBT and all of its

Subsidiaries; and

(iii)the failure to satisfy the Guarantor Coverage Test as of any Guarantor Coverage Test Date will not constitute a Default or Event of Default if, (x) no later than thirty (30) days after the relevant Guarantor Coverage Certification Date (or such later date as the Administrative Agent shall approve in its sole discretion), one or more Restricted Subsidiaries (sufficient to have satisfied the Guarantor Coverage Test as of the relevant Guarantor Coverage Test Date had such entities been Loan Parties as of such date) shall have become additional Guarantors by executing and delivering to the Agents a supplement or joinder to the Guaranty and will provide to the Administrative Agent, all documentation and other information about such additional Guarantor as has been reasonably requested by the Administrative Agent or any of the Lenders in writing that the Administrative Agent or such Lender reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (y) no later than sixty (60) days (or such later date as the Administrative Agent shall approve in its sole discretion) after the relevant Guarantor Coverage Certification Date, such additional Guarantors shall take, or cause to be taken, all actions necessary or reasonably requested by the Administrative Agent or Collateral Agent to ensure the requirements to create and perfect Security (as defined in the Agreed Security Principles) over all of its assets are satisfied in accordance with the Agreed Security Principles.

(c)At the option of the Borrower in consultation with the Administrative Agent, additional Guarantors pursuant to clause (b) above may include one or more Restricted Subsidiaries incorporated, organized or formed under the laws of a jurisdiction in which none of the existing Loan Parties are incorporated, organized or formed.  In the event any additional Guarantors are required to be joined pursuant to clause (b) above that have not been joined prior to the relevant Guarantor Coverage Certification Date, GBT shall use commercially reasonable efforts to identify the proposed additional Guarantor(s) in the relevant Compliance Certificate.

Section 6.11.Use of Proceeds and Letters of Credit.  Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement; provided that no part of the proceeds of any Loan will be used, whether directly or indirectly, for the purpose of purchasing or carrying, or to extend credit to others for the purpose of purchasing or carrying any “margin stock” as defined in Regulation T, U or X of the FRB or for any other purpose that entails a violation of any such regulations.

Section 6.12.Further Assurances and Post-Closing Conditions.

(a)Subject to the limitations set forth herein and in the Agreed Security Principles and in the Collateral Documents, promptly ~~upon~~following the reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to  carry out more effectively the purposes of this Agreement, the Agreed Security Principles and the Collateral Documents, including, subject to the express limitations set forth herein and in the Agreed Security Principles and in the Collateral Documents, to (x) subject to the Liens created by any of the Collateral Documents any of the property, rights or interests covered by any of the Collateral Documents, (y) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (z) ~~to~~ convey, grant, collaterally assign~~, transfer~~, preserve, protect and confirm to the Collateral Agent, for the benefit of the Secured Parties, the rights now or hereafter granted to the Collateral Agent, for the benefit of the Secured Parties.

(b)Within the time periods specified on Schedule 1.01B under the heading “Post-Closing Obligations” (as each may be extended by the Administrative Agent in its sole discretion), the Borrower or other applicable Loan Party shall deliver, or cause to be delivered, such Collateral Documents and other documentation to the Administrative Agent, and complete such undertakings, as are set forth on such schedule.

Section 6.13.Designation of Subsidiaries.  The Board of Directors of the Borrower may designate (a) any Restricted Subsidiary (other than a Loan Party) as an Unrestricted Subsidiary (but only to the extent such designation was made prior to, but not following, the Second Amendment Effective Date) or (b) any Unrestricted Subsidiary as a Restricted Subsidiary at any time, in any such case, by notice to the Administrative Agent; provided that, in each case, no Event of Default is then continuing or would result therefrom. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by GBT therein at the date of designation in an amount equal to the Fair Market Value of GBT’s direct or indirect investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the Incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.  Notwithstanding anything to the contrary herein, it is acknowledged and agreed that (i) as of the Second Amendment Effective Date, Hogg Robinson (1987) Pension Scheme Trustee Limited is the only Unrestricted Subsidiary, and (ii) from and after the Second Amendment Effective Date (x) the Board of Directors of the Borrower shall not designate any additional Unrestricted Subsidiaries for purposes of the Loan Documents and (y) all references to and provisions herein or in any of the other Loan Documents relating to an “Unrestricted Subsidiary” or “Unrestricted Subsidiaries” shall be deemed to refer only to Hogg Robinson (1987) Pension Scheme Trustee Limited for all purposes of the Loan Documents.

Section 6.14.Payment of Taxes.  Each Loan Party will timely pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of any Loan Party or any of the Restricted Subsidiaries not otherwise permitted under this Agreement; provided that neither GBT, the Borrower nor any of the Restricted Subsidiaries shall be required to pay or discharge any such Tax or claim which is being contested in good faith and by ~~proper~~appropriate proceedings if ~~it~~GBT or a Restricted Subsidiary has maintained adequate reserves with respect thereto in accordance with GAAP or IFRS~~, as applicable~~ or generally accepted accounting principles that are (x) applicable in such Restricted Subsidiary’s jurisdiction of organization) and (y) ordinarily used by such Restricted Subsidiary to maintain its individual books and records), or if the failure to pay or discharge would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.15.Nature of Business.  GBT, the Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by GBT, the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental, related, complimentary, synergistic or ancillary to any of the foregoing or reasonable extensions thereof.

Section 6.16.End of Fiscal Years; Fiscal Quarters.  GBT will not change its fiscal year from ending on December 31; provided, however, that GBT may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed), in which case GBT, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and the other Loan Documents that are necessary in order to reflect such change in financial reporting.

Section 6.17.Centre of Main Interests and Establishment.  No Loan Party incorporated in a member state of the European Union shall, without the prior written consent of the Administrative Agent, take any action that shall cause its centre of main interests (as that term is used in Article 3(1) of the Regulation) to be situated outside of its jurisdiction or country of incorporation except for a change made primarily for tax purposes to the extent such change would not be materially adverse to the interests of the Administrative Agent or the Lenders in respect of the Loan Documents.

Section 6.18.Credit Ratings.  Use commercially reasonable efforts to maintain (i) a public credit rating for the Initial Term Facility and (ii) GBT Dutch Parent’s (or, if requested or required by the applicable rating agencies, a different Parent Entity’s) public corporate family credit rating; provided that in neither case shall any specific rating be required.

~~Section 6.19. Shareholder Commitment Letter.  The Borrower shall (a) during each fiscal quarter of 2021, make a draw under one or more of the Shareholder Commitment Letters on or before the Tranche B-2 Incremental Facility Funding Date occurring in such fiscal quarter (or, if no such Tranche B-2 Facility Funding Date occurs in such fiscal quarter, on or before the last day of such fiscal quarter) in an aggregate amount for such fiscal quarter of at least $50,000,000 and (b) otherwise make draws from any additional remaining equity commitment amounts under one or more of the Shareholder Commitment Letters as necessary to comply with its obligations under this Agreement; provided that this Section 6.19 shall only apply prior to the consummation of a Qualifying IPO.~~

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Hedging Obligations, Cash Management Obligations and contingent indemnification obligations and other contingent obligations) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless such Letters of Credit have been Cash Collateralized), no Loan Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01.Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, rights, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens created pursuant to (i) the Loan Documents to secure the Obligations, (ii) the Permitted Additional Debt Documents securing Permitted Additional Debt Obligations permitted to be incurred under Section 7.03(u) (provided that such Liens do not extend to any assets that are not Collateral); provided that (A) in the case of Liens on the Collateral securing Permitted Additional Debt Obligations that constitute First Lien Obligations pursuant to subclause (ii) above, (x) such Permitted Additional Debt Obligations shall not be in the form of loans or commitments with respect thereto and (y) the applicable Permitted Additional Debt Secured Parties (or a representative thereof on behalf of such holders) shall have entered into with the Administrative Agent and/or the Collateral Agent an Equal Priority Intercreditor Agreement or another Customary Intercreditor Agreement, which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations shall rank equal in priority with the Liens on the Collateral securing the Obligations (but without regard to control of remedies) and (B) in the case of Liens on the Collateral securing Permitted Additional Debt Obligations that do not constitute First Lien Obligations pursuant to subclause (ii) above, the applicable Permitted Additional Debt Secured Parties (or a representative thereof on behalf of such holders) shall have entered into with the Administrative Agent and/or the Collateral Agent the Junior Lien Intercreditor Agreement or a Customary Intercreditor Agreement, which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations shall rank junior to the Liens on the Collateral securing the Obligations and any other First Lien Obligations, (iii) any documentation in connection with any Incremental Term Loans or Incremental Revolving Credit Commitments and (iv) any Refinancing Amendment; provided, that the applicable holders of the Refinancing Amendment Debt (or a representative thereof on behalf of such holders) shall have entered into with the Administrative Agent and/or the Collateral Agent: (x) an Equal Priority Intercreditor Agreement or another Customary Intercreditor Agreement, which agreement shall provide that the Liens on the Collateral securing such Refinancing Amendment Debt shall rank equal in priority with the Liens on the Collateral securing the Obligations (but without regard to control of remedies) or (y) a Junior Lien Intercreditor Agreement or another Customary Intercreditor Agreement, which agreement shall provide that the Liens on the Collateral securing such Refinancing Amendment Debt shall rank junior to the Liens on the Collateral securing the Obligations and any other First Lien Obligations.  Without any further consent of the Lenders or the Secured Parties, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) to the Collateral Documents or a Customary Intercreditor Agreement to effect the provisions contemplated by this Section 7.01(a);

(b)Liens existing on the Closing Date and set forth on Schedule 7.01(b) or, to the extent not listed in such Schedule, Liens securing Indebtedness or other obligations with an individual value not in excess of $5,000,000; provided that (i) such Lien does not extend to any other property or asset of GBT, the Borrower or any Restricted Subsidiary other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted by Section 7.03 and (B) the proceeds and products thereof and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 7.03;

(c)Liens for Taxes, assessments or governmental charges which are not yet due and payable or which are either (i) being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP (or ~~IFRS or~~in accordance with IFRS or generally accepted accounting principles that are (x) applicable in such Restricted Subsidiary’s jurisdiction of organization and (y) ordinarily used by such Restricted Subsidiary to maintain its individual books and records) or (ii) with respect to which the failure to make payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)inchoate, statutory or common law Liens and other Liens arising by operation of law (other than any Lien imposed by ERISA), including landlords, lessors, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts (i) that are not overdue for a period of more than 30 days or if more than 30 days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (ii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(e)(i) pledges, deposits or other Liens ~~arising as a matter of law~~ in the ordinary course of business in connection with workers’ compensation laws, payroll taxes, unemployment insurance laws or similar legislation, general liability or property insurance and/or other social security legislation and (ii) pledges ~~and~~, deposits and Liens in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit ~~or~~, bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to GBT, the Borrower or any Restricted Subsidiary;

(f)Liens incurred or deposits made to secure the performance of bids, ~~trade~~tenders, contracts, governmental contracts and leases (other than Indebtedness for borrowed money and Capitalized Leases), statutory obligations, regulatory requirements, surety, stay, customs and appeal bonds, performance bonds, bid, indemnity, warranty, release, appeal and similar bonds, and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case, incurred in the ordinary course of business and obligations in respect of letters of credit, bank guarantee or similar instruments that have been posted to support the same;

(g)easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of GBT and its Restricted Subsidiaries, taken as a whole;

(h)Liens securing judgments, attachments or awards for the payment of money not constituting an Event of Default under Section 8.01(g);

(i)Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, construction, repair, replacement, lease or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one creditor may be cross-collateralized to other financings of equipment provided by such lender;

(j)Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k)Liens (i) of a collection bank (including those arising under Section 4-210 of the Uniform Commercial Code) on the items in the course of collection, (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking industry and (iii) attaching to commodity trading accounts, or other commodity brokerage accounts incurred in the ordinary course of business;

(l)Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)Liens securing Indebtedness permitted under (i) Section 7.03(e)(i) in favor of GBT, the Borrower or a Restricted Subsidiary (other than such Liens granted by a Loan Party in favor of a Non-Loan Party) (provided that, solely with respect to Indebtedness required to be Subordinated Debt under Section 7.03(e)(i), such Lien shall be subordinated to the Liens on the Collateral securing the Obligations to the same extent) and (ii) Section 7.03(i); provided that, with respect to Liens securing Indebtedness Incurred pursuant to Section 7.03(i), such Liens do not extend to any assets that are not Collateral;

(n)Liens existing on property at the time of its acquisition or existing on the property (including capital stock) of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder and require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03;

(o)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by GBT, the Borrower or any Restricted Subsidiaries in the ordinary course of business;

(p)Liens on Indebtedness permitted under Section 7.03(m);

(q)Liens arising from precautionary Uniform Commercial Code financing statement filings;

(r)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(s)any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(t)Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(u)the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (n) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(v)ground leases in respect of real property on which facilities owned or leased by GBT, the Borrower or any of the Restricted Subsidiaries are located, including any statutory and common law landlords’ liens thereunder;

(w)Liens on property of a Non-Loan Party securing Indebtedness of such Non-Loan Party permitted to be incurred by Section 7.03;

(x)Liens solely on any cash earnest money deposits made by GBT, the Borrower or any of their Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(y)Liens not otherwise permitted by this Section 7.01; provided that ~~at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof,~~ the aggregate outstanding amount of Indebtedness and other obligations secured thereby does not exceed ~~(x) if subclause (y) below is not applicable at the relevant time of determination, $50,000,000 or (y) if at such time (A) the Total Net Leverage Ratio shall be less than or equal to 3.00:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period and (B) Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $75,000,000, the greater of (i) $100,000,000 and (ii) 45% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Lien is incurred;~~$50,000,000 at any time, it being agreed that no such Liens pursuant to this clause (y) shall be Liens on the Collateral securing First Lien Obligations;

(z)Liens securing Swap Contracts submitted for clearing in accordance with applicable Law;

(aa)Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents permitted under Section 7.02;

(bb)Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor or partner of such joint venture;

(cc)Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided that such satisfaction or discharge is permitted hereunder;

(dd)Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the ordinary conduct of the business of GBT or any Restricted Subsidiary; provided that such Liens do not materially interfere with the ordinary conduct of the business of GBT or any Restricted Subsidiary;

(ee)servicing agreements, development agreements, site plan agreements, subdivision agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the real property of GBT or any Restricted Subsidiary; provided that the same do not materially interfere with the ordinary conduct of the business of GBT or any Restricted Subsidiary including, without limitation, any obligations to deliver letters of credit and other security as required;

(ff)the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of GBT or any Restricted Subsidiary, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(gg)leases or subleases of the properties of any of GBT or any Restricted Subsidiary granted by such Person to third parties, in each case entered into in the ordinary course of such Person’s business and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of GBT or any Restricted Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(hh)non-exclusive licenses and sublicenses of IP Rights granted by GBT or any Restricted Subsidiary in the ordinary course of business that do not interfere in any material respect with the ordinary conduct of the business of GBT or any Restricted Subsidiary;

(ii)~~Liens securing Indebtedness or other obligations on assets that are not Collateral; provided that, at the time of Incurrence of the Indebtedness or other obligations secured thereby, the Total~~

~~Net Leverage Ratio does not exceed 2.50:1.00, in each case, calculated on a pro forma basis, including the application of the proceeds thereof, as of the last day of the most recently ended Test Period;~~[reserved];

(jj)leases, licenses, subleases or sublicenses and Liens on the property covered thereby which do not (i) interfere in any material respect with the business of GBT and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(kk)any interest or title of a lessor or sublessor under leases or subleases entered into by GBT or any of its Restricted Subsidiaries in the ordinary course of business;

(ll)Liens securing Indebtedness permitted under Section 7.03(~~r), Section 7.03(~~t) ~~and Section 7.03(u), in each case~~, to the extent contemplated by, and subject to the limitations set forth in such provisions; provided that (i) to the extent such Lien is on all or a portion of the Collateral, the beneficiaries thereof (or an agent or trustee on their behalf) shall have become party to an Customary Intercreditor Agreement pursuant to the terms thereof and (ii) no such Indebtedness of a Non-Loan Party shall be secured pursuant to this Section 7.01(ll) by Liens on assets constituting Collateral;

(mm)with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Law;

(nn)Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying government reimbursement program costs and other actions or claims pertaining to the same or related matters or other medical reimbursement programs;

(oo)receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(pp)the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business; and

(qq)Liens on Equity Interests of Unrestricted Subsidiaries~~; and~~.

~~(rr) Liens on assets that do not constitute Collateral (including any assets or property held in escrow) (other than assets that do not constitute Collateral pursuant to clause (vi) or (vii) of the definition of Excluded Assets).~~

For purposes of determining compliance with this Section 7.01, if any Lien (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify such Lien (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Lien so long as the Lien (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Section 7.02.Investments. Make any Investments, except:

(a)Investments by GBT or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b)loans or advances to officers, directors, partners ~~and~~, managers, employees, consultants and independent contractors of GBT (or any ~~direct or indirect parent thereof~~Parent Entity), the Borrower or any Restricted Subsidiary (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of GBT (or any other Parent Entity thereof) (provided that the amount of such loans and advances shall be contributed to GBT or the Borrower in cash as common equity (or any other form of equity reasonably satisfactory to the Administrative Agent) or used to satisfy tax obligations owed by such Persons on account of sale of the Target Shares in connection with the consummation of the Target Acquisition) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed the greater of (x) $12,000,000 and (y) 5.0% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Investment is incurred (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date;

(c)asset purchases (including purchases of inventory, supplies, equipment and materials), the lease or sublease of any asset, or licensing or contribution of IP Rights pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d)Investments (i) by any Loan Party in any other Loan Party, (ii) by any Restricted Subsidiary in any Loan Party, (iii) by any Non-Loan Party in any other Non-Loan Party, and (iv) by any Loan Party in any Non-Loan Party ~~or by GBT and any Restricted Subsidiary in any joint venture~~; provided that Investments made pursuant to subclause (iv) of this Section 7.02(d) after the Second Amendment Effective Date (when aggregated, without duplication, with the amount of outstanding Indebtedness incurred after the Second Amendment Effective Date pursuant to Section 7.03(aa)(iii)) shall not exceed an aggregate amount at any time outstanding, measured at the time such Investment is made, as valued at the Fair Market Value at the time each such Investment is made and including all related commitments for future Investments, equal to (~~I) (~~x) if subclause (I)(y) below is not applicable at the relevant time of determination, $25,000,000 or (y) if at such time (1) the Total ~~Net~~ Leverage Ratio shall be less than or equal to 3.00:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period and (2) Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $75,000,000, the greater of (A) $100,000,000 and (B) 45% of Consolidated EBITDA of GBT and its Restricted Subsidiaries (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date~~, plus (II) the Total Available Amount at such time (provided that, at the time of any Investment made utilizing the Available Amount, no Event of Default shall have occurred and be continuing or would result therefrom);~~ ; provided that nothing in this clause (d) shall prohibit the consummation of substantially concurrent Investments in connection with intercompany restructurings so long as such Investment is permitted by Section 7.02 after giving effect to such transfer; provided, further, that the proceeds of the Revolving Credit Facility and Swing Line Loans shall not be used for Investments permitted under this Section 7.02(d)(iv);

(e)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f)Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Section 7.01, Section 7.03 (other than Section 7.03(e) or 7.03(j)(ii)(z)), Section 7.04 (other than Section 7.04(e)), Section 7.05 (other than Section 7.05(e)) and Section 7.06 (other than Section 7.06(d)), respectively;

(g)Investments existing on the Closing Date or consisting of any modification, replacement, renewal, reinvestment or extension of any Investment existing on the Closing Date; provided that the aggregate amount of the Investments permitted pursuant to this Section 7.02(g) is not increased from the aggregate amount of such Investments on the Closing Date except pursuant to the express terms of such Investment as of the Closing Date (as disclosed in writing to the Administrative Agent, other than with respect to any such existing Investment, together with the amount of any such increases thereto, having an individual value not in excess of $5,000,000) or as otherwise permitted by this Section 7.02;

(h)Investments in Swap Contracts permitted under Section 7.03(h);

(i)promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(j)the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of GBT (including as a result of a merger or consolidation) (each, to the extent complying with the proviso to this Section 7.02(j), a “Permitted Acquisition”); provided that:

(i) ~~(i)~~immediately after giving pro forma effect to any such purchase or other acquisition, (x) no Specified Event of Default (in the case of a Limited Condition Transaction, tested on the relevant LCA Test Date) has occurred and is continuing, and (y) the applicable Loan Party or Restricted Subsidiary is in compliance with Section 6.15 ~~and (ii) to the extent required by~~ ,

(ii)solely with respect to any such purchase or other acquisition to be consummated after the Tranche B-3 Term Facility Signing Date, at the time of such purchase or other acquisition is consummated, immediately after giving pro forma effect thereto, the Total Leverage Ratio is not greater than 4.00:1.00 as of the last day of the Test Period most recently ended on or prior to the making of such Investment; provided that this subclause (ii) shall not apply to any such purchase or other acquisition with respect to which the purchase price consideration for such purchase or other acquisition is (x) satisfied or made with Qualified Equity Interests (other than any Cure Amount) of GBT (or of any Parent Entity of GBT), (y) paid with proceeds received by GBT as cash equity substantially concurrently with the consummation thereof or within a 12-month period prior thereto from any capital contribution or other issuances of Qualified Equity Interests (other than any Cure Amount) of GBT (or of any Parent Entity of GBT) (or issuances of Indebtedness of GBT or one of its Restricted Subsidiaries that have been converted into or exchanged for any such Qualified Equity Interests) (other than intercompany equity contributions among GBT and its Restricted Subsidiaries), not including proceeds received directly or indirectly from the Business Combination Transaction and/or (z) otherwise permitted by clause (iii) below;

(iii)the amount (as valued at the time such purchase or other acquisition is consummated and based on the maximum reasonably anticpated amount thereof in the case of earn-outs or other contingent consideration), without duplication, of GBT’s and its Restricted Subsidiaries’ obligations for any portion of the purchase price consideration for such purchase or other acquisition deferred for payment at any future time after the consummation of such purchase or other acquisition (including any “earn-outs” and other agreements as purchase consideration for such transaction to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business, but excluding net debt and working capital adjustments) shall not exceed $75,000,000 incurred in any fiscal year with respect to all such purchases or other acquisitions to be consummated after the Tranche B-3 Term Facility Signing Date, in any such case of this subclause (iii), except to the extent (x) expressly permitted to be satisfied or made with Qualified Equity Interests (other than any Cure Amount) of GBT (or of any Parent Entity of GBT), and/or (y) paid with amounts that were escrowed or expressly reserved (which escrow or reserve shall be maintained at all times by GBT and its Restricted Subsidiary to the extent that any such amount may still be payable in accordance with the terms of the related acquisition agreement documentation except to the extent amounts have been applied to any such required payment) (the required amount of any such escrow or reserve, an “Acquisition Consideration Escrow Amount”) for such obligations from proceeds reserved received by GBT as cash equity substantially concurrently with the consummation thereof or within a 12-month period prior thereto from any capital contribution or other issuances of Qualified Equity Interests (other than any Cure Amount) of GBT (or of any Parent Entity of GBT) (or issuances of Indebtedness of GBT or one of its Restricted Subsidiaries that have been converted into or exchanged for any such Qualified Equity Interests) (other than intercompany equity contributions among GBT and its Restricted Subsidiaries), not including proceeds received directly or indirectly from the Business Combination Transaction; and

(iv)to the extent required by the Agreed Security Principles, (x) the property, assets and businesses acquired in such purchase or other acquisition shall become Collateral and (y) if such transaction is consummated in reliance on the Total Leverage Ratio test set forth in subclause (ii) above any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary) shall become Guarantors, in each case in accordance with Section 6.10;

(k)the Transactions, the Target Acquisition and the Target Pension Arrangements (including any payments of obligations and liabilities under the Target Pension Arrangements);

(l)Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy ~~or~~, reorganization or similar arrangements of suppliers ~~and~~, customers and other trade creditors or in settlement, resolution or compromise of delinquent obligations of, or other disputes with, customers ~~and~~, suppliers and other trade creditors arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n)any additional Investments (including Investments in minority investments, Investments in ~~Unrestricted Subsidiaries, Investments in~~ joint ventures or similar entities that do not constitute ~~Restricted~~ Subsidiaries, Investments constituting Permitted Acquisitions and Investments in Restricted Subsidiaries that are not, and do not become, Subsidiary Guarantors, but excluding any Investments in Unrestricted Subsidiaries), as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of any such Investment made after the ~~Second Amendment Effective~~Tranche B-3 Term Facility Signing Date shall not cause the aggregate amount of all such Investments made after the ~~Second Amendment Effective~~Tranche B-3 Term Facility Signing Date pursuant to this Section 7.02(n) measured (as valued at the Fair Market Value at such time that the Investment is made) at the time such Investment is made, to exceed, after giving effect to such Investment, the sum of (i) ~~(x) if subclause (i)(y) below is not applicable at the relevant time of determination, $50,000,000 or (y) if at such time (1) the Total Net Leverage Ratio shall be less than or equal to 3.00:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period and (2) Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $75,000,000, the greater of (A) $100,000,000 and (B) 45% of Consolidated EBITDA of GBT and~~

~~its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Investment is incurred (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date, (ii) the Total Available Amount at such time~~$50,000,000, (ii) [reserved], and (iii) an amount equal to any unused amounts reallocated from Section 7.06(j)(ii) and Section 7.08(a)(v); provided further that~~, at the time of any Investment made utilizing the Available Amount, no Event of Default shall have occurred and be continuing or would result therefrom; provided further that~~  the proceeds of the Revolving Credit Facility and Swing Line Loans shall not be used for Investments permitted under this Section 7.02(n) ~~and provided further that the aggregate amount of Investments made by any Loan Party in any Non-Loan Party after the Second Amendment Effective Date pursuant to Section 7.02(n)(i) shall not exceed $25,000,000~~;

(o)advances of payroll payments to, or other advances of salaries or compensation to, officers, partners, managers, employees, directors, consultants, independent contractors or other service providers ~~or other advances of salaries or compensation to employees, directors, consultants, independent contractors or other service providers~~of GBT (or any Parent Entity), the Borrower or any Restricted Subsidiary, in each case, in the ordinary course of business;

(p)Guarantees of GBT, the Borrower or any Restricted Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(q)Investments to the extent that payment for such Investments is (x) made solely with Qualified Equity Interests (other than any Cure Amount) of GBT (or of any Parent Entity of GBT)~~;~~ or (y) paid with proceeds received by GBT as cash equity substantially concurrently with the consummation thereof or within a 12-month period prior thereto from any capital contribution or other issuances of Qualified Equity Interests (or issuances of Indebtedness that have been converted into or exchanged for Qualified Equity Interests) (other than intercompany equity contributions among GBT and its Restricted Subsidiaries), not including proceeds received directly or indirectly from the Business Combination Transaction;

(r)Guarantees of GBT, the Borrower or any Restricted Subsidiary in connection with the provision of credit card payment processing services and similar electronic payment processing services;

(s)contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower (or any Parent Entity thereof);

(t)Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(u)Investments made to acquire, purchase, repurchase or retire Equity Interests of GBT (or any Parent Entity thereof) owned by any employee equity ownership plan or similar plan of GBT, the Borrower, or any Restricted Subsidiary;

(v)Investments held by any Person acquired by GBT, the Borrower or a Restricted Subsidiary after the Closing Date or of any Person merged into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamate or consolidation and were in existence on the date of such acquisition, amalgamation, merger or consolidation;

(w)Restricted Subsidiaries of GBT may be established or created if GBT, the Borrower, and such Restricted Subsidiary comply with the requirements of Section 6.10, if applicable (it being understood that any contribution or other Investment of cash or other assets in such Restricted Subsidiary (other than nominal amounts required to establish such entity and complete other corporate formalities in the relevant jurisdiction) must be permitted by another clause of this Section 7.02); provided that in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 7.02, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Restricted Subsidiary shall not be required to take the actions set forth in Section 6.10 until later of (x) the consummation of the respective acquisition ~~is consummated~~and (y) such later applicable time required by the Agreed Security Principles (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(x)additional Investments; provided that, at the time of such Investment is made, after giving pro forma effect thereto, (A) the ~~Total Net~~Secured Leverage Ratio is not greater than 3.00:1.00 as of the last day of the Test Period most recently ended on or prior to the making of such Investment, and (B) ~~Consolidated EBITDA of GBT and its Restricted Subsidiaries for~~the Total Leverage Ratio is not greater than 4.00:1.00 as of the last day of the Test Period most recently ended ~~exceeds $75,000,000~~on or prior to the making of such Investment;

(y)Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(z)loans and advances to GBT (or any Parent Entity thereof) in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such direct or indirect ~~parent~~Parent Entity in accordance with Section 7.06; provided that any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 7.06 by a corresponding amount (if such applicable provision of Section 7.06 contains a maximum amount);

(aa)non-cash Investments to the extent arising solely from a subsequent increase in the value (excluding any value for which any additional consideration of any kind whatsoever has been paid or otherwise transferred, directly or indirectly, by, or on behalf of, GBT, Borrower or any of their Restricted Subsidiaries) of an Investment otherwise permitted hereunder and made prior to such subsequent increase in value;

(bb)reorganizations and other activities related to tax planning; provided that, unless the prior consent of the Required Lenders has been obtained, which shall not be unreasonably withheld, any such reorganization or other activities related to tax planning (i) shall not be materially adverse to the interests of the Lenders in connection with the Transactions and (ii) shall not result in the release of any Liens or Guarantees provided in favor of the Collateral Agent under any Loan Document;

(cc)Guarantees of GBT, the Borrower, or their Restricted ~~Subsidiaries or Non-Loan Party~~ Subsidiaries permitted under Section 7.03 (other than Section 7.03(e) or 7.03(j)(ii)(z));

(dd)Obligations that are cancelled immediately upon acquisition thereof by a Purchasing Borrower Party pursuant to Section 10.07(j);

(ee)Investments in joint ventures in a Similar Business ~~after the Closing Date in an~~; provided that the aggregate amount for all such Investments ~~not to~~made pursuant to this Section 7.02(ee) after the Tranche B-3 Term Facility Signing Date shall not exceed, at the time such Investment is made and after giving effect to such Investment, the sum of (i) ~~an amount equal to the greater of (x) $50,000,000 and (y) 25% of Consolidated EBITDA of GBT and its Restricted Subsidiaries as of the last day of the most recently ended Test Period as of such time~~$200,000,000 plus (ii) the aggregate amount of any cash repayment of or return on such Investments theretofore received by GBT or any Restricted Subsidiary after the Closing Date;

(ff)the forgiveness, discounting, write-off, cancellation or conversion to equity of any intercompany Indebtedness owed to GBT or any of its Restricted Subsidiaries, in each case permitted by Section 7.03; provided that (i) after giving effect thereto, there is no material adverse impact on the value (when taken as a whole) of the (x) Collateral granted to the Collateral Agent for the benefit of the Secured Parties or (y) Guarantees in favor of the Lenders and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom

(gg)Investments (i) in any captive insurance companies that are Restricted Subsidiaries in an aggregate amount not to exceed 150% of the minimum amount of capital required under the laws of the jurisdiction in which such captive insurance companies is formed (plus any excess capital generated as a result of any such prior investment that would result in a materially unfavorable tax or reimbursement impact if distributed), and other investments in any captive insurance companies that are Restricted Subsidiaries to cover reasonable general corporate and overhead expenses of such captive insurance companies, (ii) by any captive insurance companies that are Restricted Subsidiaries or (iii) in any captive insurance companies that are Restricted Subsidiaries in connection with a push down by GBT or any of its Restricted Subsidiaries of insurance reserves;

(hh)Investments by any Foreign Subsidiary in debt securities issued by any nation in which such Foreign Subsidiary has cash which is the subject of restrictions on export, or any agency or instrumentality of such nation or any bank or other organization organized in such nation, in an aggregate amount not to exceed $40,000,000 at any time outstanding;

(ii)to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights, in each case in the ordinary course of business;

(jj)(x) non-cash Investments made in connection with tax planning, reorganization and/or legal entity rationalization activities and (y) intercompany transactions undertaken in good faith for the purpose of improving the tax efficiency of GBT and its Restricted Subsidiaries and/or legal entity rationalization activities, and not for the purpose of circumventing any covenant set forth herein; provided that, after giving effect thereto (and any additional or replacement Liens and/or Guarantees provided in connection therewith or as a result thereof), there is no material adverse impact on the value (when taken as a whole) of (A) the Collateral granted to the Collateral Agent for the benefit of the Secured Parties or (B) the Guarantees in favor of the Lenders; and

(kk)intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures Incurred in the ordinary course of business in connection with the cash management operations of GBT and its Subsidiaries and Investments of the type described in clause (B) of the last paragraph of the definition of “Indebtedness”.

For purposes of determining compliance with this Section 7.02, (a) if any Investment (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification and (b) the outstanding amount of any Investment shall be the amount initially invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment. Notwithstanding anything to the contrary in this Agreement, in no event shall any Loan Party transfer its rights to any Material Intellectual Property or any Amex Agreement, in any such case, to any Non-Loan Party or Unrestricted Subsidiary or other Affiliate pursuant to this Section 7.02 (it being understood that this sentence shall not restrict non-exclusive intercompany licensing or sublicensing arrangements).

Section 7.03.Indebtedness. Incur any Indebtedness, except:

(a)Indebtedness of GBT, the Borrower and any of their Subsidiaries under the Loan Documents (including pursuant to Sections 2.14, 2.15 and 2.17);

(b)[Reserved];

(c)Indebtedness existing on the Closing Date (x) with an individual value not in excess of $5,000,000 or (y) listed on Schedule 7.03(c) and in each case of the foregoing clauses (x) and (y), any Permitted Refinancing Indebtedness thereof;

(d)Guarantees of GBT, the Borrower and their Restricted Subsidiaries in respect of Indebtedness of GBT or any of its Subsidiaries otherwise permitted hereunder; provided that (i) if the Indebtedness being guaranteed is subordinated in right of payment to the Obligations, such Guarantees shall be subordinated in right of payment to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, and (ii) no Guarantee by any Restricted Subsidiary of any Indebtedness for borrowed money of a Loan Party shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations;

(e)Indebtedness of GBT, the Borrower or any Restricted Subsidiary (i) owing to GBT, the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party pursuant to this clause (i) shall be subject to the Subordinated Intercompany Note or (ii) owing to any Permitted Holder, any Parent Entity that is not a Loan Party or any other direct or indirect shareholder of such a Parent Entity or GBT; provided that all such Indebtedness pursuant to this clause (ii) shall be unsecured and subordinated in right of payment to the Obligations on terms reasonably acceptable to the Administrative Agent and shall mature no earlier than 91 days following the Latest Maturity Date (as in effect on the date of incurrence of such Indebtedness);

(f)(i) Capitalized Lease Obligations, Purchase Money Obligations and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement, lease or improvement of fixed or capital assets; provided that (x) such Indebtedness is Incurred concurrently with or within two hundred seventy (270) days after the applicable acquisition, construction, repair, replacement, lease or improvement, (y) such Indebtedness is not incurred to acquire the Equity Interests of any Person, and (z) the aggregate principal amount of such Indebtedness pursuant to clause (i) (when aggregated with the amount of Permitted Refinancing Indebtedness pursuant to clause (ii) in respect of such Indebtedness then outstanding), measured at the time of Incurrence and after giving pro forma effect thereto and the use of the proceeds thereof, shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, exceed the greater of (a) $60,000,000 and (b) 15% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such

Indebtedness is Incurred (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date, and (ii) any Permitted Refinancing Indebtedness set forth in the immediately preceding clause (i);

(g)subject to the limitations contained in Section 7.02(j)(iii) (to the extent applicable), Indebtedness incurred by GBT or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(h)Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes;

(i)Indebtedness assumed after the Closing Date in connection with any Permitted Acquisition (or similar Investment not prohibited hereunder); provided that (A) the only obligors with respect to any Indebtedness Incurred pursuant to this clause (i) shall be those Persons who were obligors of such Indebtedness prior to such Permitted Acquisition or Investment (or in the case of a purchase of assets not constituting Equity Interests, the purchaser of such assets), (B) such Indebtedness was not created in contemplation of such Permitted Acquisition or Investment and (C) to the extent such Indebtedness is secured by a Lien on any assets or property of GBT, Borrower or any Restricted Subsidiary, it shall be subject to any applicable limitations set forth in Section 7.01(n);

(j)~~(i)~~ Indebtedness representing deferred compensation to ~~employees~~officers, directors, partners, managers, employees, consultants~~, contract providers~~, independent contractors or other service providers of GBT (or any Parent Entity ~~thereof~~), the Borrower ~~and the~~or any Restricted ~~Subsidiaries~~Subsidiary Incurred in the ordinary course of business; ~~and (ii) Indebtedness consisting of (x) obligations of GBT (or any Parent Entity thereof), the Borrower or the Restricted Subsidiaries under deferred compensation arrangements to their employees, directors, consultants, independent contractors or other service providers, (y) other similar arrangements Incurred by such Persons in connection with Permitted Acquisitions or (z) any other Investment expressly permitted under Section 7.02;~~

(k)[reserved];

(l)Indebtedness consisting of promissory notes issued by any Loan Party ~~to current~~or Restricted Subsidiary to future, present or former officers, directors, partners, managers, employees, consultants, ~~directors, employees and~~independent contractors or other service providers (or their respective ~~spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees)~~Immediate Family Members) of GBT (or any Parent Entity), Borrower or any Restricted Subsidiary to finance the retirement, acquisition, repurchase, purchase or redemption of Equity Interests of GBT (or any Parent Entity thereof to the extent such Parent Entity uses the proceeds to finance the retirement, acquisition, repurchase, purchase or redemption (directly or indirectly) of its Equity Interests), in each case to the extent permitted by Section 7.06;

(m)(x) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections ~~and~~, similar arrangements and other Cash Management Services and (y) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds, in the case of each of clauses (x) and (y), in the ordinary course of business;

(n)Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations entered into in the ordinary course of business;

(o)Indebtedness Incurred by GBT or any Restricted Subsidiaries in respect of letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(p)obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by GBT, the Borrower or any Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q)Indebtedness supported by a letter of credit or bank guarantee issued hereunder or pursuant to any facility permitted hereunder, so long as such letter of credit or bank guarantee has not been terminated and such Indebtedness is in a principal amount not to exceed the stated amount of such letter of credit or bank guarantee;

(r)Indebtedness Incurred by a Non-Loan Party ~~Subsidiary~~, and Guarantees thereof by Non-Loan ~~Party Subsidiaries~~Parties (i) in and aggregate amount (when aggregated with the amount of Permitted Refinancing Indebtedness pursuant to subclause (iii) below in respect of such Indebtedness then outstanding), measured at the time of Incurrence and after giving pro forma effect thereto and the use of the proceeds thereof, of Non-Loan Parties pursuant to this subclause (i) shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, exceed (x) if subclause (y) below is not applicable at the relevant time of determination, $25,000,000 or (y) if at such time (1) the Total ~~Net~~ Leverage Ratio shall be less than or equal to 3.00:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period and (2) Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $75,000,000, the greater of (A) $200,000,000 and (B) 50% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Indebtedness is Incurred (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date, (ii) under working capital lines, lines of credit or overdraft facilities~~,~~ in an aggregate princiopal amount outstanding at any time under this subclause (ii) not to exceed $50,000,000 and (iii) consisting of Permitted Refinancing Indebtedness in connection with a Refinancing of the Indebtedness in subclause (i) above; provided that any Indebtedness pursuant to this Section 7.03(r) ~~shall not be secured by assets constituting Collateral and~~, other than with respect to Guarantees of Indebtedness in subclause (ii) above, shall not be secured by assets constituting Collateral and shall be non-recourse to the Loan Parties;

(s)additional Indebtedness (other than Indebtedness for borrowed money) in an aggregate outstanding principal amount~~, measured at the time of Incurrence and after giving pro forma effect thereto and the use of the proceeds thereof,~~ not to exceed ~~(x) if subclause (y) below is not applicable at the relevant time of determination,~~ $50,000,000 ~~or (y) if~~ at ~~such~~any time ~~(a) the Total Net Leverage Ratio shall be less than or equal to 3.00:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period and (b) Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $75,000,000, the greater of (i) $100,000,000 and (ii) 45% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Indebtedness is Incurred (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date; provided that such Indebtedness to be Incurred after the Second Amendment Effective Date pursuant to subclause (i) above (1) shall not be a First Lien Obligation and (2) shall be Incurred by Loan Parties;~~;

(t)Indebtedness Incurred prior to the Tranche B-3 Term Facility Signing Date to finance a Permitted Acquisition (or similar Investment not prohibited hereunder) ~~in an aggregate principal amount, measured at the time of Incurrence and after giving pro forma effect thereto and the use of the proceeds thereof, not to exceed the sum of (A) (x) if subclause (A)(y) below is not applicable at the relevant time of determination, $25,000,000 or (y) if at such time (1) the Total Net Leverage Ratio shall be less than or equal to 3.00:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period and (2) Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $75,000,000, the greater of (i) $100,000,000 and (ii) 25% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Indebtedness is Incurred (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date plus (B) an aggregate amount of Indebtedness, such that, after giving pro forma effect to such Incurrence GBT would be in compliance with (I) if such Indebtedness to be Incurred is intended to be a First Lien Obligation, a First Lien Net Leverage Ratio that does not exceed the greater of (x) 2.50:1.00 and (y) the First Lien Net Leverage Ratio at the end of the most recently ended Test Period, (II) if such Indebtedness to be Incurred is intended to be secured by a Lien on the Collateral that is junior to the Liens securing the First Lien Obligations, a Secured Net Leverage Ratio that is no greater than the greater of (x) 3.50:1.00 and (y) the Secured Net Leverage Ratio at the end of the most recently ended Test Period and (III) if such Indebtedness to be Incurred is intended to be unsecured, either at the Borrower’s option (x) a Total Net Leverage Ratio that is no greater than the greater of (X) 4.00:1.00 and (Y) the Total Net Leverage Ratio at the end of the most recently ended Test Period) or (y) an Interest Coverage Ratio that is not less than the lesser of (X) 2.00:1.00 and (Y) the Interest Coverage Ratio at the end of the most recently ended Test Period); provided that (i) the aggregate amount of Indebtedness, measured at the time of Incurrence and after giving pro forma effect thereto and the use of the proceeds thereof, of Non-Loan Parties pursuant to this clause (t) and clause (cc) below shall not exceed (x) if subclause (y) below is not applicable at the relevant time of determination, $25,000,000 or (y) if at such time (a) the Total Net Leverage Ratio shall be less than or equal to 3.00:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period and (b) Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $75,000,000, the greater of (1) $100,000,000 and (2) 45% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Indebtedness is Incurred (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date, (ii) no portion of such Indebtedness (other than Inside Maturity Loans) shall mature prior to the Initial Term Loan Maturity Date, (iii) such Indebtedness (other than Inside Maturity Loans) shall have a Weighted Average Life to Maturity not shorter than the Initial Term Loans, the Tranche B-1 Term Loans or the Tranche B-2 Term Loans, (iv) in the case of any such Indebtedness in the form of Qualifying Term Loans incurred in reliance on clauses (B)(III)(x), such Qualifying Term Loans shall be subject to the MFN Provisions and (v) such Indebtedness shall be unsecured or, if secured, shall be secured only to the extent otherwise permitted by Section 7.01;~~pursuant to subclause clause (A)(x) of this clause (t) (as in effect immediately prior to the effectiveness of the Tranche B-3 Incremental Agreement);

(u)so long as at the time of the Incurrence of such Indebtedness, no Specified Event of Default shall have occurred and be continuing or would result therefrom, any Indebtedness in respect of (i) Permitted Additional Debt, the Net Cash Proceeds from which are applied to prepay the Term Loans and related amounts in the manner set forth in Section 2.05(b)(iii) or permanently reduce the Revolving Credit Commitments or Extended Revolving Credit Commitments in the manner set forth in Section 2.06(b), (ii) other Permitted Additional Debt; provided that, in the case of this clause (ii), at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, assuming that all commitments thereunder were fully drawn, the aggregate amount of (X) the aggregate principal amount of all such Indebtedness Incurred under this clause (u)(ii) plus (Y) the aggregate amount of any Incremental Term Loans (other than those Incremental Term Loans the Net Cash Proceeds of which were used on the date of Incurrence or issuance thereof to prepay Term Loans and related amounts in accordance with the procedures set forth in Section 2.05(b)(iii) or permanently reduce the Revolving Credit Commitments or Extended Revolving Credit Commitments in the manner set forth in Section 2.06(b)), plus (Z) the aggregate amount of any Incremental Revolving Credit Commitment Increases that have been Incurred pursuant to Section 2.14(b)(A) shall not exceed, as of the date of Incurrence of such Indebtedness or commitments, the sum of (A) the Incremental Base Amount plus (B) ~~if at such time Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $75,000,000,~~ an aggregate amount of Indebtedness, such that, after giving pro forma effect to such Incurrence (and after giving effect to any Specified Transaction to be consummated in connection therewith and assuming that all Incremental Revolving Credit Commitment Increases Incurred at such time were fully drawn) GBT would be in compliance with (I) if such Indebtedness to be Incurred thereunder is intended to be a First Lien Obligation, a First Lien ~~Net Leverage~~Lever-age Ratio that is no greater than 2.50:1.00 ~~(or, to the extent such Permitted Additional Debt is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 2.50:1.00 and the First Lien Net Leverage Ratio at the end of the~~but only if at such time Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended ~~Test Period),~~exceeds $75,000,000; provided that no cash or Cash Equivalents shall be “netted” pursuant to clause (b) of the definition of “Consolidated Total Debt” in determining such First Lien Leverage Ratio for the purpose of this subclause (I) as of any date and (II) if such Indebtedness to be Incurred thereunder is intended to be secured by a Lien on the Collateral that is junior to the Liens securing the First Lien Obligations~~, a Secured Net Leverage Ratio that is no greater than 3.50:1.00 (or, to the extent such Permitted Additional Debt is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 3.50:1.00 and the Secured Net Leverage Ratio at the end of the most recently ended Test Period) and (III) if such Indebtedness to be Incurred thereunder is intended to be~~ or unsecured, ~~either at the Borrower’s option (x)~~ a Total ~~Net~~ Leverage Ratio that is no greater than 4.00:1.00 ~~(or, to the extent such Permitted Additional Debt is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the greater of 4.00:1.00 and the Total Net Leverage Ratio at the end of the most recently ended Test Period) or (y) an Interest Coverage Ratio that is not less than 2.00:1.00 for the most recently ended Test Period (or, to the extent such Permitted Additional Debt is incurred in connection with any acquisition or similar investment not prohibited by this Agreement, the lesser of 2.00:1.00 and the Interest Coverage Ratio at the end of the most recently ended Test Period) and~~and (iii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness; provided that without limitation of the requirements set forth in the definition of “Permitted Refinancing Indebtedness”, such Permitted Refinancing Indebtedness shall constitute Permitted Additional Debt and be of the type described in clause (i) or clause (ii) of the definition of “Permitted Additional Debt”;

(v)Guarantees of GBT, the Borrower or any Restricted Subsidiary in connection with the provision of credit card payment processing services and similar electronic payment processing services;

(w)Indebtedness as a result of a fiscal unity for Dutch corporate tax or VAT purposes or pursuant to a declaration of joint and several liability used for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code);

(x)Guarantees Incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(y)(i) unsecured Indebtedness in respect of obligations of GBT, the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of GBT, the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(z)Subject to the limitations contained in Section 7.02(j)(iii) (to the extent applicable), Indebtedness arising from agreements of GBT, the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Equity Interests permitted hereunder, other than Guarantees incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition;

(aa)intercompany Indebtedness owing (i) by and among the Loan Parties, (ii) by Non-Loan Parties to Non-Loan Parties, (iii) by Non-Loan Parties to Loan Parties and (iv) by Loan Parties to Non-Loan Parties; provided that, the aggregate outstanding principal amount of such Indebtedness Incurred after the Second Amendment Effective Date pursuant to clause (iii) (when aggregated with the amount of Investments made after the Second Amendment Effective Date pursuant to Section 7.02(d)(iv)), measured at the time of Incurrence and after giving pro forma effect thereto and the use of the proceeds thereof, shall not exceed (x) if subclause (y) below is not applicable at the relevant time of determination, $25,000,000 or (y) if at such time (1) the Total ~~Net~~ Leverage Ratio shall be less than or equal to 3.00:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period and (2) Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $75,000,000, the greater of (I) $100,000,000 and (II) 45% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Indebtedness is Incurred (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date; provided further that Indebtedness under clause (iv) shall be subordinated to the Obligations pursuant to the terms of the Subordinated Intercompany Note or other subordination terms reasonably acceptable to the Administrative Agent;

(bb)Indebtedness arising as a direct result of judgments against GBT, the Borrower or any of the Restricted Subsidiaries, in each case to the extent not constituting an Event of Default under Section 8.01(g);

(cc)[reserved];

(dd)[reserved];

~~(cc) any other Indebtedness; provided that at the time of the Incurrence of such Indebtedness, (i) the Interest Coverage Ratio shall be not less than 2.00:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period and (ii) any such Indebtedness incurred by any Non-Loan Party (when taken together with any Indebtedness incurred by Non-Loan Parties under Section 7.03(t)) shall not exceed (X) if subclause (Y) below is not applicable at the relevant time of determination, $25,000,000 or (Y) if at such time (1) the Total Net Leverage Ratio shall be less than or equal to 3.00:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period and (2) Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $75,000,000, the greater of (i) $100,000,000 and (ii) 45% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Indebtedness is Incurred (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date; provided, further, that (x) no portion of such Indebtedness (other than Inside Maturity Loans) shall mature prior to the Initial Term Loan Maturity Date, (y) such Indebtedness~~

~~(other than Inside Maturity Loans) shall have a Weighted Average Life to Maturity not shorter than the Initial Term Loans, the Tranche B-1 Term Loans or the Tranche B-2 Term Loans, and (z) in the case of any such Indebtedness in the form of Qualifying Term Loans incurred in reliance on clauses (B)(III)(x), such Qualifying Term Loans shall be subject to the MFN Provisions;~~

~~(dd) Indebtedness in an aggregate principal amount not exceeding the Total Available Amount; provided that (i) at the time of the Incurrence of such Indebtedness made utilizing the Available Amount, no Event of Default shall have occurred and be continuing or would result therefrom, (ii) such Indebtedness shall not mature prior to the Initial Term Loan Maturity Date and shall have a Weighted Average Life to Maturity not shorter than the Weighted Average Life to Maturity of the Initial Term Loans, the Tranche B-1 Term Loans or the Tranche B-2 Term Loans (other than Inside Maturity Loans) and (iii) at the time of the Incurrence of any such Indebtedness made utilizing the Available Amount after the Second Amendment Effective Date, (A) the Total Net Leverage Ratio shall be less than or equal to 3.00:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period and (B) Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $75,000,000;~~

(ee)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(ff)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (ee) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (ff) above (or any sub-category thereof), the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03.

For purposes of this Section 7.03, any Person becoming a Subsidiary of GBT after the Closing Date shall be deemed to have incurred all of its then outstanding Indebtedness at the time it becomes a Subsidiary, and any Indebtedness assumed by GBT or any of its Subsidiaries shall be deemed to have been incurred on the date of assumption.  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture, except to the extent such Person’s liability for such Indebtedness is otherwise limited.

For purposes of determining compliance with any restriction on the incurrence of Indebtedness the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness).

Section 7.04.Fundamental Changes.  Merge, dissolve, liquidate, consolidate, amalgamate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), taken as a whole, to or in favor of any Person, except that the following shall be permitted (subject, for the avoidance of doubt, to Sections 7.14 and 7.15, as applicable):

(a)any Subsidiary of the Borrower or any other Person (other than GBT or any Intermediate Holding Company) may be merged, amalgamated or consolidated with or into the Borrower or the Borrower may Dispose of all or substantially all of its business units, assets and other properties; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where the Borrower is not the continuing or surviving Person, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) or in connection with a Disposition of all or substantially all of the Borrower’s assets, the transferee of such assets or properties, shall, in each case, be an entity organized or existing under the laws of the Netherlands (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) such merger, amalgamation, consolidation or Disposition does not materially adversely affect the Collateral and (iv) if such merger, amalgamation, consolidation or Disposition involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation, consolidation, or Disposition, is not a Restricted Subsidiary (A) no Event of Default shall have occurred and be continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) in the case of a Successor Borrower, each Guarantor (unless it is the other party to such merger, amalgamation, consolidation or Disposition and becomes the Successor Borrower) shall have confirmed by a supplement to the Guarantee that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (C) in the case of a Successor Borrower, GBT and each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation, consolidation or Disposition, shall have by a supplement to the Loan Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) if reasonably requested by the Administrative Agent, the Borrower shall be required to deliver to the Administrative Agent an opinion of counsel to the effect that such merger, amalgamation, consolidation or Disposition does not breach or result in a Default or Event of Default under this Agreement or any other Loan Document and (E) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition”; provided, further, that, if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement (provided, further, that, in the event of a Disposition of all or substantially all of the Borrower’s assets or property to a Successor Borrower (which is not the Borrower) as set forth above and notwithstanding anything to the contrary in this Section 7.04, if the original Borrower retains any assets or property other than immaterial assets or property after such Disposition, such original Borrower shall remain obligated as a co-Borrower along with the Successor Borrower hereunder);

(b)any Subsidiary of the Borrower or any other Person (other than the Borrower, GBT or any Intermediate Holding Company) may be merged, amalgamated or consolidated with or into any one or more Restricted Subsidiaries (other than the Borrower) or any Restricted Subsidiary (other than the Borrower) may Dispose of all or substantially all of its business units, assets and other properties; provided that, (i) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or the transferee of such assets or (B) GBT and the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, consolidation or the transferee of such assets and properties (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) if such merger, amalgamation, consolidation or Disposition involves a Restricted Subsidiary and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition, is not a Restricted Subsidiary, (A) no Event of Default shall have occurred and be continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower stating that such merger, amalgamation, consolidation or Disposition and such supplements to any Loan Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the Collateral Documents and (C) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition”, (iii) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Loan Parties, (A) a Loan Party shall be the continuing or surviving Person or the transferee of such assets or (B) GBT and the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, consolidation or the transferee of such assets and properties to become a Loan Party, and (iv) such merger, amalgamation, consolidation or Disposition does not materially adversely affect the Collateral;

(c)any Non-Loan Party may: (x) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary or (y) merge or amalgamate with or dissolve or liquidate into another Non-Loan Party;

(d)any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor, (ii) merge, amalgamate or consolidate with or into any Non-Loan Party; provided that if ~~such~~a Subsidiary Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be an “Investment” in a Non-Loan Party and subject to the applicable limitations set forth in Section 7.02 unless such surviving entity becomes a Guarantor and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary Guarantor;

(e)any Restricted Subsidiary (other than the Borrower or any Intermediate Holding Company) may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Subsidiary Guarantor, any assets or business not otherwise Disposed of or transferred in accordance with Section 7.02 or 7.05, or, in the case of any such business, discontinued, shall be, directly or indirectly, transferred to, or otherwise owned or conducted by, the Borrower or another Subsidiary Guarantor after giving effect to such liquidation or dissolution;

(f)the Transactions and the Target Acquisition may be consummated;

(g)any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02 (including the Target Acquisition); provided that the continuing or surviving Person shall be a Restricted Subsidiary;

(h)the Target and any of its Subsidiaries may be delisted as publicly listed companies in connection with the Target Acquisition and reregistered as private limited liability companies (or other applicable non-public entities); and

(i)any Subsidiary may change its legal form and any Domestic Subsidiary may be a party to a merger the sole purpose of which is to reincorporate or reorganize in another jurisdiction in the United States if, in any such case, GBT reasonably determines in good faith that such action is in the best interests of GBT and its Subsidiaries and is not materially adverse to the interests of the Lenders (it being understood that a Restricted Subsidiary that is a Loan Party will remain a Loan Party).

Section 7.05.Dispositions. Make any Disposition, except that the following shall be permitted (subject, for the avoidance of doubt, to Sections 7.14 and 7.15, as applicable):

(a)Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable or commercially desirable to maintain, in the conduct of the business of GBT and its Restricted Subsidiaries;

(b)Dispositions of inventory and other assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial IP Rights to lapse or go abandoned in the ordinary course of business);

(c)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d)Dispositions of property to GBT, the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee must be a Loan Party, or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e)Dispositions permitted by Section 7.02 (other than Section 7.02(f)), Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;

(f)Dispositions of Cash Equivalents;

(g)leases, subleases, non-exclusive licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of GBT and its Restricted Subsidiaries, taken as a whole;

(h)any Disposition of property that constitutes a Casualty Event;

(i)Dispositions of Investments in joint ventures or non-Wholly-Owned Restricted Subsidiaries (other than Loan Parties) to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties or shareholders of such non-Wholly-Owned Restricted Subsidiaries set forth in joint venture arrangements, shareholder agreements, Organizational Documents and similar binding arrangements relating to such joint venture or non-Wholly Owned Restricted Subsidiary;

(j)Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(k)the unwinding of any Swap Contract pursuant to its terms;

(l)Dispositions not otherwise permitted pursuant to this Section 7.05, if such Disposition shall be for Fair Market Value; provided that (i) except in the case of a Permitted Asset Swap, with respect to any Disposition pursuant to this clause (l) for a purchase price in excess of the greater of (x) $20,000,000 and (y) 5% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Disposition is made (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date, GBT, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, further, that, for purposes of determining what constitutes cash and Cash Equivalents under this clause (i), (A) any liabilities (as shown on GBT’s, the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of GBT, the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which GBT and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash, (B) any securities received by GBT, the Borrower or such Restricted Subsidiary from such transferee that are converted by GBT, the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by GBT, the Borrower or such Restricted Subsidiary in respect of the applicable Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess of the greater of (x) $40,000,000 and (y) 10% of Consolidated Total Assets (measured as of the date such Disposition is made based upon the Section 6.01 Financials most recently delivered on or prior to such date) at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash ~~and~~; (ii) GBT, the Borrower or the applicable Restricted Subsidiary complies with the applicable provisions of Section 2.05; and (iii) the aggregate Fair Market Value of all Dispositions pursuant to this clause (l) during any 12-month period (from and after the Tranche B-3 Term Loan Closing Date) shall not exceed $200,000,000;

(m)GBT, the Borrower and the Restricted Subsidiaries may (i) sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable so long as the Net Cash Proceeds of any sale or transfer pursuant to this clause (ii) are offered to prepay the Term Loans pursuant to Section 2.05(a);

(n)Dispositions listed on Schedule 7.05;

(o)the Disposition of the Equity Interests in, Indebtedness of, or other securities issued by, an Unrestricted Subsidiary;

(p)the issuance of directors’ qualifying shares and shares issued to foreign nationals in nominal amounts as required by applicable law;

(q)sale or Disposition of immaterial Equity Interests to qualified directors where required by applicable Law with respect to the ownership of Equity Interests;

(r)any trade-in of equipment or other property or assets in exchange for other equipment or other replacement property or assets;

(s)the unwinding of any Swap Contract pursuant to its terms;

(t)surrender or waiver of contractual rights and settlement or waiver of contractual or litigation claims in the ordinary course of business and consistent with past practice;

(u)forgiveness or discount of loans or advances made by a Non-Loan Party to any of

GBT, the Borrower or any Subsidiary of GBT; provided that, at the time such loan or advance is forgiven or discounted, such Non-Loan Party is not a Loan Party;

(v)Dispositions of leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of GBT, the Borrower and their Restricted Subsidiaries;

(w)the sale, forgiveness or discount of customer delinquent notes or accounts receivable in the ordinary course of business (excluding, in all events, the Disposition of accounts receivable pursuant to any factoring or receivables securitization agreement or arrangement);

(x)any Disposition not otherwise permitted pursuant to this Section 7.05 in an amount not to exceed the greater of (x) $20,000,000 and (y) 5% of Consolidated EBITDA of GBT and its Restricted Subsidiaries as of the last day of the most recently ended Test Period; and

(y)Dispositions of assets (including Equity Interests) acquired in connection with Permitted Acquisitions or other Investments permitted hereunder, which assets are obsolete or not used or useful to the core or principal business of GBT and the Restricted Subsidiaries or which Dispositions are made to obtain, or are advisable to obtain, the approval of any applicable antitrust authority in connection with a Permitted Acquisition.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than any Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing.

Section 7.06.Restricted Payments.  Make, directly or indirectly, any Restricted Payment, except:

(a)each Restricted Subsidiary may make Restricted Payments to GBT and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly-Owned Restricted Subsidiary, to GBT and any other Restricted Subsidiary and ratably to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of ~~the relevant class of~~ Equity Interests in such Restricted Subsidiary);

(b)(i) GBT may (or may make Restricted Payments to permit any other Parent Entity thereof to) repurchase or redeem in whole or in part any of its ~~Equity Interests for another class of its~~ (or such Parent Entity’s) Equity Interests ~~or rights to acquire its Equity Interests or~~ with proceeds from substantially concurrent equity contributions made to GBT or issuances of new Equity Interests by GBT (other than Disqualified Equity Interests); provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Equity Interests are at least as advantageous to the Lenders as those contained in the Equity Interests repurchased or redeemed thereby and (ii) GBT, the Borrower and each Restricted Subsidiary may declare and make any Restricted Payment payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of GBT (or a Parent Entity thereof);

(c)Restricted Payments made on the Closing Date to consummate the Transactions;

(d)to the extent constituting Restricted Payments, GBT, the Borrower and their Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02~~,~~ (other than Section 7.02(f)), Section 7.04 or Sections 7.07(d), (h), (j) and (l);

(e)repurchases of Equity Interests in the ordinary course of business in the Borrower (or any Parent Entity) or any Restricted Subsidiary deemed to occur upon exercise, vesting and/or settlement of Equity Interests if such Equity Interests represent a portion of the exercise price thereof or any portion of required withholding or similar taxes due upon the exercise, vesting and/or settlement thereof;

(f)GBT or any Restricted Subsidiary may pay (or make Restricted Payments to allow GBT or any other Parent Entity to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of GBT or any Parent Entity thereof (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Equity Interests) held by any ~~future~~, present or former employee, director, officer or other individual service provider (or any Affiliates~~, spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees~~ or any Immediate Family Members of any of the foregoing) of the Borrower (or any Parent Entity) or any of GBT’s Subsidiaries (i) permitted pursuant to the Management Incentive Plan or the Management Stockholders’ Agreement or as otherwise approved by the Board of Directors of GBT ~~in~~(or a Parent Entity thereof) in accordance with the foregoing arrangements (or, from and after the Business Combination Closing, permitted pursuant to the Incentive Equity Plan or ESPP (as such terms are defined in the Business Combination Agreement) or as otherwise approved by the Board of Directors of GBT (or a Parent Entity thereof) in accordance with the foregoing arrangements or (ii) pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock option or stock appreciation or similar rights plan, any management, director and/or employee stock ownership or equity-based incentive plan, subscription agreement, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement) with any employee, director, officer or other individual service provider of GBT (or any Parent Entity), the Borrower or any Subsidiary of GBT; provided that any such payments under this clause (ii), measured at the time made, shall not exceed an amount equal to: (1) the greater of (x) $20,000,000 (which shall increase to $40,000,000 subsequent to the consummation of a Qualifying IPO) and (y) 5% of Consolidated EBITDA of GBT and its Restricted Subsidiaries (which shall increase to 10% subsequent to the consummation of a Qualifying IPO) for the Test Period most recently ended on or prior to the date such Restricted Payment is made (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date, in each case, in any fiscal year; provided that any unused portion of the preceding basket for any calendar year may be carried forward to the next succeeding calendar year, so long as the aggregate amount of all Restricted Payments made pursuant to clause (ii) of this Section 7.06(f) in any calendar year (after giving effect to such carry forward) shall not exceed the greater of (x) $40,000,000 (which shall increase to $80,000,000 subsequent to the consummation of a Qualifying IPO) and (y) 10% of Consolidated EBITDA of GBT and its Restricted Subsidiaries (which shall increase to 20% subsequent to the consummation of a Qualifying IPO) for the Test Period most recently ended on or prior to the date such Restricted Payment is made (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date, in each case, in any fiscal year, plus (2) all net cash proceeds obtained by (x) GBT (or any Parent Entity of GBT) and contributed to the Borrower or (y) the Borrower, in each case during such calendar year from the sale or issuance of such Equity Interests to other present or former officers, employees, directors and other individual service provider in connection with any compensation and incentive arrangements, plus (3) all net cash proceeds obtained from any key-man life insurance policies received by the Borrower or any of its Restricted Subsidiaries (or any Parent Entity thereof to the extent contributed to the Borrower) during such calendar year, minus (4) the aggregate principal amount of all Indebtedness incurred by any Loan Party pursuant to Section 7.03(l) during such calendar year; provided that any unused portion of the preceding basket calculated pursuant to clauses (1) through (4) above for any calendar year may be carried forward to immediately succeeding calendar year; provided, further, that cancellation of Indebtedness owing to the

Borrower (or any Parent Entity) or any of GBT’s Subsidiaries from employees, directors, officers or other individual service provider of the Borrower, any of the Borrower’s Parent Entity or any of GBT’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of GBT (or any Parent Entity thereof) will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g)GBT and its Subsidiaries may make Restricted Payments to any owner of GBT, if:

(i)so long as GBT is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, GBT may make (and may make Restricted Payments to any Parent Entity in amounts sufficient for such Parent Entity to, directly or indirectly, fund or make) Tax Distributions (as defined and set forth in the Shareholders Agreement, for purposes of this Section 7.06(g)(i)), without giving effect to amendments or modifications to the Shareholders Agreement that are materially adverse to the interests of the Lenders in connection with the Transactions, unless the prior consent of the Required Lenders has been obtained, which shall not be unreasonably withheld); provided that, with respect to any income included under Section 965(a) of the Code, (x) to the extent an election is available to pay the tax in installments, GBT shall make Tax Distributions annually with respect to such income in an amount equal to such installment payments and (y) Tax Distributions with respect to such income shall only be permitted so long as (1) no Specified Event of Default shall have occurred and be continuing or would result therefrom and (2) the Total ~~Net~~ Leverage Ratio is less than or equal to ~~4.00~~3.00:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period;

(ii)the proceeds of such Restricted Payment are used to pay such equity holder’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including (v) administrative, legal, accounting and similar expenses provided by third parties, (w) trustee, directors, managers and general partner fees, (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claim, litigation or proceeding, (y) fees and expenses (including any underwriters discounts and commissions) related to any investment or acquisition transaction (whether or not successful) and (z) payments in respect of indebtedness and equity securities of any direct or indirect holder of Equity Interests in GBT to the extent the proceeds are used or will be used to pay expenses or other obligations described in this Section 7.06(g)) which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of GBT and its Subsidiaries (including any reasonable and customary indemnification claims made by directors or officers of GBT or any Parent Entity of GBT attributable to the direct or indirect ownership or operations of GBT and its Subsidiaries) and fees and expenses otherwise due and payable by GBT or any Restricted Subsidiary and permitted to be paid by GBT or such Restricted Subsidiary under this Agreement; provided that, prior to a Qualifying IPO, the aggregate amount of all Restricted Payments made pursuant to this Section 7.06(g)(ii) shall not exceed the greater of (x) $20,000,000 and (y) 5% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Restricted Payment is made (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date, in each case, in any fiscal year, so long as at the time thereof and immediately after giving effect thereto no Specified Event of Default shall have occurred and be continuing (provided that any such Restricted Payments not paid due to the existence of a Specified Event of Default shall be deferred and may be paid when no Specified Event of Default exists);

(iii)the proceeds of which shall be used to pay franchise and excise taxes, and other fees, taxes (including franchise taxes) and expenses, in each case, required to maintain its (or any of its direct or indirect owners’) existence;

(iv)to finance any Investment owned by GBT or any of its Restricted Subsidiaries permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Borrower or ~~such parent~~a Parent Entity shall, immediately following the closing thereof, cause all property acquired (whether assets or Equity Interests) to be held by or contributed to GBT or a Restricted Subsidiary;

(v)the proceeds of which shall be used to pay customary costs, fees and expenses ~~(other than to Affiliates and Permitted Holders)~~ related to any unsuccessful equity or debt offering, refinancing, issuance, incurrence, Disposition, acquisition or Investment permitted by this Agreement (whether or not successful) or any Public Company Costs; and

(vi)the proceeds of which shall be used to pay customary salary, compensation, bonus and other benefits payable to officers, employees, consultants and other individual service providers of any ~~parent~~Parent Entity or partner of GBT to the extent such salaries, compensation, bonuses and other benefits are attributable to the ownership or operation of GBT and its Subsidiaries so long as at the time thereof and immediately after giving effect thereto no Specified Event of Default shall have occurred and be continuing (provided that any such Restricted Payments not paid due to the existence of a Specified Event of Default shall be deferred and may be paid when no Specified Event of Default exists).

(h)GBT, the Borrower or any Restricted Subsidiary may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(i)GBT, the Borrower or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar permitted Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(j)in addition to the foregoing Restricted Payments, GBT or any of its Restricted Subsidiaries (i) ~~may make additional Restricted Payments in an aggregate amount not to exceed an amount equal to the  Total Available Amount at the time such Restricted Payment is paid; provided that, at the time of any such Restricted Payment made utilizing the Available Amount, no Event of Default shall have occurred and be continuing or would result therefrom~~[reserved], (ii) may make additional Restricted Payments in an ~~annual aggregate~~ amount not to exceed ~~the greater of (x)~~ $~~20,000,000  and (y) 5% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Restricted Payment is made (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date, in each case~~50,000,000 in the aggregate with respect to any such Restricted Payment made ~~after the Second Amendment Effective Date,~~pursuant to this clause (ii) after the Tranche B-3 Term Facility Signing Date, (iii) may make additional Restricted Payments from and after January 1, 2024 in an annual aggregate amount not to exceed $50,000,000 pursuant to this clause (iii) only if at such time ~~(A) the Total Net Leverage Ratio shall be less than or equal to 2.50:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period and (B)~~

Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $~~75,000,000~~300,000,000 and (~~iii~~iv) may make additional Restricted Payments so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Total ~~Net~~ Leverage Ratio is less than or equal to ~~2.50~~3.00:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period; provided that the proceeds of the Revolving Credit Facility and Swing Line Loans shall not be used for Restricted Payments permitted under this Section 7.06(j);

(k)~~the declaration and payment by GBT (or any Parent Entity thereof) of dividends on the common stock or common equity interests of GBT or any Parent Entity following a public offering of such common stock or common equity interests, in an amount not to exceed 6% of the proceeds received by GBT or such Parent Entity in or from any public offering in any fiscal year and contributed to the Borrower;~~[reserved];

(l)GBT and any Restricted Subsidiary may pay (or may make Restricted Payments to allow any Parent Entity to pay) Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any future, present or former employee, director, manager, consultant or other individual service provider (or ~~its Affiliates, or~~ any of their respective ~~estates~~Affiliates or Immediate Family Members) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(m)payments made to optionholders of GBT or any Parent Entity thereof in connection ~~therewith~~with, or as a result of, any distribution being made to shareholders of GBT or any Parent Entity thereof (to the extent such distribution is otherwise permitted hereunder), which payments are being made to compensate such optionholders as though they were shareholders at the time of, and entitled to share in, such distribution (it being understood that no such payment may be made to an optionholder pursuant to this clause to the extent such payment would not have been permitted to be made to such optionholder if it were a shareholder pursuant to any other paragraph of this Section 7.06 and, for the avoidance of doubt, shall be deemed to utilize any basket availability in any such other paragraph);

(n)the declaration and payment of dividends to holders of any class or series of Disqualified Equity Interest of GBT, the Borrower or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, Incurred in accordance with Section 7.03;

(o)the Loan Parties may make any payment or prepayment in connection with any Refinancing Amendment Debt;

(p)~~the distribution, by dividend or otherwise, of Equity Interests of an Unrestricted Subsidiary or Indebtedness owed to GBT or a Restricted Subsidiary of an Unrestricted Subsidiary (or a Restricted Subsidiary that owns an Unrestricted Subsidiary; provided that such Restricted Subsidiary has no independent operations or business and owns no assets other than Equity Interests of an Unrestricted Subsidiary);~~[reserved];

(q)Specified Subordinated Debt may be converted to Equity Interests (other than Disqualified Equity Interests) of GBT or any Parent Entity thereof; ~~and~~

(r)GBT may make (or may make Restricted Payments to permit any other Parent Entity thereof to pay for) Restricted Payments made to consummate the Business Combination Transaction substantially concurrently with the Business Combination Closing, including, without limitation, substantially concurrently with the Business Combination Closing, GBT may pay (or may make Restricted Payments to permit any other Parent Entity thereof to pay for) the repurchase, redemption, retirement or other acquisition or retirement for value of Equity Interests of GBT or any Parent Entity thereof issued pursuant to or in connection with any Shareholder Commitment Letter; provided that the aggregate amount of Restricted Payments pursuant to this clause (r) shall not exceed the aggregate amount of the fundings under the Shareholder Commitment Letters plus the sum of all accruals of interest or yield thereon since the date thereof and any other amounts required to be paid pursuant to the Shareholders Agreement for such repurchase, redemption, retirement or other acquisition or retirement for value; and

(s)~~(r)~~ if the Business Combination Closing does not occur, in the case of ~~a Qualified~~any other Qualifying IPO at an estimated implied aggregate equity valuation of GBT (or a Parent Entity thereof or successor entity) of at least $2,000,000,000, GBT may pay (or may make Restricted Payments to permit any other Parent Entity thereof to pay for) the repurchase, redemption, retirement or other acquisition or retirement for value of Equity Interests of GBT or any Parent Entity thereof issued pursuant to or in connection with any Shareholder Commitment Letter; provided that the aggregate amount of Restricted Payments pursuant to this clause (~~r~~s) shall not exceed the lesser of (i) the amount by which the aggregate amount of Net IPO Proceeds exceeds $375,000,000 and (ii) the aggregate amount of the fundings under such Shareholder Commitment Letter plus accruals of interest or yield thereon since the date thereof.

For purposes of determining compliance with this Section 7.06, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described above, the Borrower shall, in its sole discretion, classify or divide such Restricted Payment (or any portion thereof) in any manner that complies with this covenant and may later divide and reclassify any Restricted Payment (or any portion thereof) so long as the Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception or exceptions as of the date of such reclassification.

Section 7.07.Transactions with Affiliates and Specified Permitted Holders.  Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates or any Specified Permitted Holders, whether or not in the ordinary course of business (other than any transaction having a Fair Market Value not in excess of the greater of (x) $20,000,000 and (y) 5% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such transaction is entered into (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date), other than:

(a)transactions between or among GBT, the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b)transactions on terms substantially as favorable to GBT, the Borrower or such Restricted Subsidiary as would be obtainable by GBT, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate or Specified Permitted Holder, in each case, in the good faith determination (which shall be made giving due regard to the overall commercial and contractual arrangements with such Affiliate or Specified Permitted Holder) of either (x) the board of directors (or similar governing body) of GBT, the Borrower or such Restricted Subsidiary or (y) the senior management thereof (and the entry by GBT, the Borrower or such Restricted Subsidiary into such transaction shall be conclusive evidence of such good faith determination);

(c)the Transactions, the Business Combination Transaction, and the Target Pension Arrangements (including any payments of obligations and liabilities under the Target Pension Arrangements);

(d)the payment of  management and monitoring fees to the  direct or indirect equity holders of GBT in an aggregate amount in any fiscal year not to exceed the greater of (x) $20,000,000 and (y) 5% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Restricted Payment is made (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date, in each case together with payment or reimbursement of related indemnities and reasonable costs and expenses; provided that upon the occurrence and during the continuance of a Specified Event of Default such amounts may accrue, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the cure or waiver of such Specified Event of Default;

(e)Restricted Payments permitted under Section 7.06;

(f)loans and other transactions by and among GBT and/or one or more Subsidiaries to the extent permitted under this Article VII;

(g)employment, compensation, severance or termination arrangements between any Parent Entity, the Borrower or any Subsidiaries and their respective officers, employees and consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with ~~current~~future, present or former employees, officers, directors, consultants, independent contractors, or other individual service providers, and stock option or incentive plans and other compensation arrangements) in the ordinary course of business and transactions pursuant to management, director and/or employee equity plans, stock option plans and other management, director and/or employee benefit plans, agreements and arrangements;

(h)the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, managers, employees, consultants and other individual service providers of the Borrower and the other Restricted Subsidiaries or any Parent Entity in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the other Restricted Subsidiaries;

(i)transactions contemplated by, or in connection with, any customary transition services agreement entered into in connection with the Target Acquisition or the Fraedom Disposition;

(j)transactions pursuant to (i) the Management Stockholders’ Agreement or the Shareholders Agreement in existence on the ~~Closing~~Tranche B-3 Term Facility Signing Date (or, from and after the effective date thereof, the replacement or restated Shareholders Agreement referred to in ~~clause (a) or (b)~~the proviso to of the definition of “Shareholders Agreement”) ~~and~~, (ii) any other agreements in existence on the Closing Date (x) with annual payments not in excess of $5,000,000 or (y) listed on Schedule 7.07(j) ~~and~~, ~~in each case of this clause (j),~~(iii) the Business Combination Agreement, or (iv) any amendment, restatement, modification, replacement or extension ~~thereof~~of any of the foregoing to the extent such amendment, restatement, modification, replacement or extension, taken as a whole, is not materially adverse to the interests of the Lenders (as reasonably determined by the Borrower);

(k)customary payments by GBT or any of its Restricted Subsidiaries to any Affiliate or Specified Permitted Holder made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved, as applicable pursuant to requirements of law or the relevant constituent documents of GBT or such Restricted Subsidiary, by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of GBT in good faith and such payments shall not exceed 1.0% of the transaction value for each such transaction;

(l)the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of GBT (or any Parent Entity) to any Parent Entity or Specified Permitted Holder or to any ~~former, current or~~ future, present or former director, manager, officer, partner, member, employee, consultant or other individual service provider (or any Affiliate or Immediate Family Member of any of the foregoing) of GBT ~~(or~~, any Parent Entity~~)~~, the Borrower~~,~~ or any of the Restricted Subsidiaries ~~or any direct or indirect parent thereof~~, and the granting by GBT (or any Parent Entity) of registration and other customary rights with respect thereto;

(m)any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of any Parent Entity of the Borrower or the Borrower, as the case may be;

(n)transactions with Wholly-Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with prudent business practice followed by companies in the industry of GBT, the Borrower and their Subsidiaries;

(o)transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of GBT, the Borrower and their Subsidiaries and Investments in joint ventures permitted by Section 7.02;

(p)transactions entered into by an Unrestricted Subsidiary with an Affiliate or Specified Permitted Holder prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 6.13; provided that such transactions were not entered into in contemplation of such redesignation;

(q)transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are fair to GBT and/or its Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of GBT or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an independent third party;

(r)the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(s)(i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by GBT or any of its Restricted Subsidiaries with their respective ~~current~~future, present or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Entity of GBT, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with ~~current~~future, present or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers ~~current~~future, present or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(t)Indebtedness incurred pursuant to Section 7.03(e)(ii); and

(u)to the extent such arrangements, when taken as a whole, are not on terms that are unfair to GBT, the Borrower or such Restricted Subsidiary in the good faith determination (which shall be made giving due regard to the overall commercial and contractual arrangements with such Affiliate or Specified Permitted Holder) of either (x) the board of directors (or similar governing body) of GBT, the Borrower or such Restricted Subsidiary or (y) the senior management thereof (and the entry by GBT, the Borrower or such Restricted Subsidiary into such transaction shall be conclusive evidence of such good faith determination):

(i)sharing of data and information between any Specified Permitted Holder and its Affiliates with GBT, the Borrower and their Restricted Subsidiaries;

(ii)commercial transactions, co-branding and co-marketing arrangements between or among GBT, the Borrower ~~or~~, any Restricted Subsidiary ~~and~~, any Specified Permitted Holder ~~(or Affiliate thereof)~~and/or any of their respective Affiliates; and

(iii)agreements, arrangements and related transactions whereby: (x) GBT, Borrower or any Restricted Subsidiary and a Specified Permitted Holder (or any Affiliate thereof) agree to provide services to, or receive services from, a client, customer, vendor, supplier, travel supplier or other third party, in each case, upon commercial terms negotiated with such client, customer, vendor, supplier, travel supplier or other third party; or (y) GBT, the Borrower, any Restricted Subsidiary ~~or~~, any Specified Permitted Holder or any Affiliate of the foregoing refers, promotes or develops business to and for the other, which business may be accepted or rejected by the non-referring party in its sole discretion.

Section 7.08.Prepayments, Etc., of Indebtedness.

(a)Prepay, redeem, purchase, defease or otherwise satisfy prior to the date that is one year before the scheduled maturity thereof in any manner any Junior Debt with an outstanding principal amount in excess of $10,000,000 (it being understood that payments of regularly scheduled interest, mandatory prepayments and “AHYDO” payments under such Junior Debt Documents shall be permitted), except for (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes Permitted Refinancing Indebtedness), (ii) the conversion thereof to Equity Interests (other than Disqualified Equity Interests) of GBT or any Parent Entity thereof, (iii) ~~prepayments, redemptions, purchases, defeasances and other payments thereof in an aggregate amount not to exceed the Total Available Amount; provided that, at the time of any such prepayment, redemption, purchase, defeasance or other payment made utilizing the Available Amount, no Event of Default shall have occurred and be continuing or would result therefrom~~[reserved], (iv) prepayments, redemptions, purchases, defeasances and other payments thereof so long as at such time (x) after giving pro forma effect thereto and the use of the proceeds thereof, the Total ~~Net~~ Leverage Ratio is not greater than ~~2.50~~3.00:1.00 as of the last day of the most recently ended Test Period, (y) Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $75,000,000 and (z) no Event of Default shall have occurred and be continuing or would result therefrom, (v) ~~if at such time (A) the Total Net Leverage Ratio shall be less than or equal to 2.50:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period and (B) Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended exceeds $75,000,000, prepayments, redemptions, purchases, defeasances and other payments thereof prior to their scheduled maturity in an aggregate amount pursuant to this subclause (v), measured at the time of payment, not to exceed the greater of (x) $120,000,000 and (y) 30% of Consolidated EBITDA of GBT and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such prepayment, redemption, purchase, defeasance or other payment is made (measured as of such date) based upon the Section 6.01 Financials most recently delivered on or prior to such date and~~[reserved] and (vi) repayments of loans and advances made by a Non-Loan Party to a Loan

Party pursuant to Section 7.02(d); provided that, the repayment of such loan or advance shall only be permitted to be made with the proceeds of a dividend made by such Non-Loan Party to such Loan Party and the repayment of such loan or advance shall be made substantially concurrently with the payment of such dividend;

(b)Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of (i) the Junior Debt Documents without the consent of the Required Lenders (not to be unreasonably withheld or delayed) or (ii) any agreement, indenture or instrument pursuant to which any Specified Subordinated Debt is issued, except any amendments, modifications or changes as may be required by applicable Law; and

(c)Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 7.08 shall prohibit (i) the repayment or prepayment of intercompany subordinated Indebtedness owed among GBT, the Borrower and/or the Restricted Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Borrower has received a notice from the Collateral Agent instructing it not to make or permit GBT, the Borrower and/or the Restricted Subsidiaries to make any such repayment or prepayment or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 7.03 after giving effect to such transfer.

Section 7.09.First Lien Net Leverage Ratio. Except with the written consent of the Required Revolving Credit Lenders, solely with respect to the Revolving Credit Facility, permit the First Lien Net Leverage Ratio as of the last day of any Test Period, commencing with the Test Period ending September 30, 2018 to exceed 3.25:1.00 (the “Financial Covenant”).

Notwithstanding the foregoing, this Section 7.09 shall be in effect (and shall only be in effect) when the aggregate outstanding amount of L/C Obligations (other than Letters of Credit that have been Cash Collateralized in an amount equal to the Outstanding Amount thereof or otherwise backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer), Swing Line Loans and Revolving Credit Loans (it being understood that in all cases calculation of compliance with this Section 7.09 shall be determined as of the last day of each Test Period) exceeds 35% of the Revolving Credit Commitments on the last day of the fiscal quarter or fiscal year, as applicable, for such Test Period (the “Financial Covenant Threshold”).

Notwithstanding anything contained herein, if as a result of a Travel MAC, GBT or its Restricted Subsidiaries fail to comply with the applicable ratio set forth in Section 7.09 above in any Test Period occurring during the pendency of a Travel MAC Period, in no event shall such failure to so comply constitute an Event of Default.

Section 7.10.Ownership of Certain Subsidiaries. Notwithstanding anything herein to the contrary, UK TopCo may not, directly or indirectly, Dispose of any of the Equity Interests in GBT Euro, GBT Dutch Parent, GBT UK Parent, GBT US Parent or GBT Target Holdings unless it shall Dispose of all of such Equity Interests owned by it, and only then in a transaction that is otherwise permitted hereunder; provided that, for the avoidance of doubt, this Section 7.10 shall not prohibit or restrict (a) any Permitted Restructuring Transaction, or (b) any such Disposition(s) so long as (i) the Guarantor whose Equity Interests are being so Disposed of (x) does not cease to be a Guarantor as a result thereof, and (y) continues to be or becomes a Wholly-Owned Subsidiary of another Loan Party or of a Parent Entity after giving effect to such Disposition(s), and (ii) 100% of the Equity Interests of such Guarantor are pledged as Collateral to secure the Obligations.

Section 7.11.Negative Pledge; Limitations on Restrictions on Subsidiary Distributions.

(i) Enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents or (ii) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary to pay dividends or make any other distributions to GBT or any of its Subsidiaries on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits or transfer funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to GBT or any of its Subsidiaries; provided that the foregoing shall not apply to:

(a)restrictions and conditions imposed by (A) Law, (B) any Loan Document, (C) any Permitted Additional Debt Documents related to any secured Permitted Additional Debt and (D) any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness referenced in clauses (B) through (C) above;

(b)restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(c)customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(d)restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(e)any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary after the Closing Date (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to GBT, the Borrower or any other Restricted Subsidiary;

(f)restrictions or conditions in any Indebtedness permitted pursuant to Section 7.03 that is incurred or assumed by Non-Loan Parties to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents or, in the case of Subordinated Debt, are market terms at the time of issuance or, in the case of Indebtedness of any Non-Loan Party, are imposed solely on such Non-Loan Party and its Subsidiaries;

(g)restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions constituting Liens permitted hereunder);

(h)restrictions set forth on Schedule 7.11 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(i)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 7.02 and applicable solely to such joint venture and entered into in the ordinary course of business;

(j)negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(f), (i) or (r), but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness;

(k)customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(l)customary net worth provisions contained in real property leases entered into by Subsidiaries of GBT, so long as GBT has determined in good faith that such net worth provisions could not reasonably be expected to materially impair the ability of GBT, the Borrower and their Subsidiaries to meet their respective ongoing obligation; ~~and~~

(m)provisions restricting the granting of a security interest in IP rights contained in licenses or sublicenses by the Borrower and the other Restricted Subsidiaries of such IP Rights, which licenses and sublicenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such IP Rights)~~.~~; and

(n)restrictions contained in the Business Combination Agreement or the Shareholders Agreement.

Section 7.12.Anti-Corruption Laws and Sanctions Use of Proceeds.

(a)None of the Loan Parties will use, directly or to its knowledge indirectly, the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund or facilitate any activities or business of or with any Sanctioned Person, or otherwise in any country or territory, that, at the time of such funding, is the subject of comprehensive territorial Sanctions, except to the extent that such activities or business may be lawfully conducted by U.S. Persons under applicable Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person participating in this Agreement, or (iii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any other applicable Anti-Corruption Law.

(b)No Loan, use of proceeds or other transaction contemplated by this Agreement will, violate any Anti-Corruption Law or any Sanctions and none of the Loan Parties will, directly or to its knowledge indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, if such proceeds would be used in a manner that would violate applicable Anti-Corruption Laws or any Sanctions.

(c)None of the Loan Parties will, directly or to its knowledge indirectly, use any revenue or benefit which is, (i) legally or beneficially owned by a Sanctioned Person, or (ii) derived from any activity or dealing with a Sanctioned Person by the Loan Parties, their respective Subsidiaries or any officers or directors of any Loan Party or Subsidiary and, to the knowledge of the Loan Parties, the respective employees, agents, affiliates and representatives of any Loan Party or Subsidiary, for the purpose of discharging any or all of the amounts owing to any Secured Party, except to the extent that such activity or dealing with a Sanctioned Person would be lawful under applicable Sanctions.

Section 7.13.Swap Contract. Enter into any Swap Contract, except Swap Contracts that are not for speculative purposes.

Section 7.14.Tax Elections. Take or fail to take any action, or suffer to exist any circumstance or condition, in any such case, that would reasonably be expected to result in a change in any Loan Party’s entity classification for U.S. federal income tax purposes from the classification that was previously disclosed in writing to the Administrative Agent; provided that GBT and any Restricted Subsidiary that is a Loan Party may change its entity tax classification in a manner contrary to the entity tax classification provided to the Administrative Agent on or prior to the Closing Date so long as the Loan Parties agree that the mere change in such Loan Party’s entity classification for US federal income tax purposes will not automatically release the Liens and/or the Guarantee of such Loan Party previously granted hereunder or under any of the other Loan Documents.

Section 7.15.Transfer of Assets. Transfer (i) all or a material portion of a Loan Party’s assets or (ii) any Equity Interests of the Borrower, any Subsidiary Guarantor or any Material Subsidiary directly owned by a Loan Party, in any such case, to any Loan Party that is treated as a corporation for U.S. federal income tax purposes (other than to any such U.S. Loan Party whose Equity Interests are not directly or indirectly owned by a CFC) unless GBT consents to allowing such Loan Party to remain a Loan Party.

Section 7.16.Minimum Liquidity. Permit the aggregate amount of Liquidity as of the last day of any calendar month (commencing with the calendar month ending December 31, 2021) to be less than $200,000,000 ~~for any period of~~(unless, as of a date no later than five (5) ~~consecutive~~ Business Days~~; provided that at least $150,000,000 of such $200,000,000 minimum Liquidity amount shall be Loan Party Unrestricted Cash~~ after the last day of such calendar month, the aggregate amount of Liquidity is as least $200,000,000).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01.Events of Default.  Any of the following events referred to in any of clauses (a) through (l) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a)Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)Specific Covenants. Any Loan Party or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in (i) any of Section 6.03(a) ~~or~~(unless cured pursuant to the terms thereof), Section 6.04(a) (solely with respect to any Loan Party’s existence (other than any Subsidiary Guarantor that is not a Material Subsidiary or an Intermediate Holding Company)), Section 6.11, ~~Section 6.19(a)~~ or Article VII (other than Section 7.09), or (ii) Section 7.09; provided that an Event of Default shall not occur until the Cure Deadline has occurred; provided, further, that an Event of Default under Section 7.09 shall not constitute an Event of Default for purposes of any Term Loan unless and until the Revolving Credit Lenders have actually declared all such obligations to be immediately due and payable in accordance with this Agreement and such declaration has not been rescinded; or

(c)Other Defaults. Any Loan Party or any Restricted Subsidiary thereof fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for ~~(i) in the case of Section 6.19(b), for any period of five (5) consecutive Business Days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders or (ii) in the case of any such other covenant or agreement,~~ thirty (30) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Required Lenders; or

(d)Representations and Warranties. Subject to the Clean-Up Period, as applicable, any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or Subsidiary herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made (or in any respect if such representation or warranty is qualified by “material” or “Material Adverse Effect”); or

(e)Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in respect of any Material Indebtedness (other than Indebtedness ~~hereunder~~under the Loan Documents and any intercompany Indebtedness owing to GBT, the Borrower or any Restricted Subsidiary) or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (x) secured Indebtedness that becomes due or as to which an offer to prepay is required to be made as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) any Indebtedness permitted to exist or be incurred under the terms of this Agreement that is required to be repurchased, prepaid, defeased or redeemed (or as to which an offer to repurchase, prepay, defease or redeem is required to be made) in connection with any asset sale event, casualty or condemnation event, change of control (without limiting the rights of the Agents and the Lenders under Section 8.01(j) below), excess cash flow or other customary provision in such Indebtedness giving rise to such requirement to offer or prepay in the absence of any default thereunder; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness; or

(f)Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary (other than any Loan Party or Subsidiary incorporated or organized under the laws of England and Wales) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; an order for relief is entered in any such proceeding; or any Loan Party or Material Subsidiary (other than any Loan Party or Subsidiary incorporated or organized under the laws of England and Wales) shall admit in writing its inability or fail generally to pay its debts as they become due; or

(g)Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding $50,000,000 (to the extent not paid or not covered (i) by independent third-party insurance ~~where~~as to which the surety or the insurer, as the case may be, has ~~admitted liability in respect~~been notified of such judgment or order ~~or~~and does not deny coverage or (ii) by an enforceable indemnity) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days after the entry thereof; or

(h)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or

Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (ii) a Foreign Pension Event occurs with respect to a Foreign Plan that would reasonably be expected to result in a Material Adverse Effect; or

(i)Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of (A) a transaction permitted under Section 7.04 or Section 7.05) ~~or as a result of~~, (B) any acts or omissions by the Administrative Agent, the Collateral Agent or any Lender or (C) the ~~satisfaction in full of all the Obligations and termination of the Aggregate Commitments and expiration or termination of all Letters of Credit (unless such Letters of Credit have been Cash Collateralized~~occurrence of the Final Termination Date), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document; ~~or~~(ii) any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of ~~repayment in full of the Obligations and termination of the Aggregate Commitments and termination of the Aggregate Commitments and expiration or termination of all Letters of Credit (unless such Letters of Credit have been Cash Collateralized)~~(A) the occurrence of the Final Termination Date or (B) any other release of such Person as a Loan Party permitted under Section 10.20), or purports in writing to revoke or rescind any Loan Document; or (~~ii) a material part of~~iii) the Liens purported to be created by the Collateral Documents on any material portion of the Collateral (subject to (x) the terms of the Agreed Security Principles and (y) any Lien permitted by Section 7.01) cease to be perfected security interests other than (x) as a result of a release of Collateral permitted under Section 10.20, (y) solely as a result of the Administrative Agent’s or the Collateral Agent’s failure to (1) maintain possession of any stock certificates, promissory notes or other instruments actually delivered to it under the Loan Documents or (2) file and maintain proper Uniform Commercial Code statements or similar filings (including continuation statements) or (z) as to Collateral consisting of real property, to the extent that such real property is covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(j)Change in Control. There occurs any Change in Control; or

(k)UK Insolvency Event. A UK Insolvency Event shall occur in respect of any UK Relevant Entity; or

(l)Shareholder Commitment Letter. At any time prior to the earlier of (i) a Qualifying IPO~~, the~~ and (ii) August 25, 2022, any Shareholder Commitment Letter or any provision thereof shall be terminated or cease to be in full force or effect (except in accordance with its terms) ~~and,~~or amended in a manner materially adverse to the interests of GBT JerseyCo and, in any such case, unless waived or otherwise agreed to by the Required Tranche B~~-2~~-3 Term Lenders, within five (5) Business Days thereof, GBT (or any other Parent Entity) shall have failed to enter into a replacement Shareholder Commitment Letter that satisfies the applicable requirements set forth in the definition of “Shareholder Commitment Letter” or that is otherwise acceptable to the Required Tranche B~~-2~~-3 Term Lenders~~; or~~.

~~(m) Tranche B-2 Incremental Facility Funding Date. With respect to any Tranche B-2 Incremental Facility Funding Date occurring prior to a Qualifying IPO, no later than substantially concurrently with the Borrowing of Tranche B-2 Term Loans made on such date, GBT shall not have received cash proceeds from a capital contribution or other equity issuance received as cash equity by GBT, in accordance with Section 4.03(b), in an amount that is at least equal to the principal amount of Tranche B-2 Term Loans made to the Borrower on such Tranche B-2 Incremental Facility Funding Date; provided that, if any such default is caused by technical or administrative error or any other unexpected delay due to circumstances outside of the control of GBT and its Subsidiaries, then GBT and the Borrower shall have two (2) Business Days to remedy such default.~~

Section 8.02.Remedies Upon Event of Default.

(a)If any Event of Default occurs and is continuing (other than an Event of Default under Section 8.01(b)(ii) unless the conditions of the second proviso contained therein have been satisfied), the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions and any obligations of the Swing Line Lender to make Swing Line Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default under Section 8.01(f) or 8.01(k) with respect to the Borrower, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b)Subject to the first proviso in Section 8.01(b)(ii), if any Event of Default under Section 8.01(b)(ii) occurs and is continuing, the Administrative Agent may and, at the request of the Required Revolving Credit Lenders, shall take any or all of the following actions:

(i)declare the commitment of each Revolving Credit Lender to make Revolving Credit Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)declare the unpaid principal amount of all outstanding Revolving Credit Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document under or in respect of the Revolving Credit Facility to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)exercise on behalf of itself and the Revolving Credit Lenders all rights and remedies available to it and the Revolving Credit Lenders under the Loan Documents or applicable Laws, in each case under or in respect of the Revolving Credit Facilities.

Section 8.03.Clean-Up Period. Notwithstanding anything in this Agreement to the contrary, for a period commencing on the Closing Date and ending on the date falling 120 days after the Closing Date (the “Clean-Up Period”), notwithstanding any other provision of any Loan Document, any breach of covenants, misrepresentation or other default which arises with respect to the Target Group will not be deemed to be a breach of covenant, misrepresentation or a default or an Event of Default, as the case may be, if:

(i)it is capable of remedy and reasonable steps are being taken to remedy it;

(ii)the circumstances giving rise to it have not knowingly been procured by or approved by the Borrower or any Initial Guarantor; and

(iii)it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing after the expiration of the Clean-Up Period, there shall be a breach of covenant, misrepresentation or default or Event of Default, as the case may be, notwithstanding the above.

Section 8.04.Application of Funds.  If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02(a)), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal, Unreimbursed Amounts or face amounts of the Loans, L/C Borrowings, Swap Termination Value under Secured Hedge Agreements, Cash Management Obligations and Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit (with such Cash Collateral provided to the Administrative Agent for the account of the L/C Issuers), ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.  Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

Section 8.05.Permitted Holders’ Right to Cure.

(a)Notwithstanding anything to the contrary contained in Section 8.01(b), in the event that the Borrower fails to comply with the requirement of the Financial Covenant, any of the Permitted Holders or any other Person (other than the Loan Parties and their Subsidiaries) designated by the Borrower shall have the right, during the period beginning at the start of the last fiscal quarter of the applicable Test Period and until the fifteenth (15th) Business Day after the date on which financial statements with respect to the Test Period in which such covenant is being measured are required to be delivered pursuant to Section 6.01 (such date, the “Cure Deadline”), to make (i) a direct or indirect equity investment in GBT in cash in the form of common Equity Interests (or other Qualified Equity Interests reasonably acceptable to the Administrative Agent) or otherwise receive cash contributions to (or in the case of any direct or indirect parent of GBT receive Equity Interests in GBT for its cash contributions to) the capital of GBT or (ii) loans to Borrower constituting Specified Subordinated Debt, in any such case, the proceeds of which are contributed to the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of net cash proceeds pursuant to the exercise of the Cure Right (the “Cure Amount”), the Financial Covenant shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Cure Amount; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the Financial Covenant with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document.

(b)If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the Financial Covenant during such Test Period, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 8.01 that had occurred shall be deemed cured; provided that (i) the Cure Right may be exercised on no more than five (5) occasions, (ii) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Cure Right is exercised, (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenant (such amount, the “Necessary Cure Amount”) (provided that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter then the Cure Amount shall be equal to the amount reasonably determined by the Borrower in good faith that is required for purposes of complying with the Financial Covenant for such fiscal quarter (such amount, the “Expected Cure Amount”), (iv) subject to clause (c) below, all Cure Amounts shall be disregarded for purposes of determining the Applicable Rate, any baskets, with respect to the covenants contained in the Loan Documents or the usage of the Total Available Amount and (v) the net cash proceeds from the Cure Right may not reduce the amount of Consolidated Total Debt (including, without limitation, by means of “cash netting”) for purposes of calculating compliance with the Financial Covenant for the fiscal quarter for which such Cure Right is deemed applied; provided the amount of Consolidated Total Debt may be reduced for purposes (i) other than determining compliance with the Financial Covenant and (ii) of determining compliance with the Financial Covenant in subsequent fiscal quarters, in each case, to the extent the Cure Right is applied to prepay Indebtedness.

(c)Notwithstanding anything herein to the contrary, to the extent that the Expected Cure Amount is (i) greater than the Necessary Cure Amount, then such difference may be used for the purposes of determining any baskets (other than any previously contributed Cure Amounts), with respect to the covenants contained in the Loan Documents, the Total Available Amount and (ii) less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, GBT must receive a direct or indirect equity investment in cash in the form of common Equity Interests (or other Qualified Equity Interests reasonably acceptable to the Administrative Agent), in any such case, the proceeds of which are contributed to the Borrower, which cash proceeds received by Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01.Appointment and Authorization of Agents.

(a)Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Secured Parties (in its capacities as a Lender, L/C Issuer (if applicable), Swing Line Loans and a potential Hedge Bank or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, subagents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02.Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence, willful misconduct or bad faith.

Section 9.03.Liability of Agents.  No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence, willful misconduct or bad faith, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party, any Affiliate thereof or any Permitted Holder.

Section 9.04.Reliance by Agents.

(a)Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to an Agent under the Loan

Documents or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to each Agent in this Section 9.04  or in any of the Collateral Documents.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 9.05.Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06.Credit Decision; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party, any Affiliate thereof  or any Permitted Holder, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties, any of their respective Affiliates or any Permitted Holder of which may come into the possession of any Agent-Related Person.

Section 9.07.Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence, willful misconduct or bad faith, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, willful misconduct or bad faith for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s or any other Loan Party’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08.Agents in their Individual Capacities.  MSSF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties, their respective Affiliates and each Permitted Holder as though MSSF were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, MSSF or its Affiliates may receive information regarding any Loan Party, any Affiliate thereof or any Permitted Holder (including information that may be subject to confidentiality obligations in favor of such Loan Party, such Affiliate thereof or such Permitted Holder) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, MSSF shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include MSSF in its individual capacity.

Section 9.09.Successor Agents.  The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent and/or Collateral Agent becomes a Defaulting Lender, then such Administrative Agent or Collateral Agent, as the case may be, may be removed as the Administrative Agent or Collateral Agent, as the case may be, at the reasonable request of the Borrower and the Required Lenders.  If the Administrative Agent resigns or is removed under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which appointment of a successor agent shall require the consent of the Borrower at all times other than during the existence of a Specified Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation (but not removal) of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent (and the term “Collateral Agent” shall mean such successor collateral agent and/or supplemental agent, as described in Section 9.01(c)), and the retiring or removed Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring or removed Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring (but not removed) Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Agreed Security Principles is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  Each party to the Collateral Documents governed by Dutch law shall provide any assistance and enter into any documents as reasonably requested by the successor Collateral Agent to ensure that the successor Collateral Agent shall have the same rights and obligations under the Collateral Documents governed by Dutch law as it would have had if such successor had been an original party thereto.

Section 9.10.Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11.Collateral and Guaranty Matters.  The Lenders and the Secured Parties irrevocably agree that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document may be released or subordinated in accordance with the provisions of Section 10.20 or any Collateral Document, without further written consent or authorization from any Lender or Secured Party.

Upon request by the Administrative Agent at any time, the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11 and Section 10.20.

Each Secured Party, by its acceptance of the benefits of the Guaranty and the Collateral Documents, acknowledges the terms of the Security Trust Deed and, in particular, the terms, basis and limitation on which the Collateral Agent holds the Transaction Security (as defined therein) and specifically agrees and accepts (i) such terms, basis and limitation; (ii) that the Collateral Agent shall, as trustee, have only those duties, obligations and responsibilities expressly specified in the Security Trust Deed; (iii) the limitation and exclusion of the Collateral Agent’s liability as set out therein; and (iv) all other provisions of the Security Trust Deed as if it were a party thereto.

Section 9.12.Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “joint lead arranger” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13.Secured Cash Management Agreements and Secured Hedge Agreements.  Except as otherwise expressly set forth herein or in any Guarantee or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Section 9.13 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.14.Intercreditor Agreements.  The Administrative Agent and the Collateral Agent are each hereby authorized to enter into any Customary Intercreditor Agreement to the extent contemplated by the terms hereof, and the Lenders and Secured Parties acknowledge that such Customary Intercreditor Agreement is binding upon them.  Each Lender and each Secured Party (a) hereby agrees that it will be bound by the provisions of the Customary Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Customary Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent and/or Collateral Agent to enter into the Customary Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.  In addition, each Lender and each Secured Party hereby authorizes the Administrative Agent and/or Collateral Agent to enter into (i) any amendments to any Customary Intercreditor Agreement, and (ii) any other intercreditor arrangements, in the case of clauses (i) and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 7.01 of this Agreement, in each case, and without any further consent, authorization or other action by such Lender. Each Lender hereby agrees that no Lender shall have any right of action whatsoever against any Agent as a result of any action taken by such Agent pursuant to this Section 9.14 or in accordance with the terms of any Customary Intercreditor Agreement.  The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Customary Intercreditor Agreement.

Section 9.15.Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless clause (i) in the immediately preceding Section 9.15(a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (iv) in the immediately preceding Section 9.15(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)none of the Administrative Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case, as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)no fee or other compensation is being paid directly to the Administrative Agent or any Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.16.Erroneous Payments.

(a)If the Administrative Agent (x) notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (any such Lender, L/C Issuer, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether  transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.16 and held in trust for the benefit of the Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender, L/C Issuer, Secured Party or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender, L/C Issuer or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.16(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.16(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.16(a) or on whether or not an Erroneous Payment has been made.

(c)Each Lender, L/C Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, L/C Issuer or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender  shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)  Subject to Section 10.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, L/C Issuer or Secured Party, to the rights and interests of such Lender, L/C Issuer or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.16 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to  an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 9.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X

MISCELLANEOUS

Section 10.01.Amendments, Etc.  Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent on behalf of, and acting at the direction of, the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Loans shall not constitute an extension or increase of any Commitment of any Lender) (provided that any Lender, upon the request of the Borrower, may extend the maturity date of any of such Lender’s Commitments without the consent of any other Lender, including the Required Lenders);

(b)postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08 without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of (i) any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and (ii) the MFN Provisions or other “most favored nation” provisions and the application thereof shall not constitute a postponement or reduction of the amount of interest or other amounts (provided that any Lender, upon the request of the Borrower, may extend the maturity date of any Term Loans owing to such Lender without the consent of any other Lender, including the Required Lenders));

(c)reduce the principal of, or the rate of interest specified herein on, any Loan, Swing Line Loan, or L/C Borrowing (it being understood that a waiver of any condition precedent set forth in Section 4.02 or waiver of any Default, Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (it being understood that (i) any change to the definition of First Lien Net Leverage Ratio, ~~Secured Net~~First Lien Leverage Ratio, ~~Total Net~~Secured Leverage Ratio ~~or the Interest Coverage~~, Total Leverage Ratio or in each case, in the component definitions thereof and/or (ii) any amendment, supplement, modification and/or waiver of the MFN Provisions shall, in each case of the foregoing clauses (i) and (ii), shall not constitute a reduction in the rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate);

(d)(i) amend, modify or waive any provision of this Section 10.01 that has the effect of lowering the number of Lenders that must approve any amendment, modification or waiver, in each case without the written consent of each Lender or (ii) reduce the percentages specified in the definition of the term “Required Lenders” or “Required Revolving Credit Lenders”, or

(e)other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions (except as expressly permitted by the Collateral Documents or this Agreement), without the written consent of each Lender; or

(f)other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Guarantees in any transaction or series of related transactions (except as expressly permitted by the Collateral Documents or this Agreement), without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer and Swing Line Lender in addition to the Lenders required above, adversely affect the rights or duties of an L/C Issuer or Swing Line Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iii) the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary or advisable to be made in connection with any borrowing of Incremental Term Loans to effect the provisions of Section 2.14, the provision of any Incremental Revolving Credit Commitment Increase or otherwise to effect the provisions of Section 2.14 or 2.15; (iv) only the consent of the Required Revolving Credit Lenders shall be necessary to (and only the Required Revolving Credit Lenders shall have the ability to) amend or waive the terms and provisions of Sections 7.09, 8.01(b)(ii) and 8.05 (including any defined terms as they relate thereto); (v) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders; (vi) the definition of “Letter of Credit Sublimit” may be amended or rights and privileges thereunder waived with the consent of the Borrower, each L/C Issuer, the Administrative Agent and the Required Revolving Credit Lenders; and (vii) the conditions precedent set forth in Section 4.02 to a Credit Extension under the Revolving Credit Facility after the Closing Date may only be amended or rights and privileges thereunder waived with the consent of the Required Revolving Credit Lenders and, in the case of a Credit Extension that constitutes the issuance of a Letter of Credit, the applicable L/C Issuer.  Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Credit Loans, the Incremental Term Loans, if any, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Loans.

Notwithstanding anything herein to the contrary, the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, effect changes to this Agreement that are necessary and appropriate to provide for the mechanics contemplated by the offering process set forth in Section 2.05(d).

Notwithstanding anything in this Agreement or any Collateral Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 6.10 and Section 6.12 or any Collateral Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of GBT, the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Collateral Document.

Notwithstanding anything herein to the contrary, any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature, and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the ~~Required~~Majority Lenders stating that the ~~Required~~Majority Lenders object to such amendment; provided that any such amendment to the terms and conditions applicable solely to the L/C Issuer in respect of Letters of Credit or the Swing Line Lender in respect of Swing Line Loans shall require the consent of the L/C Issuer or the Swing Line Lender, respectively.

Notwithstanding anything to the contrary contained in this Section 10.01, any guarantees, collateral security documents (including Customary Intercreditor Agreements) and related documents executed by GBT and its Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender (other than the L/C Issuer in respect of Letters of Credit or the Swing Line Lender in respect of Swing Line Loans) if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects, (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement (including the Agreed Security Principles) and the other Loan Documents or (iv) add syndication or documentation agents and make customary changes and references related thereto.

Upon notice thereof by the Borrower to the Administrative Agent with respect to the inclusion of any Previously Absent Financial Maintenance Covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Administrative Agent without the need to obtain the consent of any Lender to include such Previously Absent Financial Maintenance Covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section.

Section 10.02.Notices and Other Communications; Facsimile Copies.

(a)General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower, the Administrative Agent, Swing Line Lender, or an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower, Administrative Agent, Swing Line Lender and the L/C Issuer, or as set forth on Schedule 10.02 (unless updated by written notice), or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto (unless otherwise updated by written notice).

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, Swing Line Lender or the L/C Issuer pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)Platform.

(i)The Borrower hereby acknowledges that (x) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower or any other Loan Party ~~hereunder~~under any Loan Document (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (y) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to GBT (or any ~~parent thereof~~Parent Entity), the Borrower, ~~the Restricted Subsidiaries~~any Subsidiary or any of their respective securities) (collectively, the “Public Lender Information”, and each such Lender, a “Public Lender”). The Borrower hereby agrees that (A) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to GBT (or any ~~parent thereof~~Parent Entity), the Borrower, ~~the Restricted Subsidiaries~~any Subsidiary or any of their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (B) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (C) ~~unless expressly identified as containing~~any Borrower Materials that are not marked “PUBLIC SIDE” or “PUBLIC” shall be deemed to contain information that is not Public ~~Lender~~Side Information~~, each document to be disseminated by the Lead Arrangers to any Lender in connection with this Agreement will be deemed to contain only Public Lender Information.~~ and shall not be suitable for posting on a portion of the Platform designated as “Public Investor.”

(ii)Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities laws, to make reference to ~~Communications~~Borrower Materials or other communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material nonpublic information with respect to GBT (or any ~~parent thereof) or~~Parent Entity), the Borrower, ~~the Restricted Subsidiaries~~any Subsidiary or any of their respective securities for purposes of United States Federal or state securities laws.

(iii)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OTHER AGENT-RELATED PERSON WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OTHER AGENT-RELATED PERSON IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OTHER AGENT-RELATED PERSON HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING

OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c)Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.  The words “execution,” “signed,” “signature,” and words of like import in any Loan Document, any Assignment and Assumption, any Committed Loan Notice or any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(d)Reliance by Agents and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e)Notice to other Loan Parties.  The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

Section 10.03.No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04.Attorney Costs and Expenses.  The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent and the Lead Arrangers for all reasonable and documented or invoiced out-of-pocket costs and expenses associated with the syndication of the Term Loans and Revolving Credit Loans and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), limited in the case of legal counsel to the Administrative Agent, the Collateral Agent, Lead Arrangers, each L/C Issuer and the Lenders to all Attorney Costs of one primary counsel, and, if necessary, one local counsel in each relevant jurisdiction and/or special and/or regulatory counsel for all such parties (taken as a whole) and, solely in the case of an actual or perceived conflict of interest where the conflicted Person informs the Borrower of such conflict, one additional primary counsel (and, if necessary, an additional local, special and/or regulatory counsel) for such affected Persons and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, Lead Arrangers, each L/C Issuer and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (limited in the case of legal counsel to such Secured Parties to all Attorney Costs of one primary counsel and, if necessary, one local counsel in each relevant jurisdiction and/or special and/or regulatory counsel for all such parties (taken as a whole) and, solely in the case of an actual or perceived conflict of interest where the conflicted Person informs the Borrower of such conflict, one additional primary counsel (and if, necessary, an additional local, special and/or regulatory counsel) for such affected Persons). Subject to the limitations above, the foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.

Section 10.05.Indemnification by the Borrower.  The Borrower shall indemnify and hold harmless each Agent, each Lead Arranger, each Lender, each L/C Issuer, each Swing Line Lender (without duplication) and their respective Affiliates, directors, officers, employees, agents, advisors, and other representatives (collectively, the “Indemnitees”) and hold them harmless from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses ((which, in the case of Attorney Costs, shall be limited to (x) one primary counsel for all Indemnitees, (y) if necessary, one local counsel in each applicable jurisdiction and/or special and/or regulatory counsel for all Indemnitees and (z) solely in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter, one additional primary counsel (and if, necessary, an additional local, special and/or regulatory counsel) for such affected Indemnitees) (collectively, the “Losses”) of any such Indemnitee arising out of or relating to any claim or any litigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnitees is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, any Affiliate of the Borrower, any Permitted Holder, creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby and the issuance, amendment, renewal, extension, cancellation or termination of any Letter of Credit (including without limitation any payment, demand for payment or nonpayment under a Letter of Credit) (collectively, the “Indemnified Liabilities”) and any Losses that relate to any actual or alleged presence or Release or threatened Release of Hazardous Materials on or from any property currently or formerly owned, leased or operated by GBT, the Borrower or any Subsidiary or any other liability arising under Environmental Law, in each case arising out of the properties, activities or operations of GBT, the Borrower or any Restricted Subsidiary; provided that no Indemnitee will be indemnified for any Losses or related expenses to the extent it has resulted from (w) the gross negligence, fraud, bad faith or willful misconduct of such Indemnitee or any of its Affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (x) a material breach of the obligations under the Loan Documents of such Indemnitee or any of such Indemnitee’s Affiliates or any of the officers, directors, employees, advisors, agents or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (y) any claim, litigation, investigation or other proceeding (other than a claim, litigation, investigation or other proceeding against any Agent or any Lead Arranger or any Person acting in a similar capacity, in each case, acting pursuant to the Loan Documents or in its capacity as such or of any of its Affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnities that does not arise from any act or omission by the Borrower~~,~~ or any of its Affiliates or any Specified Permitted Holder; provided, further, that the Administrative Agent, the Collateral Agent, Swing Line Lender, the L/C Issuers and the Lead Arrangers to the extent fulfilling their respective roles as an agent or arranger under the Facilities and in their capacities as such, shall remain indemnified in respect of such claim, litigation, investigation or other proceeding, to the extent that none of the exceptions set forth in clauses (w), (x) or (y) of the immediately preceding proviso apply to such person at such time. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee or any of such Indemnitee’s Affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision).  No Indemnitee and no Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing in this sentence shall limit the indemnification obligations of the Loan Parties set forth herein or in any other Loan Document either in respect of damages incurred or paid by an Indemnitee to a third party or in respect of out-of-pocket costs or expenses incurred as a result of such claim, litigation, investigation or other proceeding.  All amounts due under this Section 10.05 shall be paid within thirty (30) days after demand therefor has been made in good faith (together with reasonably detailed backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, Swing Line Lender or any L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes other than Taxes that represent liabilities, obligations, losses, damages, etc., with respect to a non-Tax claim.

Section 10.06.Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate.

Section 10.07.Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04 and Section 7.10), neither GBT nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or other transfer by GBT or the Borrower of any of its rights or obligations hereunder without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii)

by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for (w) an assignment of any funded Term Loan to any other Lender, any Affiliate of a Lender or any Approved Fund, (x) an assignment of any Revolving Credit Loans or Revolving Credit Commitments to any Affiliate of a Lender or a Revolving Credit Lender, (y) any Assignee, if a Specified Event of Default has occurred and is continuing or (z) an assignment of any funded Term Loan, if the Borrower has not responded to a written notice requesting consent within ten Business Days of receipt thereof; provided, further, that, notwithstanding the foregoing, the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of any Tranche B-3 Term ~~Loan~~Commitment or Tranche B-3 Term ~~Commitment~~Loan except for (I) assignments to ~~HPS Investment Partners, LLC,~~  an Affiliate of ~~HPS Investment Partners, LLC~~Apollo Management, Ares Management or HG Vora Capital Management or an Approved Fund that is administered, advised or managed by ~~HPS Investment Partners, LLC or any of its~~Apollo Management, Ares Management or HG Vora Capital Management  or any of their respective Affiliates, (II) an assignment of any funded Tranche B-3 Term Loan, if the Borrower has not responded to a written notice requesting consent within ten Business Days of receipt thereof, (III) an assignment of any funded Tranche B-3 Term Loan to any other Lender, any Affiliate of a Lender or any Approved Fund and/or (~~III~~IV) if a Specified Event of Default has occurred and is continuing, assignments to any Assignee that is not an Ineligible Institution.

(B)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund; and

(C)each L/C Issuer or Swing Line Lender at the time of such assignment; provided that no consent of such L/C Issuers or Swing Line Lender shall be required for any assignment of a Term Loan or a Tranche B-3 Term Commitment or any assignment to an Agent or an Affiliate of an Agent;

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Credit Facility) or $1,000,000 (in the case of any Class of Term Loans) unless the Borrower and the Administrative Agent otherwise ~~consents~~consent; provided that (1) no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C)the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any documentation required by Section 3.01(f); and

(D)the Assignee shall not be an Ineligible Institution (provided that the Administrative Agent shall have no liability in respect of any mistaken assignment to an Ineligible Institution) and shall represent that it is not an Ineligible Institution or an Affiliate of an Ineligible Institution.  The Borrower shall provide the list of Disqualified Lenders to the Administrative Agent, and the Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Lenders to each Lender or prospective assignee contemplating an assignment that requests the same.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c)Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500, which fee may be waived only by the Administrative Agent in its sole discretion, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e). For greater certainty, any assignment by a Lender pursuant to this Section 10.07 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligation.

(d)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related stated interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts) and L/C Borrowings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent demonstrable error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender with respect to its own Loans and/or Commitments only, at any reasonable time and from time to time upon reasonable prior notice.

(e)Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than an Ineligible Institution; provided that for the purposes of this provision, Disqualified Lenders shall only be deemed to be Disqualified Lenders if a list of Disqualified Lenders has been made available to all Lenders by the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c), (e) or (f) that directly and adversely affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (through the applicable Lender), subject to the requirements and limitations of such Sections (including Sections 3.01(e), (f) and (g) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender) and Sections 3.06 and 3.07, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Any Lender that sells participations shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and the address of each Participant and the principal amounts (and related stated interest amounts) of each Participant’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or Letters of Credit or its other obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. Notwithstanding anything to the contrary, no Lender, by maintaining the Participant Register, undertakes any duty, responsibility or obligation to the Borrower (including, without limitation, that in no event shall any such Lender be a fiduciary of the Borrower for any purpose).

(f)A Participant shall not be entitled to receive any greater payment under Section

3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to a greater payment results from a Change in Law after the Participant became a Participant.

(g)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05, subject to the requirements and limitations of such Sections (including Sections 3.01(e), (f) and (g)) and Sections 3.06 and 3.07, to the same extent as if such SPC were a Lender, but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05) except to the extent any entitlement to greater amounts results from a Change in Law after the grant to the SPC occurred, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and such liability shall remain with the Granting Lender, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantees or credit or liquidity enhancement to such SPC.

(i)Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)(i)  Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party or any ~~Permitted Holder~~ Affiliated Lender in accordance with Section 10.07(b); provided that:

(A)with respect to any assignment to a Purchasing Borrower Party, (x) no Default or Event of Default has occurred or is continuing or would result therefrom and (y) the Total ~~Net~~ Leverage Ratio shall be less than or equal to 2.50:1.00, calculated on a pro forma basis, as of the last day of the most recently ended Test Period;

(B)for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments, Revolving Credit Loans, Extended Revolving Credit Commitments or Extended Revolving Credit Loans to any Purchasing Borrower Party or any  ~~Permitted Holder~~ Affiliated Lender;

(C)any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(D)no Purchasing Borrower Party may use the proceeds from Revolving Credit Loans to purchase any Term Loans;

(E)no Term Loan may be assigned to any Non-Debt Fund Affiliates pursuant to this Section 10.07(j), if after giving effect to such assignment, Non-Debt Fund Affiliates in the aggregate would own in excess of 25% of the Term Loans of any Class then outstanding (determined as of the time of such purchase) or if the number of Non-Debt Fund Affiliates that hold Loans would exceed the lesser of (x) five (5) Non-Debt Fund Affiliates and (y) 49% of the aggregate number of Lenders at such time; ~~and~~

(F)any purchases or assignments of Loans by a Non-Debt Fund Affiliate shall (i) be conducted pursuant to procedures to be established by the Administrative Agent that are consistent with this Section 10.07(j)(i) and are otherwise reasonably acceptable to the Borrower and (ii) require that such Person clearly identify itself as a Non-Debt Fund Affiliate in any assignment and assumption agreement executed in connection with such purchases or assignments~~.~~; and

(G)no Tranche B-3 Term Loans may be assigned to a Purchasing Borrower Party pursuant to this Section 10.07(j)(i).

(ii)Notwithstanding anything to the contrary in this Agreement, no Non-Debt Fund Affiliates shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by Administrative Agent or any Lender that is provided solely to the Lender group  (and/or their auditors, advisors and/or attorneys) or any communication solely by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(iii)Any Lender may assign all or a portion of the Term Loans of any Class (but not any Revolving Credit Commitments, Revolving Credit Loans or Incremental Revolving Credit Commitments) held by it to an Affiliated Debt Fund in accordance with Section 10.07(b).

(k)Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, (A) all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to have voted in the same proportion as the Lenders that are not Non-Debt Fund Affiliates voting on such matter provided that (i) the commitments of any ~~Permitted Holder~~ Affiliated Lender shall not be increased, (ii) the due dates for payments of interest and scheduled amortization (including at maturity) owed to any ~~Permitted Holder~~ Affiliated Lenders will not be extended, (iii) the amounts owing to any ~~Permitted Holder~~ Affiliated Lender will not be reduced and (iv) any amendment that results in a disproportionate and adverse effect on ~~a Permitted Holder Controlled~~an Affiliated Lender, in relation to all non-affiliated Lenders’ Term Loans, in each instance in (i) through (iv), without the consent of such ~~Permitted Holder~~ Affiliated Lender and (B) the aggregate amount of Term Loans held by Affiliated Debt Funds will be excluded to the extent in excess of 49.9% of the amount required to constitute “Required Lenders” or any other requisite Class vote (any such excess amount shall be deemed to be not outstanding on a pro rata basis among all Affiliated Debt Funds);

(l)Upon any contribution of Term Loans to the Borrower or any Restricted Subsidiary and upon any purchase of Term Loans by a Purchasing Borrower Party, subject to Section 10.07(j)(i)(C), (A) the aggregate principal amount (calculated on the face amount thereof) of such Term Loans shall automatically be cancelled and retired by the Borrower on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Term Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (B) the Administrative Agent shall record such cancellation or retirement in the Register.

(m)Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified, in consultation with the Borrower, a successor L/C Issuer willing to accept its appointment as successor L/C Issuer.  In the event of any such resignation of an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer.  If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit issued by it prior to the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

Section 10.08.Confidentiality.  Each of the Administrative Agent, the Collateral Agent and the Lenders (each, a “Receiving Party”) agrees to maintain the confidentiality of the Information (as defined below), except that Information may, subject to any applicable restriction required in respect of the same under the City Code or by the Panel in connection with the Target Acquisition, be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (collectively, the “Related Agents”) who need to know such Information in connection with the applicable Receiving Party’s obligations under this Agreement or the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made (i) will be informed of the confidential nature of such Information and be instructed to comply with the provisions of this Section 10.08, including, without limitation, the provisions on confidentiality of such Information set forth herein, (ii) shall not disclose the Information to any other Person in violation of this Section 10.08 and (iii) the applicable Receiving Party shall be responsible for any noncompliance with this Section 10.08 by it or its Related Agents), (b) to the extent requested by any Governmental Authority, including the Federal Reserve Bank, any central banking authority and any self-regulatory authority, such as the National Association of Insurance Commissioners (provided that, except with respect to any audit or examination by bank accountants or by any governmental bank regulatory authority exercising examination or regulatory authority over such Receiving Party of its Related Agents, each of the Administrative Agent, the Collateral Agent and the Lenders shall, to the extent practicable and not prohibited by applicable law, use commercially reasonable efforts to promptly notify the Borrower of such disclosure and, if reasonably requested by the Borrower, to use commercially reasonable efforts to request confidential treatment of such information, at the expense of the Borrower), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations under this Agreement; provided that such disclosure pursuant to this clause (f) shall be subject to either (x) execution of a confidentiality agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower) or (y) appropriate confirmations being given electronically by the Person to whom such disclosure is made pursuant to arrangements reasonably satisfactory to the Administrative Agent and the Borrower (it being agreed that any arrangement in accordance with the standard syndication processes of the Administrative Agent or customary market standards for dissemination of such type of information that require “click through” or other affirmative actions on the part of the recipient to access such information is reasonably acceptable to the Borrower), (g) with the consent of GBT, (h) on a confidential basis to (1) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided for herein, (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (3) any credit insurance provider in connection with credit insurance as to the Borrower and its obligations hereunder or (4) market data collectors for league table credit, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments (limited to the existence of this Agreement, publicly available information about this Agreement and customary information required for league table credit purposes or such services) or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.08 or (ii) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than ~~the Borrower~~from or on behalf of any Loan Party or any Subsidiary.  With respect to any disclosure pursuant to clause (c) of this Section 10.08, the applicable Receiving Party will use commercially reasonable efforts to (A) promptly provide written notice to the Borrower (to the extent not prohibited by applicable law) so that the Borrower may seek a protective order or other appropriate remedy, or waive compliance with the applicable provisions of this Section 10.08, and (B) cooperate with the Borrower in pursuing any reasonable measures that Borrower determines to pursue, all at the Borrower’s expense.  If a protective order or other remedy is not obtained by the Borrower or the Borrower fails to waive compliance with the provisions hereof, the Receiving Party or its Related Agent. as applicable, may, without liability or breach hereunder, disclose only that portion of the Information it is legally compelled (in the opinion of its legal counsel) to disclose and, at the expense of the Borrower, will use commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Information so disclosed.

For the purposes of this Section 10.08, “Information” means all information received from or on behalf of GBT or any Subsidiary relating to GBT ~~or its business,~~, any Subsidiary, any of their respective Affiliates or any direct or indirect equityholder of GBT or the business, assets, liabilities, financial condition or prospects of any of the foregoing, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by or on behalf of GBT or such Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised not less than the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.09.Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and each L/C Issuer is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time then due and owing by, such Lender or such L/C Issuer, as the case may be, to or for the credit or the account of the respective Loan Parties ~~and their Subsidiaries~~ against any and all Obligations then due and owing to such Lender or such L/C Issuer hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 8.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations then due and owing to such Defaulting Lender as to which it exercised such right of set-off.  Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.  Notwithstanding the foregoing, no amount set off from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

Section 10.10.Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic means of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by ~~telecopier~~facsimile or other electronic means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or such other electronic means.

Section 10.11.Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.12.Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.13.Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14.GOVERNING LAW.

(a)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, GBT, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, GBT, EACH AGENT, EACH SECURED PARTY AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c)EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING TO SUCH PARTY AT THE ADDRESS PROVIDED FOR IT ON SCHEDULE 10.02. NOTHING IN THIS SECTION 10.14 LIMITS THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15.WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16.Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and GBT and the Administrative Agent shall have been notified by each Lender and L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, GBT, each Agent and each Lender and their respective successors and assigns, except that neither the Borrower nor GBT shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as expressly permitted by Section 7.04.

Section 10.17.Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.18.Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements or the Cash Management Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.19.USA PATRIOT Act and Beneficial Ownership Regulation.  Each Lender

that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is or may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 10.20.Release of Collateral and ~~Guarantee~~Guaranty; Subordination of Liens.

(a)The Lenders hereby irrevocably agree that the Liens granted to Collateral Agent, for the benefit of the Secured Parties by the Loan Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral to any Person other than another Loan Party, to the extent such Disposition is permitted hereunder (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the ~~Guarantee~~Guaranty (in accordance with the second succeeding sentence and Section 4.13 of the ~~Guarantee~~Guaranty), (vi) as required by the Administrative Agent or the Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Administrative Agent or Collateral Agent pursuant to the Collateral Documents and (vii) to the extent such Collateral otherwise becomes an Excluded Asset.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.  Additionally, the Lenders and other Secured Parties hereby irrevocably agree that, upon the written request of the Borrower or relevant Guarantor, a Guarantor (other than the Borrower, GBT or any Intermediate Holding Company) shall be released from the ~~Guarantees~~Guaranty upon consummation of any transaction permitted hereunder resulting in such Guarantor ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Immaterial Subsidiary (to the extent no longer required to be a Guarantor in accordance with the Agreed Security Principles ~~and not joined as a Guarantor in connection with the Initial Guarantor Coverage Ratio~~or to comply with Section 6.10(b)), in each case, solely to the extent such Guarantor ceasing to constitute a Restricted Subsidiary or otherwise becoming an Immaterial Subsidiary is as a result of a transaction or series of related transactions not prohibited by this Agreement.  The Lenders and other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent, authorization or joinder of any Lender.  Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated solely with respect to such Collateral or Guarantor.

(b)Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) contingent indemnification obligations and other contingent obligations) have been paid in full in cash, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not

Cash Collateralized or back-stopped in a manner reasonably satisfactory to the applicable L/C Issuer (the first date on which the foregoing shall have occurred, the “Final Termination Date”), upon request of the Borrower, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) contingent indemnification obligations and other contingent obligations.  Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)Notwithstanding the foregoing or anything in the Loan Documents to the contrary, at the direction of the Required Lenders, the Administrative Agent and/or Collateral Agent may, in exercising remedies, take any and all necessary and appropriate action to effectuate a credit bid of all Loans (or any lesser amount thereof) for the Borrower’s or any other Loan Party’s assets in a bankruptcy, foreclosure or other similar proceeding, forbear from exercising remedies upon an Event of Default, or in a bankruptcy proceeding, enter into a settlement agreement on behalf of all Lenders.

Section 10.21.No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, each of GBT and the Borrower acknowledges and agrees, and acknowledges its Affiliates’ and the Specified Permitted Holders’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, its Affiliates and the Specified Permitted Holders, on the one hand, and the Agents, the Lead Arranger and the Lenders, on the other hand, and each of GBT and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Lead Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any of its Affiliates, any Specified Permitted Holder, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Lead Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower, any of its Affiliates or any Specified Permitted Holder with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower, any of its Affiliates or any Specified Permitted Holder on other matters) and none of the Agents, the Lead Arrangers or the Lenders has any obligation to the Borrower, any of its Affiliates or any Specified Permitted Holder with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower, its Affiliates and/or the Specified Permitted Holders, and none of the Agents, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and GBT and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each of GBT and the Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Lead Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

Section 10.22.Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:
(i)	a reduction in full or in part or cancellation of any such liability;
(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.23.Parallel Debt (Covenant to pay the Collateral Agent)Section 1.02.

(a)For the purpose of ensuring the validity and enforceability of any Lien granted pursuant to any Collateral Document governed by Dutch law, and notwithstanding any other provision of this Agreement, each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate of all Obligations from time to time due in accordance with the terms and conditions of the Loan Documents, excluding the Obligations arising under this Section 10.23 (such payment undertaking and the obligations and liabilities which are a result thereof, hereinafter referred to as the “Parallel Debt”).

(b)Any amount due and payable by a Loan Party to the Collateral Agent under the Parallel Debt shall be decreased to the extent that the Secured Parties have received payment of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a Loan Party to the Secured Parties under those provisions shall be decreased to the extent that the Collateral Agent has received payment of the corresponding amount under the Parallel Debt.

(c)With respect to the Parallel Debt, the Collateral Agent:

(i)acts as creditor in its own right;

(ii)shall have its own independent right to demand payment of the amounts payable under the Parallel Debt; and

(iii)shall not act as agent, trustee or representative of any of the Secured Parties and holds neither its claim resulting from (x) the Parallel Debt nor (y) any Collateral Document governed by Dutch law securing the Parallel Debt on trust.

(d)The rights of the Secured Parties (other than the Collateral Agent) to receive payment of amounts payable by each Loan Party under the Loan Documents are several and are separate and independent from, and without prejudice, the rights of the Collateral Agent to receive payment under the Parallel Debt.

Section 10.24.Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contract or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GBT GROUP SERVICES B.V., as the Borrower

By:
Name:
Title:

[Signature Page to Credit Agreement]

GBT III B.V., as GBT

By:
Name:
Title:

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as Swing Line Lender, an L/C Issuer and as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

Goldman Sachs Bank USA, as an L/C Issuer and as a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

SCHEDULE 1.01A

AGREED SECURITY PRINCIPLES

1.	Security Principles

This Schedule addresses the manner in which the Guarantees and security will be provided in relation to that certain Credit Agreement, dated as of August 13, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein having the meanings assigned thereto in the Credit Agreement), among GBT GROUP SERVICES B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office address at ~~Hoogoorddreef 15 Atlas-Arena, 1101 BA Amsterdam, The~~Kennedyplein 6, 5611 ZS, Eindhoven, Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 72308885, as the borrower (the “Borrower”), GBT III B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office address at ~~Hoogoorddreef 15 Atlas-Arena, 1101 BA Amsterdam, The~~Kennedyplein 6, 5611 ZS, Eindhoven, Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 59194731 (“GBT”), the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent. The Guarantees, asset security and Liens (“Security”) to be provided to or granted in favor of the Collateral Agent (as defined below), for the benefit of the Secured Parties, will be given or granted in accordance with the Security principles set forth in this Schedule (collectively, the “Agreed Security Principles”).

(a)

The initial Guarantors shall be GBT Dutch Parent, GBT Euro Travel Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands (“GBT Euro”), GBT US III LLC, a Delaware limited liability company (“GBT US Parent”), GBT Travel Services UK Limited, a limited liability company incorporated in England and Wales with company registration number 08774160 (“GBT UK Parent”), Global Business Travel Holdings Limited, a limited liability company incorporated in England and Wales with company registration number 11183041 (“GBT Target Holdings”), and, other than in the case of Obligations incurred directly by it, the Borrower (GBT Dutch Parent, GBT Euro, GBT US Parent, GBT UK Parent, GBT Target Holdings and the Borrower, collectively, the “Initial Guarantors” or the “Original Obligors” and each, an “Initial Guarantor” or an “Original Obligor”; the Original Obligors together with any Additional Obligor (defined below) and any other Person that joins the Guaranty as a Guarantor from time to time after the Closing Date and/or grants any Liens on its assets in favor of the Collateral Agent to secure all or any portion of the Obligations, the “Obligors” and each, an “Obligor”). As of the Closing Date, guarantees will be provided (subject to the Agreed Security Principles set forth below) by each of the Initial Guarantors.

(b)

Subject to the Agreed Security Principles, the Collateral Documents listed in Schedule 1.01B to the Credit Agreement under the heading “Collateral Documents” shall be granted by the Original Obligors on the Closing Date.

(c)	Subject to the Agreed Security Principles, guarantees and share charges or pledges (as applicable) over Equity Interests (including the Equity Interests of the Target) and other asset security of the same types entered into by the Original Obligors shall be granted by each other Wholly-Owned Material Subsidiary of GBT that is organized, formed or incorporated in the United States (or any state thereof or the District of Columbia), England and Wales, or The Netherlands (collectively, the “Initial Subject Jurisdictions” and together with the Additional Subject Jurisdictions (as defined in Section 1(h)(iii) below) (if any), the “Subject Jurisdictions”) (x) as promptly as practicable (but in any event within sixty (60) days after the Closing Date or such longer date agreed by the Administrative Agent), (y) in the case of the Target and/or any other Subsidiary of the Target required to become an Obligor that is organized in an Additional Subject Jurisdiction (as defined below), as promptly as practicable (but in any event within one hundred twenty (120) days after the Closing Date or such longer date agreed by the Administrative Agent) or (z) in the case of the Target and/or any other Subsidiary of the Target required to become an Obligor, as promptly as practicable within the timeframe referred to in clause (x) above or such longer period agreed to by the Administrative Agent (acting reasonably) (the foregoing periods, the “Initial Joinder Period”).  To the extent not subject to a Collateral Document pursuant to Section 1(b) above, any Person that becomes a Guarantor during the Initial Joinder Period shall also have its Equity Interests pledged in accordance with the Agreed Security Principles pursuant to a Collateral Document entered into during the applicable Initial Joinder Period.

Any Person that becomes a Wholly-Owned Material Subsidiary of GBT that is organized, formed or incorporated in one of the Initial Subject Jurisdictions after the applicable Initial Joinder Period shall provide and grant any required Security promptly, but in any event, no later than thirty (30) days (or such longer period agreed to by the Administrative Agent) (if such Material Subsidiary is organized, formed or incorporated in an Initial Subject Jurisdiction).

(d)

The Agreed Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining legally valid, binding and enforceable guarantees and Security from the Obligors. In determining whether any guarantee shall be given or security shall be created and/or perfected, the following matters will be taken into account:

(i)

general statutory limitations, financial assistance, fiduciary duties, corporate benefit, fraudulent preference, “thin capitalisation” rules, “earnings stripping”, “controlled foreign corporation” rules, capital maintenance rules and analogous principles may restrict a member of the Group from providing a guarantee or Security or may require that any guarantee be limited to a certain amount. To the extent that general statutory limitations, financial assistance, fiduciary duties, corporate benefit, fraudulent preference, “thin capitalisation” rules, “earnings stripping”, “controlled foreign corporation” rules, capital maintenance rules and analogous principles referred to above require that the guarantee or Security is limited by an amount or otherwise in order to make such guarantee or Security legal, valid, binding or enforceable or to avoid that Obligor breaching any applicable law or otherwise in order to avoid personal liability of the officers of any Obligor, the limit shall be no more than the minimum limit required by those rules or principles. To the extent the minimum limit can be reduced by actions or omissions on the part of any member of the Group, each Obligor shall, and GBT will procure that each relevant member of the Group shall, use commercially reasonable efforts to take such actions or not to take actions (as appropriate) in order to reduce the minimum limit required by those rules or regulations (and, in this respect, shall have regard to any and all representations made by the Administrative Agent or the Collateral Agent) (and without limiting the above, if any Subsidiary of GBT incorporated in England and Wales (including, without limitation, the Target) would be required to grant guarantees and/or security pursuant to these Agreed Security Principles but for the fact that so doing would constitute unlawful financial assistance within the meaning of sections 678 and 679 of the Companies Act 2006 (UK), the relevant Subsidiary (or any holding company thereof) shall, and GBT shall procure that the relevant Subsidiary (or any holding company thereof) shall, promptly re-register as a private limited company so as to allow the guarantees and/or security to be granted);

(ii)

the Security to be provided will take into account (A) the cost (including adverse effects on interest deductibility, taxes (subject to Section 7.14 of the Credit Agreement), stamp duty, registration fees and notarial costs) to the Group of providing Security so as to ensure that it is not excessive in view of the benefit accruing to the Secured Parties, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower and (B) the impact on the operations and business of the relevant Obligor or member of the Group, so as to ensure that it does not have a significant adverse effect on the ability of the relevant Obligor or other member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents prior to an Event of Default (or, to the extent expressly referenced herein, a Notified Event of Default);

(iii)

each Obligor will use, and GBT must procure that relevant members of the Group will use, commercially reasonable efforts (but excluding (other than after the occurrence of a Notified Event of Default and for so long as it is continuing) seeking consents or authorizations from Persons other than (x) from members of the Group or any other controlled Affiliate of GBT, their respective board of directors (or equivalent) and the holders of their respective voting Equity Interests, as applicable, or (y) where expressly required to do so under these Agreed Security Principles) to avoid or mitigate the constraints on the provision of any guarantee or Security that would otherwise have to be provided under these Agreed Security Principles and, in this respect, shall have regard to any reasonable representations by the Administrative Agent or the Collateral Agent;

(iv)

save in respect of Security over any Equity Interests in any Wholly-Owned Material Subsidiary formed or incorporated in the Subject Jurisdictions, any assets subject to third party arrangements which are permitted under the Credit Agreement and which prevent those assets from being secured in favor of the Collateral Agent will be excluded from any relevant Collateral Document; provided that, if the relevant asset is material to the Group, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, then the relevant Obligor will use and GBT will procure that the relevant members of the Group will use commercially reasonable efforts to obtain such third party consent to the grant of such Security;

(v)

registration of any Security created under any Collateral Document and other legal formalities and perfection steps, if required under applicable law or regulation or where customary or consistent with market practice (and where requirements in respect of legal formalities and perfection steps for particular classes of assets are specified in these Agreed Security Principles, such requirements shall be considered to be customary or consistent with market practice), will be completed by each Obligor as soon as reasonably practicable in line with applicable market practice after that Security is granted and, in any event, within the time periods specified in that Collateral Document or within the time periods specified by applicable law or regulation (to the extent that if registration is made after the time period specified by applicable law or regulation, the Security will not be perfected or enforceable), in order to ensure due perfection and enforceability of the Guarantees and/or the Security created or intended to be created by the relevant Collateral Document;

(vi)

to the extent required by the Credit Agreement, the Obligors shall be responsible for the payment of duly documented out-of-pocket costs and expenses reasonably incurred by any Secured Party (including such legal expenses, disbursements, registration costs and all taxes (other than income taxes, subject to Section 3.01 of the Credit Agreement), duties and fees (notarial or otherwise) required to be paid by the Obligors pursuant to the terms of the Credit Agreement) in respect of the creation, perfection, maintenance and enforcement of any Guarantees and Security;

(vii)

it is acknowledged that in certain jurisdictions it may be impossible or impracticable to create Security over certain categories of assets in which event Security will not be taken over such assets; and

(viii)

without prejudice to the provisions of Section 1(d)(i) above, members of the Group will not be required to give Guarantees or enter into Collateral Documents if (or to the extent and only for so long as) it (A) is not within the legal capacity of the relevant members of the Group, (B) would conflict with the fiduciary duties or other applicable legal duties of the directors (or equivalent) of the relevant members of the Group, (C) would contravene any applicable legal prohibition, restriction in a contract with an independent third party (not created in contemplation of avoiding the requirements of the Loan Documents) or regulatory condition or (D) result in a material risk of personal or criminal liability for any officer or director (or equivalent) of any relevant member of the Group.

(e)

To the extent possible, any Collateral Document entered into by (or over the Equity Interests in) an Obligor (other than, for the avoidance of doubt, the Original Obligors) incorporated or organized under the laws of a jurisdiction in which any Original Obligor is incorporated or organized shall be consistent with and follow the same approach as that adopted in relation to the corresponding Collateral Document for the Original Obligors specified in Section 1(b)(i)-(ix) above.

(f)

Each of Section 2 (Guarantors and Security) and Sections 4 (Bank Accounts) to 12 (General Limitations) (inclusive) of these Agreed Security Principles shall be subject to Sections 1(a), (b), (c) and (e) above and to Section 3 below.

(g)

For the purpose of these Agreed Security Principles, any reference to an Obligor using “commercially reasonable efforts”, “reasonable efforts”, “all reasonable endeavours” or “reasonable endeavours” shall be qualified such that the relevant Obligor will not be required to incur expenditures for the purpose of complying with the specified obligation(s) that are commercially unreasonable (it being understood that any such requirements and decision as to what is commercially reasonable or unreasonable must take into account customary market practice in such jurisdiction, the likelihood of success in the context of the expense to obtain such consent or Security, as well as the fiduciary duties and similar obligations of such Obligor).

(h)

For the purpose of these Agreed Security Principles, any reference to an “Asset Security Obligor” means the following and each Asset Security Obligor (other than the Borrower in the case of Obligations incurred directly by it) shall also be a Guarantor:

(i)	the Borrower or any Initial Guarantor;
(ii)

any Subsidiary identified on Schedule 1.01E to the Credit Agreement which becomes or is required, in accordance with these Agreed Security Principles, to become a Guarantor during the Initial Joinder Period; and

(iii)

any other Material Subsidiary which is a Wholly-Owned Subsidiary of GBT incorporated, organized or formed in or under in or under the laws of one of the Initial Subject Jurisdictions which becomes or is required, in accordance with these Agreed Security Principles, to become a Guarantor during the Initial Joinder Period or from time to time thereafter pursuant to the second paragraph of Section 1(c) (collectively with the Subsidiaries referred to in Section 1(h)(ii) above and any Restricted Subsidiary required to become a Guarantor pursuant to Section 6.10(b) of the Credit Agreement, the “Additional Obligors” and each individually, an “Additional Obligor”).  It being understood and agreed that if any Subsidiary is not incorporated, organized or formed in one of the Initial Subject Jurisdictions (any such additional jurisdictions, an “Additional Subject Jurisdiction”), on and after the date such Person becomes an Obligor, references herein and in the other Loan Documents to the Subject Jurisdictions shall mean and be a reference to such Additional Subject Jurisdiction (but only for so long as there are one or more Obligors incorporated, organized or formed in such Additional Subject Jurisdiction).

(i)	Notwithstanding any other provision of these Agreed Security Principles other than Section 1(c) above (but subject to Section 6.10(b) and Sectoin 7.14 of the Credit Agreement):
(i)

for each member of the Target Group or any other group acquired from time to time pursuant to an acquisition, any requirement that any such Person that is a Subsidiary organized in a Subject Jurisdiction that is not a U.S. Person (other than with respect to any Person identified on Schedule 1.01E to the Credit Agreement) grant any Guarantees and/or security (including, without limitation, the time period requirements for the grant of any such Guarantees and/or Security as specified herein) shall be subject to either:

(A)	the following conditions shall be satisfied as soon as reasonably practicable following the consummation of such acquisition:
(1)

the Target (or any other publicly listed company acquired from time to time) having first been re-registered as a private limited company (or other applicable non-public company) following completion of the Target Acquisition (or as the context may require such other acquisition);

(2)

the Target, GBT Target Holdings, the Borrower and purchaser of any other group acquired from time to time having first made an entity classification election to be treated as an entity disregarded as separate from its owner or a partnership for U.S. federal income tax purposes (such election, a “CTB Election”);

(3)

each direct and indirect owner of Target, GBT Target Holdings, the Borrower and a purchaser of any other group acquired from time to time that is directly or indirectly owned by GBT and is not a U.S. Person having first made a CTB Election; and

(4)

if such Subsidiary of Target or other group acquired from time to time is not a U.S. Person, such Subsidiary having first made a CTB Election; provided that, if such Subsidiary does not make a CTB Election, the Equity Interests of such Subsidiary may be pledged to secure the Obligations so long as (1) no more than 65% of such Subsidiary’s voting Equity Interests are pledged and (2) all the Equity Interests of such Subsidiary are held by a member or members of the Target Group (or other acquired group) that are DREs or partnerships for U.S. federal income tax purposes; or

(B)

if the conditions of Section (1)(i)(i)(A) above are not satisfied within the applicable joinder period described in Section 1(c), then either (with respect to members of the Target Group or other acquired group):

(1)

if each of GBT Target Holdings and the Borrower has made a CTB Election, any grant of a Guarantee or Security by a member of the Target Group (or other acquired group) and pledge of Equity Interests in any such member shall be subject to Section 8(h) below; or

(2)

if GBT Target Holdings and the Borrower have not made a CTB Election, any grant of a Guarantee or Security by a member of the Target Group (or other acquired group) and pledge of Equity Interests in any such member shall not be subject to Section 8(h) below; and

(ii)

any obligation in respect of a member of the Target Group to undertake (or to procure that a member of the Target Group undertakes) any actions or other steps required in these Agreed Security Principles shall only apply following completion of the Target Acquisition.

(j)

In these Agreed Security Principles, a “Notified Event of Default” means an Event of Default has occurred and is continuing in respect of which the Collateral Agent, the Administrative Agent or the Required Lenders has served a notice on the Borrower under and in accordance with the Credit Agreement.

2.	Guarantors, Guarantees and Security
(a)	Each Guarantee will be an upstream, cross-stream and downstream Guarantee and each such Guarantee and any Security will be for all Obligations in accordance with, and subject to, the other requirements of these Agreed Security Principles in each relevant jurisdiction.

(b)

Each Obligor shall use commercially reasonable efforts to create and perfect Security over all of its assets of each category specified in these Agreed Security Principles as soon as reasonably practicable subject to, and in accordance with, these Agreed Security Principles.

(c)

If any Obligor does not own assets of a particular category specified in these Agreed Security Principles at the time it enters into Collateral Document(s) in respect of assets of one or more other categories specified in these Agreed Security Principles, for the avoidance of doubt, it will not be required to enter into a Collateral Document solely to create Security over future assets of that particular category unless the same can be effected under a composite Collateral Document that also secures assets it owns at the time it enters into the Collateral Document. However, if such Obligor subsequently acquires any material asset or assets of that particular category and other existing Obligors organized, formed or incorporated in such jurisdiction were required to create Security over such class of assets or would have been so required if such assets had been owned at the time the relevant Collateral Document(s) was entered into, it will, as soon as reasonably practicable, create and perfect Security over that asset or those assets subject to, and in accordance with, these Agreed Security Principles.

(d)

Notwithstanding references to each Asset Security Obligor granting Security over the classes of assets referenced in Sections 4 (Bank Accounts), 5 (Insurance Policies), 6 (Intellectual Property), 7 (Book Debts) and 10 (General Charge) below, the obligations of an Additional Obligor which is an Asset Security Obligor to grant Security in any particular class of assets shall be limited as follows:

(i)

if an Additional Obligor which is an Asset Security Obligor is organized, formed or incorporated in one of the Subject Jurisdictions and if the Original Obligors that were Asset Security Obligors organized, formed or incorporated in that same Subject Jurisdiction were required to grant Security in such class of assets, each Additional Obligor which is an Asset Security Obligor in that same jurisdiction shall be required to grant Security in that class of assets unless otherwise agreed by the Required Lenders;

(ii)

where there is material incremental cost involved in creating Security over all assets owned by an Obligor of a particular category in a particular jurisdiction, regard shall be had to the principle stated in Section 1(d)(ii) above which shall apply and, where determined appropriate in light of the Agreed Security Principles, such Obligor’s grant of security over such category of assets may be limited to the material assets in that category; and

(iii)

if an Additional Obligor is of the type described in Section 1(h)(ii) or (iii) above, such Additional Obligor shall be required to grant security over those classes of assets required by the Administrative Agent after consultation with the Borrower, and taking into account these Agreed Security Principles, in each case, in accordance with these Agreed Security Principles.

(e)

All Security shall be granted in favor of the Collateral Agent for itself and on behalf of and, if customary in the relevant jurisdiction, in favor of the Secured Parties. ‘Parallel debt’ and/or joint creditorship and/or security agency provisions will be used where necessary

(and included in the Credit Agreement and/or any applicable intercreditor agreement entered into by the Collateral Agent in accordance with the Credit Agreement and not the individual Collateral Documents unless required or advisable under local laws). There shall be no action required to be taken in relation to the Guarantees or Security when any Lender assigns or otherwise transfers all or any part of its Commitment and/or Loan to a new Lender.

(f)	No Guarantee or Security given or granted by a member of the Group shall Guarantee or secure any Excluded Swap Obligation of such member of the Group.
(g)

No Guarantees or Security will be required from or over, or over the assets of, (i) any joint venture or similar arrangement, any minority interest or any member of the Group (other than the Target) that is not a Wholly-Owned Subsidiary (provided that neither this provision, nor any other provision of the Agreed Security Principles, shall be read to permit or require the release of any Loan Party from its Guarantee or Security previously granted by it as a result of such Loan Party ceasing to be a Wholly-Owned Subsidiary, unless such Loan Party ceases to be a Restricted Subsidiary in a transaction permitted under this Agreement); provided that, except to the extent constituting an Excluded Asset, the Equity Interests owned or held by any Obligor in any of the foregoing shall be pledged to the Collateral Agent or (ii) any Subsidiary (other than an Original Obligor) where the providing of a Guarantee of any of the obligations or Security in the equity interests or any of the assets of such Subsidiary would require consent, approval, license or authorization from any governmental authority (including a supervisory board, works council (save for any works council having jurisdiction over a Dutch entity), regulator or regulatory board (or equivalent, or other external body)) unless such consent, approval, license or authorization has been received; provided, however, that (without prejudice to the foregoing) the Obligors will use commercially reasonable efforts to obtain (x) any works council consents and (y) such other consents where customary in similar financings of this type in that jurisdiction.

(h)

No Security will be granted by a U.S. Loan Party over (i) leasehold interests, (ii) fee owned real property, (iii) letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) having an individual value less than US$5,000,000 or US$10,000,000 in aggregate for all U.S. Loan Parties (provided that absent a Notified Event of Default, no additional granting or perfection steps shall be required with respect to any letter of credit rights held by a U.S. Loan Party having an individual value of less than US$5,000,000) or (iv) commercial tort claims having an individual value less than US$5,000,000 or US$10,000,000 in aggregate for all U.S. Loan Parties (provided that absent a Notified Event of Default, no additional granting or perfection steps shall be required with respect to any commercial tort claims held by a U.S. Loan Party having an individual value of less than US$5,000,000). No security granted by a U.S. Loan Party in motor vehicles and other assets subject to certificates of title shall be required to be perfected (other than to the extent such rights can be perfected by filing a UCC-1).

(i)

No member of the Group shall be required to provide any security or take any perfection step (other than delivery of share certificates and customary transfer powers in respect of an Obligor or any Material Subsidiaries) in respect of any Equity Interests held in any member of the Group incorporated outside a Subject Jurisdiction or any member of the Group which is not an Obligor or a Material Subsidiary, unless such security can be granted under a share pledge or charge or composite “all asset” Collateral Document under the laws of a Subject Jurisdiction; it being understood and agreed that absent a Notified Event of

Default which is continuing, there shall be no requirement (and the Administrative Agent shall not request) that any local law perfection steps (or Collateral Documents) with respect to Equity Interests be taken in any jurisdiction other than a Subject Jurisdiction (other than the preparation and delivery of local law governed share certificates and customary local law stock powers (or equivalent transfer powers)).

3.	Terms of Collateral Documents

The following principles will be reflected in the terms of the Collateral Documents:

(a)

save as otherwise provided in these Agreed Security Principles, the Credit Agreement or any Collateral Document specified in Section 1(b) above, all of the Security to be created under each Collateral Document will be first ranking (subject only to Liens permitted under the Loan Documents);

(b)

if and to the extent it is not possible to grant first ranking Security over any asset over which an Obligor is required to create Security in accordance with these Agreed Security Principles because of any prior Lien created in favor of any third party which is a Lien permitted under the Loan Documents not required to be junior to or pari passu with any such Security pursuant to the terms of the Credit Agreement, the relevant Obligor shall instead create Security over such asset in favor of the Collateral Agent that is senior to all other Liens (other than the prior Lien created in favor of a third party which is a Lien permitted under the Loan Documents not required to be junior to or pari passu with such Security pursuant to the terms of the Credit Agreement and subject to any consents required to be obtained from the relevant third party prior to the granting of such Security, which consents the Obligor shall use commercially reasonable efforts to obtain);

(c)	any Security created under a Collateral Document will not be enforceable unless an Event of Default has occurred and is continuing;
(d)

where possible and customary under the relevant local law each Collateral Document will contain an irrevocable power of attorney, expressed to be given by way of security, allowing the Collateral Agent, any other Secured Party or their respective designees to perform on behalf of the Obligor providing or granting of the Security, its obligations under that Collateral Document; provided that, other than following the occurrence and during the continuation of an Event of Default, the Collateral Agent shall use commercially reasonable efforts to provide the relevant Obligor ten (10) days prior notice that such Obligor has failed to perform its obligations prior to the Collateral Agent performing the relevant obligation;

(e)

the Collateral Documents should not, other than after an Event of Default (or, to the extent expressly referenced herein, a Notified Event of Default), prevent transactions permitted by the Credit Agreement or impose new commercial obligations and, accordingly, any representation, warranty, undertaking or any other provisions which it is usual or customary to include in a Collateral Document will reflect (to the extent the subject matter of the representation, warranty, undertaking or provision (including those relating to costs and expenses, indemnities, tax gross up, distribution of proceeds and release of security) is the same as the corresponding representation, warranty, undertaking or provision in the Credit Agreement) the commercial position agreed in the corresponding provision in the Credit Agreement unless it is customary market practice in the relevant jurisdiction to include any further provisions (or to deviate from those contained in the Credit Agreement)

in order to create or perfect the applicable security interest in assets subject to such Security;

(f)

information, such as lists of assets, if required by applicable law or market practice to be provided in order to create or perfect any Security under a Collateral Document will be specified in that Collateral Document and all such information shall be provided by the relevant Obligor at intervals no more frequent than annually (unless it is market practice to provide such information more frequently in order to perfect or protect the Security under that Collateral Document and, solely in the case of The Netherlands, the value of the additional assets that will become subject to the Security under that Collateral Document exceeds US$5,000,000 individually or US$10,000,000 (or its equivalent in another currency or currencies); provided that the frequency of any such delivery of information shall be in line with the customary market practice in the applicable jurisdiction) or, so long as an Event of Default is continuing, following the Collateral Agent’s request;

(g)

a Disposition of Collateral shall be permitted in the circumstances specified in, and in accordance with, the Credit Agreement and any Collateral shall (at the expense of the Borrower and any other relevant Obligor) be released from the Collateral Agent’s Liens to which it is subject in the circumstances described in, and in accordance with, Section 10.20 of the Credit Agreement;

(h)

each Collateral Document will, where it would be possible and practical to do so, create Security over future assets of the same category and in the same jurisdiction as those over which Security is created under that Collateral Document and, accordingly, where an Obligor acquires assets (of the same category and in the same jurisdiction as those that are then subject to Security), it will, as soon as reasonably practicable, use commercially reasonable efforts (subject to these Agreed Security Principles) to do or take such actions (in accordance with applicable market practice) as are necessary under the applicable Collateral Document to create and perfect the Security over such assets and otherwise to ensure that such assets are subject to substantially the same Security as that then existing under that Collateral Document over assets of the same category for other Obligors organized, formed or incorporated in that jurisdiction;

(i)

where an Obligor is required to create Security over assets (of the same category as those that are then subject to Security) in the circumstances referred to in Section 3(f) above and is required to deliver any supplemental pledge, charge, assignment, designation schedule or other assurance or any notice, order or direction under the relevant Collateral Document in respect of such assets in order to create and perfect the Security over those assets, such supplemental pledges, charges, assignments, designation schedules or other assurance or any notices, orders or directions shall be provided at intervals no more frequent than annually (unless it is market practice to provide such information more frequently in order to perfect or protect the Security under that Collateral Document and, solely in the case of The Netherlands, the value of the additional assets that will become subject to the Security under that Collateral Document exceeds US$5,000,000 individually or US$10,000,000 (or its equivalent in another currency or currencies); provided that the frequency of any such delivery of information shall be in line with the customary market practice in the applicable jurisdiction) or so long as an Event of Default is continuing, upon the Collateral Agent’s request; and

(j)

in the event it is not possible or practical to create Security under or pursuant to a Collateral Document then in force over future assets of the same category and in the same jurisdiction as those over which Security is created under a Collateral Document in the manner described in Section 3(f) or 3(i) above, the relevant Obligor will, as soon as reasonably practicable (or within such other timeframe as is required by the then existing Collateral Document), create and perfect the Security over all such assets that it acquires that are of the same category and in the same jurisdiction as those which are then subject to the Collateral Agent’s Liens.

4.	Bank Accounts
(a)

Each Asset Security Obligor shall grant first ranking Security (subject to any lien referred to in Section 4(d) below, to the extent such lien constitutes a Lien permitted under the Loan Documents not required to be junior to or pari passu with any such Security pursuant to the terms of the Credit Agreement) over all of its current, deposit or other accounts with any bank or financial institution in which it has or will have an interest and (to the extent of its interest) all balances standing to the credit of or accrued or accruing on those accounts from time to time other than:

(i)

any bank account notified by that Asset Security Obligor to the Administrative Agent which is used exclusively for the purpose of depositing and maintaining any cash collateral to the extent permitted under Section 7.01 of the Credit Agreement; and

(ii)

any bank account held by any Asset Security Obligor which has been notified by the relevant Asset Security Obligor (or the Borrower on their behalf) to the Administrative Agent as an Excluded Bank Account (as defined below), except with respect to clauses (b) and (c) of the definition of “Excluded Bank Account” to the extent it is possible to grant Security over such accounts in the relevant jurisdiction pursuant to any other Collateral Document being entered into by such Asset Security Obligor without contravening any applicable legal or contractual restriction or prohibition (provided that such restriction or prohibition is not (i) created in contemplation of avoiding the requirements of the Loan Documents or (ii) or solely among the Loan Parties and their Wholly-Owned Subsidiaries); provided that no perfection steps will be required to be taken in respect of such accounts for as long as they remain Excluded Bank Accounts; provided, further, that, upon the occurrence and during the continuation of an Event of Default, the relevant Obligor shall promptly take all perfection steps reasonably requested by the Collateral Agent with respect to any Excluded Bank Account described in clauses (b) and (c) of the definition of “Excluded Bank Account” to the extent not contravening any applicable legal or contractual restriction or prohibition (provided that such restriction or prohibition is not (i) created in contemplation of avoiding the requirements of the Loan Documents or (ii) or solely among the Loan Parties and their Wholly-Owned Subsidiaries).

“Excluded Bank Account” and “Excluded Bank Accounts” shall mean (a) any deposit accounts or securities accounts that are solely for payroll, escrow, trust (not holding funds owned by any Obligor), withholding or other fiduciary or employee wage or benefit-related accounts, (b) “zero-balance” accounts or accounts, in each case to the extent such zero balance accounts are swept on a daily basis to a deposit account that is not an Excluded Bank Account and (c) any deposit account or securities account in which the average monthly account balance does not exceed US$10,000,000 (or its equivalent) individually or when taken together with all other deposit or securities accounts of the Loan Parties held with an individual depositary or securities intermediary (each an “Institution”) does not exceed US$35,000,000 in the aggregate for all Loan Parties at such Institution.

It being understood that any deposit or securities accounts with an Institution which are either subject to control agreements or for which notices or other applicable perfection steps have previously been taken shall be excluded for the purpose of calculating such US$35,000,000 aggregate Excluded Bank Account threshold.

(b)

Each Asset Security Obligor shall be free to withdraw cash from any bank account that is subject to the Collateral Agent’s Liens to make payments in the ordinary course of business unless an Event of Default has occurred and is continuing for which notice has been given.

(c)

If required by applicable law or where it is consistent with market practice to perfect the Collateral Agent’s Liens, each Asset Security Obligor will promptly notify the relevant account bank of the Collateral Agent’s Liens created over each bank account and/or use commercially reasonable efforts to promptly enter into a control agreement (however described) or otherwise obtain an acknowledgement of such notice in respect of bank accounts subject to the Collateral Agent’s Liens (and, with respect to obtaining such acknowledgment, only following a Notified Event of Default where consistent with market practice in the relevant jurisdiction), in each case, in accordance with the relevant Collateral Document; provided that no such control agreements or notices will be required in respect of any Excluded Bank Account for as long as it remains an Excluded Bank Account. If required by applicable law or where it is consistent with market practice to perfect the Collateral Agent’s Liens, each Asset Security Obligor shall use its commercially reasonable efforts consistent with market practice (for a period of up to a maximum of 150 days in respect of any bank accounts located in the United States or any of its States or territories and 30 Business Days in respect of bank accounts in any other jurisdiction) to obtain an acknowledgement from the relevant account bank in respect of a notice delivered to that account bank under a Collateral Document or an acceptance of the relevant account bank to each account control agreement entered into pursuant to a Collateral Document; provided that no such action will be required in respect of any Excluded Bank Account for as long as it remains an Excluded Bank Account; provided, further, that, upon the occurrence and during the continuation of an Event of Default, the relevant Obligor shall promptly take such commercially reasonable actions reasonably requested by the Collateral Agent with respect to any Excluded Bank Account of the types described in clauses (b) and (c) of the definition of “Excluded Bank Account” to the extent not contravening any applicable legal restriction or prohibition or restriction in a contract with a party other than a Loan Party or a Wholly-Owned Subsidiary of a Loan Party (provided that such restriction or prohibition is not created in contemplation of avoiding the requirements of the Loan Documents). Notwithstanding the foregoing, with respect to any Excluded Bank Account of the types described in clauses (b) and (c) of the definition of “Excluded Bank Account” to the extent not contravening any applicable legal restriction or prohibition or restriction in a contract with an independent third party (not created in contemplation of avoiding the requirements of the Loan Documents) located in England and Wales held by any Obligor, the relevant Obligor shall promptly notify the relevant account bank of the Collateral Agent’s Liens created over each bank account following a Notified Event of Default.

(d)

Any Security over a bank account of an Asset Security Obligor shall be subject to any prior Security in favor of the relevant account bank which arises by operation of applicable law or the standard terms and conditions of that account bank in accordance with market practice. Each Asset Security Obligor shall use commercially reasonable efforts to avoid or mitigate any restriction or constraint on the provision of Security over bank accounts

(other than any Excluded Bank Account) and, in this respect, shall have regard to any reasonable representations by the Administrative Agent or the Collateral Agent.

(e)	If required under applicable law or where it is consistent with market practice Security over bank accounts will be registered.
5.	Insurance Policies
(a)

Each Asset Security Obligor shall grant first ranking Security (subject to any Liens permitted under the Loan Documents not required to be junior to or pari passu with any such Security pursuant to the terms of the Credit Agreement) over all contracts and policies of insurance (including any renewal or replacement thereof) (other than third-party liability insurance contracts or policies) taken out by it or on its behalf or (to the extent of its interest) in which it has an interest (other than those interests relating to third party liabilities) and all related proceeds, claims of any kind, returns of premium and other benefits, except to the extent that, subject to Sections 5(b) and 5(d), the amount that may be claimed under that contract or policy (pursuant to one or more claims from time to time) is less than US$5,000,000 (or its equivalent in another currency or currencies) individually or, when taken together with all contracts and policies of insurance with the same insurance provider not required to be subject to Security pursuant to this Section 5(a) at any time, US$50,000,000 in the aggregate (or its equivalent) for all the Loan Parties.

(b)

If required by applicable law and where it is consistent with market practice to perfect such Security, notice of the Security will be delivered to the insurance provider promptly following the date such Security is granted (or within such other time period following the date of such grant of Security as is consistent with applicable market in the applicable jurisdiction) and each Asset Security Obligor shall use commercially reasonably efforts to obtain an acknowledgement of that notice as soon as reasonably practicable after such notice has been delivered and, in any event, within any time period specified in the relevant Collateral Document; provided that, following a Notified Event of Default, the relevant Obligor shall promptly take such commercially reasonable actions reasonably requested by the Collateral Agent with respect to all contracts and policies of insurance (including any renewal or replacement thereof) (other than third-party liability insurance contracts or policies) taken out by it or on its behalf or (to the extent of its interest) in which it has an interest (other than those interests relating to third party liabilities) and all related proceeds, claims of any kind, returns of premium and other benefits, regardless of the amount that may be claimed thereunder.

(c)

An Asset Security Obligor will not be required to grant an assignment (or equivalent) of or other Security over any insurance contract or policy of the type referred to in Section 5(a) above if that insurance contract or policy contains a restriction or prohibition on assignment (or equivalent) of, or creation of Security over, that insurance contract or policy and the relevant Asset Security Obligor delivers to the Administrative Agent a notice providing details of such contract or policy and confirming that it would not be commercially practicable for that Obligor to obtain a waiver of such restriction or prohibition from the relevant insurer; provided that, to the extent possible, such contract or policy (or, if that is not possible, the proceeds, claims of any kind, returns of premium and other benefits in respect of that contract or policy) shall, to the extent reasonable practicable, be subject to such different type of Security in favor of the Collateral Agent and the other Secured Parties as shall not be restricted or prohibited by such contract or policy. Notwithstanding anything to the contrary in this Section 5, no U.S. Loan Party shall be required to grant an assignment of any insurance contract or policy pursuant to this Section 5(c) in favor of the Collateral Agent.

(d)

Each Asset Security Obligor which is required to provide Security over contracts and policies of insurance and to the extent it is consistent with market practice (and only following a Notified Event of Default where consistent with market practice outside of the United States and the Netherlands) and reasonably practicable in such Asset Security Obligors’ jurisdiction of incorporation, formation or organization, shall use commercially reasonable efforts to procure that loss payee or additional insured, as applicable, endorsement is made on each insurance contract or policy of the type referred to in Section 5(a) above (giving effect to the materiality thresholds referred to therein); provided that, following a Notified Event of Default, the relevant Obligor shall promptly take such commercially reasonable actions reasonably requested by the Collateral Agent with respect to all contracts and policies of insurance (including any renewal or replacement thereof) (other than third-party liability insurance contracts or policies) taken out by it or on its behalf or (to the extent of its interest) in which it has an interest (other than those interests relating to third party liabilities) and all related proceeds, claims of any kind, returns of premium and other benefits, regardless of the amount that may be claimed thereunder. Each applicable Asset Security Obligor will use commercially reasonable efforts to deliver to the Collateral Agent evidence confirming that the Collateral Agent has been designated as a loss payee or additional insured, as applicable, in respect of each insurance contract or policy referred to in the preceding sentence.

(e)

After the occurrence of a Notified Event of Default and for so long as it is continuing, any and all insurance proceeds under or relating to any insurance contract or policy that is subject to the Collateral Agent’s Liens or in respect of which the Collateral Agent is a loss payee or additional insured, as applicable, shall be applied in or towards payment of the ~~Secured~~ Obligations and shall not be applied in reinstatement of the insured assets, except to the extent otherwise expressly permitted by the Credit Agreement or consented to by the Administrative Agent or the Required Lenders.

6.	Intellectual Property
(a)

All owned registered Material Intellectual Property of each Asset Security Obligor shall be subject to first ranking Security in favor of the Collateral Agent (subject to any Liens permitted under the Loan Documents not required to be junior to or pari passu with any such Security pursuant to the terms of the Credit Agreement); provided that, if such security can be granted pursuant to a composite “all assets” Collateral Document, all owned registered Intellectual Property of such Asset Security Obligor shall be subject to Security.

(b)

The Security created over any owned registered Material Intellectual Property of an Asset Security Obligor shall, subject to the other terms of these Agreed Security Principles, be registered, at the election of the Collateral Agent (acting reasonably and taking into account these Agreed Security Principles and to the extent customary in the relevant jurisdiction) or when required by the relevant Collateral Document, with the relevant registries in jurisdictions in which that owned Intellectual Property is registered; provided that, prior to the occurrence and continuation of an Event of Default, no such registration shall be required other than in the relevant U.S. registries, as applicable.

(c)	In no case shall an Obligor be required, prior to the occurrence of a Notified Event of Default, to provide schedules or similar disclosures regarding its trade-secrets, know-how or expertise relating to its unregistered Material Intellectual Property.

7.	Book Debts
(a)

Save as provided in Section 7(b) below, each Asset Security Obligor shall grant first ranking Security (subject to any Liens permitted under the Loan Documents not required to be junior to or pari passu with any such Security pursuant to the terms of the Credit Agreement) over all of its book debts of any nature and all other rights to receive money, now or in the future due, owing or payable to it and the benefit or all related negotiable instruments, rights, security, Guarantees and indemnities of any kind (“book debts”). However, it shall be free to deal with its book debts (including, without limitation, factoring of such book debts to the extent permitted under the Credit Agreement) in the ordinary course of its business (subject to any subordination or other limitations set forth in the Credit Agreement) unless a Notified Event of Default has occurred and is continuing.

(b)	An Asset Security Obligor incorporated in The Netherlands will:
(i)	not be required to grant Security over any book debts comprising non-trade receivables (excluding for the avoidance of doubt any insurance receivables); and
(ii)

in relation to book debts comprising third party receivables that exceed US$250,000 (or its equivalent) in aggregate, supply the Collateral Agent with a list of such third party receivables and enter into a supplemental pledge to grant Security over such third party receivables, in each case on an annual basis.

(c)

No Asset Security Obligor will be required to give notice of any Security created over any of its book debts (unless otherwise required under one of the other headings in this Schedule) to the relevant debtors unless a Notified Event of Default has occurred and is continuing.

(d)

Each Asset Security Obligor which is required to grant such Security shall pay all moneys received or receivable by it from any source (including all proceeds of collection of book debts) into a bank account that is subject to the Collateral Agent’s Liens or, to the extent permitted under these Agreed Security Principles, into an Excluded Bank Account and, after an Event of Default has occurred, pending payment into such bank account shall hold (and, to the extent legally possible, shall hold on trust) the proceeds of collection on behalf of the Secured Parties.

8.	Equity Interests
(a)

Each Obligor shall grant first ranking Security over all of its Equity Interests owned or held in any other Loan Party or in any other Material Subsidiary incorporated, organized or formed in a Subject Jurisdiction, and if Security over Equity Interest can be granted pursuant to a composite “all assets” Collateral Document, all such other Equity Interests in its subsidiaries, in each case subject to these Agreement Security Principles and the terms of the applicable Collateral Document and in each case solely to the extent not constituting Excluded Assets.  The Loan Parties shall pledge, or cause to be pledged, the Equity Interests of each Subsidiary of GBT that is or becomes a Guarantor.

(b)	Subject to these Agreed Security Principles, each Obligor which is required to grant such Security in Equity Interests will also grant Security in favor of the Collateral Agent over its rights to receive dividends and other income or distributions relating to or rights or interests derived from the Equity Interests over which it is creating Security. Until the occurrence of a Notified Event of Default, all dividends or other income or distributions paid or payable in relation to any Equity Interests and other investments may be paid to the relevant Obligor (subject to any customary requirements to deliver non-cash possessory collateral to the Collateral Agent).

(c)

Each Collateral Document in respect of Security over Equity Interests in any Material Subsidiary (other than any U.S. Loan Party) will be governed by the laws of the country (or state thereof) in which that member of the Group is incorporated; provided it being understood and agreed that no perfection steps or Collateral Documents governed by Laws of a jurisdiction other than the Subject Jurisdictions shall be requested or required. Each Collateral Document in respect of Security over Equity Interests in any U.S. Loan Party will be governed by the laws of the State of New York.

(d)

Each Obligor granting Security over any Equity Interests will be permitted to retain and to exercise voting rights in respect of those Equity Interests and the company or corporation in respect of whose Equity Interests Security has been created shall be permitted to pay to that Obligor dividends or other distributions in respect of those Equity Interests in accordance with the Loan Documents until a Notified Event of Default has occurred; provided that the relevant Obligor undertakes not to exercise any voting or other rights in a way which would reasonably be expected to materially prejudice the value of the relevant Equity Interests or (save as otherwise permitted under the Credit Agreement) the ability of the Secured Parties to realize the Security over such Equity Interests. At any time after a Notified Event of Default has occurred and for so long as such Notified Event of Default is continuing (i) no Obligor shall exercise any such voting rights unless otherwise instructed by the Collateral Agent and (ii) where possible under the laws of the relevant jurisdiction, all such voting rights shall, upon notice from the Collateral Agent, vest in the Collateral Agent.

(e)

If required under local law or customary or consistent with market practice for similar entity type, the relevant certificate(s) and transfer form(s) evidencing such Equity Interests (pre-stamped, where customary or consistent with market practice) executed in blank will be provided by each Obligor granting Security over any such Equity Interests to the Collateral Agent. If required by applicable law and customary or consistent with market practice (in the opinion of counsel to the Collateral Agent (acting reasonably)), a statement of pledge will be executed and delivered by each Obligor granting Security over any Equity Interests to the relevant company or corporation with an original executed copy to the Collateral Agent (where applicable), the certificate evidencing such Equity Interests or shareholders’ register will be endorsed or written up showing the Collateral Agent or the Secured Parties as owner of, or beneficiary of a pledge over, the relevant Equity Interests and the endorsed certificate evidencing such Equity Interest or a copy of the written up register will be provided to the Collateral Agent.

(f)Unless the restriction is required by applicable law or regulation, the Organizational Documents of the Person whose Equity Interests are the subject of any of the Collateral Agent’s Liens will be amended (to the extent necessary and customary in light of current market practice for similar credits involved in similar financing transactions in the applicable jurisdiction) to remove or, as applicable, disapply for so long as Security is granted over the relevant Equity Interests (i) any borrowing or guaranteeing limit, (ii) any restrictions on the provision of Guarantees, Security and/or other forms of financial assistance, (iii) any restrictions on the transfer or the registration of the transfer of the relevant Equity Interests pursuant to any enforcement of the Collateral Agent’s Liens granted over them and (iv) any Liens in favor of the company or corporation whose Equity Interests have been charged for sums unpaid by the shareholder. The foregoing shall not apply to require the removal or disapplication of any restriction that is intended to comply with applicable law or regulation governing private placement of securities generally, intended tax attributes (such as pass through status) of the company or corporation whose Equity Interests are to be secured, exceptions to registration as an investment company and other similar objectives of ensuring that the relevant company or corporation or Equity Interests thereof are given a particular tax or regulatory treatment (subject to Section 6.09 of the Credit Agreement).

(g)

In this Section 8 (Equity Interest), the terms “shares”, “shareholders” and “certificates” shall be construed so as to include any other Equity Interests, the holders thereof and evidence of such Equity Interests.

(h)

Except as provided for in Section 1(i)(i)(B)(2), and for the avoidance of doubt, subject to the requirements of Section 6.10(b), no Loan or other obligation under any Loan Document shall be required to be, directly or indirectly: (i) guaranteed by a “controlled foreign corporation” (as defined in Section 957(a) of the United States Internal Revenue Code of 1986 (as amended)) (“CFC”) or by an entity (a “FSHCO”) substantially all the assets of which consist of Equity Interests of one or more CFCs, or guaranteed by a Subsidiary of a CFC or FSHCO; (ii) secured by any assets of a CFC, FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO Equity Interests held directly or indirectly by a CFC or FSHCO); (iii) secured by a pledge of or other security interest in excess of 65% of the voting Equity Interests (and 100% of the non-voting Equity Interests) of a CFC or FSHCO; or (iv) secured by a pledge of or other security interest in a Domestic Subsidiary of a CFC or FSHCO that is a DRE; provided that nothing in this Section 8(h) shall limit any requirement for the Persons identified on Schedule 1.01E to the Credit Agreement to provide Guarantees and other Security or for the Equity Interests in any such Person to be pledged.

9.	Land and Buildings

No fixed security will be granted over real property; provided that this Section 9 shall not restrict any real property being secured under a floating charge (or other similar security) under a Collateral Document which charges all or substantially all of the assets of an Obligor on the basis that such security will not be required to be registered at the relevant Secretary of State (other than, in the case of a U.S. Loan Party, a filing of a UCC financing statement with the Secretary of State of the state in which such U.S. Loan Party is incorporated or formed) or Land Registry (or equivalent) under the law of that Collateral Document.

10.	General Business Charge

Each Asset Security Obligor shall use commercially reasonable efforts to create and perfect first ranking floating charges and general business charges over its assets and undertaking. Any such floating charges and general business charges shall be in the form and to the extent consistent with market practice in that jurisdiction.

11.	Release of Security

The circumstances in which any Security under a Collateral Document shall be released shall be the same as those set out in the Credit Agreement except to the extent otherwise required by applicable law or consistent with market practice.

12.	General Limitations

Notwithstanding the foregoing or anything else contained in any other Loan Document, no member of the Group shall be required to cause a Subsidiary to become an Obligor or provide Security with respect to any of the assets of such Subsidiary if the incurrence of such Security, obligations or Guarantees would be in violation of any applicable guarantee limitations contained in the Credit Agreement or the Guaranty (or in any supplement or joinder agreement to the Guaranty entered into from time to time by an Obligor) or any legal prohibition or regulatory condition applicable to such Subsidiary; provided that (a) such member of the Group shall use commercially reasonable efforts lawfully available to it to overcome any such legal prohibition or regulatory condition and (b) to the extent that such Subsidiary is prohibited from granting Liens on certain of its assets but not others, then such Subsidiary shall grant Liens on its assets to the fullest extent possible (taking into account any applicable prohibitions, exceptions and/or limitations otherwise set forth in these Agreed Security Principles).